Exhibit 10.4

THIRD AMENDMENT TO LOAN GUARANTEE AGREEMENT

This THIRD AMENDMENT TO LOAN GUARANTEE AGREEMENT, dated August 4, 2026 (this "Amendment"), is made by and between the UNITED STATES DEPARTMENT OF ENERGY, an agency of the United States of America ("DOE") and EOS ENERGY ENTERPRISES, INC., a corporation organized and existing under the laws of the State of Delaware (the "Borrower" and together with DOE, each a "Party" and collectively the "Parties").

RECITALS

WHEREAS, the Borrower and DOE entered into that certain Loan Guarantee Agreement, dated as of November 26, 2024 (as amended, restated, supplemented or otherwise modified from time to time, including by that certain Amendment to Loan Guarantee Agreement dated as of March 25, 2025; that certain Limited Consent to Loan Guarantee Agreement dated as of May 28, 2025; that certain Limited Consent to Loan Guarantee Agreement dated as of July 25, 2025; that certain Limited Consent to Loan Guarantee Agreement dated as of October 16, 2025; that certain Limited Consent to Loan Guarantee Agreement dated as of November 18, 2025; that certain Second Amendment to Loan Guarantee Agreement dated February 13, 2026; that certain Limited Consent to Loan Guarantee Agreement dated as of April 1, 2026 (the "Thorn Hill Lease Limited Consent"); that certain Second Limited Consent to Loan Guarantee Agreement dated as of June 26, 2026 (the "Second Limited Consent"); and that certain Third Limited Consent to Loan Guarantee Agreement dated as of June 29, 2026 (the "Third Limited Consent", and together with the Second Limited Consent, the "Frontier Limited Consents") (each of the foregoing amendments and consents, collectively the "Existing Loan Agreement");

WHEREAS, pursuant to the Existing Loan Agreement, (a) the Turtle Creek Project Site is the Real Property on which Line 1 and Line 2 are to be situated, as further described in Schedule G (Project Sites) thereunder, (b) the Project is defined to mean the development, design, engineering, procurement, equipping, construction, startup and commissioning, testing, repair, management, maintenance and operation of four (4) large-scale production lines for the manufacturing of Eos Znyth 3 battery units in manufacturing facilities located at the Turtle Creek Project Site for Line 1 and Line 2 and (c) Schedule G (Project Sites) of the Existing Loan Agreement identifies the Borrower's Real Property interests in the Project Sites, which include the Turtle Creek Project Site and Duquesne Project Site;

WHEREAS, under the Thorn Hill Lease Limited Consent, subject to the terms and conditions therein, DOE consented to the Borrower's relocation of Line 2 and the other Property related to Line 2 to the Thorn Hill Project Site;

WHEREAS, pursuant to the Frontier Limited Consents, subject to the terms and conditions therein, DOE consented to the Borrower’s (a) investment into an investment vehicle to be jointly owned by the Borrower and one or more vehicles owned, controlled, sponsored or managed by Cerberus, known as Frontier Power USA Parent, LLC ("Frontier") in consideration for the issuance of Equity Interests in Frontier in an amount equal to approximately 49% of the Equity Interests in Frontier on a fully diluted basis (the "Frontier Joint Venture Investment") and (b) entry into the limited liability company agreement of Frontier and a subscription agreement in respect of the Frontier Joint Venture Investment (the "Frontier Investment Documents") related to the Frontier Joint Venture Investment, each of (a) and (b) as further described in the Frontier Limited Consent (collectively, the "Frontier Transaction");

WHEREAS, the Borrower requests to amend the Existing Loan Agreement in connection with, among other things, (a) the Borrower's development of Line 2, and to the extent Lines 3 and 4 are built, Lines 3 and 4, at the Thorn Hill Project Site, instead of the originally intended location of such Line(s) at the Duquesne Project Site (as defined in the Existing Loan Agreement) and (b) the Frontier Transaction;

WHEREAS, pursuant to Section 11.01(c) of the Existing Loan Agreement, neither the Loan Agreement nor any provision thereof may be changed, waived, discharged or terminated, unless such change, waiver, discharge or termination is in writing and executed by the Borrower and DOE;

WHEREAS, subject to the terms and conditions set forth herein, DOE is willing to amend the Existing Loan Agreement as set forth herein;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1.   Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Existing Loan Agreement.

Section 2.   Amendment to the Loan Agreement and Schedules. On the terms of this Amendment and subject to the satisfaction (or waiver in writing by DOE) of the conditions precedent set forth in Section 3 below, effective as of the Third Amendment Effective Date (as defined below):

(a)   The Existing Loan Agreement is hereby amended as set forth on Annex A to this Amendment. Language being inserted into the applicable section of the Existing Loan Agreement is evidenced by bold and underline formatting. Language being deleted from the applicable section of the Existing Loan Agreement is evidenced by ~~strike-through formatting~~.

(b)   Schedule G (Project Sites) to the Existing Loan Agreement is hereby amended by deleting the existing schedule in its entirety and replacing it with the updated schedule set forth in Annex B hereto.

The Existing Loan Agreement, as amended pursuant to this Section 2, the "Loan Agreement".

Section 3.   Conditions Precedent. This Amendment shall become effective upon the first date on which each of the following conditions have been satisfied (or waived in writing by DOE) (such date, the "Third Amendment Effective Date"), and the Borrower hereby certifies that each of the conditions set forth in Section 3(b) and (c) below are satisfied as of the Third Amendment Effective Date:

(a)   This Amendment shall have been duly executed and delivered by each of the Parties hereto.

(b)   No Default, Event of Default, Event of Force Majeure or Event of Loss shall have occurred and be continuing as of the Third Amendment Effective Date.

(c)   Each of the representations and warranties made (or deemed to be made) by any Borrower Entity in any Financing Document are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “material adverse effect” or a similar qualifier, in which case it is true and correct in all respects) as of such date, except to the extent such representation or warranty is made only as of a specific date or time (in which event such representation or warranty is true and correct as of such date or time).

Section 4.   Representations and Warranties.

The Borrower hereby represents and warrants to and in favor of DOE, on and as of the date hereof, that:

(a)   it has duly authorized, executed and delivered this Amendment, and none of: (a) its execution and delivery hereof, and (b) its consummation of the transactions contemplated hereby nor its compliance with the terms of hereof, in each case, do or will (i) contravene its Organizational Documents or any Applicable Laws or Governmental Approval; (ii) contravene or result in any breach or constitute any default under any Governmental Judgment; (iii) contravene or result in any breach, constitute any default, or result in or require the creation of any Lien upon any property of any Borrower Entity under any Transaction Document or any other agreement or instrument to which any Borrower Entity is a party or by which it or any of its properties may be bound, except for any Permitted Liens; or (iv) require the consent or approval of any Person other than the Required Approvals and any other consents or approvals that have been obtained and are in full force and effect;

(b)   this Amendment is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

(c)   no Default, Event of Default, Event of Force Majeure or Event of Loss has occurred and is continuing or will occur as of the date hereof as a result of the execution, delivery and performance of this Amendment.

Section 5.   Limited Amendment.

(a)   The Borrower acknowledges and agrees that this Amendment is provided in full reliance on the relevant information provided by the Borrower and the Borrower’s representations and warranties herein.

(b)   Except as expressly provided for herein, the terms and conditions of the Existing Loan Agreement and the other Financing Documents shall continue unchanged and shall remain in full force and effect and are hereby ratified and confirmed. This Amendment is limited in effect and shall apply solely to the matters set forth herein and to the extent expressly set forth herein and shall not be deemed or construed as an amendment, waiver or consent of any other matters. Except as expressly provided for herein, nothing herein shall be construed as or deemed to be a waiver or consent by DOE of any past, present or future breach or non-compliance with any terms or provisions contained in any Financing Document, and nothing herein shall abrogate, prejudice, diminish or otherwise affect any powers, rights, remedies or obligations of any Person arising before the date of this Amendment. Except as provided for herein, nothing herein shall be deemed to entitle any Borrower Entity to a further consent to, or a further waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Loan Agreement or any other Financing Document in similar or different circumstances. This Amendment shall be applicable solely with respect to the matters expressly provided therein and not with respect to any other similar transactions of any of the Parties, and no other amendments, waivers or consents may be construed or implied.

Section 6.   Costs and Expenses. The Borrower agrees to pay on demand all costs and expenses of DOE and the other Secured Parties in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the fees and expenses of counsel to any such Person) in accordance with the terms of the Financing Documents.

Section 7.   Reference to the Effect on the Financing Documents. On and after the date hereof, each reference in the Existing Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” “hereby” or words of like import, and each reference in the other Financing Documents to the “Loan Guarantee Agreement,” “thereunder,” “thereof,” “therein,” “thereby” or words of like import referring to the Loan Agreement, as applicable, shall mean and be a reference to the Loan Agreement as amended hereby.

Section 8.   Governing Law; Waiver of Jury Trial.

(a)   THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE FEDERAL LAW OF THE UNITED STATES. TO THE EXTENT THAT FEDERAL LAW DOES NOT SPECIFY THE APPROPRIATE RULE OF DECISION FOR A PARTICULAR MATTER AT ISSUE, IT IS THE INTENTION AND AGREEMENT OF THE PARTIES TO THIS AMENDMENT THAT THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES (EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW)) SHALL BE ADOPTED AS THE GOVERNING FEDERAL RULE OF DECISION.

(b)   EACH OF THE PARTIES TO THIS AMENDMENT HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AMENDMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AMENDMENT AND THE OTHER FINANCING DOCUMENTS.

Section 9.   Miscellaneous.

(a)   On and after the Third Amendment Effective Date, this Amendment is a Financing Document for all purposes.

(b)   Sections 11.14 (Submission to Jurisdiction; Etc.) and 11.18 (Counterparts; Electronic Signatures) of the Existing Loan Agreement are hereby incorporated by reference as if fully set forth herein, mutatis mutandis.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, all as of the day and year first above mentioned.

EOS ENERGY ENTERPRISES INC.
as Borrower

By:	/s/ Joe Mastrangelo
Name:	Joe Mastrangelo
Title:	CEO

U.S. DEPARTMENT OF ENERGY,
an agency of the federal government of the United States of America

By:	/s/ Rupinder Kaur
Name:	Rupinder Kaur
Title:	Director, Portfolio Management Division Office of Energy Dominance Financing

Annex A

Amended Loan Guarantee Agreement

LOAN GUARANTEE AGREEMENT

originally dated as of November 26, 2024 and amended pursuant to the Amendment to Loan Guarantee Agreement dated as of March 25, 2025 ~~and~~, Second Amendment to Loan Guarantee Agreement, dated as of February 13, 2026, and Third Amendment to Loan Guarantee Agreement, dated as of August 4, 2026 among

EOS ENERGY ENTERPRISES, INC.,

as Borrower,

and

U.S. DEPARTMENT OF ENERGY,

as Guarantor and Loan Servicer

EOS PROJECT
~~TURTLE CREEK,~~ PENNSYLVANIA

Loan No. 1424

Conformed copy includes amendments from Amendment to Loan Guarantee Agreement, dated as of March 25, 2025 ~~and~~, Second Amendment to Loan Guarantee Agreement, dated as of February 13, 2026, and Third Amendment to Loan Guarantee Agreement, dated as of August 4, 2026.

CONTENTS

Section 9.17 Intellectual Property	97
Section 9.18 Program Requirements	98
Section 9.19 Restrictions on Subsidiary Distributions	98
Section 9.20 Disposal of Subsidiary Interests	98
Section 9.21 Transactions with Affiliates	98
Section 9.22 Uncertificated Securities	98
Section 9.23 Certain Payments	98
Section 9.24 Permitted Activities of Intermediate Holdco	100
Section 9.25 No Planned Group Employee Terminations	100
Section 9.26 Capital Expenditures	100
ARTICLE X EVENTS OF DEFAULT AND REMEDIES	100
Section 10.01 Events of Default	100
Section 10.02 Remedies; Waivers	106
Section 10.03 Accelerated Advances	108
ARTICLE XI MISCELLANEOUS	108
Section 11.01 Waiver and Amendment	108
Section 11.02 Right of Set-Off	109
Section 11.03 Survival of Representations and Warranties	109
Section 11.04 Notices	109
Section 11.05 Severability	109
Section 11.06 Judgment Currency	110
Section 11.07 Indemnification	110
Section 11.08 Limitation on Liability	112
Section 11.09 Successors and Assigns	112
Section 11.10 [Reserved]	112
Section 11.11 Further Assurances and Corrective Instruments	112
Section 11.12 Reinstatement	113
Section 11.13 Governing Law; Waiver of Jury Trial	113
Section 11.14 Submission to Jurisdiction; Etc.	113
Section 11.15 Entire Agreement	114
Section 11.16 Benefits of Agreement	114
Section 11.17 Headings	114
Section 11.18 Counterparts; Electronic Signatures	114
Section 11.19 No Partnership; Etc.	115
Section 11.20 Independence of Covenants	115
Section 11.21 Marshaling	115
SIGNATORIES	108

Annexes, Schedules and exhibits

Annex

Annex A	Definitions

Schedules
Schedule A	Amortization Schedule
Schedule B	Project Milestone Schedule
Schedule C	Insurance

Schedule D	Technical Conditions Precedent
Schedule E	Capitalization
Schedule F	Affiliate Transactions
Schedule G	Project Sites
Schedule H	Davis-Bacon Act Covered Contracts
Schedule I	Notices
Schedule J	~~Project Schedule and Technical Definitions~~[Reserved]
Schedule K	Required Approvals Schedule
Schedule L	Borrower Entities
Schedule M	Employment and Labor Contracts
Schedule N	Borrower Operating Accounts
Schedule O	Existing Indebtedness
Schedule P	Existing Investments
Schedule Q	Minimum Consolidated Revenue and EBITDA
Schedule R	Capex Required Amount

Exhibits

Exhibit A	Form of Construction Budget
Exhibit B	Davis-Bacon Act Contract Provisions
Exhibit C	Form of Secured Party Advisor Report Bring-Down Certificate
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Annual Certificate
Exhibit F	Form of Quarterly Certificate
Exhibit G	Form of Monthly Certificate
Exhibit H	Form of Construction Workforce Report
Exhibit I	Form of Operations and Maintenance Workforce Report
Exhibit J	~~Form of Community Benefits Plan and Justice40 Annual Report~~[Reserved]
Exhibit K	Form of Monthly Construction Progress Report
Exhibit M	Form of Advance Request
Exhibit P	Form of Officer's Certificate
Exhibit Q	Form of Project Completion Date Certificate
Exhibit R	Form of Drawstop Notice
Exhibit S	Form of Closing Certificate
Exhibit T	Form of Tax Certificate
Exhibit U	Capex Budget
Exhibit V	Form of Borrower Advance Date Certificate

LOAN GUARANTEE AGREEMENT, dated November 26, 2024 (this "Agreement"), between the UNITED STATES DEPARTMENT OF ENERGY, an agency of the United States of America, acting in its capacity as guarantor and loan servicer of the Guaranteed Loan ("DOE") and EOS ENERGY ENTERPRISES, INC., a corporation organized and existing under the laws of the State of Delaware and registered to do business in the Commonwealth of Pennsylvania (the "Borrower").

PRELIMINARY STATEMENTS

(A)	DOE has been authorized to issue a guarantee for FFB to make loans for the deployment of a battery automation line manufacturing facility pursuant to Title XVII of the Energy Policy Act of 2005, Pub. L. 109 58, as amended by Section 406 of Div. A of Title IV of Pub. L. 111 5, and as further amended from time to time ("Title XVII").

(B)	The Borrower has undertaken the development, design, engineering, procurement, construction, startup and commissioning, testing, repair, management, maintenance and operation of a manufacturing facility for the Eos Znyth 3 battery units comprised of up to four (4) large-scale production lines.

(C)	The Borrower submitted a Part II application for the issuance by DOE of a guarantee of a multi-draw term loan facility to be authorized and approved by DOE under Title XVII, subject to the requirements of Section 1703 and the Applicable Regulations (the "Application").

(D)	The Borrower and DOE entered into a Conditional Commitment Letter dated August 31, 2023, pursuant to which DOE agreed to arrange for FFB to purchase the FFB Note from the Borrower and to make Advances from time to time thereunder, in each case, upon the terms and subject to the conditions of this Agreement and the other Financing Documents.

(E)	Subject to the terms and conditions hereof, DOE will, in connection with arranging financing for the Borrower from FFB, issue and deliver to FFB the DOE Guarantee pursuant to which it will guarantee the Borrower's repayment of principal and interest on the Advances as and when required pursuant to the FFB Note and any other liabilities, losses, costs or expenses incurred by FFB from time to time with respect to the FFB Note or the related FFB Note Purchase Agreement.

(F)	The execution of this Agreement is a condition precedent to DOE's issuance of the DOE Guarantee, and FFB's receipt of the DOE Guarantee is a condition precedent to FFB's execution of the FFB Documents.

(G)	The Borrower's obligations to DOE and FFB will be secured by the Liens granted under the Security Documents, to the extent provided therein.

(H)	The parties hereto desire: (a) to specify, among other things, the terms and conditions for: (i) the delivery by DOE of the DOE Guarantee and other FFB Secretary's Instruments required for FFB to purchase the FFB Note pursuant to the FFB Note Purchase Agreement; (ii) the delivery by DOE of Advance Request Approval Notices; and (iii) certain indemnity and reimbursement obligations of the Borrower to DOE; and (b) to provide for certain other matters related thereto.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

Definitions and Other Rules of Construction

Section 1.01    Terms Generally.  Capitalized terms used herein, including in the preliminary statements, without definition shall have the respective meanings assigned to such terms in Annex A (Definitions) hereto.

Section 1.02    Other Rules of Construction.  Unless the contrary is expressly stated herein:

(a)    words in this Agreement denoting one gender only shall be construed to include the other gender;

(b)    when used in this Agreement, the words "including," "includes" and "include" shall be deemed to be followed in each instance by the words "without limitation";

(c)    when used in this Agreement, the word "or" is not exclusive;

(d)    when used in this Agreement, the words "herein," "hereby," "hereunder," "hereof," "hereto," "hereinbefore," and "hereinafter," and words of similar import, unless otherwise specified, shall refer to this Agreement in its entirety and not to any particular section, subsection, paragraph, clause or other subdivision, exhibit, schedule or appendix of this Agreement;

(e)    each reference in this Agreement to any article, section, subsection, paragraph, clause or other subdivision, exhibit, schedule or appendix shall mean, unless otherwise specified, the respective article, section, subsection, paragraph, clause or other subdivision, exhibit, schedule or appendix of this Agreement;

(f)    capitalized terms in this Agreement referring to any Person or party to any Financing Document or to any other agreement, instrument, deed or other document shall refer to such Person or party together with its successors and permitted assigns, and in the case of any Governmental Authority, any Person succeeding to its functions and capacities;

(g)    each reference in this Agreement to any Financing Document or to any other agreement, instrument, deed or other document, shall be deemed to be a reference to such Financing Document or such other agreement, instrument, deed or document, as the case may be, as the same may be amended, supplemented, novated or otherwise modified from time to time in accordance with the terms hereof and thereof;

(h)    each reference in this Agreement to any Applicable Law or Environmental Law shall be construed as a reference to such Applicable Law or Environmental Law, as applied, amended, modified, extended or re-enacted from time to time, and includes any rules or regulations promulgated thereunder;

(i)    each reference in this Agreement to any provision of any other Financing Document will include reference to any definition or provision incorporated by reference within that provision;

(j)    except where expressly provided otherwise, whenever any matter is required to be satisfactory to, or determined or approved by, DOE or FFB, or DOE or FFB is required or permitted to exercise any discretion (including any discretion to waive, select, require, deem appropriate, deem necessary, permit, determine or approve any matter), the satisfaction, determination or approval of DOE or FFB, or the exercise by DOE or FFB of such discretion, shall be in its respective sole and absolute discretion, as applicable, and further DOE shall be entitled to consult with the Independent Engineer or any other of its Secured Party Advisors in making such determination or exercising such discretion;

(k)    except where expressly provided otherwise, the words "days", "weeks", "months" and "years" shall mean calendar days, weeks, months and years, respectively, and each reference to a time of day shall mean such time in Washington, D.C.;

(l)    the table of contents and article and section headings and other captions have been inserted as a matter of convenience for the purpose of reference only and do not limit or affect the meaning of the terms and provisions thereof;

(m)      the expression "reasonable efforts" and expressions of like import, when used in connection with an obligation of the Borrower, means taking in good faith and with due diligence all commercially reasonable steps to achieve the objective and to perform the obligation, including doing all that can reasonably be done in the circumstances taking into account each party's obligations hereunder to mitigate delays and additional costs to the other party, and in any event taking no fewer steps and efforts than those that would be taken by a commercially reasonable and prudent person in comparable circumstances, where the whole of the benefit of the obligation and where all the results of taking such steps and efforts accrue solely to that person's own benefit;

(n)    the words "asset" and "property," unless otherwise defined herein, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests, Intellectual Property and contract rights;

(o)    the word "will" shall be construed as having the same meaning and effect as the word "shall;" and

(p)    the definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.

Section 1.03    Definitions in Other Written Communications.  Unless the contrary intention appears, any capitalized term used without definition in any notice or other written communication given under or pursuant to this Agreement shall have the same meaning in that notice or other written communication as in this Agreement.

Section 1.04    Conflict with FFB Documents.  In the case of any conflict between the terms of this Agreement and the terms of any FFB Document, as (a) between the Borrower and DOE, the terms of this Agreement shall control, unless expressly stated to the contrary herein, and (b) as (i) between the Borrower and FFB or (ii) DOE and FFB, the terms of such FFB Document shall control.

Section 1.05    Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms used herein and in the other Financing Documents, and in any certificate or other document made or delivered pursuant hereto or thereto, but not otherwise defined in Annex A (Definitions) hereto shall have the respective meanings assigned to them in conformity with GAAP.

Article II

Funding

Section 2.01    Guaranteed Loan Purchase of the FFB Note.

(a)    Purchase of the FFB Note.  Subject to the terms and conditions hereof and of the FFB Documents, on the Execution Date, DOE shall deliver to FFB the FFB Secretary's Instruments required, in accordance with Section 3.3 of the FFB Note Purchase Agreement, in connection with the offer to FFB to purchase on the Execution Date, the FFB Note contemplated thereunder. The loan extended hereunder shall be in an aggregate maximum principal amount not to exceed two hundred seventy-seven million four hundred ninety-seven thousand Dollars ($277,497,000) (the "Maximum Principal Amount") and an aggregate maximum amount of capitalized interest in accordance with Section 3.04(a) (Interest Amount and Interest Computations) not to exceed twenty-five million nine hundred fifty-three thousand Dollars ($25,953,000) (the "Maximum Capitalized Interest Amount" and together with the Maximum Principal Amount, the "Maximum Guaranteed Loan Amount", and the loan extended under the FFB Note, the "Guaranteed Loan").

(b)    Loan Tranches.  The Guaranteed Loan shall be disbursed in a series of four (4) tranches (each, a "Tranche"), each in an amount not to exceed the lesser of: (i) the maximum principal amount set out below for such Tranche; and (ii) eighty percent (80%) of the Eligible Project Costs associated with the corresponding production line (each, a "Line") funded under such Tranche (such amount, the "Maximum Tranche Commitment Amount"), in each case as set out below and as subject to reallocation in accordance with Section 2.06(b) (Determination of Advance Amounts):

(a)    the first Tranche in a Maximum Tranche Commitment Amount not to exceed ninety million nine hundred forty-five thousand Dollars ($90,945,000) ("Tranche 1"), which Tranche shall be allocated solely to Eligible Project Costs in connection with the design, construction, installation, startup and shakedown of a battery automation line and related tools, with a projected annual production capacity of approximately ~~1.25~~2.00 Gwh ("Line 1");

a second Tranche in a Maximum Tranche Commitment Amount not to exceed one hundred six million seven hundred thirty-three thousand Dollars ($106,733,000) ("Tranche 2"), which Tranche shall be allocated solely to Eligible Project Costs in connection with the design, construction, installation, startup and shakedown of a battery automation line and related tools, site improvements and inventory supply improvements (felt), with a projected annual production capacity of approximately ~~2.25~~2.00 Gwh ("Line 2");

a third Tranche in a Maximum Tranche Commitment Amount not to exceed sixty-seven million five hundred twenty-nine thousand Dollars ($67,529,000) ("Tranche 3"), which Tranche shall be allocated solely to Eligible Project Costs in connection with the design, construction, installation, startup and shakedown of a battery automation line and related tools, with a projected annual production capacity of approximately ~~2.25~~2.00 Gwh ("Line 3"); and

(b)    a fourth Tranche in a Maximum Tranche Commitment Amount not to exceed twelve million two hundred ninety thousand Dollars ($12,290,000) ("Tranche 4"), which Tranche shall be allocated solely to Eligible Project Costs in connection with the design, construction, installation, startup and shakedown of a battery automation line and related tools, with a projected annual production capacity of approximately ~~2.25~~2.00 Gwh ("Line 4").

Section 2.02    Availability and Reductions.

(a)    Maximum Guaranteed Loan Amount; Availability Period.  Subject to the terms and conditions hereof and of the FFB Documents, DOE shall, during the applicable Availability Period, deliver to FFB an Advance Request Approval Notice authorizing FFB to make Advances under any Tranche in accordance with Section 2.03(c)(ii) (Advance Request Approval Notice); provided that after giving effect to any Advances and the use of proceeds thereof and subject to Section 2.06 (Determination of Advance Amounts): (A) the aggregate amount of all Advances made to the Borrower under the FFB Note for such Tranche shall not exceed the applicable Maximum Tranche Commitment Amount;  (B) the aggregate amount of all Advances made to the Borrower under the FFB Note then-outstanding shall not exceed the Maximum Guaranteed Loan Amount and shall otherwise comply with the Debt Sizing Parameters; and (C) the aggregate amount of capitalized interest shall not exceed the Maximum Capitalized Interest Amount.

(b)    Loan Commitment Amount Reductions.  The Borrower may, on not less than thirty (30) days' prior written notice to DOE and upon the satisfaction of any consent requirement or other applicable provisions of this Agreement and each other Financing Document, permanently reduce the Guaranteed Loan Commitment Amount for one (1) or more Tranches, in whole or in part, but only if:

(c)    the Borrower demonstrates to DOE's satisfaction that the total funding committed and available to the Project is sufficient to pay all remaining Scheduled Pre-Completion Costs in accordance with the then-applicable Construction Budget, Project Milestone Schedule and Base Case Financial Model;

(d)    DOE is satisfied that the proposed reduction or cancellation would not reasonably be expected to cause a Default or an Event of Default;

(e)    the Borrower shall have delivered to DOE by an Acceptable Delivery Method, a certificate, in form and substance satisfactory to DOE, with respect to the matters set forth in clauses (i) and (ii) above; and

(f)    upon such cancellation or reduction, the Borrower shall pay all expenses and other amounts then due with respect to, or as a result of, such cancellation or reduction under this Agreement.

Once reduced or cancelled pursuant to this Section, the Guaranteed Loan Commitment Amount may not be increased.

(c)    DOE Termination.  If the Tranche 1 First Advance Date has not occurred by the First Advance Longstop Date for Tranche 1, DOE may terminate this Agreement upon no less than ten (10) Business Days' prior written notice to the Borrower; provided, such notice may not be delivered prior to the

First Advance Longstop Date.  Once terminated, this Agreement may not be reinstated.

Section 2.03    Mechanics for Requesting Advances.

(a)    Advance Requests.  Subject to the FFB Documents, from time to time during the applicable Availability Period, the Borrower may request Advances under the FFB Documents by delivering, by an Acceptable Delivery Method, to DOE, an appropriately completed request with respect to such Advance or Advances (each, an "Advance Request"), in the form attached as Exhibit M (Form of Advance Request) (as such form may be amended, supplemented or modified from time to time by DOE, the "Form of Advance Request"), and otherwise in form and substance satisfactory to DOE, not less than twelve (12) Business Days and not more than fifteen (15) Business Days prior to the Requested Advance Date.

(b)    Frequency.  The Borrower may request Advances in accordance with clause (a) above no earlier than thirty (30) days from the date of the immediately preceding Advance Request; provided that: (i) the Borrower shall not deliver Advance Requests more frequently than six (6) times in any twelve (12)-month period without the prior written consent of DOE; and (ii) in no event shall any Requested Advance Date be: (A) the last three (3) Business Days of any calendar month; (B) the last seven (7) Business Days of March, June, September or December; or (C) the period from September 15 to and including the third (3rd) Business Day in October.

(c)    Advance Funding

(g)    Satisfaction of Conditions.  Promptly after receipt of an Advance Request complying with Section 2.03(a) (Advance Requests), DOE shall review such Advance Request to determine whether all certificates and documentation required to be attached thereto have been delivered to it.

(h)    Advance Request Approval Notice.  With respect to any Advance under the FFB Documents, if DOE determines that: (A) the Advance Request has been satisfactorily completed pursuant to this Section 2.03 (Mechanics for Requesting Advances); and (B) all conditions precedent set forth in Section 5.04 (Advance Approval Conditions Precedent) in respect of the requested Advance have been satisfied (or waived in writing), then DOE shall issue to FFB an Advance Request Approval Notice no later than three (3) Business Days prior to the Requested Advance Date.

(i)    Funding.  For any requested Advance for which an Advance Request Approval Notice has been issued pursuant to this Section 2.03(c) (Advance Funding) and for which no Drawstop Notice has been issued pursuant to Section 2.03(d) (Drawstop Notices), FFB shall fund such Advance on the Requested Advance Date in accordance with the FFB Note Purchase Agreement and the FFB Note.  Such funds shall be applied as specified in the FFB Documents and in accordance with Section 2.03(f) (Disbursement of Proceeds) hereof; provided that if any Drawstop Notice has been issued and is in effect on the Requested Advance Date with respect to any funds received by the Borrower, such funds (together with any additional amounts due thereon or arising therefrom) shall be returned by the Borrower to FFB pursuant to clause (d) below.

(d)    Drawstop Notices

(j)    Issuance.  Following the issuance of any Advance Request Approval Notice by DOE pursuant to clause (a) above and on or prior to the Requested Advance Date, DOE or FFB may, from time to time, issue a notice substantially in the form attached hereto as Exhibit R (Form of Drawstop Notice) (a "Drawstop Notice") to the Borrower and to DOE or FFB, as the case may be, if and only if DOE or FFB, as the case may be, determines that:

(i)    any condition set forth in Sections 5.04 (Advance Approval Conditions Precedent) and 5.05 (Conditions Precedent to FFB Advance), as applicable, with respect to such Advance is not met, or, having been met, is no longer met; or

(ii)    to the extent the Advance Request Approval Notice has been issued for any Advance under the FFB Note and the FFB Note Purchase Agreement, the conditions precedent to such Advance contained in the FFB Note and the FFB Note Purchase Agreement are not met, or, having been met, are no longer met.

(k)    Consequences(l).  If a Drawstop Notice is issued, FFB shall not be obligated to make the requested Advance set forth on such Drawstop Notice; provided that if FFB makes any such Advance to the Borrower following the issuance of a Drawstop Notice, the Borrower shall return such Advance to FFB within one (1) Business Day following receipt thereof; and, provided further, that any amount required to be returned by the Borrower pursuant to this clause (ii) shall accrue interest at the Late Charge Rate from the date such Advance is made until such Advance is returned and be subject to payment of a make-whole amount in accordance with the FFB Note.  Following the return of such Advance, FFB shall deliver an invoice to the Borrower setting forth the interest and other applicable make-whole amount due and payable with respect to such returned amount.  The Borrower shall pay promptly, but in no event later than five (5) Business Days following delivery of such invoice, such interest and other applicable make-whole amounts as directed by FFB, and the Borrower shall pay all costs and expenses incurred by DOE, FFB, or the Collateral Agent as a result of such Advance withdrawal.

(e)    No Liability

(m)      The Borrower acknowledges and agrees that DOE shall only be required to use its reasonable efforts to provide FFB with the necessary Advance Request Approval Notices within the time frames specified in clauses (c)(i) and (c)(ii) above, but DOE shall in any event ensure that FFB receives all such Advance Requests and Advance Request Approval Notices as soon as reasonably practicable following receipt from the Borrower of the applicable Advance Requests and certificates and other documentation specified above (subject to the Borrower satisfying all conditions precedent specified in this Agreement, Sections 5.04 (Advance Approval Conditions Precedent) and 5.05 (Conditions Precedent to FFB Advance), as applicable and, prior to the Execution Date, Sections 5.01 (Conditions Precedent to the Execution Date) and 5.02 (Conditions Precedent to FFB Purchase of the FFB Note), respectively).

(n)    Neither DOE nor FFB shall have any liability for any action taken (including the delivery of a Drawstop Notice) or omitted to be taken (including the refusal to fund any Advance or Advances following the issuance of a Drawstop Notice) or for any loss or injury resulting from its actions or inaction or its performance or lack of performance of any of its other obligations hereunder unless and solely to the extent such liability arises from the gross negligence or willful misconduct of DOE or FFB as determined by a court of competent jurisdiction in a final, non-appealable judgement.  In no event shall DOE, FFB or any subsequent holder of the FFB Note be liable, and each such Person shall be exempt from liability in accordance with Section 11.08 (Limitation on Liability), in each case: (A) for acting in accordance with, or relying upon, any entitlement order, instruction, notice, demand, certificate or document from the Borrower or any entity acting on behalf of the Borrower; or (B) in the case of FFB or any subsequent holder of the FFB Note, for acting in accordance with, or relying upon, any Drawstop Notice issued by DOE.

(o)    Notwithstanding anything contained in this Agreement to the contrary, neither DOE nor FFB shall incur any liability to the Borrower, any Affiliate thereof or to any other Secured Party for not performing any act or fulfilling any duty, obligation or responsibility hereunder or under any other Financing Document by reason of any Lender Force Majeure Event; it being understood that DOE or FFB, as the case may be, shall resume performance hereunder as soon as reasonably practicable after the effects of such Lender Force Majeure Event cease to prevent or otherwise hinder DOE or FFB, as applicable, from performing hereunder or thereunder.

(f)    Disbursement of Proceeds.

(p)    The Borrower shall apply the proceeds of any Advance under a Tranche solely to:

(i)    reimburse the Borrower in an amount equal to Eligible Project Cost Reimbursement Amounts corresponding to the Relevant Line under such Tranche;

(ii)    pay for Eligible Project Costs corresponding to the Relevant Line that have been invoiced and are then due and payable, as evidenced by acceptable invoices;

(iii)     solely with respect to the final Advance under Tranche 4, pay for Eligible Project Costs related to Line 4 and reasonably expected to be due and payable by the Borrower in the next ninety (90) day period following the relevant Advance Date (it being understood that at the time of submission of the relevant Advance Request the Borrower shall be in possession of all the invoices, or other documentation reasonably acceptable to DOE, necessary to evidence the incurrence of such Eligible Project Costs); and

(iv)      fund the Debt Service Reserve Required Balance in accordance with the Accounts Agreement.

(q)    In no event shall the proceeds of the Advances be:

(v)    applied towards any portion of Pre-Completion Costs incurred prior to the Eligibility Effective Date;

(vi)      used to pay interest payments on the Guaranteed Loan or programmatic fees charged by or paid to DOE relating to the Guaranteed Loan;

(vii)    disbursed to fund or reimburse the Borrower or any other Borrower Entity for any contribution made under the Base Funding Amount, except to the extent of proceeds constituting Eligible Project Cost Reimbursement Amounts; or

(viii)    used to pay any portion of the Pre-Completion Costs that are not Eligible Project Costs.

Section 2.04    Advance Requirements under the FFB Documents.  Notwithstanding anything to the contrary contained in this Article II (Funding), the Borrower shall comply with each disbursement requirement set forth in the FFB Documents.  Unless otherwise specified in the FFB Documents, all determinations to be made with respect to the FFB Documents shall be made by DOE.

Section 2.05    No Approval of Work.  The making of any Advance or Advances under the Financing Documents shall not be deemed an approval or acceptance by any Secured Party of any work, labor, supplies, materials or equipment furnished or supplied with respect to the Project.

Section 2.06    Determination of Advance Amounts.

(a)    As of any date of any requested Advance, after giving effect to the Advance:

(r)    the sum of:

(i)    the aggregate outstanding principal amount of all Advances made to the Borrower under the FFB Note outstanding (including, for the avoidance of doubt, the principal amount of such requested Advance), and,

(ii)    the Aggregate Capitalized Interest,

shall not exceed eighty percent (80%) of the sum of:

(iii)     the amount of Eligible Project Costs (excluding all interest for such purposes) incurred and paid on or prior to the relevant Requested Advance Date (or with respect to the final Advance, reasonably anticipated to be paid within ninety (90) days after such Requested Advance Date), and

(iv)      the Aggregate Capitalized Interest;

(s)    the outstanding principal amount of all Advances shall not exceed the Maximum Principal Amount;

(t)    the aggregate amount of capitalized interest shall not exceed the Maximum Capitalized Interest Amount; and

(u)    the outstanding principal amount under each Tranche shall not exceed the Maximum Tranche Commitment Amount for such Tranche.

(collectively, the "Debt Sizing Parameters")

(b)    The Borrower may request that any portion of the Maximum Tranche Commitment Amount for any Tranche be allocated to another Tranche, subject to the prior written consent of DOE, which request shall include the demonstration of any Additional Equity Contributions required to be made by the Borrower for such Tranche.  Upon DOE's consent, the Maximum Tranche Commitment Amount for the applicable Tranches shall be automatically adjusted to reflect such re-allocation.

Article III

Payments; Prepayments

Section 3.01    Place and Manner of Payments.

(a)    All payments due under the FFB Note shall be made by the Borrower to FFB pursuant to the terms of the FFB Documents.

(b)    All payments to be made to DOE under this Agreement shall be sent by the Borrower in Dollars in immediately available funds before 1:00 p.m. (District of Columbia time) on the date when due to the account set forth in Section 4.01(i) (Reimbursement and Other Payment Obligations), or to any other account as DOE shall direct by written notice to the Borrower not less than five (5) Business Days prior to the date when due.

(c)    In the event that the date of any payment to DOE or the expiration of any time period hereunder occurs on a day that is not a Business Day, then such payment or expiration of time period shall be made or occur on the next succeeding Business Day, and such extension of time shall in such cases be included in computing interest or fees, if any, in connection with such payment.

(d)    The Borrower understands and agrees that DOE and FFB are agencies or instrumentalities of the United States and that all payments hereunder or under the Financing Documents are payable, and shall in all cases be paid, free and clear of all Taxes.

Section 3.02    Maturity and Amortization.

(a)    Maturity Date.  The Borrower shall repay the outstanding Guaranteed Loan in full on the Maturity Date.

(b)    Payments.  The FFB Note shall: (i) be stated to mature in consecutive quarterly installments of principal (each, a "FFB Note Installment") payable on each Payment Date, commencing on the First Principal Payment Date of the FFB Note (or, if not a Business Day, the next Business Day), in the amounts set forth in the amortization schedule set out in Schedule A (Amortization Schedule); and (ii) provide for the capitalization and payment of interest in accordance with Section 3.04 (Interest Provisions Relating to All Advances) and the FFB Documents.

Section 3.03    Evidence of Debt.  The entries made in the internal records maintained by or on behalf of DOE evidencing the amounts from time to time: (i) advanced by FFB under the FFB Note Purchase Agreement and the FFB Note; or (ii) paid by or on behalf of the Borrower from time to time in respect thereof, shall constitute, absent manifest error, evidence of the existence and amount of the FFB Note Obligations of the Borrower as therein recorded.

Section 3.04    Interest Provisions Relating to All Advances.

(a)    Interest Amount and Interest Computations.

(a)    Interest shall accrue on the outstanding principal amount of each Advance from the date such Advance is disbursed to the Borrower pursuant to the FFB Note Purchase Agreement and the FFB Note, to the date such Advance is due, in each case, at a rate per annum as specified in the FFB Note Purchase Agreement.  Except as provided in clause (ii) below, interest accrued on the outstanding principal balance of each Advance shall be due and payable to FFB on each Payment Date beginning on the First Interest Payment Date to occur after the date on which such Advance is made, through and including the Maturity Date.

(b)    For each Advance made prior to the First Principal Payment Date, the amount of accrued interest on the FFB Note that would otherwise be due and payable on each Payment Date to occur until the date immediately prior to the First Principal Payment Date shall be capitalized in arrears on the respective Payment Date and be added to the principal amount due under the FFB Note, and interest shall accrue on the sum of the outstanding principal (including such capitalized interest) at the rate established for such Advance in accordance with paragraph 6 of the FFB Note; provided that the aggregate amount of accrued interest that may be capitalized shall not exceed the Maximum Capitalized Interest Amount and shall not cause the outstanding aggregate amount under the FFB Note to exceed the Maximum Guaranteed Loan Amount.  The amount of interest that shall be capitalized on each Advance shall be determined as set forth in the FFB Note.

(c)    Without limiting the foregoing, all Overdue Amounts on the Guaranteed Loan shall: (A) accrue interest at the Late Charge Rate; and (B) be payable by the Borrower in accordance with the FFB Documents.

(d)    Any interest accrued on the FFB Note in excess of the Maximum Capitalized Interest Amount shall be payable by the Borrower in cash in arrears on each applicable Payment Date as provided in the FFB Note.

(e)    The Borrower hereby authorizes FFB to record in an account or accounts maintained by FFB on its books: (A) the interest rates applicable to all Advances; (B) the date and amount of each principal and interest payment on each Advance outstanding; and (C) such other information as FFB may determine is necessary for the computation of interest and the Prepayment Price payable by the Borrower under the FFB Note.  The Borrower acknowledges and agrees that all computations of interest and the Prepayment Price by FFB pursuant to this Section 3.04 (Interest Provisions Relating to All Advances) and the FFB Note shall, in the absence of manifest error, be evidence of the amount thereof.  All computations of interest shall be made as set forth in the relevant FFB Document.

(b)    Interest Payment Dates.  Subject to the terms of the FFB Note Purchase Agreement and the FFB Note, the Borrower shall pay accrued interest on the outstanding principal amount of each Advance: (i) on each Payment Date, as and to the extent specified in clause (a) above; (ii) on each prepayment date (to the extent thereof); and (iii) at maturity (whether by acceleration or otherwise).

Section 3.05    Prepayments.

(a)    Terms of All Prepayments.

(f)    With respect to any prepayment of any Advance, whether such prepayment is voluntary or mandatory, including a prepayment upon acceleration, the Borrower shall comply with all applicable terms and provisions of this Agreement and the FFB Documents.  All prepayment amounts shall be applied solely to the Guaranteed Loan or, where applicable as specified herein, to the Guaranteed Loan and the Cerberus Loan, Ratably, and may not be applied to prepayments of any other Permitted Indebtedness.

(g)    The Borrower may not re-borrow the principal amount of any Advance that is prepaid, nor shall any such prepayment create availability for further borrowings during the Availability Period.

(h)    Simultaneously with all prepayments of the Advances under the Guaranteed Loan, whether voluntary or mandatory, the Borrower shall pay all accrued interest and other fees, costs, expenses and other Secured Obligations then outstanding under the Financing Documents.  Any prepayments of the Advances under the Guaranteed Loan in full shall require payment in full of all other Secured Obligations.

(i)    If the Borrower fails to make a prepayment to FFB on any Intended Prepayment Date in accordance with this Agreement and the FFB Note, the Borrower shall pay FFB a Late Charge on any Overdue Amount from such Intended Prepayment Date to the date on which payment is made, computed in accordance with the provisions of the FFB Note.

(j)    Any prepayment made pursuant to this Section 3.05 (Prepayments) shall be : (A) applied on a pro rata basis to each Tranche (except as otherwise agreed by DOE and the Borrower); provided that prepayment proceeds received in connection with a specific Line pursuant to clause (B), (D), (E), (I), (J), (K), or (M) of Section 3.05(c)(i) (Mandatory Prepayments) shall be applied solely to the Relevant Tranche; (B) applied to the specific Advances identified by the Borrower in accordance with the FFB Documents and specified in the relevant Prepayment Election Notice, which notice shall specify if the prepayment is voluntary or mandatory; (C) applied in the inverse order of maturity among the outstanding principal amounts of such Advances; and (D) due in an amount equal to the Prepayment Price calculated by FFB in accordance with the terms of the FFB Note.

(k)    Any prepayment pursuant to this Section 3.05 (Prepayments) shall be due in an amount equal to the Prepayment Price determined in accordance with the terms of the FFB Note and on the Intended Prepayment Date specified in the relevant Prepayment Election Notice (it being understood that FFB’s calculation of the Prepayment Price of the FFB Note and/or any components thereof shall, in the absence of manifest error, be determinative and binding).

(l)    In the event of any prepayment in full of all outstanding Advances under a Tranche pursuant to this Section 3.05 (Prepayments), on or prior to the last day of the Availability Period, the remaining Guaranteed Loan Commitment Amount for such Tranche shall be deemed to be reduced to zero Dollars ($0), unless otherwise agreed to by DOE.

(b)    Voluntary Prepayments.

(m)      Subject to clause (ii) below, the Borrower may at any time, and from time to time, prepay all or any portion of the outstanding principal amount of any Advance under the FFB Note, upon prior submission of a Prepayment Election Notice by the Borrower to DOE and FFB (with a copy to the Collateral Agent) not less than ten (10) Business Days or, for a prepayment in full, thirteen (13) Business Days prior to the Intended Prepayment Date in accordance with the terms hereof and the FFB Note.

(n)    The Advances may only be prepaid under clause (i) above if either such prepayment includes prepayment in full of all outstanding Advances and all other Secured Obligations under all Tranches, or if in part as follows:

(i)    to the extent that such prepayment is made prior to the expiration of the Availability Period for the Relevant Tranche, (1) such prepayment includes prepayment in full of all outstanding Advances and all other FFB Note Obligations with respect to such Tranche, or (2) such prepayment includes a partial prepayment of the outstanding Advances and other FFB Note Obligations with respect to such Tranche;

provided that DOE has provided its prior written consent and the remaining Guaranteed Loan Commitment Amount is reduced to zero (0); or

(ii)    to the extent such prepayment is made after the expiration of the Availability Period for the Relevant Tranche, the Borrower has demonstrated to the satisfaction of DOE that, immediately following such prepayment:

(i)    each Reserve Account has been fully funded to its required balance in accordance with the Accounts Agreement;

(ii)    if the Line Commercial Operation Date of the Relevant Line has not yet occurred, the Line Commercial Operation Date of such Relevant Line is expected to occur on or before the corresponding Line Commercial Operation Longstop Date, and the total funding committed and available to the Borrower for such Line is sufficient to pay all remaining Pre-Completion Costs related to construction of such Line in accordance with the then-applicable Project Budgets and Plans and Base Case Financial Model; and

(iii)     the total funding available to the Project is sufficient to pay all O&M Expenses in accordance with the then-applicable Annual Plan and Base Case Financial Model,

in each case, no Default or Event of Default has occurred, is continuing or could reasonably be expected to occur as a result of such prepayment.

(c)    Mandatory Prepayments.

(o)    Subject to Section 3.05(d) (Reduction of Commitments in Lieu of Mandatory Prepayments) below, the Borrower shall prepay the Advances upon the occurrence of any of the following events (each, a "Mandatory Prepayment Event") and in the prepayment amounts set forth below (such amounts, the "Mandatory Prepayment Amounts"):

(i)    on the ninety-first (91st) day prior to the Convertible Note Maturity Date, if on such date any Convertible Notes remain outstanding, a sum equal to all outstanding Advances and all other Secured Obligations under the Financing Documents;

(ii)    upon receipt by the Borrower of any amount constituting the Net Amount of the type described in clause (b) of the definition thereof, to the extent (and promptly following determination that) prepayment is required in accordance with Section 7.04 (Event of Loss), the Borrower shall apply such required amount to prepay the Guaranteed Loan and the Cerberus Loan, Ratably; provided that (1) the proceeds from any business interruption, delay in start-up or liability insurance shall be excluded for prepayment pursuant to this clause; and (2) upon written notice by the Borrower to the Collateral Agent and not more than two (2) Business Days following receipt of such Net Amount, such Net Amount shall be excluded from the prepayment requirements of this sub-clause (B) if (i) the Borrower shall deliver to the Collateral Agent a certificate to the effect that the Borrower intends to apply the Net Amount (or a portion thereof specified in such notice) to reinvest such Net Amount to restore or replace any assets affected by the related casualty event, within three hundred sixty-five (365) days after receipt of such Net Amount (any such event, an "Insurance/Condemnation Reinvestment"), and certifying therein that no Default or Event of Default exists prior to giving such notice and prior to or after giving effect to such Insurance/Condemnation Reinvestment, and (ii) within three hundred sixty-five (365) days from the date of receipt of such Net Amount, such Net Amount shall be applied to such Insurance/Condemnation Reinvestment; provided, however, that the amount of such Net Amount (x) that the Borrower or the applicable Borrower Entity or Subsidiary of any Borrower Entity shall have determined not to, or shall have otherwise ceased to, or is not able to, by operation of contract or law or otherwise (including not being able to make the certifications required pursuant to sub-clauses (B)(i) and (ii) above), apply toward an Insurance/Condemnation Reinvestment or (y) that have not been so applied toward an Insurance/Condemnation Reinvestment by the end of such three hundred sixty-five (365)-day period, in each case shall be applied to a mandatory prepayment pursuant to this sub-clause (B);

(iii)     [Reserved];

(iv)      upon receipt by the Borrower of any amount as a result of a breach of any Project Document (other than termination or repudiation) that exceeds the amount reasonably necessary to remedy the breach (including proceeds received from breach of any Sales Agreements, but excluding proceeds received from breach of any Sales Agreement as compensation for loss of projected revenues or constituting customary termination payments or non-refundable deposits), the Borrower shall prepay the Guaranteed Loan and the Cerberus Loan, Ratably, with such excess amount, but solely to the extent such excess amount is greater than two hundred and fifty thousand Dollars ($250,000), individually or five hundred thousand Dollars ($500,000) in the aggregate in any Fiscal Year;

(v)    upon receipt by the Borrower, in respect of any Asset Sale in a single transaction or a series of related transactions, of that portion of the Net Amount of the proceeds of such Asset Sale that is not applied (or reasonably expected to be applied) to the acquisition of replacement assets, but solely to the extent such excess amount is greater than three million Dollars ($3,000,000) in any Fiscal Year, the Borrower shall (subject to an Asset Sale Reinvestment) apply such amount to prepay the Guaranteed Loan and the Cerberus Loan, Ratably; provided, that, upon written notice by the Borrower to the Collateral Agent, not more than two (2) Business Days following receipt of such Net Amount of proceeds, such Net Amount of proceeds shall be excluded from the prepayment requirements of this sub-clause (E) if (x) the Borrower shall deliver to the Collateral Agent a certificate to the effect that the Borrower intends to apply the Net Amount (or a portion thereof specified in such notice) to reinvest such Net Amount in long term assets used or useful in the business of the Borrower within one hundred eighty (180) days after receipt of such Net Amount (any such event, an "Asset Sale Reinvestment"), and certifying therein that no Event of Default exists prior to giving such notice and prior to or after giving effect to such Asset Sale Reinvestment, and (y) within one hundred eighty (180) days from the date of receipt of such Net Amount, such Net Amount shall be applied to such Asset Sale Reinvestment; provided, further, however, that the amount of such Net Amount (i) that the Borrower, Borrower Entity or its Subsidiary shall have determined not to, or shall have otherwise ceased to, or is not able to, by operation of contract or law or otherwise (including not being able to make the certifications required pursuant to this sub-clause (E)), apply toward an Asset Sale Reinvestment or (ii) that have not been so applied toward an Asset Sale Reinvestment by the end of such one hundred eighty (180)-day period, in each case shall be applied to a mandatory prepayment of the Guaranteed Loan and the Cerberus Loan pursuant to this clause (E); provided, further, that no prepayment under this sub-clause (E) shall be required for (i) any sale of inventory in the Ordinary Course of Business or (ii) any

Permitted Tax Credit Transaction consisting solely of an outright sale of such Section 45X Tax Credits to a third party that is not an Affiliate and not in connection with a securitization or other financing transaction (it being understood, for the avoidance of doubt, that Net Amount from any Permitted Tax Credit Transaction that is a securitization or other financing transaction shall be subject to prepayment pursuant to this clause (c));

(vi)      within twelve (12) Business Days of the date of delivery of the audited financial statements pursuant to Section 8.01(a)(i) (Annual Financial Statements) (or, if not delivered, the date on which such audited financial statements were required to have been delivered pursuant to Section 8.01(a)(i) (Annual Financial Statements)), commencing on the Fiscal Year ending on December 31, 2027, the Borrower shall prepay the Guaranteed Loans and the Cerberus Loans, Ratably, in an aggregate amount equal to Excess Cash Flow for such Fiscal Year (plus in the case of the Fiscal Year ending on December 31, 2027, Excess Cash Flow for each of the two preceding Fiscal Years, if any; provided that, Excess Cash Flow for the two preceding Fiscal Years shall be determined on an individual basis for each such Fiscal Year) multiplied by the ECF Percentage(s) applicable to such Excess Cash Flow for such Fiscal Year; provided that such amount shall be reduced by the aggregate amount of: (i) voluntary prepayments of principal amounts of any Advance under the FFB Note and any Cerberus Loan under the Cerberus Credit Agreement (to the extent otherwise permitted hereunder) during such Fiscal Year; (ii) Capital Expenditures made in cash during such period to the extent in accordance with the Annual Plan (other than Capital Expenditures that were financed with the proceeds of Indebtedness or issuances of Equity Interests of the Borrower) and (iii) the aggregate amount required to be deposited into any Specified Account pursuant to any Financing Document during such Fiscal Year; provided, further, that such amount shall be subject to further reduction as necessary to ensure that, (i) in the case of the first occurrence of a prepayment required under this sub-clause (F) due to Excess Cash Flow exceeding zero Dollars ($0) for such Fiscal Year, immediately after giving effect to such payment the aggregate amount of cash and Cash Equivalents held by the Borrower and its Subsidiaries is not less than Thirty Million Dollars ($30,000,000), (ii) in the case of the second occurrence of a prepayment required under this sub-clause (F) due to Excess Cash Flow exceeding zero Dollars ($0) for such Fiscal Year, immediately after giving effect to such payment the aggregate amount of cash and Cash Equivalents held by the Borrower and its Subsidiaries is not less than Forty Million Dollars ($40,000,000) and (iii) in the case of the each subsequent occurrence of a prepayment required under this clause (c) due to Excess Cash Flow exceeding zero Dollars ($0) for such Fiscal Year, immediately after giving effect to such payment the aggregate amount of cash and Cash Equivalents held by the Borrower and its Subsidiaries is not less than Fifty Million Dollars ($50,000,000).  The Borrower shall include reasonably detailed calculations of Excess Cash Flow and the prepayment amount (including any component thereof) in the Compliance Certificate required to be delivered in accordance with Section 8.01(a)(ii) (Annual Financial Statements).  If such audited financials are not available or not delivered as required, DOE may elect to calculate Excess Cash Flow with reference to the December 31 quarterly financials or monthly financials, as determined by DOE in its sole discretion.

(vii)    [Reserved];

(viii)    with respect to any Reserve Account funded, in part or full, with the proceeds of any Advance, an amount equal to any Acceptable Letter of Credit that is credited to such account in lieu of such proceeds to the extent the aggregate amount credited to and on deposit in such Reserve Account then exceeds the applicable requirement;

(ix)      on any Quarterly Reporting Date, a sum equal to any Excess Advance Amount as of such Quarterly Reporting Date;

(x)    on any date, a sum equal to any Excess Guaranteed Loan Amount as of such date;

(xi)      upon receipt by the Borrower of any Issuance Proceeds, the Borrower shall apply a sum equal to such Issuance Proceeds to prepay the Guaranteed Loan and the Cerberus Loan, Ratably;

(xii)    within sixty (60) days following the determination by DOE that any Applicable Law has made it unlawful or impossible for FFB to maintain the Guaranteed Loan or any portion thereof, or DOE to guarantee the amount of any Advance or to reimburse FFB pursuant to the FFB Documents, or otherwise renders unlawful the performance by DOE or FFB of their respective obligations under the Financing Documents, a sum equal to all outstanding Advances and all other Secured Obligations under the Financing Documents; and

(xiii)    upon receipt by the Borrower of any Extraordinary Amount in excess of five million Dollars ($5,000,000) during any Fiscal Year, the Borrower shall apply a sum equal to such Extraordinary Amount to prepay the Guaranteed Loan and the Cerberus Loan, Ratably; provided that no prepayment under this sub-clause (M) shall be required for any Permitted Tax Credit Transaction consisting solely of an outright sale of such Section 45X Tax Credits to a third party that is not an Affiliate and not in connection with a securitization or other financing transaction (it being understood, for the avoidance of doubt, that Net Amount from any Permitted Tax Credit Transaction that is a securitization or other financing transaction shall be subject to prepayment pursuant to this sub-clause (M)).

(p)    Subject to clause (d) below, upon the occurrence of a Mandatory Prepayment Event, the Borrower shall promptly, and in no event later than five (5) Business Days upon the occurrence thereof, provide a Prepayment Election Notice to DOE and FFB (with a copy to the Collateral Agent) not less than thirteen (13) Business Days prior to the Intended Prepayment Date in accordance with the terms hereof and of the FFB Note.

(q)    If DOE's calculation of the anticipated Mandatory Prepayment Amount differs from that of the Borrower, DOE and the Borrower shall attempt to promptly resolve any discrepancies; provided, that any delay in the payment of any amounts due hereunder during such period shall not be an Event of Default.

(r)    For any prepayment of the Guaranteed Loan in whole or in part pursuant to this Section 3.05(c) (Mandatory Prepayments), after DOE has notified the Borrower that the anticipated Mandatory Prepayment Amount is acceptable to DOE, the Borrower shall deliver an Prepayment Election Notice to FFB certifying the amount of the Mandatory Prepayment Amount pursuant to Section 14 of the FFB Note, with a copy to DOE.  If the Borrower fails to deliver a Prepayment Election Notice to FFB within three (3) Business Days of DOE’s approval of the Mandatory Prepayment Amount set forth in the Prepayment Election Notice, the Borrower hereby unconditionally and irrevocably authorizes and empowers DOE to deliver such Prepayment Election Notice to FFB on the Borrower's behalf.

(s)    Any Mandatory Prepayments of Advances made under the FFB Note shall be made on the Intended Prepayment Date set forth in the relevant Prepayment Election Notice delivered pursuant to this Section 3.05 (Prepayments), which Intended Prepayment Dates shall occur within the applicable time frames provided in this Section 3.05(c) (Mandatory Prepayments).

(t)    Nothing contained in this Section 3.05(c) (Mandatory Prepayments) shall permit any Borrower Entity or any of its Subsidiaries to take any actions that is otherwise prohibited by the terms and conditions of this Agreement.

(d)    Reduction of Commitments in Lieu of Mandatory Prepayments. Notwithstanding clause (c) above, the Borrower may, subject to delivery of prior written notice to DOE within the period set forth in clause (c)(ii) above, apply the proceeds of any Mandatory Prepayments that would have otherwise been applied pursuant to clause (c) above to prepay the Advances made under the FFB Note (the "Mandatory Prepayment Proceeds") to fund Eligible Project Costs, and the Guaranteed Loan Commitment Amount shall be reduced Dollar for Dollar (but not less than zero Dollars ($0)) by the aggregate amount of Mandatory Prepayment Proceeds that have been used to fund such Eligible Project Costs in accordance with this clause (d).

Article IV

Payment Obligations; Reimbursement

Section 4.01    Reimbursement and Other Payment Obligations.

(a)    The Borrower shall pay to DOE the Facility Fee on or before the Execution Date.

(b)    The Borrower shall pay to DOE the Maintenance Fee, with payments to occur as described below:

(a)    the Borrower shall pay the initial Maintenance Fee before the Execution Date, which fee shall be pro-rated on a daily basis for the number of days starting with the Execution Date and ending on December 31, 2024; and

(b)    the Borrower shall pay each subsequent Maintenance Fee on or before January 1 (or if not a Business Day, the first Business Day thereafter) of each calendar year after the Execution Date until the date on which the Guaranteed Loan is paid in full.

(c)    The Borrower shall pay to DOE (or, to the extent applicable, reimburse DOE) or such other Person as DOE shall direct in writing, as follows:

(c)    a sum, in Dollars, equal to the total of all amounts payable by DOE to FFB pursuant to the DOE Guarantee (a "DOE Guarantee Payment") which relate to, or arise out of, the FFB Documents or FFB providing or having provided financing under the FFB Note (such amounts, "Reimbursement Amounts"), which Reimbursement Amounts shall be due and payable to DOE by the Borrower as of the date on which DOE makes the DOE Guarantee Payment to which they relate;

(d)    all documented Secured Party Expenses paid or incurred in connection with:

(i)    whether or not the transactions contemplated by this Agreement, or the Financing Documents are consummated, the due diligence of the Borrower, the other

Borrower Entities and the Project, and the preparation, negotiation, execution and recording of this Agreement, the other Transaction Documents and any other documents and instruments related to this Agreement or thereto (including legal opinions);

(ii)    any amendment or modification to, or the protection or preservation of any right or claim under, or consent or waiver in connection with, this Agreement or any other Transaction Document, any such other document or instrument related to this Agreement, such other Transaction Document or any Collateral;

(iii)     the administration, preservation in full force and effect and enforcement of this Agreement, the other Transaction Documents and any other documents and instruments referred to herein or therein (including the fees and disbursements of counsel for DOE and travel costs);

(iv)      the servicing, administration and monitoring of the Project and the Financing Documents throughout the term of the Guaranteed Loan, including in connection with any difficulty experienced by the Project relating to technical, commercial, financial or legal matters or other events; and

(v)    any foreclosure against, sale or other Disposition of any Collateral securing the Secured Obligations from time to time, or pursuit of any other remedies under any of the Financing Documents, to the extent such costs and expenses are not recovered from such foreclosure, sale or other Disposition; and

(e)    to the extent permitted by Applicable Law, interest on any and all amounts described in this Article IV (Payment Obligations; Reimbursement) (other than Financing Document Amounts, interest on which shall accrue and be payable only to the extent (including subject to any conditions provided for therein and any defenses of the Borrower thereunder or in respect thereof), at the times, in the manner and in the amounts provided for in the Financing Documents (excluding this Section 4.01 (Reimbursement and Other Payment Obligations))) from the date payable by DOE under the FFB Program Financing Agreement until payment thereof in full by the Borrower, which amount shall accrue and be payable at the Late Charge Rate.

(d)    Upon any Event of Default and written notice from DOE to the Borrower, the Borrower shall pay to DOE an amount up to two percent (2%) per annum on the outstanding principal amount of the Guaranteed Loan (such amount being in addition to any interest payable pursuant to the FFB Note, including at the Late Charge Rate) (the "DOE Default Interest Rate"), payable on each Payment Date during the period commencing on the date of such Event of Default until the date such Event of Default is cured or waived in writing and is no longer continuing.  Upon written notice by DOE demanding payment of the DOE Default Interest Rate, and subject to Section 4.05 (Payment of Financing Document Amounts), the Borrower shall pay the DOE Default Interest Rate upon each immediately succeeding Payment Date following such written demand.

(e)    Any amendment, modification, consent, waiver or change to or in respect of any provision of this Agreement or any other Financing Document that constitutes a “modification” (as defined in Section 502(9) of FCRA) that increases the amount of the Credit Subsidy Cost (as calculated in accordance with FCRA and OMB Circular A-11, and as determined by OMB in its sole discretion), shall be subject to the availability to DOE of funds appropriated by Congress, or to the extent permitted by Applicable Law, payment by the Borrower, to meet, any increase in the Credit Subsidy Cost prior to such amendment or waiver to the extent required pursuant to Section 11.01 (Waiver and Amendment).

(f)    In accordance with Section 609.13(a) of the Title XVII Regulations, the Borrower shall not: (i) request that any Guaranteed Loan or any portion or proceeds derived thereof be used; or (ii) use any other funds obtained from the U.S. federal government or from a loan or other instrument guaranteed by the U.S. federal government, in either case for the payment of any costs, fees or expenses payable under this Section 4.01 (Reimbursement and Other Payment Obligations), except to the extent explicitly authorized by the U.S. Congress.

(g)    The Borrower shall pay to DOE any fees that DOE may assess or incur from time to time in connection with any amendment, consent or waiver in connection with this Agreement or any other Financing Document.

(h)    All fees payable to DOE hereunder shall be paid on the dates due, in immediately available funds in Dollars to DOE and shall be non-refundable upon payment.

(i)    All amounts payable to DOE hereunder, including Reimbursement Amounts, shall be paid without counterclaim or set-off by wire transfer to the following account, or to such other account as may be specified by DOE from time to time:

U.S. Treasury Department

ABA No. 0210-3000-4 TREASNYC/CTR/BNF = 89000001

OBI = LGPO Loan No. 1424

Section 4.02    Subrogation.  In furtherance of, and not in limitation of, DOE's right of subrogation, the Borrower acknowledges that, to the extent of any payment made by DOE of Reimbursement Amounts, DOE shall be fully subrogated to the extent of any such payment, and any additional interest due on any late payment, to the rights of FFB under the FFB Note, the FFB Note Purchase Agreement and any other Financing Documents.  The Borrower acknowledges and agrees to such subrogation and shall execute such instruments and to take such actions as DOE may reasonably request to evidence such subrogation and to perfect the right of DOE to receive any amounts paid or payable thereunder.  If and to the extent that DOE shall be fully and indefeasibly reimbursed in cash or immediately available funds by the Borrower pursuant to Section 4.01(Reimbursement and Other Payment Obligations) in respect of any payment made by DOE of Reimbursement Amounts, such reimbursement shall be deemed to constitute an equal and corresponding payment in respect of DOE's rights of subrogation hereunder in respect of such payment of Reimbursement Amounts.

Section 4.03    Obligations Absolute.

(a)    The obligations of the Borrower under this Article IV (Payment Obligations; Reimbursement) shall be absolute and unconditional, and shall be paid or performed strictly in accordance with this Agreement under all circumstances irrespective of:

(f)    any lack of validity or enforceability of, or any amendment or other modifications of, or waiver with respect to the FFB Note, this Agreement or any other Financing Document;

(g)    any exchange or release of any other obligations hereunder;

(h)    the existence of any claim, setoff, defense (other than a defense of payment or performance), reduction, abatement or other right that the Borrower Entity may have at any time against DOE or any other Person;

(i)    any document presented in connection with any Financing Document proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(j)    any payment by DOE pursuant to the terms of the FFB Program Financing Agreement against presentation of a certificate or other document which does not strictly comply with terms of such Program Financing Agreement;

(k)    any breach by the Borrower Entity of any representation, warranty or covenant contained in any of the Financing Documents;

(l)    except to the extent prohibited by mandatory provisions of Applicable Law, status as, and any other rights of, a "debtor" under the UCC as in effect from time to time in the State of New York or under the Applicable Law of any other relevant jurisdiction;

(m)      any duty on the part of DOE to disclose any matter, fact or thing relating to the business, operations or financial or other condition of the Borrower Entity now known or hereafter known by DOE;

(n)    any disability or other defense (other than a defense of payment or performance) of the Borrower Entity or any other Person;

(o)    any act or omission by DOE that directly or indirectly results in or aids the discharge of the Borrower Entity or any other Person, by operation of law or otherwise;

(p)    any change in the time, manner or place of payment of, or in any other term of, all or any of its obligations or liabilities hereunder or any compromise, renewal, extension, acceleration or release (other than a release of such obligations of the Borrower under this Article IV) with respect thereto, any change in the collateral securing its obligations or liabilities hereunder or any other Financing Document or any amendment or waiver of or any consent to departure from any other guarantee for all or any of its obligations or liabilities hereunder or any other Financing Document;

(q)    any change in the corporate structure or existence of the Borrower Entity;

(r)    any exchange, taking or release of Collateral;

(s)    any application of Collateral to the Secured Obligations; or

(t)    any other circumstances or conditions, foreseen or unforeseen, now existing or hereafter occurring, which might otherwise constitute a defense available to, or discharge of, the Borrower Entity in respect of any Financing Document (other than a defense of payment or performance).

(b)    The Borrower and all others who may become liable for all or part of the obligations of the Borrower under this Agreement agree to be bound by this Article IV and, to the extent permitted by Applicable Law:

(u)    waive and renounce any and all redemption and exemption rights and the benefit of all valuation and appraisement privileges against the indebtedness and obligations evidenced by any Financing Documents or by any extension or renewal thereof;

(v)    waive presentment and demand for payment, notices of non-payment and of dishonor, protest of dishonor and notice of protest, except as expressly provided otherwise in this Agreement;

(w)      waive all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default or enforcement of any payment hereunder except as required hereby or by the other Financing Documents;

(x)    waive all rights of abatement, diminution, postponement or deduction, and any defense (other than a defense of payment or performance), that any party to any Financing Document or any beneficiary thereof may have at any time against DOE or any other Person, or out of any obligation at any time owing to DOE or FFB;

(y)    agree that its liabilities hereunder shall be unconditional and without regard to any setoff, counterclaim or the liability of any other Person for the payment hereof;

(z)    agree that any consent, waiver or forbearance hereunder with respect to an event shall operate only for such event and not for any subsequent event;

(aa)     consent to any and all extensions of time that may be granted by DOE or FFB with respect to any payment hereunder or other provisions hereof and to the release of any security at any time given for any payment hereunder, or any part thereof, with or without substitution, and to the release of any Person or entity liable for any such payment;

(bb)    waive all defenses and allegations based on or arising out of any contradiction or incompatibility among its obligations or liabilities hereunder and any of its other obligations;

(cc)     waive, unless and until its obligations or liabilities hereunder have been performed, paid, satisfied or discharged in full, any right to enforce any remedy that DOE or FFB now has or may in the future have against the Borrower Entity or any other Person;

(dd)    waive any benefit of, or any right to participate in, any guarantee or insurance whatsoever now or in the future held by DOE or FFB;

(ee)     waive the benefit of any statute of limitations affecting its liability hereunder; and

(ff)    consent to the addition or release of any and all other makers, endorsers, guarantors and other obligors for any payment hereunder, and to the acceptance or release of any and all other security for any payment hereunder, and agree that the addition or release of any such obligors or security shall not affect the liability of the parties hereto for any payment hereunder.

(c)    The Borrower shall remain liable for its reimbursement and other payment obligations under this Agreement and the other Financing Documents until such obligations have been irrevocably paid or otherwise satisfied and discharged in full in accordance with this Agreement and the other Financing Documents, and nothing except irrevocable payment, satisfaction or discharge in full thereof in accordance with this Agreement and the other Financing Documents shall release the Borrower from such obligations.

(d)    Except as expressly provided herein, the obligations and liabilities of the Borrower under this Agreement or the other Financing Documents shall not be conditioned or contingent upon the pursuit or exercise by DOE, FFB or any other Person at any time of any right or remedy (nor shall such obligations and liabilities be affected, released or modified by any action, failure, delay or omission by DOE, FFB or any other Person in the enforcement or exercise of any right or remedy under Applicable Law) against any Person that may be or become liable in respect of all or any part of the obligations and liabilities of the Borrower under this Agreement or the other Financing Documents.

Section 4.04    Evidence of Payment.  In the event of any payment by DOE that is required to be reimbursed or indemnified by the Borrower, the Borrower shall accept written evidence of billing and payment by DOE as evidence, absent manifest error, of the existence and amount thereof.

Section 4.05    Payment of Financing Document Amounts.

(a)    Anything in this Article IV (Payment Obligations; Reimbursement) to the contrary notwithstanding, including Section 4.04 (Evidence of Payment):

(gg)    amounts payable by the Borrower pursuant to Section 4.01 (Reimbursement and Other Payment Obligations) in respect of payments made or required to be made by DOE to FFB on account of Financing Document Amounts shall be payable by the Borrower only to the extent (including subject to any conditions provided for in the Financing Documents and any defenses of the Borrower under the Financing Documents), at the times, in the manner and in the amounts that such Financing Document Amounts would otherwise have been payable by the Borrower under the Financing Documents (including, for the avoidance of doubt, on an accelerated basis following the occurrence of an Event of Default);

(hh)    amounts payable by the Borrower under Section 4.01 (Reimbursement and Other Payment Obligations) shall be without duplication of any amounts payable by the Borrower pursuant to: (A) this Agreement; (B) the FFB Note; (C) the FFB Note Purchase Agreement; (D) the subrogation rights referred to in Section 4.02 (Subrogation); or (E) the provisions of Section 11.07 (Indemnification); and

(ii)    no amount shall be payable by the Borrower under Section 4.01 (Reimbursement and Other Payment Obligations) in respect of payments made or required to be made by DOE to FFB in respect of any liability, loss, cost or expense relating to or arising out of any sale, assignment or other transfer of the FFB Note or portion thereof by FFB to DOE, except during the continuance of an Event of Default.

(b)    If an event permitting the acceleration of any Advance and/or the FFB Note shall at any time have occurred and be continuing, and such acceleration of any Advance and/or the FFB Note shall at such time be prevented by reason of the pendency against the Borrower Entity or any other Person of a case or proceeding under a bankruptcy or insolvency law, the Borrower acknowledges and agrees that, for purposes of this Agreement and its obligations hereunder, in respect of any payment made by DOE to FFB, such Advance and/or the FFB Note shall be deemed to have been accelerated with the same effect as if such Advance and/or the FFB Note had been accelerated in accordance with the terms of the FFB Documents.

Conditions Precedent

Section 4.06    Conditions Precedent to the Execution Date.  The obligation of DOE to execute this Agreement and deliver to FFB the FFB Secretary's Instruments in accordance with Section 3.3 of the FFB Note Purchase Agreement required for FFB to purchase the FFB Note on the Execution Date, and the obligation of FFB to thereupon deliver an acceptance notice pursuant to Section 5.1 (Acceptance or Rejection of Principal Instruments) of the FFB Note Purchase Agreement shall be subject to the prior satisfaction (or waiver in writing) of each of the following conditions precedent as of the Execution Date (the "Execution Date Conditions Precedent") as determined by: (x) in all cases, DOE (in consultation with the Secured Party Advisors, at DOE’s discretion); and (y) with respect to any documents or instruments addressed to FFB or to which FFB is a party, FFB:

(a)    Due Diligence Review.  Completion by DOE of its due diligence review of the Borrower Entities, the Project and all other matters related thereto.

(b)    KYC Requirements.  Receipt by DOE of:

(jj)    evidence that the Borrower Entities have established proper operating and credit policies and procedures (including, "know your customer" and anti-money laundering policies) to ensure, inter alia, proper credit, risk and conflicts of interest management;

(kk)    all documentation (including taxpayer identification documents) and other information in respect of: (A) any Borrower Entity; (B) any Person holding, directly or indirectly, ten percent (10%) or more of the Equity Interests of the Borrower (other than a Qualified Transferee) or any other Major Project Participant and (C) with respect to the First Advance of Tranche 2, Frontier (the "KYC Parties") to the extent required by any Secured Party to enable it to be satisfied with the results of all "know your customer" and other requirements (including, the Anti-Money Laundering Laws); and

(ll)    confirmation by each Secured Party of the completion of its respective "know your customer" diligence in respect of each KYC Party.

(c)    Consultant Reports.  Receipt by DOE of a report addressed to DOE (the date of which has been brought forward to the Execution Date (if applicable)), from each of:

(mm)    the Independent Engineer;

(nn)    the Market Consultant;

(oo)    the Financial Advisor; and

(pp)    the Insurance Consultant.

(d)    Transaction Documents.  Receipt by DOE of:

(qq)    fully executed originals (in sufficient counterparts for each of DOE, FFB and the Collateral Agent), or copies thereof if permitted by DOE, of each Financing Document (other than Direct Agreements and the Borrower Project Accounts Control Agreement); and

(rr)    fully executed copies of each Major Project Document, each Permitted Creditor Document and each other Project Document that is in effect at such time, together with a certificate of a Responsible Officer of the Borrower, certifying that:

(i)    the copies submitted are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters);

(ii)    no term or condition thereof has been amended in a manner prohibited by Section 9.01(c) (Amendment of and Notices under Transaction Documents) from that delivered pursuant to this clause (ii);

(iii)     each such Project Document is in full force and effect; and

(iv)      all conditions precedent to the effectiveness of each such Project Document (if any) have been satisfied.

(e)    Intercreditor Arrangements.  Receipt by DOE of:

(ss)      fully executed originals (in sufficient counterparts for each of DOE, FFB and the Collateral Agent), or copies thereof if permitted by DOE, of the Intercreditor Agreement and each other document required to be delivered in connection therewith, including any security documents in favor of Cerberus permitted pursuant to the Intercreditor Agreement; and

(tt)    fully executed copies of each then-required Cerberus Financing Document, each in form and substance satisfactory to DOE, together with a certificate of a Responsible Officer of the Borrower, certifying that:

(i)    the copies submitted are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters);

(ii)    no term or condition thereof has been amended in a manner prohibited by Section 9.01(c) (Amendment of and Notices under Transaction Documents) from that delivered pursuant to this clause (ii);

(iii)     each such Cerberus Financing Document is in full force and effect; and

(iv)      all conditions precedent to the effectiveness of each such Cerberus Financing Document (if any) have been satisfied.

(f)    CFIUS.  To the extent any Borrower Entity has notified any transaction to CFIUS (a "CFIUS Notified Transaction") receipt by DOE of evidence satisfactory to DOE (in its reasonable discretion) that the Borrower has received written notification from CFIUS stating that: (a) CFIUS lacks jurisdiction over any such CFIUS Notified Transaction; (b) CFIUS has concluded all action pursuant to Section 721 of the DPA, and has determined that there are no unresolved national security concerns with respect to any such CFIUS Notified Transaction; or (c) following an investigation, CFIUS has sent a report to the President requesting the President's decision and either (i) the President has announced a decision not to take any action to suspend or prohibit any such CFIUS Notified Transaction; or (ii) the President has not taken any action within fifteen (15) days from the date the President received the report from CFIUS.

(g)    Borrower FFB Documents.  Receipt by DOE of each of the documents, including the Borrower’s Instruments, the Certificate Specifying Authorized Borrower Officials and the Opinion of Borrower's Counsel re: Borrower’s Instruments that are required to be delivered by the Borrower to FFB pursuant to Section 3.2 (Borrower’s Instruments) of the FFB Note Purchase Agreement, each of which shall be in full force and effect in accordance with its terms.

(h)    Organizational Documents.  Receipt by DOE of the Organizational Documents of each Borrower Entity, accompanied in each case by an Officer's Certificate (substantially in the form attached as Exhibit P (Form of Officer's Certificate)) hereto of such Borrower Entity, certified by a Responsible Officer thereof, attaching: true, correct and complete copies of good standing certificates, incumbency certificates, resolutions and any other documents as DOE shall reasonably request, with respect to, inter alia, approval of:

(uu)    each such Borrower Entity’s participation in the Project;

(vv)    the financing therefor (including the Guaranteed Loan and this Agreement) and the granting of Liens to secure the Secured Obligations;

(ww)    the execution, delivery and performance by such Borrower Entity of the Transaction Documents to which it is party;

(xx)    a current corporate chart, including the Borrower Entities and the Borrower’s direct equity investors;

(yy)    a capitalization table of the Borrower setting out each direct and indirect beneficial owner of the Borrower of more than ten percent (10%); and

(zz)     an organizational chart demonstrating the management and governance structure of the Borrower Entities and identifying key persons of each Borrower Entity.

(i)    Execution Date Certificates.  Receipt by DOE of:

(aaa)    a closing certificate from a Responsible Officer of each Borrower Entity, dated as of the Execution Date, substantially in the form of Exhibit S (Form of Closing Certificate) (the "Closing Certificate"); and

(bbb)    a certificate from a Responsible Officer of each Borrower Entity, dated as of the Execution Date, substantially in the form of Exhibit T (Form of Tax Certificate) (the "Tax Certificate").

(j)    Eligible Project Costs.  Receipt by DOE of all material information with respect to the Eligible Project Costs incurred and paid by the Borrower prior to the Execution Date for which the Borrower expects to be reimbursed, including such breakdowns or other information as DOE may request, all certified by a Responsible Officer of the Borrower as being true, correct and complete.

(k)    Base Case Financial Model.  Receipt by DOE of a certified Base Case Financial Model (the "Execution Date Base Case Financial Model"), demonstrating compliance with the Debt Sizing Parameters and the financial covenants set out in Section 7.23 (Financial Covenants).

(l)    Milestone Schedules.  Receipt by DOE of:

(ccc)    an agreed schedule of construction and other milestones, including payment milestones, for the construction of each Line and the Project overall, in accordance with the Construction Contracts and meeting the criteria set out in Schedule B (Project Milestone Schedule) (collectively, as such milestones may be modified from time to time as provided hereunder, the "Project Milestones" and such schedule as may be modified from time to time as provided hereunder, the "Project Milestone Schedule"), in scheduled chronological order, that the Borrower will need to satisfy in order to achieve each Line Commercial Operation Date and the Project Completion Date, together with the anticipated completion dates for each of the Project Milestones and the anticipated costs and expenses that the Borrower expects to incur in connection with, and upon the completion of, each of the Project Milestones; and

(ddd)    a Primavera P6 Level 3 schedule, including access to the raw P6 datafile (or such other compatible schedule with a sufficient level of detail as agreed in writing by DOE in consultation with the Independent Engineer) and spending plan for the development and construction of the Project (the "Integrated Schedule and Spending Plan").

(m)      Construction Budget.  Receipt by DOE of a construction budget, in the form of Exhibit A (Form of Construction Budget) hereto, that:

(eee)    sets forth, on a monthly basis in acceptable level of detail, for each Line all projected Pre-Completion Costs necessary to design, develop, construct and start-up such Line through Project Completion of such Line (including the amount of any Pre-Completion Costs paid through the date of the Construction Budget); and

(fff)    specifies on a line item and aggregate basis for all construction-related Pre-Completion Costs for each Line, including: (A) the portions of any Pre-Completion Costs for such Line that constitute Eligible Project Costs; and (B) the amount of any Budgeted Contingencies.

(n)    Business Continuity Plan(i).  Receipt by DOE of the Business Continuity Plan.

(o)    Insurance; Insurance Consultant Report.  Receipt by DOE of:

(ggg)    true, correct and complete copies of each policy of Required Insurance then required to be in effect from the Borrower Entities and each Major Project Participant in accordance with Section 7.03 (Insurance) and Schedule C (Insurance), each in full force and effect and compliant with such other requirements regarding Acceptable Insurers, coverage, deductibles, exceptions and premiums as set out in Schedule C (Insurance);

(hhh)    a Broker's Letter of Undertaking acceptable to DOE in respect of the Required Insurance; and

(iii)     a report from the Insurance Consultant (the date of which has been brought forward to the Execution Date (if applicable)) in respect of the Project and the Required Insurance, the adequacy of insurance coverage to be maintained and such other insurance related matters as DOE may request.

(p)    [Reserved].

(q)    Environmental Reports. Receipt by DOE of: (A) a current Phase I Environmental Site Assessment for each Project Site and Building 270, covering the Real Property within each such Project Site and Building 270; and (B) any and all Phase I Environmental Site Assessments relating to the Real Property within the Project Sites and Building 270 when prepared for the Borrower or any third party (so long as the Borrower has the right to obtain any such Phase I Environmental Site Assessment prepared for a third party).

(r)    Sales Arrangements.  Receipt by DOE of: (i) the then-current Sales Plan, in form and substance acceptable to DOE; and (ii) copies of all binding and prospective Sales Agreements.

(s)    Intellectual Property; Source Code.  Receipt by DOE of:

(jjj)     a fully executed original (to the extent required) or copy of each Project IP Agreement and confirmation that the licenses included therein remain in full force and effect; and

(kkk)    evidence that:

(i)    the Borrower or another Borrower Entity exclusively owns all Project IP, or has rights to use all Project IP pursuant to the Project IP Agreements; and

(ii)    the Borrower and, to the extent applicable, each other Borrower Entity has caused each licensor of rights to Project IP under a Project IP Agreement existing at such time to grant, or otherwise permit to grant to, Secured Parties a Secured Parties' License and confirmation that such license remains in full force and effect.

(t)    Litigation.  Receipt by DOE of an Officer's Certificate of the Borrower and each Borrower Entity, as applicable, certifying that, other than Disclosed Adverse Proceedings, there is no pending or, to the Borrower's or such Borrower Entity's Knowledge, as applicable, threatened (in writing) Adverse Proceeding, that relates to: (x) the legality, validity or enforceability of any of the Transaction Documents or the ability of any Secured Party to exercise any of its rights under any of the Financing Documents or the remedies in respect of the Collateral pursuant to the Security Documents; and (y) any transaction contemplated by any such Transaction Document; or (z) the Project or any Borrower Entity.

(u)    Legal Opinions.  Receipt by DOE and the other Secured Parties of executed versions of the following legal opinions (including originals thereof, as required) in respect of each Borrower Entity, dated as of the Execution Date and addressed to the Secured Parties:

(lll)     the legal opinion of Haynes and Boone, LLP, as New York counsel to the Borrower Entities; and

(mmm)  the legal opinion of Blank Rome LLP, as Pennsylvania counsel to the Borrower Entities.

(v)    Financial Statements.  Receipt by DOE of the Historical Financial Statements, in each case, from the Borrower Entities, and certified by a Responsible Officer thereof, as applicable, that such Historical Financial Statements fairly present, in all material respects, the financial condition of such Borrower Entities, as applicable, as at the dates indicated and the results of its operations and their cash flows for the relevant periods, in each case, in accordance with the Designated Standard applied on a basis consistent with prior years, subject, in the case of unaudited Financial Statements, to changes resulting from the absence of notes and normal audit and year-end adjustments, as applicable.

(w)      Required Approvals.  Receipt by DOE of:

(nnn)    the Required Approvals Schedule, together with a certificate of a Responsible Officer of the Borrower with respect thereto; and

(ooo)    fully executed copies of each Required Approval listed on Part A of the Required Approvals Schedule, together with a certificate of a Responsible Officer of the Borrower, certifying that:

(i)    the copies submitted are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters);

(ii)    no term or condition thereof has been amended from that delivered pursuant to this clause (w);

(iii)     each such Required Approval has been validly issued, is in full force and effect and Non-Appealable; and

(iv)      all conditions precedent to the effectiveness of each such Required Approval has been satisfied.

(x)    Fees and Expenses.  Receipt by DOE of:

(ppp)    payment of the Facility Fee and Maintenance Fee due and owing as of the Execution Date;

(qqq)    payment in full or reimbursement of all fees required to be paid on or prior to the Execution Date and all Secured Party Expenses and other fees or expenses (if any) then due and payable in accordance with Section 4.01 (Reimbursement and Other Payment Obligations); and

(rrr)    (A) reimbursement of all fees and Secured Party Expenses of any Secured Party Advisors incurred in connection with the Project and invoiced on or prior to the Execution Date; or (B) confirmation that such fees and Secured Party Expenses have been paid directly, in each case from funds other than the proceeds of the Guaranteed Loan.

(y)    Authorization to Independent Auditor.  Receipt by DOE of:

(sss)    evidence that the Borrower, on behalf of itself and each other Borrower Entity, has appointed the Independent Auditor;

(ttt)     verbal assurances from the Independent Auditor as to the adequacy of the Borrower's accounting and information systems; and

(uuu)    evidence that the Borrower has irrevocably instructed the Independent Auditor to communicate directly with DOE, FFB and the U.S. Comptroller General regarding the accounts, operations and all other matters set forth in Section 7.11 (Books, Records and Inspections) with respect to the Borrower and each other Borrower Entity.

(z)    Accounting Controls.  Receipt by DOE of evidence that:

(vvv)    the Borrower has appointed and maintains one (1) or more independent consultants acceptable to DOE to advise and implement, as required, remediation of any qualifications or non-compliance of the Borrower's internal accounting systems and controls identified in the Accounting Compliance Plan (the "Compliance Consultants");

(www)   the Borrower's board of directors has, in consultation with the Independent Auditor and Compliance Consultants, developed and approved a compliance plan, in form and substance acceptable to DOE, setting out processes, policies and procedures to address any identified weaknesses in the internal accounting and controls of the Borrower Entities, together with a detailed implementation timeline (the "Accounting Compliance Plan");

(xxx)    the Borrower is implementing the Accounting Compliance Plan in accordance with the timeline set out therein; and

(yyy)    no additional qualification or potential non-compliance with internal accounting controls has been identified by the Borrower, Independent Auditor, Compliance Consultants or DOE.

(aa)     Reserved].

(bb)    Representations and Warranties.  Each of the representations and warranties made (or deemed to be made) by any Borrower Entity or Major Project Participant in any Financing Document are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by "materiality," "material adverse effect" or a similar qualifier, in which case it is true and correct in all respects) as of such date, except to the extent such representation or warranty is made only as of a specific date or time (in which event such representation or warranty is true and correct as of such date or time).

(cc)     Material Adverse Effect.  No event (including a change in law) shall have occurred that has or could reasonably be expected to have a Material Adverse Effect.

(dd)    Certain Events.  No Default, Event of Default, Event of Force Majeure or Event of Loss has occurred and is continuing or would reasonably be expected to occur as of the Execution Date.

(ee)     SAM Registration.  Receipt by DOE of evidence of the registration by the Borrower in SAM.

(ff)    Davis-Bacon Act. Receipt by DOE of a certificate from the Borrower certifying that (A) the clauses set forth in Exhibit B (Davis-Bacon Act Contract Provisions) and the appropriate wage determination(s) of the Secretary of Labor have been included in each Davis-Bacon Act Covered Contract existing as of the Execution Date; and (B) the Borrower and each DBA Contract Party under each Davis-Bacon Act Covered Contract existing on or prior to the Execution Date have taken all necessary steps to comply with and are in compliance (including retroactive compliance) with the Davis-Bacon Act Requirements.

(gg)    Credit Rating Requirement.  At least fifteen (15) days prior to the Execution Date and no earlier than forty-five (45) days prior to such date, DOE shall have received a final credit rating for the Project based upon the most recent annual and quarterly financial data and projections, at least equal to the initial credit rating for the Project in connection with the Application (or equivalent rating), issued by a nationally recognized statistical rating organization.

(hh)    Lobbying Certification.  Receipt by DOE of each Borrower Entity’s completed "Disclosure Form to Report Lobbying" (Standard Form LLL).

(ii)    Compliance with NEPA.  DOE shall have:

(zzz)    completed its review and related consultations under NEPA with respect to the Guaranteed Loan and the Turtle Creek Project Site; and

(aaaa)     issued and published a Categorical Exclusion review of the portion of the Project located at the Turtle Creek Project Site pursuant to 10 CFR 1021.410 (b) with respect to the Guaranteed Loan.

(jj)    Program Requirements.  Receipt by DOE of evidence that all Program Requirements required to have been satisfied as of the Execution Date have been satisfied.

(kk)    OMB Certification.  Receipt by DOE of a certification from the Director of OMB that the DOE Guarantee and the Project comply with the provisions of Section 50141(d) of the Inflation Reduction Act of 2022, Public Law No. 117-169.

(ll)    Action Memoranda.  Receipt by DOE of one (1) or more action memoranda executed by the Secretary of Energy approving and authorizing:

(bbbb)    the execution by DOE of the Financing Documents to which it is a party and the transactions contemplated thereby;

(cccc)     any provisions in the Transaction Documents that constitute material changes to the terms and conditions set forth in the Term Sheet; and

(dddd)    the apportionment of the Credit Subsidy Cost.

(mm)    Credit Subsidy Cost.  Receipt by DOE of evidence that:

(eeee)     OMB has reviewed and approved DOE’s calculation of the Credit Subsidy Cost;

(ffff)    OMB has approved the Apportionment and Reapportionment Schedule (Standard Form 132) with respect to the Credit Subsidy Cost; and

(gggg)    the apportionment of the Credit Subsidy Cost has occurred.

(nn)    Inter-Agency Consultations and Approvals.  DOE shall have engaged in all required consultations, obtained all required approvals, and satisfied all applicable legal requirements in connection with execution and performance by DOE of the Transaction Documents to which it is a party.

(oo)    Employment Projections.  Receipt by DOE of projections for temporary and permanent jobs created or maintained in the U.S. as a result of the Project for each Fiscal Year occurring during the term of the Guaranteed Loan.

(pp)    ~~Community Benefits Plan.  Receipt by DOE of the Community Benefits Plan for the Project~~[Reserved].

(qq)    CapEx Budget; 13-Week Forecast.  Receipt by DOE of the CapEx Budget, the 13-Week Forecast, in form and substance satisfactory to DOE in its sole discretion.

(rr)    Additional Items.  Receipt by DOE of such other documents, certifications, or consents relating to the Project, any Borrower Entity, any Major Project Participant, or the matters contemplated by the Transaction Documents as it may reasonably request.

Section 4.07    Conditions Precedent to FFB Purchase of the FFB Note.  The obligation of FFB to deliver an acceptance notice pursuant to Section 5.1 (Acceptance or Rejection of Principal Instruments) of the FFB Note Purchase Agreement to purchase the FFB Note is subject to the prior satisfaction (or waiver in writing) as determined by FFB of each of the following conditions precedent as of the Execution Date and as of each First Advance Date:

(a)    Conditions Precedent in the FFB Documents.  Each condition precedent under the FFB Documents to the purchase of the FFB Note by FFB shall have been satisfied in the sole determination of FFB.

(b)    Receipt of Instruments.  FFB shall have received from DOE each of the FFB Secretary’s Instruments and FFB Borrower’s Instruments.

(c)    Representations and Warranties.  Each of the representations and warranties made by the Borrower in or pursuant to the Financing Documents shall be true and correct in all respects on and as of such date as if made on and as of such date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date).

Section 4.08    Conditions Precedent to Each First Advance Date.  The obligation of DOE to deliver an Advance Request Approval Notice pursuant to Section 2.03(c)(ii) (Advance Request Approval

Notice) directing FFB to make the First Advance under each Tranche in accordance with the FFB Note Purchase Agreement and the FFB Note shall be subject to the prior satisfaction (or waiver in writing) of each of the following conditions precedent as of the date of the Advance Request with respect to such Tranche and to their continued satisfaction on the Requested Advance Date for such Advance, in each case, as determined by: (a) in all cases, DOE (in consultation with the Secured Party Advisors, at DOE’s discretion); and (b) with respect to any documents or instruments addressed to FFB or to which FFB is party, FFB:

(a)    Execution Date Conditions Precedent.  The Execution Date shall have occurred, and each of the Execution Date Conditions Precedent shall continue to be satisfied as of the relevant First Advance Date.

(b)    Technical Conditions Precedent.  Receipt by DOE of evidence that applicable technical conditions precedent as set out in Schedule D (Technical Conditions Precedent) for such First Advance have been satisfied.

(c)    First Advance Longstop Date.  The First Advance Date for such Tranche shall occur no later than the First Advance Longstop Date for such Tranche.

(d)    Adequate Project Funding.  Receipt by DOE of evidence that:

(hhhh)    as of the Tranche 1 First Advance Date, the Borrower shall have (x) achieved compliance with each of the First Milestone and the Second Milestone, each, under and as defined in the Cerberus Credit Agreement and (y) received the proceeds of disbursement of the Tranche 1 Term Loan and the Tranche 2 Term Loan under and as defined in the Cerberus Credit Agreement (in each case, irrespective of whether such compliance was achieved on any applicable milestone test date or otherwise);

(iiii)    as of the Tranche 1 First Advance Date, the Borrower shall have on deposit in the Borrower Operating Accounts an amount equal to or in excess of the Base Funding Amount; and

(jjjj)    as of each First Advance Date for each Line, each of the Borrower and the Independent Engineer has provided a certification and supporting information that:

(i)    the Maximum Tranche Commitment Amount for the Relevant Tranche plus amounts on deposit in the Borrower Operating Accounts, taken together, are sufficient to pay all remaining Pre-Completion Costs (including Eligible Project Costs) for the Relevant Tranche; and

(ii)    the corresponding Line funded by the Relevant Tranche is expected to achieve Line Commercial Operation by the corresponding Line Commercial Operation Longstop Date.

(e)    First Advance Date Certificates.  For each First Advance Date, receipt by DOE of a Borrower Advance Date Certificate of each Borrower Entity, dated as of the relevant First Advance Date.

(f)    Consultant Reports.  Receipt by DOE of a certificate from the following Secured Party Advisors, dated as of the date of the Advance Request, substantially in the form of Exhibit C (Form of Secured Party Advisor Report Bring-Down Certificate) and addressing such other matters as DOE may request and, to the extent required, an updated copy of the report delivered as of the Execution Date:

(kkkk)    the Independent Engineer;

(llll)    the Market Consultant;

(mmmm)      the Financial Advisor;

(nnnn)    the Insurance Consultant; and

(oooo)    any other Secured Party Advisor required by DOE.

(g)    Base Case Financial Model(pppp).  Receipt by DOE of a certified updated Base Case Financial Model demonstrating compliance with the Debt Sizing Parameters are met, accompanied by a certificate from the chief financial officer or similar officer of the Borrower that includes a written explanation from the Borrower of all variances from the Execution Date Base Case Financial Model.

(h)    Sales Program; Logistics.  Receipt by DOE of:

(qqqq)    evidence demonstrating (A) combined Booked Orders and Pipeline equal to at least twelve (12) months of actual production based on production of then-current Lines. including (B) at least 6 months of Booked Orders, in each case with Qualifying Customers and consistent with the sales volume assumptions set forth in the Base Case Financial Model;

(rrrr)    copies of all binding and prospective Sales Agreements to the extent not previously delivered, including any modification or supplement to prior Sales Agreements;

(ssss)    an updated Sales Plan;

(tttt)    [Reserved]; and

(uuuu)    evidence of satisfactory infrastructure and logistics for distribution of Products under the corresponding Line in order to satisfy production contemplated under the Sales Plan.

(i)    Real Estate.  Receipt by DOE of:

(vvvv)    with respect to the Turtle Creek Project Site:

(i)    a Mortgage over the tenant’s leasehold interest in the Turtle Creek Project Site, executed and delivered by the applicable tenant and in appropriate form for recording in Official Records of Allegheny County Division of Real Estate Office, Pennsylvania;

(ii)    (1) evidence of a valid leasehold interest in the Turtle Creek Project Site, (2) a fully executed amendment to the Mortgaged Leases for the Turtle Creek Project Site, authorizing the Mortgage on the tenant’s leasehold interest and otherwise in form acceptable to DOE, (3) a memorandum of each lease of the Turtle Creek Project Site in appropriate recordable form and (4) an estoppel certificate from the lessor counterparty to each lease of the Turtle Creek Project Site disclosing no defaults by the tenant thereunder and otherwise in form acceptable to DOE;

(iii)     evidence that all easements, rights-of-way, zoning compliances, and other land rights necessary for the Turtle Creek Project Site shall have been obtained and are not subject to any contest,  dispute or appeal, including, all easements, rights-of-way, zoning compliances, occupancy permits and other land rights required to be obtained by any Major Project Participant pursuant to the Transaction Documents to which such Major Project Participant is a party or that are necessary for the performance of its obligations under such Transaction Documents (including, if required by DOE, zoning reports or zoning letters from applicable Governmental Authorities);

(iv)      evidence that: (A) no part of the improvements shall have suffered any significant damage by fire or other casualty which has not been repaired; (B) no condemnation or adverse zoning or usage change proceeding shall have occurred or shall have been threatened against any of the Real Property of the Turtle Creek Project Site; (C) no part of the improvements shall be located beyond the boundaries of the area subject to the environmental review under NEPA;

(v)    with respect to the tenant’s leasehold interest in the Turtle Creek Project Site,  a pro forma policy of title insurance, dated as of the Execution Date (with gap coverage through the recording date of the Mortgage in the Official Records of Allegheny County Division of Real Estate Office, Pennsylvania (if occurring after the Execution Date)) together with the endorsements identified in this clause (v), in an amount equal to six million Dollars ($6,000,000) in the aggregate, issued by the Title Company, in form and substance reasonably acceptable to the Secured Parties (such title proforma, the "Title Pro Forma"), and an irrevocable commitment from the Title Company (such commitment to be in a closing instruction letter in form and substance acceptable to the Secured Parties) to issue an ALTA Mortgage Loan Policy of Title Insurance (Form No. 1056.06 dated 6-17-06) together with all endorsements and affirmative coverages required by DOE, including an ALTA 32.2 or equivalent endorsement for the Project as modified by an ALTA 33 endorsement for the Project, ensuring that the Mortgage creates a legal, valid and enforceable First Priority Lien on the tenant’s leasehold interest in the Turtle Creek Project Site, easements and other interests in Real Property created under the Real Property Documents and other interests in real property (including improvements) described in the Mortgage subject only to Permitted Liens; and

(vi)      true, correct and complete copies of any related material documents requested by DOE;

(wwww)    as of the Tranche ~~3~~2 First Advance Date, with respect to the ~~Duquesne~~Thorn Hill Project Site:

(vii)    a Mortgage over the tenant’s leasehold interest in the ~~Duquesne~~Thorn Hill Project Site, executed and delivered by the applicable tenant and in appropriate form for recording in Official Records of Allegheny County Division of Real Estate Office, Pennsylvania;

(viii)    (1) evidence of a valid leasehold interest in the ~~Duquesne~~Thorn Hill Project Site, (2) a memorandum of ~~each~~ lease of the ~~Duquesne~~Thorn Hill Project Site in appropriate recordable form, and (3) an estoppel certificate from the lessor counterparty to ~~each~~the lease of the ~~Duquesne~~Thorn Hill Project Site disclosing no defaults by the tenant thereunder and otherwise in form acceptable to DOE;

(ix)      evidence that all easements, rights-of-way, zoning compliances, and other land rights necessary for the ~~Duquesne~~Thorn Hill Project Site shall have been obtained and are not subject to any contest,  dispute or appeal, including, all easements, rights-of-way, zoning compliances, occupancy permits and other land rights required to be obtained by any Major Project Participant pursuant to the Transaction Documents to which such Major Project Participant is a party or that are necessary for the performance of its obligations under such Transaction Documents (including, if required by DOE, zoning reports or zoning letters from applicable Governmental Authorities);

(x)    evidence that: (A) no part of the improvements shall have suffered any significant damage by fire or other casualty which has not been repaired; (B) no condemnation or adverse zoning or usage change proceeding shall have occurred or shall have been threatened against any of the Real Property of the ~~Duquesne~~Thorn Hill Project Site; (C) no part of the improvements shall be located beyond the boundaries of the area subject to the environmental review under NEPA;

(xi)      true, correct and complete copies of any related material documents requested by DOE; and

(xii)    evidence that the Mortgaged Lease for the ~~Duquesne~~Thorn Hill Project Site authorizes the leasehold mortgage, subordinates the landlord’s interests in the Collateral, if any, to those of DOE and provides for any required approval from landlord’s lender.

(xxxx)    [Reserved];

(yyyy)    with respect to ~~the tenant’s~~Borrower’s leasehold interest in the ~~Duquesne~~Thorn Hill Project Site, a pro forma policy of title insurance ~~(with gap coverage through the recording date of the Mortgage in the Official Records of Allegheny County Division of Real Estate Office, Pennsylvania)~~  together with the endorsements ~~identified in this clause (v)~~required by DOE, in an amount ~~equal to six million Dollars ($6,000,000) in the aggregate~~reasonably satisfactory to DOE, issued by the Title Company, in form and substance reasonably acceptable to the Secured Parties (such title proforma, the "Title Pro Forma"), and an irrevocable commitment from the Title Company (such commitment to be in a closing instruction letter in form and substance acceptable to the Secured Parties) to issue an ALTA Mortgage Loan Policy of Title Insurance (Form No. 1056.06 dated 6-17-06) together with all endorsements and affirmative coverages required by DOE, including an ALTA 32.2 or equivalent endorsement for the Project as modified by an ALTA 33 endorsement for the Project, ensuring that the Thorn Hill Mortgage creates a legal, valid and enforceable First Priority Lien on the ~~tenant’s~~Borrower’s leasehold interest in the ~~Duquesne~~Thorn Hill Project Site, easements and other interests in Real Property created under the Real Property Documents and other interests in real property ~~(including improvements)~~ described in the Thorn Hill Mortgage subject only to Permitted Liens;

(zzzz)     [Reserved];

(aaaaa)   evidence that the Borrower: (i) has in place all power, water, wastewater, transportation, communications and other utilities and infrastructure necessary for construction and operation of the Project at the applicable Project Site in accordance with the relevant Project Documents and all Required Approvals related to the foregoing utilities and infrastructure have been obtained and are final and Non-Appealable; and (ii) has secured for each utility the capacity necessary to sustain operations for the Project; ~~and~~

either (A) a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination indicating that the Thorn Hill Project Site is not in located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” or (B) evidence that the Borrower maintains flood insurance in amounts acceptable to DOE;

if the landlord’s interest in the Thorn Hill Project Site is encumbered by a fee mortgage, an executed subordination, non-disturbance and attornment agreement or a similar agreement, in form and substance acceptable to DOE ("SNDA") among the Borrower, the Thorn Hill Landlord and the applicable fee mortgagee acceptable to DOE; and

~~(vii)~~ true, correct and complete copies of any related material documents requested by DOE.

(j)    Accounts.  Receipt by DOE of evidence that:

(bbbbb) prior to the Tranche 1 First Advance Date, each Project Account has been established in accordance with the provisions of the Accounts Agreement and other Financing Documents;

(ccccc)   prior to each First Advance Date, each Project Account and, to the extent applicable, Borrower Operating Account has been funded to the extent of any amounts required to have been deposited prior to such First Advance Date in accordance with the Financing Documents.

(k)    Permitted Indebtedness(ddddd).  Prior to the Tranche 1 First Advance Date, receipt by DOE of evidence that all existing Indebtedness other than Permitted Indebtedness has been repaid.

(l)    Security Interests.  Receipt by DOE of evidence that:

(eeeee)   all Security Documents are in full force and effect and shall have been duly filed and registered or recorded in any jurisdiction and with any Governmental Authority in which such filing and registration or recording is necessary or advisable to make valid and effective and to perfect the Liens intended to be created thereby and the rights of the Secured Parties thereunder;

(fffff)      such Liens constitute valid, enforceable and perfected, First Priority Liens over the Collateral, in each case in favor of the Secured Parties, subject only to Permitted Liens;

(ggggg) all Liens encumbering the Collateral have been finally and unconditionally waived and released, subject only to Permitted Liens, and such waivers and releases have been recorded with the relevant Governmental Authorities, as necessary or advisable, with Lien waivers in form and substance prescribed by Applicable Law; ~~and~~

(hhhhh) all fees and duties in connection with such filing, registration or recording have been paid in full~~,~~; and

with respect to the First Advance of Tranche 2, the Collateral Agent shall have a legal, valid, enforceable and perfected First Priority Lien in the Borrower’s Equity Interests in Frontier.

together with a completed Perfection Certificate dated as of the applicable First Advance Date and executed by a Responsible Officer of each Borrower Entity, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to the Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Borrower Entity in the jurisdictions specified in the Perfection Certificate, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search or otherwise in existence (other than any such financing statements in respect of Permitted Liens), and (C) evidence satisfactory to the Collateral Agent of the termination and release of all Liens (other than Permitted Liens) or that arrangements for such terminations and release have been made.

(m)      Transaction Documents; Intercreditor Arrangements.

~~.~~  Receipt by DOE of, as of the Tranche 1 First Advance Date:

~~(i)~~ fully executed originals (in sufficient counterparts for each of DOE, FFB and the Collateral Agent), or copies thereof if permitted by DOE, of the Intercreditor Agreement and each other document required to be delivered in connection therewith, including any security documents in favor of Cerberus permitted pursuant to the Intercreditor Agreement; and

~~(ii)~~ fully executed copies of each then-required Permitted Creditor Document, each in form and substance satisfactory to DOE, together with a certificate of a Responsible Officer of the Borrower, certifying that:

~~(A)~~ the copies submitted are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters);

~~(B)~~ no term or condition thereof has been amended in a manner prohibited by Section 9.01(c) (Amendment of and Notices under Transaction Documents) from that delivered pursuant to this clause (ii) above;

~~(C)~~ each such Permitted Creditor Document is in full force and effect;

~~(D)~~ all conditions precedent to the effectiveness of each such Permitted Creditor Document (if any) have been satisfied; and

~~(iii)~~ to the extent not previously delivered, fully executed originals (in sufficient counterparts for each of DOE, FFB and the Collateral Agent), or copies thereof if permitted by DOE, of each Direct Agreement and the Borrower Project Accounts Control Agreement~~.~~; and

receipt by DOE of, as of the Tranche 2 First Advance Date, fully executed copies of (A) each Frontier Supply Agreement then in effect and (B) each Frontier Transaction Document.

(n)    Intellectual Property.  Receipt by DOE of:

(iiiii)    a fully executed original (to the extent required) or copy of each further or amended Project IP Agreement and confirmation that the licenses included in all Project IP Agreements remain in full force and effect; and

(jjjjj)    evidence that:

(i)    the Borrower exclusively owns all Project IP, or has valid and enforceable rights to use all Project IP pursuant to a Project IP Agreement (other than any Project IP Agreement contemplated in clause (i) above, and confirmation that the licenses included in such Project IP Agreement remain in full force and effect;

(ii)    the Borrower and, to the extent applicable, each Borrower Entity has caused each licensor of rights to Project IP under a Project IP Agreement existing at such time to grant, or otherwise permit to grant to, Secured Parties a Secured Parties' License and confirmation that such license remains in full force and effect; and

(iii)     with respect to Project Source Code existing at such time, the Borrower has complied and, to the extent applicable, has caused each Borrower Entity to, comply with Section 7.02(g) (Source Code Escrow).

(o)    Legal Opinions.  Receipt by DOE and the other Secured Parties of executed versions of the following legal opinions (including originals thereof, as required) in respect of each Borrower Entity and each Major Project Participant, dated as of the First Advance Date and addressed to the Secured Parties:

(kkkkk) the legal opinion of Haynes and Boone, LLP, as New York  counsel to the Borrower Entities;

(lllll)    the legal opinion of Blank Rome LLP, as Pennsylvania counsel to the Borrower Entities; and

(mmmmm)    the legal opinions of each Major Project Participant regarding the due authorization, execution and delivery and valid, binding and enforceable nature of the Transaction Documents to which each such Person in a party.

(p)    Appointment of Process Agent.  Receipt by DOE of evidence that:

(nnnnn) each Borrower Entity shall have irrevocably appointed an agent for service of process as required pursuant to the relevant Financing Documents to which it is a party;

(ooooo) each Major Project Participant that has executed a Direct Agreement and which is not a United States Person shall have irrevocably appointed an agent for service of process as required pursuant to the relevant Financing Documents to which it is a party;

(ppppp) each such agent has been duly appointed and holds such appointment without reservation until six (6) months after the Maturity Date (or such earlier date as may be agreed by DOE); and

(qqqqq) all fees of such agent have been paid in full through the term of the engagement.

(q)    Accounting Compliance Plan(rrrrr).  Prior to the Tranche 1 First Advance Date receipt by DOE of a report and supporting evidence demonstrating that each of the following elements of the Accounting Compliance Plan shall have been completed:

remediation of material weakness in segregation of duties and journal entry review;

(sssss)    completion of a control gap analysis and implementation of a best practice plan;

(ttttt)    completion of process documentation of designed and remediated controls as outlined in the COSO framework;

(uuuuu) commencement of operating effectiveness testing of internal controls by the Independent Auditor; and

(vvvvv) such other elements as required by DOE.

(r)    Additional Items.  Receipt by DOE of such other documents, certifications, or consents relating to the Project, any Borrower Entity, any Major Project Participant, or the matters contemplated by the Transaction Documents as it may reasonably request in writing not fewer than than ten (10) Business Days prior to the Requested Advance Date.

(s)    Representations and Warranties.  Each of the representations and warranties made (or deemed to be made) by any Borrower Entity or Major Project Participant in any Financing Document are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by "materiality," "material adverse effect" or a similar qualifier, in which case it is true and correct in all respects) as of such date, except to the extent such representation or warranty is made only as of a specific date or time (in which event such representation or warranty is true and correct as of such date or time).

(t)    Compliance with NEPA. With respect to the First Advance of Tranche ~~3~~2, DOE shall have completed its review and related consultations under NEPA with respect to the Guaranteed Loan and the ~~Duquesne~~Thorn Hill Project Site.

(u)    Environmental Reports.  With respect to the First Advance of Tranche ~~3~~2, receipt by DOE of: (A) an updated Phase I Environmental Site Assessment for the ~~Duquesne~~Thorn Hill Project Site, covering the Real Property within such Project Site; and (B) any and all updated Phase I Environmental Site Assessments relating to the Real Property within the ~~Duquesne~~Thorn Hill Project Site when prepared for the Borrower or any third party (so long as the Borrower has the right to obtain any such Phase I Environmental Site Assessment prepared for a third party).

(v)    CapEx Budget.  DOE shall have received evidence demonstrating that there has been no adverse deviation from the CapEx Budget or 13-Week Forecast then in effect in any material respect, as determined by DOE in their sole discretion.

(w)      Insurance. Receipt by DOE of true, correct and complete copies of each policy of Required Insurance then required to be in effect from the Borrower Entities and each Major Project Participant in accordance with Section 7.03 (Insurance) and Schedule C (Insurance), each in full force and effect and endorsed with the form of Secured Parties' endorsement and applicable loss payee in Schedule C (Insurance) and compliant with such other requirements regarding Acceptable Insurers, coverage, deductibles, exceptions and premiums as set out in Schedule C (Insurance).

ARCO Agreement. With respect to the First Advance of Tranche 2, receipt by DOE of fully executed originals (in sufficient counterparts for each of DOE, FFB and the Collateral Agent), or copies thereof if permitted by DOE, of the ARCO Agreement and each other document required to be delivered in connection therewith, including a Direct Agreement.

Section 4.09    Advance Approval Conditions Precedent.  The obligation of DOE to deliver an Advance Request Approval Notice pursuant to Section 2.03(c)(ii) (Advance Request Approval Notice) directing FFB to make each Advance (including each First Advance) in accordance with the FFB Note Purchase Agreement and the FFB Note shall be subject to the prior satisfaction (or waiver in writing) of each of the following conditions precedent and to their continued satisfaction on the Requested Advance Date for such Advance, in each case, as determined by (a) in all cases, DOE (in consultation with the Secured Party Advisors, at DOE’s discretion); and (b) with respect to any documents or instruments addressed to FFB or to which FFB is party, FFB:

(a)    Advance Request.  Receipt by DOE from the Borrower of an Advance Request and a Borrower Advance Date Certificate pursuant to Section 2.03(a) (Advance Requests).

(b)    Conditions Precedent in the FFB Documents.  Each of the conditions precedent (other than delivery of the Advance Request Approval Notice by DOE) to such Advance under the FFB Note in accordance with the FFB Note Purchase Agreement and the FFB Note have been satisfied.

(c)    Representations and Warranties.  Each of the representations and warranties made by any Borrower Entity or Major Project Participant in or pursuant to any Transaction Document shall be true and correct in all material respects (except: (i) such representations and warranties that by their terms are qualified by materiality or Material Adverse Effect; and (ii) the representations and warranties set forth in Sections 6.23 (Anti-Corruption Laws); 6.24 (Environmental Laws); 6.26 (Davis-Bacon Act); 6.29 (Sanctions and Anti-Money Laundering Laws); 6.30 (Cargo Preference Act); 6.31 (Lobbying Restriction); 6.32 (Federal Funding); 6.33 (No Federal Debt Delinquency); 6.34 (No Tax-Exempt Indebtedness); 6.36 (Use of Proceeds); 6.37 (No Immunity) and 6.38 (No Fraudulent Intent), which representations and warranties shall, in each case, be true and correct in all respects) on and as of such date as if made on and as of such date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), before and after giving effect to the extensions of credit requested to be made on such date.

(d)    Adequate Project Funding.  Receipt by DOE of:

(wwwww)    a certification and supporting information from the Borrower that the following funds available to the Borrower (after giving effect to any Eligible Project Cost Reimbursement Amounts from such Advance) are sufficient to pay all remaining Pre-Completion Costs (including any reasonably expected Cost Overruns) for the Line funded by the Relevant Tranche and to achieve Line Commercial Operation for each such Line by the corresponding Line Commercial Operation Longstop Date and Project Completion by the Project Completion

Longstop Date: (A) the amount of the requested Advance; (B) the undisbursed amount of the Guaranteed Loan available under the Relevant Tranche after giving effect to the requested Advance; and (C) amounts on deposit in the Borrower Operating Accounts, together with pre-completion net revenue projected to be used to fund Pre-Completion Costs in the then-current Base Case Financial Model; and

(xxxxx) with respect to Tranche 2 through Tranche 4, evidence that the Borrower shall have funded in cash Cost Overrun Equity Contributions in an amount sufficient to pay all Cost Overruns that have been incurred or are reasonably be expected to be incurred as of the Requested Advance Date (whether or not in connection with the Line being funded by such Advance) and such Cost Overrun Equity Contributions shall have been deployed toward payment of applicable Pre-Completion Costs or deposited into the Borrower Operating Accounts.

(e)    Debt Sizing Parameters.  Receipt by DOE of evidence that the Borrower shall be in compliance with the Debt Sizing Parameters, both before and after giving effect to the Advances to be made on such Requested Advance Date.

(f)    [Reserved].

(g)    Technical Conditions Precedent.  Receipt by DOE of evidence that applicable technical conditions precedent as set out in Schedule D (Technical Conditions Precedent) for such Advance have been satisfied.

(h)    Construction Budget.  Receipt by DOE of a certification from the Borrower and the Independent Engineer that:

(yyyyy) there have been no changes to the Construction Budget with respect to any Line (whether or not funded under the relevant Advance) with respect to amounts reflected therein or the timing of the payments, since the last Advance, except for those changes previously approved in writing by DOE;

(zzzzz)   the Project has not incurred, and is not reasonably expected to incur, any Cost Overruns, except for Cost Overruns previously identified, agreed in writing by DOE, and reflected in the then-current Construction Budget;

(aaaaaa)    the aggregate amounts to be expended for each category of Pre-Completion Costs (including Eligible Project Costs in connection with the Relevant Line) do not exceed the aggregate amounts budgeted for such costs (after giving effect to available Budgeted Contingency) in the then-approved Construction Budget;

(bbbbbb)      Cost Overruns in any category of Pre-Completion Costs have been previously funded by the Borrower from Cost Overrun Equity Contributions or are sufficiently covered by available Budgeted Contingency in the Construction Budget; and

(cccccc)    the proceeds of such Advance shall be used solely for payment or reimbursement of Eligible Project Costs for the Relevant Line being funded by such Advance.

(i)    Project Milestone Schedule.  Receipt by DOE of a certification from the Borrower and Independent Engineer that there have been no changes to the Project Milestone Schedule, except for those changes previously approved in writing by DOE.

(j)    Sales Agreements.  Receipt by DOE of evidence demonstrating Booked Orders with Qualifying Customers for a period of not less than three (3) months of then-current production under the Project.

(k)    Use of Proceeds.  Receipt by DOE of: (i) evidence that the proceeds of the requested Advance will be applied in accordance with Section 2.03(f) (Disbursement of Proceeds); and (ii) invoices or other documentation evidencing the incurrence of Eligible Project Costs payable or reimbursable with such proceeds.

(l)    Independent Engineers Certificate.  Receipt by DOE of certifications from the Independent Engineer, dated as of the date of the Advance Request, that:

(dddddd)      the following funds available to the Borrower are projected to be sufficient to pay all projected Pre-Completion Costs (after giving effect to any Eligible Project Cost Reimbursement Amounts from such Advance) for the Line funded by the Relevant Tranche: (A) the amount of the requested Advance; (B) the undisbursed amount of the Maximum Tranche Commitment Amount after giving effect to such Advance; and (C) amounts available in the Borrower Operating Accounts, together with pre-completion net revenue projected to be used to fund Pre-Completion Costs in the then-current Base Case Financial Model;

(eeeeee)    the Line corresponding to the Relevant Tranche is on schedule to achieve Line Commercial Operation by the corresponding Line Commercial Operation Longstop Date, and the Project is on schedule to achieve Project Completion by the Project Completion Longstop Date; and

(ffffff)    such other matters as DOE may reasonably request.

(m)      [Reserved].

(n)    Lien Waivers; Release of Liens.  Receipt by DOE of a certificate duly executed by a Responsible Officer of the Borrower with supporting details and information satisfactory to DOE and certifying:

(gggggg)      any unpaid balances then due or unsettled claims with any contractor or supplier under any Construction Contract, or their subcontractors, have been paid in full (unless otherwise provided by the relevant Construction Contract), except for balances or claims that the Borrower is actively contesting in accordance with the Permitted Contest Conditions; and

(hhhhhh)      each contractor or supplier under any Construction Contract, or their subcontractors, to be paid with the proceeds of such Advance and the Equity Contributions or funds of the Borrower, has conditionally (or if applicable, finally and unconditionally) waived on terms satisfactory to DOE and released all Liens, statutory or otherwise, that it or any of its subcontractors may have or acquire on the Collateral or the Project with respect to work completed prior to its last submission for payment, such Lien waivers to be in form and substance prescribed by Applicable Law in the Commonwealth of Pennsylvania.

(o)    Judgment Liens.  Receipt by DOE of evidence that no judgment Lien exists against any property of any Borrower Entity for Indebtedness owed to the United States of America or any delinquent federal, state or local Indebtedness, including tax liabilities, except for balances or claims in the normal course of business that the Borrower is actively contesting in accordance with the Permitted Contest Conditions.

(p)    Real Estate.  Receipt by DOE of:

(iiiiii)      evidence of continued title to or leasehold interest in any Real Property or fixture interests (including easements) constituting part of the Collateral and continued right to all easements, rights of way, zoning compliance, occupancy permits and other land rights necessary for the Project;

(jjjjjj)      an ALTA 33-06 endorsement to the ALTA extended coverage loan policy of title insurance for the Turtle Creek Project Site issued on the Tranche 1 First Advance Date bringing down the date of coverage to the relevant Advance Date, increasing the coverage amount to the then-current amount of all Advances outstanding under the Guaranteed Loan and ensuring the Mortgage continues to maintain a legal, valid and enforceable First Priority Lien on the Turtle Creek Project Site, easements and other interests in Real Property created under the Real Property Documents and other interests in real property (including improvements) described in the Mortgage subject only to Permitted Liens;

(kkkkkk)      for each Advance after the Tranche ~~3~~2 First Advance Date, an ALTA 33-06 endorsement to the ALTA extended coverage loan policy of title insurance for the ~~Duquesne~~Thorn Hill Project Site issued on the Tranche ~~3~~2 First Advance Date bringing down the date of coverage to the relevant Advance Date, increasing the coverage amount to the then-current amount of all Advances outstanding under the Guaranteed Loan and ensuring the Mortgage continues to maintain a legal, valid and enforceable First Priority Lien on the ~~Duquesne~~Thorn Hill Project Site, easements and other interests in Real Property created under the Real Property Documents and other interests in real property (including improvements) described in the Mortgage subject only to Permitted Liens; and

(llllll)      evidence that: (A) no part of the Project Sites or improvements shall have suffered any significant damage by fire or other casualty which has not been repaired; and (B) no condemnation or adverse zoning or usage change proceeding shall have occurred or shall have been threatened against any of the Real Property that could materially impair the development, construction, operation, access to or use by (or for the benefit of) the Borrower of the Project Sites for the Project.

(q)    Program Requirements.  Receipt by DOE of evidence that the Borrower is in compliance with or shall have satisfied, as applicable, all requirements and approvals pursuant to the Program Requirements.

(r)    Required Approvals.  Receipt by DOE of fully executed copies of all applicable Required Approvals set forth in Part B of the Required Approvals Schedule and all such other Required Approvals required to be obtained in each case, as of such date and in connection with the Relevant Line and not yet previously provided to DOE, together with: (i) if necessary, an updated Required Approvals Schedule; and (ii) a certificate of a Responsible Officer of the Borrower, certifying that:

(mmmmmm)    the copies of such Required Approvals are true, correct and complete copies of such Required Approvals (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters);

(nnnnnn)      no term or condition of any of such Required Approvals has been amended from the form thereof delivered pursuant to this Section 5.04(r) (Required Approvals);

(oooooo)      each such Required Approval has been validly issued, is in full force and effect and Non-Appealable; and

(pppppp)      all conditions precedent to the effectiveness of such Required Approvals have been satisfied.

(s)    Davis-Bacon Act.  Receipt by DOE of a certificate from the Borrower certifying that (A) the clauses set forth in Exhibit B (Davis-Bacon Act Contract Provisions) and the appropriate wage determination(s) of the Secretary of Labor have been included in each Davis-Bacon Act Covered Contract existing as of such Advance Date; and (B) the Borrower and each DBA Contract Party under each Davis-Bacon Act Covered Contract existing on or prior to such Advance Date have taken all necessary steps to comply with and are in compliance (including retroactive compliance) with the Davis-Bacon Act Requirements.

(t)    Payment of Fees.  Receipt by DOE of:

(qqqqqq)      payment in full of all fees required under the Financing Documents to be paid on or prior to the Requested Advance Date, and all Secured Party Expenses and reimbursement of all fees and Secured Party Expenses of any Secured Party Advisors, incurred and invoiced prior to the Requested Advance Date; or

(rrrrrr)    confirmation that all such fees and Secured Party Expenses have been paid directly to the relevant Secured Party Advisors.

(u)    Environmental Compliance.  Receipt by DOE of a written certification by the Borrower that the Borrower is and has been in compliance, in all material respects, with all applicable Environmental Laws and all Required Approvals thereunder, and has and maintains in full force and effect all Required Approvals applicable to the development, construction and operation of the Project as of the date of such Advance under any applicable Environmental Law.

(v)    Legal Opinions.  To the extent requested by DOE, receipt by DOE of:

(ssssss)  legal opinions in respect of any amendment, modification, termination or entry into any new Transaction Document that has been executed and delivered after the prior Advance Date, in each case, dated as of the Requested Advance Date, addressed to each Secured Party and from legal counsel satisfactory to DOE;

(tttttt)      to the extent that, since the date of any legal opinion furnished pursuant to this clause (v), there has been a material change in circumstances on any matter covered by such legal opinion, supplemental legal opinions with respect to the possible legal consequences of such changed circumstances, dated as of the Requested Advance Date, addressed to each Secured Party, and from legal counsel satisfactory to DOE; and

(uuuuuu)      a legal opinion (which may be in the form of a bring-down of a prior opinion) from tax counsel to the Borrower that the Borrower's proposed sale of the Products by the Project "will" qualify for the Section 45X Tax Credits.

(w)      Security.  All Security Documents continue to be in full force and effect, properly perfected, filed and registered or recorded in any jurisdiction and with any Governmental Authority where perfection, filing and registration or recordation is required, as applicable, and all liens or pledges in favor of the Secured Parties continue to be properly registered or recorded in favor of such Secured Parties

(x)    Cargo Preference Act.  To the extent requested by DOE, receipt by DOE of evidence of the Borrower's delivery of each of the documents listed in Section 7.20 (Cargo Preference Act) with respect to CPA Goods the cost of which has been or is to be paid or reimbursed with proceeds of the Advances made on or prior to the Requested Advance Date and that have been delivered to a carrier and loaded for shipment to any Borrower Entity or any of its contractors or their subcontractors.

(y)    CFIUS.  To the extent any CFIUS Notified Transaction arises prior to the delivery of any Advance Request Approval Notice, receipt by DOE of evidence satisfactory to DOE (in its reasonable discretion) that the Borrower has received written notification from CFIUS stating that: (a) CFIUS lacks jurisdiction over any such CFIUS Notified Transaction; (b) CFIUS has concluded all action pursuant to Section 721 of the DPA, and has determined that there are no unresolved national security concerns with respect to any such CFIUS Notified Transaction; or (c) following an investigation, CFIUS has sent a report to the President requesting the President’s decision and either (i) the President has announced a decision not to take any action to suspend or prohibit any such CFIUS Notified Transaction; or (ii) the President has not taken any action within fifteen (15) days from the date the President received the report from CFIUS.

(z)    No Violation.  The making of the requested Advance shall not result in a violation of any Applicable Law, Transaction Document, Governmental Approval, or any other agreement or consent to which any Borrower Entity is a party, or any judgment or approval to which any Borrower Entity is subject, and the Borrower shall have certified to DOE as to such compliance.

(aa)     Transaction Documents.  Receipt by DOE on or prior to the date of such Advance of (i) fully executed originals (to the extent required) or copies of all Transaction Documents (including all (x) then-required Sales Agreements; and (y) with respect to each First Advance under any Tranche, all Construction Contracts related to the corresponding Line funded by such Tranche) required to be executed as of the date of such Advance (to the extent such documents have not already been provided), in each case, in the name of the Borrower as counterparty thereto, unless otherwise agreed, and (ii) a certificate from a Responsible Officer of the Borrower certifying that (A) all Transaction Documents remain in full force and effect and no default or event that with the passage of time, the giving of notice or both would constitute a default has occurred and is continuing thereunder, and (B) copies of each Transaction Document submitted pursuant to clause (i) above are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters).

(bb)    Litigation.  Receipt by DOE of an Officer's Certificate of the Borrower certifying that, other than Disclosed Adverse Proceedings, there is no pending or, to the Borrower's Knowledge, threatened, Adverse Proceeding, that relates to: (i) the legality, validity or enforceability of any of the Transaction Documents or the ability of any Secured Party to exercise any of its rights under any of the Financing Documents or the remedies in respect of the Collateral pursuant to the Security Documents; (ii) any transaction contemplated by any such Transaction Document; or (iii) the Project or any Borrower Entity.

(cc)     Project Accounts.  After giving effect to all Eligible Project Cost Reimbursement Amounts from such Advance, all Project Accounts (including the Debt Service Reserve Account) and, to the extent applicable, Borrower Operating Accounts shall have been funded in full to the then-applicable funding requirement as of the date of such Advance pursuant to this Agreement and the Accounts Agreement.

(dd)    Certain Events.  No Default, Event of Default, Event of Force Majeure or Event of Loss has occurred and is continuing as of the Advance Date or is reasonably expected to occur after the Advance Date.

(ee)     No Material Adverse Effect.  No event (including any legal, arbitral or other dispute review proceeding or any change in law) has occurred and is continuing, or could reasonably be expected to occur, that shall have had, or could reasonably be expected to have, a Material Adverse Effect.

(ff)    CapEx Budget.  The Collateral Agent and DOE shall have received evidence demonstrating that there has been no adverse deviation from the CapEx Budget or 13-Week Forecast then in effect in any material respect, as determined by Collateral Agent and the Lenders in their sole discretion.

(gg)    Additional Items.  Receipt by DOE of such other documents, certifications, or consents relating to the Project, any Borrower Entity, any Major Project Participant, or the matters contemplated by the Transaction Documents as it may reasonably request.

Section 4.10    Conditions Precedent to FFB Advance.  The obligation of FFB to make each Advance (including the First Advance) under the FFB Note Purchase Agreement and the FFB Note is subject to the prior satisfaction (or waiver in writing) as determined by FFB of each of the following conditions precedent as of the date of the relevant Advance Request and as of the Advance Date:

(a)    Receipt of Advance Request Approval Notice.  FFB shall have received from DOE an Advance Request Approval Notice.

(b)    Absence of Drawstop Notice.  No Drawstop Notice shall have been delivered to DOE or FFB.

Section 4.11    Advance Deductions.  Unless the Borrower shall have prepaid the applicable Advance in the amount of any excess as provided in Section 3.05(c) (Mandatory Prepayments) prior to each

Requested Advance Date immediately following the parties' determination of the existence of an Excess Advance Amount (whether pursuant to the Quarterly Certificate or otherwise), the Borrower shall:

(a)    in the relevant Advance Request, deduct from the total amount of the Advance or Advances to be made on such Requested Advance Date an amount equal to the amount that would otherwise have been prepayable by the Borrower pursuant to Section 3.05(c) (Mandatory Prepayments); and

(b)    in the relevant Advance Request, include a certification by a Responsible Officer, substantially in the form set forth in the Form of Advance Request, certifying as to the amount of such deduction, provided that if the amount of the Advance requested to be made on such Requested Advance Date is less than the total amount to be deducted on such Requested Advance Date, the Borrower shall deduct an amount equal to the total amount of the Advance requested to be made on such date, and the remaining shortfall shall be deducted by the Borrower from Advances requested in future Advance Requests made on future Requested Advance Dates until such amount has been deducted in full.

Section 4.12    Satisfaction of Conditions Precedent.  Each of the Borrower and DOE hereby acknowledges and agrees that:

(a)    by delivering the FFB Secretary's Instruments on the Execution Date, DOE shall be deemed to have approved of or consented to, or to be satisfied with, each of the Execution Date Conditions Precedent that must be approved or consented to by, or be satisfactory to, DOE; and

(b)    FFB, by delivering an acceptance notice under Section 5.1 of the FFB Note Purchase Agreement or making any Advance under the FFB Note, shall be deemed to have approved of or consented to, or to be satisfied with, each of the matters set forth in Sections 5.01 (Conditions Precedent to the Execution Date) and 5.02 (Conditions Precedent to FFB Purchase of the FFB Note) that must be approved or consented to by, or satisfactory to, FFB.

Article V

Representations and Warranties

To induce DOE to enter into this Agreement and to arrange for FFB to purchase the FFB Note and offer extensions of credit thereunder, the Borrower, on behalf of itself and each other Borrower Entity, makes each of the following representations and warranties to and in favor of DOE and FFB as of: (a) the Execution Date; (b) each Advance Date (both immediately before and immediately after giving effect to the Advances, if any, being made on such date); (c) each Line Commercial Operation Date; and (d) the Project Completion Date, except as such representations and warranties are expressly made as to an earlier date, in which case such representations and warranties will be true as of such earlier date:

Section 5.01    Organization and Existence.  Each Borrower Entity:

(a)    is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(b)    is duly qualified to do business in, and in good standing in, the Commonwealth of Pennsylvania and each other jurisdiction where the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect; and

(c)    has all requisite power and authority to:

(a)    own or hold under lease and operate the property it purports to own or hold under lease;

(b)    carry on its business as now being conducted and as proposed to be conducted in respect of the Project;

(c)    incur Indebtedness and create Liens on all and any of its properties; and

(d)    execute, deliver, perform and observe the terms and conditions of each of the Transaction Documents to which it is a party.

Section 5.02    Authorization; No Conflict.  Each Borrower Entity has duly authorized, executed and delivered the Transaction Documents to which it is a party, and none of: (a) its execution and delivery thereof; (b) its consummation of the transactions contemplated hereby or thereby nor its compliance with the terms of this Agreement or thereof; and (c) the issuance of the FFB Note, the borrowings under the Financing Documents, the use of the proceeds thereof and Reimbursement

Obligations hereunder, in each case, do or will: (i) contravene its Organizational Documents or any Applicable Laws; (ii) contravene or result in any breach or constitute any default under any Governmental Judgment; (iii) contravene or result in any breach or constitute any default, or result in or require the creation of any Lien upon any of its properties, in each case, under any agreement or instrument to which it is a party or by which it or any of its properties may be bound, except for any Permitted Liens; or (iv) require the consent or approval of any Person other than the Required Approvals and any other consents or approvals that have been obtained and are in full force and effect.

Section 5.03    Capitalization.  All of the Equity Interests of each Borrower Entity have been duly authorized, validly issued, are fully paid and non-assessable, and are directly owned by the Borrower, or in the case of the Borrower, by the parties set out in Schedule E (Capitalization), free and clear of all Liens other than Liens created under the Security Documents and the Cerberus Financing Documents.  Except as set forth on Schedule E (Capitalization), (a) no options or rights for conversion into or acquisition, purchase or transfer of Equity Interests of the Borrower Entity or any agreements or arrangements for the issuance by the Borrower Entities of additional Equity Interests are outstanding, in each case other than the Convertible Notes and the Cerberus Equity Instruments and (b) no Borrower Entity has outstanding: (i) any securities convertible into or exchangeable for its Equity Interests; or (ii) any rights to subscribe for or to purchase, or any option for the purchase of, or any agreement, arrangement or understanding providing for the issuance (contingent or otherwise) of, or any call, loan commitment or claims of any character relating to, its Equity Interests, in each case other than the Convertible Notes and the Cerberus Equity Instruments.

Section 5.04    Solvency.

(a)    As of the date of determination, the most recent Base Case Financial Model has been prepared in good faith by the Borrower and on assumptions made in the reasonable judgment of the Borrower at the time delivered hereunder; and, except as advised in writing by the Borrower to DOE, the Borrower is not aware of any fact or circumstance that would materially adversely change (i) the projected financial condition of the Borrower (on a consolidated basis) or (ii) the Borrower’s ability to pay its liabilities as such liabilities mature. As of the date of determination, each Borrower Entity is able to pay all of its liabilities as such liabilities mature and does not have an unreasonably small capital.

(b)    None of the Borrower Entities is the subject of any pending or, to the Borrower's Knowledge, threatened Insolvency Proceedings.

(c)    No corporate action, legal proceedings or other procedure or step is being considered or prepared by any Borrower Entity that could trigger the occurrence of any event or circumstance described in Section 10.01(k) (Bankruptcy; Insolvency; Dissolution).

Section 5.05    Eligibility of Borrower; Project.  The Borrower has satisfied each of the conditions contained in the Program Requirements (a) to be classified as an Eligible Applicant; and (b) required to classify the Project as an Eligible Project.

Section 5.06    Transaction Documents.  Each Transaction Document to which any Borrower Entity is (or will be when executed) a party is a legal, valid and binding obligation of such Borrower Entity, enforceable against such Borrower Entity in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 5.07    Required Approvals.

(a)    The Required Approvals Schedules set forth all Required Approvals other than Governmental Approvals and other consents and approvals that, in each case, are of a routine nature and can be obtained in the Ordinary Course of Business.

(b)    Part A of the Required Approvals Schedule sets forth all of the Required Approvals that are necessary or required to be obtained by the Execution Date under Applicable Law or any agreement applicable to, or binding on, any Borrower Entity or any of its properties or, to the Borrower's Knowledge, any Major Project Participant for the purpose of fulfilling its obligations under the applicable Major Project Document.  As of the Execution Date, and as of each date thereafter that this representation is to be made, each Required Approval set forth in Part A of the Required Approvals Schedule has been duly and validly issued, is in full force and effect and is Non-Appealable.

(c)    Part B of the Required Approvals Schedule includes all of the Required Approvals that are not required to be obtained until after the Execution Date under Applicable Law or any agreement applicable to, or binding on, any Borrower Entity or any of its properties or, to the Borrower's Knowledge, any Major Project Participant for the purpose of fulfilling its obligations under the applicable Major Project Document.

(d)    Any Required Approval listed on Part B of the Required Approvals Schedule that is required to be obtained, as of any date on which this representation is made, pursuant to and in accordance with the terms of the Transaction Documents, Applicable Law or any agreement applicable to, or binding on, any Borrower Entity or any of its properties or, to the Borrower's Knowledge, any Major Project Participant for the purpose of fulfilling its obligations under the applicable Major Project Document, has been duly and validly issued, is in full force and effect and is Non-Appealable, and the Borrower has no reason to believe that any such Required Approvals already obtained will be revoked, suspended or modified.

(e)    The Borrower does not have any reason to believe that it, any other Borrower Entity or, to the Borrower's Knowledge, any Major Project Participant will be unable to obtain the Required Approvals set forth on Part B of the Required Approvals Schedule applicable to it in the Ordinary Course of Business free from conditions or requirements and at such time or times as may be necessary to avoid any material delay in, or impairment to the transactions contemplated by, the Transaction Documents.

(f)    The Borrower, each Borrower Entity and, to the Borrower's Knowledge, each Major Project Participant is in compliance in all material respects with all Required Approvals that have been obtained by, or are otherwise applicable to, such Person.

Section 5.08    Litigation.  Except as otherwise disclosed to and expressly waived in writing by DOE, there are no Adverse Proceedings pending or, to the Borrower's Knowledge, threatened in writing that relate to:

(a)    the legality, validity or enforceability of any Financing Document or any Major Project Document;

(b)    the Project or any transaction contemplated by any Financing Document or any Major Project Document; or

(c)    any Borrower Entity or any Project Document other than a Major Project Document that (excluding any Adverse Proceeding contemplated under clauses (a) and (b) above) either individually or in the aggregate has, or could reasonably be expected to have, a Material Adverse Effect.

Section 5.09    Indebtedness.  No Borrower Entity has any outstanding Indebtedness other than Permitted Indebtedness.

Section 5.10    Security Interests; Liens.

(a)    Pursuant to the Security Documents, the Collateral Agent has a legal, valid, enforceable and perfected First Priority Lien in the Collateral subject only to Permitted Liens.

(b)    Such security interest in the Collateral is and, with respect to any after-acquired property, when so subsequently acquired, will be superior and prior to the rights of all third Persons now existing or hereafter arising, whether by way of deed of trust, mortgage, Lien, security interests, encumbrance, assignment or otherwise, other than Permitted Liens.

(c)    All documents and instruments, including the Real Property Documents, as required, have been recorded or filed for record in such manner and in such places as are required and all other action as is necessary or desirable have been taken to establish and perfect the Collateral Agent's Lien in and to the Collateral (for the benefit of the Secured Parties) to the extent contemplated by the Security Documents.

(d)    All Taxes (including stamp taxes) and filing fees and Secured Party Expenses that are due and payable in connection with the execution, delivery or recordation of the Mortgage or any other Transaction Document, or the mortgaging of the mortgaged property under the Mortgage, have been paid.

(e)    Except for Permitted Liens, no Borrower Entity nor any other owner of any of the Collateral has created or is under any obligation to create or has entered into any transaction or agreement that would result in the imposition of, any Lien upon any of the Collateral.

Section 5.11    Taxes.

(a)    Each Borrower Entity has filed all tax returns required by Applicable Laws to be filed by it and has paid: (i) all income Taxes that have become due pursuant to such tax returns; and (ii) all other material Taxes and assessments payable by it that have become due (other than those Taxes that it is contesting in accordance with the Permitted Contest Conditions).

(b)    Assuming that each Secured Party, to the extent applicable, provides a properly completed IRS Form W-9 to establish its status as a United States Person and to certify that such Secured Party is exempt from U.S. federal backup withholding tax (or, in the case of any Secured Party that is not a United States Person, a properly completed applicable Form W-8 or other certificate, form or documentation establishing an exemption from U.S. federal withholding Taxes), no withholding Taxes are payable by any Borrower Entity to any Governmental Authority in connection with any amounts payable by such Borrower Entity under or in respect of the Financing Documents.

(c)    Each Borrower Entity acknowledges and agrees that DOE’s execution and delivery of this Agreement, including the determination by DOE as to whether Project Costs are Eligible Project Costs, (i) does not prejudice or otherwise have any binding effect with regard to any determination by the Internal Revenue Service, the U.S. Department of the Treasury, or a court of law as to the tax basis of the Project or any part thereof under the Code and under Section 1603 of the Recovery Act, and (ii) does not constitute a determination regarding, and is unrelated to whether such Borrower Entity or the Project has complied or will comply with, Federal tax law. Each Borrower Entity agrees that it will not use the DOE’s execution or delivery of this Agreement, or documents generated by the DOE during its consideration of the loan guarantee application, to demonstrate or prove it complied with the requirements to claim a tax credit or other amount under the Internal Revenue Code in an administrative or judicial proceeding.

(d)    Any Product that is an "eligible component" within the meaning of Section 45X (c) of the Code is or will be (i) produced by the Borrower in the United States or a possession thereof, within the meaning of Section 45X(d)(2) of the Code, and (ii) sold to an unrelated person, within the meaning of Sections 45X(a)(3) and 45X(d)(1) of the Code, in each case as part of the Borrower’s trade or business.

(e)    Each Borrower Entity has agreed that (i) DOE's execution and delivery of this Agreement, including the determination by DOE as to whether Pre-Completion Costs are Eligible Project Costs, (A) do not prejudice or otherwise have any binding effect with regard to any determination by the Internal Revenue Service, the U.S. Department of the Treasury, or a court of law as to the tax basis of the Project or any part thereof under the Code, and (B) do not constitute a determination regarding, and is unrelated to whether any Borrower Entity or the Project has complied or will comply with, Federal tax law, and (ii) it will not use the DOE's execution and delivery of this Agreement, or documents generated by the DOE during its consideration of the Application, to demonstrate or prove it complied with the requirements to claim a Section 45X Tax Credit, any other form of tax credit or other amount under the Code in an administrative or judicial proceeding.

Section 5.12    Financial Statements.

(a)    Each of the Historical Financial Statements and each Financial Statement of the Borrower and each other Borrower Entity delivered to DOE pursuant to Section 8.01 (Financial Statements) is complete and correct, has been prepared in accordance with the Designated Standard and presents fairly, in all material respects, the financial condition of the Borrower or such Borrower Entity, as applicable, as of the respective dates of the Financial Statements for the respective periods covered therein.

(b)    Such Financial Statements reflect all liabilities or obligations of the Borrower or such other Borrower Entity of any nature whatsoever for the period to which such Financial Statements relate that are required to be disclosed in accordance with the Designated Standard.

(c)    As of the Execution Date or the date of delivery of such Financial Statements pursuant to Section 8.01 (Financial Statements), as applicable, or the respective date of such Financial Statements, whichever is earlier, no Borrower Entity has incurred or assumed any liabilities or obligations that would be required to be disclosed in accordance with the Designated Standard and which are not reflected in such Financial Statements or the FFB Note thereto.

Section 5.13    Business; Other Transactions.

(a)    No Borrower Entity has conducted any business other than the business contemplated by the Transaction Documents and such other business as may be related to the Project.

(b)    No Borrower Entity is a party to, or bound by, any contract other than those contracts permitted under the Financing Documents.

(c)    Except as provided in the Financing Documents, and in agreements governing transactions that are Permitted Indebtedness or Permitted Liens, no Borrower Entity has executed and delivered any powers of attorney or similar documents.

(d)    No Borrower Entity has paid or become obligated to pay: (i) any fee or commission to any broker, finder or intermediary for or on account of arranging the financing of the transactions contemplated by the Transaction Documents; or (ii) any contingency fee (computed as a percentage of any amount of the Guaranteed Loan) to any financial or other professional advisors of the

Borrower in connection with the financing of the transactions contemplated by the Transaction Documents.

(e)    Except as set forth on Schedule F (Affiliate Transactions) or as otherwise permitted pursuant to Section 9.21, no Borrower Entity is a party to any contract or agreement with, nor has any other loan commitment to, any Affiliate.

(f)    No Borrower Entity has: entered into any transaction or series of related transactions (including any payment of fees or commissions) (i) with any Person (including any Affiliate) other than in the Ordinary Course of Business and on an arm's length basis; or (ii) whereby such Borrower Entity might pay more than the fair market value for products of others.

(g)    No Borrower Entity has made any Investments other than Permitted Investments.

(h)    No Borrower Entity has any Subsidiaries or legally or beneficially owns any Equity Interests of any other Person except as contemplated in Schedule E (Capitalization).

(i)    The Borrower has instituted and maintained adequate internal controls, reporting systems and cost control systems that are designed to ensure that the Borrower satisfies its obligations under the Financing Documents, including all such controls necessary or desirable in accordance with the Accounting Compliance Plan.

Section 5.14    Accounts.  The Borrower does not own or maintain any accounts with a bank or financial institution other than the Project Accounts and the Borrower Operating Accounts

Section 5.15    Property.

(a)    Title to Collateral

(e)    Schedule G (Project Sites) identifies the Borrower's Real Property interests in the Project Sites.

(f)    The Borrower owns and has valid legal and beneficial title to, or has a valid leasehold interest in, such Real Property interests in the Project Sites free and clear of any Lien of any kind, except for Permitted Liens, and no contracts or arrangements, conditional or unconditional, exist for the creation by the Borrower of any Lien (other than Permitted Liens) on any Real Property, other than the Security Documents and the Cerberus Financing Documents; and none of the Permitted Liens, individually or in the aggregate, would materially impair the development, construction, operation, or use by (or for the benefit of) the Borrower of the Project Sites for the Project.

(g)    All easements, leasehold and other Real Property interests and utility and other services, means of transportation, facilities, other materials and rights that can reasonably be expected to be necessary for the construction, completion and operation of the Project in accordance with Applicable Laws and the Transaction Documents have been procured under the Major Project Documents or are commercially available to the Project at the Project Sites on terms consistent with the Construction Budget and the Base Case Financial Model and, to the extent appropriate, arrangements have been made on terms consistent with the Construction Budget and the Base Case Financial Model for such easements, interests, services, means of transportation, facilities, materials and rights.

(b)    Leases.  Any Leases material to the Project in existence on the date of this representation and under which the Borrower is a lessee, sublessee or licensee, including the Mortgaged

Leases, are valid and subsisting, the Borrower is not in default under any of such Leases, the Borrower enjoys peaceful and undisturbed possession of the Real Property subject to such Leases, and the Borrower has the right to continue to enjoy such possession during the time when such Real Property is necessary for the Project.

(c)    Project Sites.  The Project Sites are sufficient and appropriate in all respects for the development, siting, design, engineering, construction, ownership, operation, maintenance and use of the Project as contemplated by the Transaction Documents.

(d)    Boundaries.  Except as shown on each ALTA survey delivered pursuant to 5.03(i)(i)(A) (Real Estate), all of the improvements on the Project Sites lie wholly within the boundaries and building restriction lines of the Project Sites, and no improvements on adjoining properties encroach upon the Project Sites, and no improvements on the Project Sites encroach upon or violate any easements or other encumbrances upon the Project Sites, in each case, so as to materially impair the development, construction, operation, or use by (or for the benefit of) the Borrower of the Project Sites for the Project, except those which are insured against by title insurance.  All of the improvements on the Project Sites lie wholly within the area subject to the environmental review under NEPA. To the Borrower's Knowledge, the ALTA surveys delivered pursuant to Section 5.03(i)(i)(A) (Real Estate) does not fail to reflect any material matter affecting the Project Sites or the title thereto.

(e)    Condemnation.  No condemnation or adverse zoning or usage change proceeding has occurred or been threatened against any of the Real Property that could materially impair the development, construction, operation, access to or use by (or for the benefit of) the Borrower of the Project Sites for the Project.

Section 5.16    Project Milestone Schedule, Project Budgets and Plans.

(a)    The Project Budgets and Plans:

(h)    are complete and based on reasonable assumptions;

(i)    are consistent with the provisions of the Project Documents;

(j)    have been prepared in good faith and with due care; and

(k)    fairly represent the Borrower's expectation as to the matters covered thereby as of any date on which this representation is made or deemed made.

(b)    The Project Milestone Schedule accurately specifies in summary form the work that each Construction Contractor and Equipment supplier proposes to complete on or before the deadlines specified therein.

(c)    The Construction Budget represents the Borrower's best estimate of Pre-Completion Costs anticipated to be incurred to achieve each Line Commercial Operation Date by no later than the corresponding Line Commercial Operation Longstop Date.  The Construction Budget has not been amended or changed in any material respect other than to reflect changes resulting from Approved Construction Changes.

(d)    The Borrower represents and warrants that the Base Case Financial Model:

(l)    is complete and based on reasonable assumptions;

(m)      is substantially consistent with the material provisions of the Project Documents;

(n)    has been prepared in good faith and with due care;

(o)    fairly represents the Borrower’s expectation as to the matters covered thereby; and

(p)    the Borrower does not believe that an update of the Base Case Financial Model to reflect reasonable projections and assumptions based on current facts and circumstances would not meet the Debt Sizing Parameters and/or the financial covenants set out in Section 7.23 (Financial Covenants).

(e)    The Borrower's good faith estimate and belief is that each Line Commercial Operation Date will occur no later than the Scheduled Line Commercial Operation Date for such Line.

(f)    The Borrower believes that it is technically feasible for the Project to be constructed, completed, operated and maintained so as to fulfill in all material respects the design specifications and requirements contained in the Major Project Documents.

Section 5.17    Intellectual Property.

(a)    The Borrower exclusively owns, or has a valid and enforceable license or right to use, all Project IP.

(b)    Neither the Borrower nor any other Borrower Entity is in breach of or default under any Project IP Agreement then in effect.  There are no facts or circumstances to any Borrower Entity’s Knowledge that would be reasonably expected (after the giving of notice, the lapse of time, or both) to give rise to any revocation or termination of any Project IP Agreement, or the Borrower's or any other Borrower Entity's rights or licenses to Project IP thereunder.

(c)    Each Borrower Entity's right, title and interest in and to the Project IP owned by such Borrower Entity is free and clear of all Liens, except for Permitted Liens.

(d)    No government funding or facilities were used in the development of any Project IP in a manner that has affected or would reasonably be expected to affect (i) any Borrower Entity’s or to the Borrower’s Knowledge, any Major Project Participant’s rights in any Project IP, or (ii) DOE’s rights in or to any Project IP.

Section 5.18    Infringement; No Adverse Proceedings.

(a)    No Borrower Entity, nor its respective businesses, nor the development, design, engineering, procurement, construction, starting up, commissioning, ownership, operation, use or maintenance of the Project, to Borrower’s Knowledge, infringe upon, misappropriate or otherwise violate the Intellectual Property of any Person.

(b)    There is no objection to, challenge to the validity of, or any Adverse Proceeding past, present, pending or to the Borrower's Knowledge, threatened, to which the Borrower or any other Borrower Entity is a party, and no written objection (including any demand to take a license to Intellectual Property) against the Borrower or any other Borrower Entity: (i) alleging any infringement, misappropriation or other violation of the Intellectual Property of any Person: (A) by any Borrower Entity;

or (B) with respect to the development, design, engineering, procurement, construction, starting up, commissioning, ownership, use or maintenance of the Project; or (ii) challenging the validity, enforceability, ownership or use of any Project IP owned by any Borrower Entity.  There are no facts or circumstances that would be reasonably expected to give rise to any such Adverse Proceeding.

(c)    To the Borrower’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Project IP owned by the Borrower or any other Borrower Entity.  There is no

Adverse Proceeding pending to which any Borrower Entity is a party or, to the Borrower's Knowledge, threatened, alleging any of the foregoing.

Section 5.19    No Amendments to Transaction Documents.  None of the Transaction Documents to which any Borrower Entity is a party has been amended, modified or terminated, except in accordance with or as permitted by this Agreement or as disclosed to DOE and consented to in writing by DOE.

Section 5.20    Compliance with Laws; Program Requirements.  Each Borrower Entity is in compliance with, and has conducted and is conducting its business in compliance with, its Organizational Documents and internal controls, and is in compliance in all material respects with, and has conducted and is conducting its business in compliance with, all Applicable Law (including all Program Requirements with respect to the Project) and Required Approvals.

Section 5.21    Investment Company Act.  No Borrower Entity is an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act, or subject to regulation thereunder.

Section 5.22    Margin Stock.  No part of the proceeds of any Advance, and no other extensions of credit under the FFB Documents, will be used, directly or indirectly, to purchase or carry any margin stock within the meaning of Regulation T, U or X of the Board, or any regulations, interpretations or rulings thereunder, or for any purpose that violates any regulation of the Board.

Section 5.23    Anti-Corruption Laws.

(a)    Each Borrower Entity and its directors, officers, employees and, to the Borrower's Knowledge, agents, are, and have been, in compliance with all Anti-Corruption Laws.

(b)    There are no Adverse Proceedings pending or, to the Borrower's Knowledge, threatened against or affecting any Borrower Entity or their respective directors, officers or employees regarding any actual or alleged non-compliance with any Anti-Corruption Laws.

(c)    No Borrower Entity, nor its directors, officers, employees nor, to the Borrower's Knowledge, agents, has made, offered or promised to make, provided or paid any unlawful contributions, entertainment or anything of value to any local or foreign official, foreign political party or party official or any candidate for foreign political office:

(q)    in order to influence any act or decision of any foreign official, foreign political party, party official or candidate for foreign political office in his or her official capacity, including a decision to fail to perform his or her official functions;

(r)    to secure an unlawful or improper advantage; or

(s)    with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to any Borrower Entity or any of its Affiliates or to any other Person, in violation of any applicable Anti-Corruption Law.

Section 5.24    Environmental Laws.

(a)    All Required Approvals for the Project relating to: (i) air emissions; (ii) discharges to land, surface water or ground water; (iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, storage, transportation or disposal of toxic or Hazardous Substances or wastes; or (vi) otherwise required under applicable Environmental Law have been obtained, are final and Non-Appealable, and are in full force and effect.

(b)    The Borrower has not received notice of, and the Borrower does not have Knowledge of any facts, circumstances, conditions, actions, activities or events that have resulted or could reasonably be expected to result in any Environmental Claim against or affecting the Project or the Project Sites or Building 270 that is, or could be expected to become, material.

(c)    There is not and has not been any condition, circumstance, action, activity or event with respect to the Project, the Borrower, the Project Sites or Building 270 that could reasonably form the basis of any violation of any Environmental Law or that could reasonably be expected to have a Material Adverse Effect or result in material harm to environmental, health or safety matters (including worker safety).  The Borrower is and has been in compliance with all applicable Environmental Law.

(d)    None of the Borrower, any Borrower Entity nor, to the Borrower's Knowledge, any other Person, has used, generated, manufactured, produced, stored, transported or Released, on, from, under or about the Project Sites or Building 270 or transported thereto or therefrom, any Hazardous Substances in any manner that violates Applicable Law or violates the terms and conditions of a Required Approval and could reasonably be expected to: (i) form the basis of an Environmental Claim; (ii) cause the Project to be subject to any restrictions arising under Environmental Laws that would prohibit its use for the intended purpose; (iii) have a Material Adverse Effect; or (iv) result in material harm to the environment, health or safety.

Section 5.25    Employment and Labor Contracts.

(a)    Except as set forth on Schedule M (Employment and Labor Contracts), as of the Execution Date:

(t)    with respect to the Project, no Borrower Entity is or has been within the past two (2) years: (A) a party to or bound by any collective bargaining or similar agreement with any union, labor organization or other bargaining agent; or (B) subject to any labor disputes, strikes or work stoppages, requests for arbitration, grievance proceedings or union negotiations or organizational efforts; and

(u)    to the Borrower's Knowledge, with respect to the Project, there has not been in the past three (3) years any organized effort or demand for recognition or certification or attempt to organize employees of any Borrower Entity by any labor organization.

(b)    There are no strikes, slowdowns or work stoppages ongoing or threatened in writing by the employees of the Borrower Entity or, to the Borrower's Knowledge, any Major Project Participant that have caused or could reasonably be expected to cause a Material Adverse Effect.

Section 5.26    Davis-Bacon Act.

(a)    The Borrower and each DBA Contract Party under each Davis-Bacon Act Covered Contract have taken all necessary steps to comply with and are in compliance (including retroactive compliance) with the Davis-Bacon Act Requirements.

(b)    As of the Execution Date, there are no Davis-Bacon Act Covered Contracts except for those listed in Schedule H (Davis-Bacon Act Covered Contracts).

(c)    If and to the extent construction, alteration or repair (within the meaning of 29 C.F.R. §5.5(a)) of the Project began prior to the Execution Date, the Borrower has prior to the Execution Date, retroactively adjusted, and caused each DBA Contract Party to retroactively adjust, the wages of each affected laborer and mechanic employed in the construction, alteration or repair of the Project prior to the Execution Date, and paid or caused to be paid to each such laborer or mechanic such additional wages, if any, as were necessary for such laborers and mechanics to have been paid at rates not less than those prevailing on similar work in the relevant locality during the period such work was performed, as determined by the Secretary of Labor in accordance with the Davis-Bacon Act wage determinations attached to Exhibit B (Davis-Bacon Act Contract Provisions).

Section 5.27    ERISA.

(a)    The Borrower and each of its ERISA Affiliates have operated the Employee Benefit Plans in compliance with their terms and with all applicable provisions and requirements of the Code, ERISA and all other Applicable Laws and have performed all their respective obligations under such plan.

(b)    Each Employee Benefit Plan has been determined by the IRS to be so qualified or is in the process of being submitted to the IRS for approval or will be so submitted during the applicable remedial amendment period, and nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of an Employee Benefit Plan with no determination, nothing has occurred that would materially adversely affect such qualification).

(c)    There exists no Unfunded Pension Liabilities with respect to Employee Benefit Plans in the aggregate, taking into account only Employee Benefit Plans with positive Unfunded Pension Liabilities.

(d)    There are no Adverse Proceedings pending against or threatened involving an Employee Benefit Plan (other than routine claims for benefits) or any Borrower Entity or any ERISA Affiliate which would reasonably be expected to be asserted successfully against any Employee Benefit Plan and, if so asserted successfully, would reasonably be expected, either singly or in the aggregate, to have a Material Adverse Effect.

(e)    No ERISA Event has occurred or is reasonably expected to occur.

(f)    Except to the extent required under Section 4980B of the Code or comparable state law, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower or any ERISA Affiliate.

(g)    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder (or the exercise by DOE of its rights under this Agreement) will not involve any non-exempt transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which taxes could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.

(h)    (i) The assets of the Borrower do not and will not constitute: (A) "plan assets" within the meaning of Section 3(42) of ERISA and DOL Regulations set forth in 29 C.F.R. 2510.3-101; or (B) the assets of any governmental, church, non-U.S. or other plan (a "Similar Law Plan"); and (ii) transactions by or with the Borrower are not and will not be subject to state statutes applicable to the Borrower regulating investments of fiduciaries with respect to any Similar Law Plan.

(i)    Neither any Borrower Entity nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Employee Benefit Plan subject to Section 4064(a) of ERISA to which it made contributions.

(j)    Neither any Borrower Entity nor any ERISA Affiliate has incurred or reasonably expects to incur any liability to PBGC save for any liability for premiums due in the ordinary course or other liability which would not reasonably be expected to have, either singly or in the aggregate, a Material Adverse Effect.

Section 5.28    Powers of Attorney.  No Borrower Entity has granted any power of attorney or similar power to any Person other than in agreements governing transactions that are Permitted Indebtedness or Permitted Liens.

Section 5.29    Sanctions and Anti-Money Laundering Laws.

(a)    None of (i) the Borrower Entities or any of their Affiliates, or (ii) to the Borrower’s Knowledge, any major Project Participant, is or is Controlled by a Prohibited Person, and each Borrower Entity and their respective directors, officers, employees and, to the Borrower's Knowledge, agents, are and have been in compliance with all Sanctions.

(b)    No Borrower Entity or any of its respective members, directors, officers, employees or, to the Borrower's Knowledge, agents, is a Prohibited Person.

(c)    None of the Collateral is owned, traded or used, directly or, to the Borrower's Knowledge, indirectly by a Prohibited Person or is located or organized in a Prohibited Jurisdiction.

(d)    Each Borrower Entity, and its respective directors, officers, employees and, to the Borrower's Knowledge, agents, are and have been in compliance with all applicable Anti-Money Laundering Laws.

(e)    There are no Adverse Proceedings pending or, to the Borrower's Knowledge, threatened, against or affecting any Borrower Entity or their respective directors, officers, or employees regarding any actual or alleged non-compliance with any Sanctions or Anti-Money Laundering Laws.

(f)    The Borrower has implemented, maintained, and at all times complied with policies and procedures reasonably designed to ensure compliance by all Borrower Entities with all applicable International Compliance Directives and Anti-Money Laundering Laws.

Section 5.30    Cargo Preference Act.  Each of the Borrower Entities is in compliance with the Cargo Preference Act of 1954, as amended, and all related implementing regulations with respect to all CPA Goods, or has otherwise reached an agreement with the United States Maritime Administration with respect to such compliance.

Section 5.31    Lobbying Restriction.  Each Borrower Entity is in compliance with all requirements of 31 U.S.C. § 1352, as amended, including the requirement that no proceeds of the Advances be expended by the Borrower or any of its Affiliates to pay any Person for influencing or attempting to influence an officer or employee of any federal agency, a member of the U.S. Congress, an officer or employee of the U.S. Congress, or an employee of a member of Congress in connection with the making of the Guaranteed Loan or any other action described in 31 U.S.C. § 1352(a)(2).

Section 5.32    Federal Funding.  No application has been delivered by the Borrower to, and no application is pending review or approval by, any Governmental Authority for allocation of Federal Funding to the Project.

Section 5.33    No Federal Debt Delinquency.  No Borrower Entity has:

(a)    any judgment Lien against any of its Property for a debt owed to the United States or any other creditor; or

(b)    any Indebtedness (other than a debt under the Code) owed to the United States or any Governmental Authority thereof that is in delinquent status, as the term "delinquent status" is defined in 31 C.F.R. 285.13(d), including any Tax liabilities (other than those Tax liabilities contested in accordance with the Permitted Contest Conditions), except to the extent such delinquency has been resolved with the appropriate Governmental Authority in accordance with Applicable Law.

Section 5.34    No Tax-Exempt Indebtedness.  Neither the Guaranteed Loan nor the Reimbursement Obligations finance, either directly or indirectly, tax-exempt debt obligations, consistent with the requirements of Section 149(b) of the Code.

Section 5.35    Sufficient Funds.  The remaining Guaranteed Loan Commitment Amount, the remaining Equity Contributions, and the remaining Cerberus Term Loans and “Commitment” (under and as defined in the Cerberus Credit Agreement) and, with respect to any date on which this representation is made which is an Advance Date, the amount of the requested Advance are, collectively, sufficient to pay all remaining Pre-Completion Costs (including any reasonably expected Cost Overruns) in accordance with the then-applicable Project Budgets and Plans and to achieve each Line Commercial Operation by the corresponding Line Commercial Operation Longstop Date and Project Completion by the Project Completion Longstop Date.

Section 5.36    Use of Proceeds.  The Borrower has used the proceeds of each Advance in accordance with Section 2.03(f) (Disbursement of Proceeds) and the other terms and conditions of all applicable Financing Documents.

Section 5.37    No Immunity.  No Borrower Entity nor any of its assets is entitled to immunity in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Transaction Document.

Section 5.38    No Fraudulent Intent.  Neither the execution and delivery of this Agreement or any of the other Transaction Documents nor the performance of any actions required hereunder or thereunder is being undertaken by any Borrower Entity with or as a result of any actual intent by the Borrower to hinder, delay or defraud any entity to which any Borrower Entity is now or will hereafter become indebted.

Section 5.39    Disclosure.

(a)    The statements and information contained in the Financing Documents, taken together with all documents, reports or other written information pertaining to the Project that have been furnished by or on behalf of the Borrower or any other Borrower Entity to DOE or any Secured Party Advisor from time to time, are true and correct in all material respects and do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading at the time they were made.

(b)    There are no facts, documents or agreements that have not been disclosed to DOE that could reasonably be expected to be material to DOE's decision to enter into this Agreement or the transactions contemplated hereby or authorize any Advance or that could otherwise reasonably be expected to materially and adversely alter or affect the Project.

Section 5.40    Insurance.  From and after the Execution Date, all Required Insurance is in full force and effect with Acceptable Insurers.

Section 5.41    Information Technology; Cyber Security.

(a)    The information technology (including data communications systems, equipment and devices) used in the business of the Borrower ("IT Systems") operates and performs in all material respects as necessary: (i) for the development, design, engineering, procurement, construction, starting up, commissioning, ownership, operation or maintenance of the Project; (ii) to complete the activities designated to be completed in each Line, or to achieve Project Completion, as applicable; or (iii) to exercise the Borrower's rights and perform its obligations under the Major Project Documents, as applicable at the relevant time.

(b)    The Borrower has implemented and maintains, and has caused each other Borrower Entity and Major Project Participant (as applicable) to implement and maintain in connection with the Project, commercially reasonable privacy, information security, cyber security, disaster recovery, business continuity, data backup and incident response plans, policies and procedures consistent with industry standards (including administrative, technical and physical safeguards) designed to protect: (i) Sensitive Information from any unauthorized, accidental, or unlawful Processing or loss; (ii) each IT System from any unauthorized or unlawful access, acquisition, use, control, disruption, destruction, or modification; and (iii) the integrity, security and availability of the Sensitive Information and IT Systems.

(c)    In the past five (5) years, no Borrower Entity, nor to the Borrower's Knowledge, any Person that Processes Sensitive Information on behalf of any Borrower Entity, has suffered any data breaches or other incidents that have resulted in: (i) any unauthorized Processing of any Sensitive Information; or (ii) any unauthorized access to or acquisition, use, control or disruption of or any corruption of any of the IT Systems owned or controlled by the Borrower in any material respect.

(d)    Each Borrower Entity is, and during the past five (5) years has been, in material compliance with: (i) all applicable Data Protection Laws; and (ii) all Contractual Obligations, and all privacy notices and policies, binding on such Borrower Entity and related to the Processing of Personal Information.

(e)    In the past five (5) years, no Borrower Entity has received: (i) any written claims related to any unauthorized Processing (including any ransomware incident), or any loss, theft, corruption, or other misuse of any Personal Information processed by such Borrower Entity; or (ii) any written notice (including by any Governmental Authority) of any claims, investigations, or alleged violations relating to any Personal Information processed by such Borrower Entity.

Section 5.42    Certain Events.  (a) No Default, Event of Default, Event of Force Majeure or Event of Loss has occurred and is continuing or is reasonably expected to occur.

Section 5.43    No Material Breach or Default.  No material breach or default has occurred and is continuing under any Major Project Document or under the Cerberus Financing Documents, and no breach or default has occurred and is continuing under any other Project Document that could reasonably be expected to result in a Material Adverse Effect.

Section 5.44    No Material Adverse Effect.  No event (including any legal, arbitral or other dispute review proceeding or any change in law) has occurred and is continuing that has or could reasonably be expected to have or result in a Material Adverse Effect.

Section 5.45    CapEx Budget; 13-Week Forecast.  The 13-Week Forecast of the Borrower and its Subsidiaries provided to DOE on or prior to the Execution Date and any subsequent 13-Week Forecast delivered pursuant to Section 8.02(a) (Omnibus Annual Reports) are based on good faith estimates and assumptions that the Borrower believes are reasonable; provided that the 13-Week Forecasts are not to be viewed as facts and that actual results during the period or periods covered by the 13-Week Forecasts may differ from such 13-Week Forecasts and that the differences may be material.  The CapEx Budget has been prepared in good faith, with due care and based upon assumptions that the Borrower believes to be reasonable.  To the knowledge of the Borrower, no facts exist that (either individually or in the aggregate) would result in any material change in the 13-Week Forecasts or the CapEx Budget.

Article VI

Affirmative Covenants

The Borrower hereby agrees that, until the Release Date, it shall cause that:

Section 6.01    Maintenance of Existence; Property; Etc.

(a)    Each Borrower Entity shall preserve and maintain: (i) its legal existence; and (ii) all of its licenses, rights, privileges and franchise materials necessary to the conduct of its business and the Project.

(b)    Each Borrower Entity shall, and shall cause each of its Subsidiaries to, keep (or cause to be kept) all its Properties and IT Systems in good repair, working order and condition and from time to time make or cause to be made all appropriate repairs, renewals and replacements, to the extent necessary to ensure that its business can be conducted properly and continuously and in compliance with all Applicable Laws, Required Approvals and its Organizational Documents at all times.

(c)    Except as otherwise permitted hereunder, each Borrower Entity shall preserve and maintain good and marketable title to or leasehold interest in or rights to relevant Collateral and such rights to use the Project Sites as are necessary to construct, operate and maintain the Project in accordance with the requirements of the Transaction Documents and the Project Milestone Schedule, and shall, at such Borrower Entity's own expense, as applicable, take all actions to ensure that it has sufficient rights to the Project Sites as are necessary for the development, construction and operation of the Project as contemplated by the Transaction Documents.

Section 6.02    Intellectual Property.

(a)    Maintenance of Project IP.  The Borrower shall at all times: (i) acquire and maintain ownership of all Project IP owned by the Borrower; or (ii) obtain and maintain its licenses or rights to use all Intellectual Property owned by any other Person, in each case, that are then required by either of them: (A) for the relevant Line, or to achieve Project Completion; or (B) to exercise its rights and perform its obligations under the Major Project Documents, in each case, as applicable at the relevant time.

(b)    Protection of Project IP.  Each Borrower Entity shall take all commercially reasonable steps to: (i) protect, enforce, preserve and maintain its rights, title or interests in and to the Project IP, including maintaining and pursuing any application, registration or issuance for Project IP owned by such Borrower Entity, which it, in its reasonable business judgment, believes should be maintained and pursued; (ii) protect the secrecy and confidentiality of all confidential information and Trade Secrets included in the Project IP, or with respect to which the Borrower, has any confidentiality obligation, including by requiring all current and former employees, consultants, licensees, vendors and contractors to execute appropriate confidentiality agreements; and (iii) preserve its rights under and comply in all material respects with the terms and conditions of the Project IP Agreements and any other agreement granting a license to the Project IP.  If: (A) any Project IP owned by the Borrower or, to the Borrower’s Knowledge, any Project IP owned by any other Person and licensed under any Project IP Agreement to the Borrower becomes, as applicable: (I) abandoned, lapsed, dedicated to the public or placed in the public domain; (II) invalid or unenforceable; or (III) subject to any adverse action or proceeding before any intellectual property office or registrar; and (B) the foregoing, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, then, after the Borrower obtains Knowledge thereof, the Borrower shall notify DOE thereof in accordance with Section 8.03 (Notices).

(c)    Continued Security Interest in Project IP.  The Borrower shall, promptly upon the reasonable request of DOE, execute (or procure the execution of) and deliver to DOE any document and take all actions necessary to acknowledge, confirm, register, record or perfect DOE's security interest in any part of the Project IP (including the filing of the IP Security Agreement with the United States Patent and Trademark Office, the United States Copyright Office, or the corresponding entities in any applicable jurisdiction), whether such interest is now owned or hereafter acquired (whether by application, registration, purchase or otherwise).

(d)    Protection Against Infringement.  In the event that the Borrower has Knowledge of any breach or violation of any of the terms or conditions of any Project IP Agreement or that any material Project IP owned by any Borrower Entity is infringed, misappropriated or otherwise violated by any Person, the Borrower shall: (a) take, or cause to be taken, actions or inactions that are, in the Borrower's reasonable judgment, appropriate under the circumstances (taking into account Applicable Law with respect to such infringement, misappropriation or other violation), and protect its rights in such Project IP; and (b) after the Borrower obtains Knowledge of such infringement, misappropriation or other violation, notify DOE in accordance with Section 8.03 (Notices).

(e)    Notice of Borrower's Alleged Infringement.  In the event that the Borrower has Knowledge of any Adverse Proceeding alleging that any Borrower Entity, its respective businesses, or the development, design, engineering, procurement, construction, starting up, commissioning, ownership, operation, use or maintenance of the Project, is infringing, misappropriating or otherwise violating any Intellectual Property of any Person, the Borrower shall: (i) take, or cause to be taken, such actions that are, in the Borrower's reasonable business judgment, appropriate under the circumstances to avoid or avert a Material Adverse Effect; and (ii) after the Borrower obtains Knowledge thereof, report such notice or communication relating thereto to DOE in accordance with Section 8.03 (Notices).

(f)    License Grant.  The Borrower hereby grants and shall cause each applicable Borrower Entity and each licensor of Project IP under a Project IP Agreement to grant or otherwise permit to grant to the Secured Parties a Secured Parties' License.

(g)    Source Code Escrow.  With respect to all Project Source Code, the Borrower shall, and shall cause each applicable Borrower Entity to, at a Borrower Entity's cost and expense:

(a)    no later than the First Advance Date, and thereafter, upon execution of any Project IP Agreement granting the right to use or access Source Code enter into a Source Code escrow agreement for the benefit of the Secured Parties with an escrow agent approved by DOE containing:

(i)    terms and conditions (including release conditions, such conditions to include an unwillingness or inability to support or maintain the Software) that are usual and customary for Source Code escrow arrangements satisfactory to DOE; and

(ii)    the grant to the Secured Parties by the Borrower Entity or the third party that licenses Source Code to the Borrower, as applicable (effective as of the Execution Date, or if acquired later, upon such acquisition date, but enforceable following the occurrence of any release condition specified in the Source Code escrow agreement) of an irrevocable, perpetual, non-exclusive, transferable, sublicensable, fully paid up and royalty-free right and license to Practice, compile and execute any and all Source Code and other materials placed into escrow pursuant to clause (ii) below, solely for purposes of developing, designing, engineering, procuring, constructing, starting up, commissioning, operating and maintaining the Project and achieving Project Completion, as applicable; and

(b)    no later than the First Advance Date, promptly deposit in escrow (A) a complete, reproducible copy of all Project Source Code that is relevant to the applicable Line, or Project Completion, as applicable; and (B) all revisions, modifications and enhancements to such

Project Source Code (including updates, upgrades and corrections thereto, and derivative works thereof) as such revisions, modifications or enhancements are used in or otherwise made available to the Project, in each case, together with all such documentation or materials as are reasonably required to exercise the rights granted in clause (B) above.

(h)    Project IP Agreement Terms.  The Borrower shall ensure that each license agreement that constitutes a Project IP Agreement grants to the Borrower: (i) a direct and transferable or sublicensable license; or (ii) an irrevocable, perpetual, and transferable or sublicensable sublicense to Project IP which is owned by any other Borrower Entity or which is either critical to (or otherwise inextricably embedded in) the Project or not readily replaceable; provided that with respect to Borrower Entity-owned Project IP, each license and sublicense is fully paid up and royalty-free for the Borrower.

Section 6.03    Insurance.

(a)    Each Borrower Entity shall obtain, maintain and comply with (or cause to be obtained, maintained and complied with) the Required Insurance at all times and in all respects, and shall keep its present and future properties insured as required by, and in accordance with the requirements of Schedule C (Insurance).

(b)    Each Borrower Entity shall pursue any contractual remedies to cause other Persons required to provide Required Insurance, including any Major Project Participant, to obtain and maintain such Required Insurance and as otherwise required in the respective Major Project Documents.

Section 6.04    Event of Loss.  If any Event of Loss shall occur with respect to the Project or any part thereof, the Borrower shall promptly deliver notice thereof to DOE and:

(a)    diligently pursue all of its rights to compensation against all relevant insurers, reinsurers and Governmental Authorities, as applicable, in respect of such event;

(b)    except with the prior written consent of DOE, not compromise or settle any claim with respect to such Event of Loss; provided that DOE’s prior written consent shall not be required to compromise or settle any such claim that (i) involves an amount less than or equal to two million Dollars ($2,000,000) for such claim before completion of Line 3, (ii) involves an amount less than or equal to ten million Dollars ($10,000,000) for such claim after completion of Line 3; or (iii) does not relate to the production of Z3 battery modules; and

(c)    pay or apply the Net Amount of all Loss Proceeds stemming from such event in accordance with Section 3.05(c)(i)(B) (Mandatory Prepayments).

Section 6.05    Further Assurances; Creation and Perfection of Security Interests.

(a)    Each Borrower Entity shall execute and deliver, from time to time, as reasonably requested by DOE or the Collateral Agent at the Borrower's expense, such other documents as shall be necessary or advisable or that DOE and the Collateral Agent may reasonably request in connection with the rights and remedies of DOE and the Collateral Agent granted or provided for by the Transaction Documents and to consummate the transactions contemplated therein.

(b)    Each Borrower Entity shall, at its own expense, take all actions that have been or shall be requested by DOE or the Collateral Agent or that the Borrower knows are necessary to establish, maintain, protect, perfect and continue the perfection of the First Priority security interests of the Secured Parties created by the Security Documents in all assets relating in any manner to the Project and shall furnish timely notice of the necessity of any such action, together with such instruments, in execution form, and such other information as may be required or reasonably requested to enable any appropriate Secured Party to effect any such action.

Section 6.06    Diligent Construction of Project; Approved Construction Changes.

(a)    The Borrower shall use its commercially reasonable efforts to cause each Line Commercial Operation Date for Line 1 and Line 2 to occur on or prior to the Line Commercial Operation Longstop Date, in each case, within the Construction Budget.

(b)    The Borrower shall construct and complete, or cause to be constructed and completed, the Project diligently in accordance with the Major Project Documents and the other Transaction Documents, all Required Approvals, the Project Milestone Schedule and the Construction Budget.

(c)    The Borrower shall cause all Approved Construction Changes to be described in a Construction Progress Report and, where applicable, reflected in revised versions of the Project Budgets and Plans, as applicable, and delivered to DOE in accordance with the terms hereof.

Section 6.07    Contractual Remedies.

(a)    Each Borrower Entity shall diligently pursue all contractual remedies available to it to cause each Major Project Participant to comply with and conduct its property, business and operations in compliance with all Applicable Laws that are applicable to the activities that such Person carries out under the Project.

(b)    Each Borrower Entity shall procure, maintain and comply in all material respects with all Required Approvals that are required for each Major Project Participant to perform its obligations under the Project Documents to which it is a party.

Section 6.08    Taxes, Duties, Expenses and Liabilities.

(a)    The Borrower shall pay or cause to be paid on or before the date payment is due: (i) all Taxes (including stamp taxes), Secured Party Expenses, or other fees payable on or in connection with the execution, issue, delivery, registration, or notarization, or for the legality, validity, or enforceability, of the Transaction Documents (other than those Taxes that it is contesting in accordance with the Permitted Contest Conditions and Taxes imposed with respect to an assignment by FFB); provided that the Borrower shall promptly pay or cause to be paid any valid, final judgment rendered upon the conclusion of any relevant Adverse Proceeding enforcing any Tax and cause it to be satisfied of record; and (ii) all claims, levies or liabilities (including claims for labor, services, materials and supplies) for sums that have become due and payable and that have or, if unpaid, could reasonably be expected to become a Lien (other than a Permitted Lien) upon the property of the Borrower (or any part thereof).

(b)    The Borrower shall file all tax returns required by Applicable Laws to be filed by it or any Borrower Entity and shall pay or cause to be paid on or before the date payment is due: (i) all income Taxes required to be paid by any Borrower Entity; and (ii) all other material Taxes and assessments required to be paid by any Borrower Entity (other than those Taxes that it contests in accordance with the Permitted Contest Conditions).

(c)    The Borrower acknowledges and agrees, and shall cause each of the other Borrower Entities to acknowledge and agree, that DOE’s execution and delivery of this Agreement, including the determination by DOE as to whether Project Costs are Eligible Project Costs, (i) does not prejudice or otherwise have any binding effect with regard to any determination by the Internal Revenue Service, the U.S. Department of the Treasury, or a court of law as to the tax basis of the Project or any part thereof under the Code and (ii) does not constitute a determination regarding, and is unrelated to whether such Person or the Project has complied or will comply with, Federal tax law.  The Borrower acknowledges and agrees, and shall cause each of the Borrower Entities to agree, that such Person shall not use the DOE’s execution and delivery of this Agreement, or documents generated by the DOE during its consideration of the

Application, to demonstrate or prove or complied with the requirements to claim a tax credit or other amount under the Internal Revenue Code in an administrative or judicial proceeding.

Section 6.09

Performance of Obligations.

(a)    Each Borrower Entity shall perform and observe all of its covenants and obligations contained in any Financing Document, any Required Approval or any Project Document (except with respect to any Project Document that is not a Major Project Document, to the extent that the failure to do so could not reasonably be expected to have Material Adverse Effect).

(b)    Each Borrower Entity shall take all commercially reasonable action to prevent the termination, suspension or cancellation of any Financing Document, any Required Approval or any Project Document (except with respect to any Project Document that is not a Major Project Document, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect), except for: (i) the expiration of any Financing Document, any Required Approval or any Project Document in accordance with its terms and not as a result of a breach or default thereunder by the Borrower; and (ii) the termination or cancellation of any Project Document that such Borrower Entity replaces as permitted herein.

(c)    Each Borrower Entity shall enforce against the relevant Project Participant in accordance with its terms each material covenant or obligation under each Project Document to which such Project Participant is a party (except with respect to any Project Document that is not a Major Project Document, to the extent that the failure to do so could not reasonably be expected to have Material Adverse Effect).

Section 6.10    Use of Proceeds.  The Borrower shall use the proceeds of each Advance in accordance with Section 2.03(f) (Disbursement of Proceeds) and the other terms and conditions of all applicable Financing Documents and not in contravention of any Applicable Law, Transaction Document or Governmental Approval.  Neither DOE nor FFB shall have any responsibility as to the use of any proceeds of any Advance.

Section 6.11    Books, Records and Inspections.

(a)    The Borrower shall:

(c)    keep proper records and books of account in which full, true and correct entries in accordance with the Designated Standard and all Applicable Laws are made in respect of all dealing and transactions relating to the business and activities of each Borrower Entity;

(d)    comply in all respects with the Accounting Compliance Plan and maintain adequate internal controls, reporting systems, IT Systems and cost control systems that are designed to ensure that each Borrower Entity satisfies its obligations under the Financing Documents and:

(i)    for overseeing the financial operations of each Borrower Entity, including its cash management, accounting and financial reporting;

(ii)    for overseeing the Borrower's relationship with DOE and the Independent Auditor;

(iii)     for promptly identifying any Cost Overruns;

(iv)      for maintaining such records as are necessary to facilitate an effective and accurate audit and performance evaluation of the Project as required by the Program Requirements; and

(v)    for compliance with securities, corporate and other Applicable Law regarding adoption of a code of ethics and auditor independence; and

(e)    record, store, maintain, and operate its records, systems, controls, data and information using means (including any electronic, mechanical or photographic process, whether computerized or not) that are under its exclusive ownership and direct control (including all means of access thereto and therefrom).

(b)    The Borrower shall:

(f)    consult and cooperate with Secured Parties and the Secured Party Advisors regarding the Project upon DOE's request;

(g)    permit officers and designated representatives of Secured Parties, any agent of any of the foregoing, and the Secured Party Advisors to visit and inspect the Project and any other facilities and properties of the Borrower Entities during normal business hours upon not less than three (3) Business Days advance notice to the Borrower;

(h)    provide to officers and designated representatives of Secured Parties, any agent of any of the foregoing, the Comptroller General and the Secured Party Advisors: (A) access to any pertinent books, documents, papers and records of any Borrower Entity for the purpose of audit, examination, inspection and monitoring upon reasonable notice and at reasonable times during normal business hours, to examine and discuss the affairs, finances and accounts of the Borrower Entities with the representatives of the Borrower Entities; and (B) such access rights as required by the Program Requirements, including access to the Project and ancillary facilities (and allowing the officers and designated representatives of the Secured Parties and the Comptroller General to discuss each Borrower Entity's and each of its subsidiaries' affairs, finances and accounts with the Borrower Entity's officers) for the purpose of monitoring the performance of the Project;

(i)    afford proper facilities for such inspections, and make copies (at the Borrower's expense) of any records that are subject to such inspection; and

(j)    subject to the Borrower's protection of confidential information and Trade Secrets described in Section 7.02(b) (Protection of Project IP), make available all information related to the Project, including all patents, technology and proprietary rights owned or controlled by, or licensed to, the Borrower Entities and utilized in the development, design, engineering, procurement, construction, starting up, commissioning, operation or maintenance of the Project, as may be reasonably necessary in order to determine the technical progress, soundness of financial condition, management stability, adequacy of staffing levels, compliance with Environmental Law, adequacy of health and safety conditions and all other matters with respect to the Project.

(c)    The Borrower shall:

(k)    authorize the Independent Auditor to communicate directly with DOE, FFB and the Comptroller General at any time regarding any Agreed-Upon Procedures Report and the Borrower Entity's accounts and operations relating thereto; and

(l)    in the event that the Independent Auditor should cease to be the accountants of any Borrower Entity for any reason, promptly, but in any event no later than five (5) Business Days after the occurrence thereof, notify DOE of such change in the Independent Auditor and the reason therefor, and the Borrower shall appoint and maintain another firm of independent public accountants that satisfy the conditions set forth herein to qualify as the Independent Auditor.

(d)    The Borrower shall disclose in writing to its outside auditors and audit committee and shall promptly, but in any event no later than five (5) Business Days, provide copies thereof to DOE of:

(m)      any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial information; and

(n)    any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(e)    The Borrower shall promptly provide copies to DOE of any management letter or other material communication sent by the Independent Auditor (or any other accountants retained by the Borrower) to any Borrower Entity in relation to the financial, accounting, management information or other systems, policies, management or accounts of any Borrower Entity.

(f)    The Borrower shall authorize the Compliance Consultants to communicate directly with DOE and the Secured Party Advisors at any time regarding implementation of the Accounting Compliance Plan.

(g)    The Borrower shall retain all records relating to expenditures incurred with respect to the Project with respect to which Advances were made until the latter of: (i) the date that is five (5) years after the Advance was made with respect to such expenditure; and (ii) the Project Completion Date.

Section 6.12    Compliance with Applicable Law.

(a)    Each Borrower Entity shall comply with, and conduct its business, operations, assets, equipment, property, leaseholds, and other facilities in compliance, in all material respects, with all Environmental Laws and all other Applicable Laws.

(b)    Each Borrower Entity shall comply with all applicable requirements of all Anti-Money Laundering Law and maintain proper operating and credit policies and procedures (including "know your customer" and anti-money laundering policies) to ensure, inter alia, proper credit, risk and conflicts of interest management in connection therewith.

(c)    Each Borrower Entity shall:

(o)    at all times comply with all obligations arising under Section 721 of the DPA and its implementing regulations and rules, and any other obligations requirements imposed on any Borrower Entity by CFIUS in accordance with Section 5.01(d) (Transaction Documents); and

(p)    if and when requested by CFIUS, promptly prepare and file, or cause the prompt preparation and filing of, a declaration in accordance with the provisions of 31 CFR Subpart C or a notice in accordance with 31 CFR Subpart D.

(d)    Each Borrower Entity shall procure all relevant Required Approvals at or prior to such time as they are required or necessary, maintain such Required Approvals, and comply with all Required Approvals.

(e)    Each Borrower Entity shall ensure that the Project is operated in compliance with all applicable Environmental Laws and in a manner that would not pose a material hazard to public health or safety (including worker safety) or to the environment.

Section 6.13    Compliance with Program Requirements.  The Borrower shall comply with all Program Requirements in connection with the Project.

Section 6.14    Tax Credit Requirements.  The Borrower shall comply and cause each other Borrower Entity and Major Project Participant, as applicable, to take all necessary actions to comply with the requirements set out in Section 45X of the Code and to maximize the amount of Section 45X Tax Credits thereunder with respect to the Project.

Section 6.15    Accounts; Cash Deposits.

(a)    The Borrower shall maintain, or cause to be maintained, in full force and effect each of the Project Accounts and Borrower Operating Accounts and amounts on deposit therein in accordance with the terms of the Accounts Agreement and relevant Financing Documents.

(b)    The Borrower shall instruct each Person remitting cash to or for the account of the Borrower or any Borrower Entity to deposit such cash in accordance with the terms of the Accounts Agreement.

(c)    The Borrower shall remit any amounts received by any Borrower Entity or received by third parties on behalf of any Borrower Entity to the Collateral Agent for deposit in accordance with the terms of the Accounts Agreement.

Section 6.16    Sales Agreements.

(a)    The Borrower shall enter into Sales Agreements in accordance with Sales Plan or otherwise with DOE prior written consent.

The Borrower shall maintain until the Maturity Date: combined Booked Orders and Pipeline equal to at least six (6) months of production based on production of then-current Lines, including at least three (3) months of Booked Orders, in each case with Qualifying Customers and consistent with the sales volume assumptions set forth in Base Case Financial Model.

Section 6.17    Know Your Customer Information.  Each Borrower Entity shall provide DOE any information reasonably requested by DOE under or in connection with International Compliance Directives and Anti-Money Laundering Laws, including in connection with entry into any Additional Project Documents after the Execution Date.

Section 6.18    Davis-Bacon Act.

(a)    The Borrower shall comply (and shall ensure that each DBA Contract Party complies) with the Davis-Bacon Act Requirements.

(b)    The Borrower shall maintain an Electronic Certified Payroll System accessible to DOE and the Borrower shall systematically review the certified weekly payroll records that the Borrower maintains for its own laborers and mechanics and those that it receives for the laborers and mechanics of any Borrower Entity and DBA Contract Party.

(c)    The Borrower shall designate and identify to DOE a point of contact who will be responsible for ensuring compliance with the Davis-Bacon Act Requirements. This person will provide to DOE any information reasonably requested in support of DOE’s Davis-Bacon Act compliance monitoring efforts. The Borrower shall notify DOE in writing regarding a change to this contact person.

(d)    The Borrower shall promptly notify DOE in writing when it receives any complaint related to non-compliance with the Davis-Bacon Act, or discovers in the course of its systematic review of the certified payroll records an incident that the Borrower reasonably believes to be a case of such non-compliance and which, in each case, the Borrower cannot resolve on its own, and shall forward to DOE (i) the complaint or a written summary of the non-compliant incident; (ii) a summary of the Borrower’s investigation into such complaint or such incident; and (iii) the relevant certified payroll records.

(e)    Certified payroll records maintained by the Borrower shall be preserved for three (3) years after completion of work.  The Borrower shall make such records available to DOE and DOL when necessary, and upon request, for purposes of an investigation or audit of compliance with prevailing wage requirements.  Certified payroll records maintained by the Borrower shall be considered federal government records for the purposes of the Freedom of Information Act, 5 U.S.C. § 552.  The Borrower shall provide such records to DOE within five (5) Business Days of receipt of any request for such records from DOE.

(f)    The Borrower shall use commercially reasonable efforts to cause each DBA Compliance Matter Contractor to cure each applicable DBA Compliance Matter. Such efforts may be suspended while a DBA Compliance Matter Contractor is, in good faith, appealing a DOL determination of non-compliance.

(g)    Within ten (10) Business Days after the end of each month prior to the resolution of any DBA Compliance Matter that has been fully cured to the satisfaction of DOL or otherwise finally resolved favorably to the Borrower or DBA Contract Party, the Borrower shall either:

(i)    notify DOE of the specific details of each DBA Compliance Matter that has not been so cured or finally resolved, and describe the commercially reasonable efforts that it and the applicable DBA Compliance Matter Contractor have taken to cause the DBA Compliance Matter Contractor to comply with the Davis-Bacon Act Requirements that are the subject of such dispute, or

(ii)    notify DOE that the applicable DBA Compliance Matter Contractor has appealed, and is diligently prosecuting such appeal, in good faith DOL’s determination that the DBA Compliance Matter Contractor has failed to comply with the Davis-Bacon Act Requirements giving rise to such DBA Compliance Matter.

Section 6.19    Lobbying Restriction.  The Borrower shall comply with all requirements of 31 U.S.C. § 1352, as amended, including the requirement that no proceeds of any Advance be expended by the Borrower or any of its Affiliates to pay any Person for influencing or attempting to influence an officer or employee of any federal agency, a member of the U.S. Congress, an officer or employee of the U.S. Congress, or an employee of a member of Congress in connection with the making of the Guaranteed Loan or any other action described in 31 U.S.C. § 1352(a)(2).

Section 6.20    Cargo Preference Act.

(a)    The Borrower shall comply and shall cause each Borrower Entity, as applicable, to comply with the Cargo Preference Act of 1954, as amended, and all related implementing regulations with respect to CPA Goods, unless it has reached an agreement with the United States Maritime Administration with respect to such compliance, in which case it shall comply with such agreement.

(b)    Without limiting the generality of the foregoing, and unless the Borrower has reached an agreement with the United States Maritime Administration excusing it from the following obligations or otherwise providing for its compliance with the Cargo Preference Act of 1954, as amended, the Borrower shall:

(q)    deliver to the Division of National Cargo, Office of Market Development, Maritime Administration, Washington, DC 20590 (x) in the case of shipments originating outside of the United States, within thirty (30) working days (as such term is used in 46 C.F.R. 381.7) or (y) in the case of shipments originating within the United States, within twenty (20) days, in each case, following the date of loading any CPA Goods, a legible copy of a rated, 'on-board' commercial ocean bill of lading in English for each shipment of CPA Goods; and

(r)    ensure all agreements whereby the Borrower procures, contracts for, or otherwise obtains CPA Goods provide for: (x) compliance with the Cargo Preference Act of 1954, as amended, and all related implementing regulations with respect to CPA Goods/the utilization of privately owned United States-flag commercial vessels to ship at least 50 percent (50%) of the gross tonnage (computed separately for dry bulk carriers, dry cargo liners, and tankers) involved to the extent such vessels are available at fair and reasonable rates for United States-flag commercial vessels; and (y) delivery of the necessary shipment information as set forth in clause (i) above, as applicable.

Section 6.21    SAM Registration.  The Borrower shall maintain its SAM database registration at all times.

Section 6.22    ERISA.

(a)    The Borrower shall, and shall cause its ERISA Affiliates to, maintain all Employee Benefit Plans that are presently in existence or may, from time to time, come into existence, in compliance with terms of any such Employee Benefit Plan, ERISA, the Code and all other Applicable Laws; and

(b)    The Borrower shall, and shall cause its ERISA Affiliates to, make or cause to be made contributions to all Employee Benefit Plans in a timely manner and, with respect to Pension Plans and Multiemployer Plans, in a sufficient amount to comply with the requirements of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code.

Section 6.23    Financial Covenants.

(a)    Minimum Consolidated EBITDA. The Borrower shall not permit Consolidated EBITDA, as of the last day of any Fiscal Quarter for the four (4) Fiscal Quarter period then ended, beginning with the Fiscal Quarter ending March 31, 2027, to be less than: (i) for each such four Fiscal Quarter period ended on or prior to the Lines 3 and 4 Commencement Date, the "Minimum Consolidated EBITDA" amount specified on Schedule Q  Part A-1; and (ii) for each such four Fiscal Quarter period ended thereafter, the " Minimum Consolidated EBITDA" amount specified for such four Fiscal Quarter period on Schedule Q  Part A-2; provided, that the "Minimum Consolidated EBITDA" amount for the Fiscal Quarters ending March 31, 2027, June 30, 2027, and September 30, 2027, shall be tested on the basis of the one Fiscal Quarter period then ended, the two Fiscal Quarter period then ended and the three Fiscal Quarter period then ended, respectively.

(b)    Minimum Consolidated Revenue The Borrower shall not permit Consolidated Revenue, as of the last day of any Fiscal Quarter for the four Fiscal Quarter period then ended, beginning with the Fiscal Quarter ending March 31, 2027, to be less than: (x) for each such four Fiscal Quarter period ended on or prior to the Lines 3 and 4 Commencement Date, the "Minimum Consolidated Revenue" amount specified for such four Fiscal Quarter period on Schedule Q Part B-1 hereto and (y) for each such four Fiscal Quarter period ended thereafter, the "Minimum Consolidated Revenue" amount specified for such four Fiscal Quarter period on Schedule Q Part B-2 hereto; provided, that the "Minimum Consolidated Revenue" amount for the Fiscal Quarters ending March 31, 2027, June 30, 2027, and September 30, 2027, shall be tested on the basis of one Fiscal Quarter period then ended, the two Fiscal Quarter period then ended and the three Fiscal Quarter period then ended, respectively.

(c)    Minimum Liquidity. The Borrower shall not permit Liquidity at any time on or after the First Advance Date (after giving effect to the making of the Advance on such date) to be less than fifteen million Dollars ($15,000,000).

Section 6.24    Public Announcements. The Borrower shall coordinate with DOE with respect to:

(a)    any subsequent public announcements by any Borrower Entity in connection with material developments in respect of the Project (including the ground-breaking ceremony, the Project going into operation, etc.); and

(b)    the public announcement of satisfaction of any Project Milestones, provided that this Section 7.24 shall not apply to (i) advertisements, (ii) public filings required by Applicable Law, and (iii) shall not restrict announcements by the Borrower regarding the Products or the component parts thereof that:

do not involve the Project or the financing thereof by DOE;

(c)    are required by Applicable Law or national stock exchange rules; or

(d)    are routinely made to Governmental Authorities.

Section 6.25    [Reserved].

Section 6.26    Prohibited Persons.  If any Principal Person of any Borrower Entity becomes (whether through a Transfer or otherwise) a Prohibited Person, such Borrower Entity shall remove or replace such Principal Person with a person or entity reasonably acceptable to DOE within thirty (30) days from the date that such Borrower Entity knew or should have known that such Principal Person became a Prohibited Person.

(a)    If any Major Project Participant or any of their respective Principal Persons becomes (whether through a transfer or otherwise) a Prohibited Person, within thirty (30) days of obtaining actual knowledge that such Person has become a Prohibited Person, the Borrower shall engage and continue to engage in good faith discussions with DOE regarding the removal or replacement of such Person or, if such removal or replacement is not reasonably feasible, the implementation of other mitigation measures acceptable to DOE.

(b)    The internal management and accounting practices and controls of each Borrower Entity shall at all times be adequate to ensure that such Borrower Entity and each Principal Person thereof: (i) does not become a Prohibited Person; and (ii) complies with all applicable International Compliance Directives.

Section 6.27    International Compliance Directives.

(a)    Each Borrower Entity shall comply with all International Compliance Directives.

(b)    If any Principal Person of any Borrower Entity fails to comply with any International Compliance Directive, such Borrower Entity shall remove or replace such Principal Person with a person or entity reasonably acceptable to DOE within thirty (30) days from the date that such

Borrower Entity knew or should have known of such violation; provided that, in the case where a Principal Person fails to comply with any International Compliance Directive, such removal or replacement by such Borrower Entity pursuant to this Section 7.27(b) (International Compliance Directives) shall occur only to the extent permitted by applicable Sanctions or otherwise authorized by OFAC.

(c)    If any Major Project Participant or any of their respective Principal Persons fails to comply with any applicable International Compliance Directive, the Borrower shall, within thirty (30) days of obtaining actual knowledge that such Person has so failed to comply, engage and continue to engage in good faith discussions with DOE regarding the removal or replacement of such Person or, if such removal or replacement is not reasonably feasible, the implementation of other mitigation measures acceptable to DOE.

Section 6.28    Operating Plan; Operations.

(a)    The Borrower shall cause the Project, or such portions of the Project that have begun commercial operations, to operate in all material respects pursuant to the Operating Plan then in effect.  The Borrower shall conduct the operations of the Project in accordance, in all material respects, with the Financing Documents and the Major Project Documents, the Operating Plan, the Business Continuity Plan, the Annual Plan, Applicable Law, any applicable Required Approvals, and Prudent Industry Practice.

(b)    The Borrower shall own, maintain, repair and replace (or cause to be owned, maintained, repaired and replaced) all equipment, spare parts, and inventory reasonably necessary for the operation and maintenance of the Project in all material respects in accordance with the Financing Documents and the Major Project Documents, the Operating Plan, the Business Continuity Plan, Applicable Law, any other applicable Required Approvals and Prudent Industry Practice.

(c)    The Borrower shall maintain, or cause to be maintained, at the Project Sites a complete set of plans and specifications for the Project.

Section 6.29    Acceptance and Start-up Testing.

(a)    The Borrower shall consult with and provide, or cause to be provided, reasonable notice to DOE and the Independent Engineer regarding provisions related to start-up and testing of any Line and equipment pursuant to the Construction Contracts and the Operating Contracts.

(b)    The Borrower shall provide the Independent Engineer with the opportunity to observe the start-up and testing of the Project.

(c)    The Borrower shall at the request of DOE, promptly, but in any event within five (5) Business Days, provide DOE and the Independent Engineer with any data or reports received by the Borrower in connection with any of the start-up testing of the Project.

Section 6.30    Lender Meetings.  If and to the extent any meeting, whether it be virtual or in person, between Cerberus and the Borrower is scheduled pursuant to the first sentence of Section 5.7(a) of the Cerberus Credit Agreement, the Borrower shall provide DOE with seven (7) Business Days’ prior written notice of such meeting, and DOE shall have the right to have one or more DOE Representative(s) attend and participate (virtually or in person, as the case may be) in such meeting. The Borrower agrees that any out-of-pocket expenses incurred by DOE in connection with such meetings shall be reimbursable.

Section 6.31    Subsidiaries. (i) In the event that any Person becomes a Domestic Subsidiary of the Borrower, such Person shall be deemed a Borrower Entity hereunder and the existing Borrower

Entities shall (A) concurrently with such Person becoming a Domestic Subsidiary (or such later date as DOE may agree in writing in its sole discretion, which writing may be by email) cause such Subsidiary to become a Grantor under and as defined in the Security Agreement by executing and delivering to DOE and the Collateral Agent a security agreement supplement or accession agreement, in form and substance acceptable to DOE, and (B) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, opinions, agreements, and certificates reasonably required by the Collateral Agent; and (ii) in the event that any Person becomes a Foreign Subsidiary of the Borrower, such Person shall be deemed a Borrower Entity hereunder and the existing Borrower Entities shall (A) concurrently with such Person becoming a Foreign Subsidiary (or such later date as DOE may agree in writing in its sole discretion, which writing may be by email), cause such Subsidiary to become a Grantor under and as defined in the Security Agreement by executing and delivering to DOE and the Collateral Agent a security agreement supplement or accession agreement, in form and substance acceptable to DOE, and in the case of a Foreign Subsidiary, execute and deliver, or cause such Subsidiary to execute and deliver, to DOE and/or the Collateral Agent, as applicable, such Foreign Collateral Documents with respect to the Equity Interests of such Subsidiary and/or the Collateral owned by such Subsidiary, in each case, as requested by DOE, and (B) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, opinions, agreements, and certificates as are reasonably required by DOE; provided that no Foreign Subsidiary shall have any Domestic Subsidiaries.  With respect to each such Subsidiary, the Borrower Entities shall promptly send to DOE written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of the Borrower, and (ii) all of the data required to be set forth with respect to all Subsidiaries of the Borrower in the schedules to the Security Agreement; provided, further, that such written notice shall be deemed to supplement such schedules to the Security Agreement for all purposes thereof.

Section 6.32    Real Property Assets.

(a)    The Borrower shall use commercially reasonable efforts to, (i) no later than the date that is ninety (90) days of the Execution Date, (A) enter into one or more ~~subordination, non-disturbance and attornment agreements or similar agreements, in form and substance acceptable to DOE ("SNDA"),~~SNDAs, with respect to the Turtle Creek Project Site, with the Turtle Creek Landlord and each applicable fee mortgagee to the Turtle Creek Landlord and (B) in relation to such SNDA deliver a customary legal opinion addressed to the Secured Parties from counsel qualified in the applicable jurisdiction in form and substance satisfactory to DOE; and (ii) on or prior to the date the Borrower exercises the second Renewal Option (as defined under each Mortgage Lease of the Turtle Creek Project Site), amend each Mortgaged Lease of the Turtle Creek Project Site to extend the term of such Mortgaged Lease to provide for one or more additional options that, together, if exercised, would renew each Mortgage Lease of the Turtle Creek Project Site for a term that extends to a date that is not earlier than the date that is one (1) year following the Maturity Date.

(b)    In the event that any Borrower Entity acquires any Real Property and such interest has not otherwise been made subject to the First Priority Lien of the Security Documents in favor of the Collateral Agent, for the benefit of DOE, then such Borrower Entity, within ninety (90) days (or such later date as may be agreed by DOE in its sole discretion) of the request or acquisition of any Real Property, as applicable, shall take all such actions and execute and deliver, or cause to be executed and delivered, the applicable Real Property Documents with respect to each such owned Real Property or applicable leasehold mortgage, subordination, pledge and/or estoppel with respect to each such leased Real Property, in each case that the Collateral Agent may request to create in favor of the Collateral Agent, for the benefit of DOE, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Real Property.  In addition to the foregoing, the Borrower shall, at the request of DOE, deliver, from time to time, to DOE such appraisals as are required by law or regulation of Real Property owned by a Borrower Entity with respect to which the Collateral Agent has been granted a Lien.

Section 6.33    Privacy and Data Security.  Each Borrower Entity will (a) comply with all Data Protection Laws; (b) employ commercially reasonable security measures that comply in all material respects with all Data Protection Laws to protect Personal Data within its custody or control and require the same of all vendors that process Personal Data on its behalf; and (c) promptly, but in any event within five (5) Business Days, notify DOE in writing if any Responsible Officer obtains knowledge of (i) any claim of violation by any Borrower Entity or its Subsidiaries of Data Protection Laws or (ii) any reportable incidents of data security breaches, intrusions, or unauthorized access, use, or compromise of Personal Data within its custody or control.

Section 6.34    Interest on Proceeds and Reserve Account. The Borrower shall remit, or cause to be remitted, to FFB all interest earned on any investment of proceeds of Advances in any Project Account and any applicable Reserve Account in excess of the interest accrued on such proceeds of Advances pursuant to the FFB Documents.

Section 6.35    Phase II Environmental Site Assessment.

(a)    To the extent necessary or advisable, as determined by DOE, the Borrower shall deliver, within sixty (60) days of request by DOE, a current Phase II Environmental Site Assessment, in form and substance satisfactory to DOE, covering the Real Property within ~~each such~~the Turtle Creek Project Site and Building 270 (as applicable).

(b)    Without limiting Section 11.07 (Indemnification), the Borrower agrees to take all actions necessary or advisable pursuant to any Phase II Environmental Site Assessment.

Article VII

Information Covenants

The Borrower hereby agrees that until the Release Date:

Section 7.01    Financial Statements.  At its own expense, the Borrower shall furnish or cause to be furnished to DOE (and to FFB, if requested by FFB or DOE on behalf of FFB) by an Acceptable Delivery Method (unless otherwise noted), with a reproduction of the signatures where required, the following items:

(a)    Annual Financial Statements.  As soon as available, but in any event within one hundred and twenty (120) days following the Borrower's Fiscal Year end:

(a)    audited Financial Statements of the Borrower for such Fiscal Year and including each Borrower Entity on a consolidated basis;

(b)    a Compliance Certificate required by Section 8.01(c) (Compliance Certificates);

(c)    a report on such Financial Statements of the Independent Auditor which report shall:

(i)    be unqualified as to going concern and scope of audit;

(ii)    subject to changes in professional auditing standards from time to time, contain a statement to the effect that such Financial Statements fairly present, in all material respects, the financial condition of the Borrower and each Borrower Entity (on a consolidated basis), as applicable, as at the dates indicated and the results of their operations and their cash flows for the period indicated in conformity with the Designated Standard applied on a basis consistent with prior years (except as otherwise disclosed in such Financial Statements);

(iii)     state that the examination by the Independent Auditor in connection with such Financial Statements has been made in accordance with generally accepted auditing standards; and

(iv)      An updated asset register listing and describing the net book values of all tangible assets related to the Project and any other asset constituting Collateral, including inventory, plant, property and equipment as derived from the Borrower’s accountant worksheet to the audited Financial Statements of the Borrower.

(b)    Quarterly Financial Statements.  As soon as available, but in any event within forty-five (45) days following the end of each Fiscal Quarter of the Borrower's Fiscal Year:

(d)    unaudited Financial Statements of the Borrower for such Fiscal Quarter and including each Borrower Entity on a consolidated basis and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Annual Plan and CapEx Budget for the current Fiscal Year covered by such financial statements, all in reasonable detail;

(e)    each Compliance Certificate required by Section 8.01(c) (Compliance Certificates); and

(f)    such other evidence as may be required by DOE to demonstrate the Borrower's compliance with Section 7.23 (Financial Covenants).

(c)    Compliance Certificates.  Concurrently with any delivery of Financial Statements or other information pursuant to any of Sections 8.01(a) (Annual Financial Statements) through (d) (Major Project Participant Financial Statements), a certificate (a "Compliance Certificate") of a Financial Officer of the Borrower (on behalf of itself and each Borrower Entity) substantially in the form of the document attached as Exhibit D (Form of Compliance Certificate) hereto, which certificate shall:

(g)    certify that no Default or Event of Default has occurred, or, if such certification cannot be made, the nature and period of existence of such Default or Event of Default and what corrective action the Borrower has taken or proposes to take with respect thereto;

(h)    except as set forth in a schedule attached to such Compliance Certificate, certify that the representations and warranties of the Borrower and its Subsidiaries set forth in this Agreement and the other Financing Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);

(i)    certify that the Borrower is in compliance with the minimum Consolidated EBITDA and Consolidated Revenue covenants contained in Section 7.23(a) (Minimum Consolidated EBITDA) and Section 7.23(b) (Minimum Consolidated Revenue) of this Agreement as of the last day of the applicable Fiscal Quarter, for the trailing four (4) Fiscal Quarter period;

(j)    certify that the Borrower complied with the Liquidity covenant contained in Section 7.23(c) (Minimum Liquidity) of this Agreement at all times on and after the First Advance Date (after giving effect to the making of the Advance on such date) during the accounting period covered by the financial statements attached to the Compliance Certificate;

(k)    certify the amount of Excess Cash Flow for the applicable Fiscal Year and the amount of the applicable prepayment, by providing reasonably detailed calculations of Excess Cash Flow and the prepayment amount (including any component thereof) as of and for the applicable Fiscal Year; and

(l)    in the case of each Compliance Certificate delivered concurrently with annual Financial Statements pursuant to Section 8.01(a) (Annual Financial Statements):

(i)    certify that such Financial Statements fairly present, in all material respects, the financial condition of the Borrower and each Borrower Entity as at the dates indicated and the results of its operations and its cash flows for the periods indicated, in each case in conformity with the Designated Standard applied on a basis consistent with prior years;

(ii)    either confirm that there has been no material change in the information set forth in the Schedules attached hereto since the date thereof or the date of the most recent certificate delivered pursuant to this Section 8.01 (Financial Statements) or, if such confirmation cannot be made, identify such changes; and

(iii)     contain a written statement stating any material changes, if any, within the Designated Standard used to prepare the applicable Financial Statements or in the application thereof since the date of the previous certification and describing the effect of any such changes on such Financial Statements accompanying such certificate.

(d)    Major Project Participant Financial Statements.  With respect to each Major Project Participant, to the extent the Borrower is entitled to receive such information pursuant to the applicable Major Project Document or Direct Agreement entered into with such Major Project Participant, as soon as available, but in any event within the specified time period after such Major Project Participant's Fiscal Year end, as provided in the relevant Major Project Document or Direct Agreement, audited Financial Statements of such Major Project Participant for such Fiscal Year.

(e)    Statements of Reconciliation After Change in Accounting Policies.  If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 8.01(a) (Annual Financial Statements), Section 8.01(b) (Quarterly Financial Statements) and Section 8.01(c) (Compliance Certificates) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subsections had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form satisfactory to DOE in its sole discretion.

Section 7.02    Reports.  At its own expense, the Borrower shall furnish or cause to be furnished to DOE (and to FFB, if requested by FFB or DOE on behalf of FFB) by an Acceptable Delivery Method with a reproduction of the signatures where required, the following items, in each case, in form and substance satisfactory to DOE:

(a)    Omnibus Annual Reports.  With respect to each Fiscal Year of the Borrower, as soon as available, but in any event no later than January 31st of each Fiscal Year (such date, an "Annual Reporting Date"), an annual certificate (each, an "Annual Certificate") of a Responsible Officer of the

Borrower, substantially in the form attached as Exhibit E (Form of Annual Certificate) hereto, setting forth the following and including all material calculations and assumptions used to generate the information provided therein:

(m)      a proposed CapEx Budget, Construction Budget, Operating Plan and Maintenance Plan for the immediately subsequent four (4) Fiscal Quarters, accompanied by a report on the past twelve (12) months of production of the Lines;

(n)    (I) a certificate from the chief financial officer or similar officer of the Borrower that there have been no changes to the Base Case Financial Model or the assumptions therein from the Base Case Financial Model then in effect; or (II) a proposed update to the Base Case Financial Model, together with a certificate from the chief financial officer or similar officer of the Borrower that includes a written explanation from the Borrower of all variances from the Base Case Financial Model then in effect;

(o)    the Safety Report with respect to the Safety Audit for such Fiscal Year;

(p)    an updated Sales Plan and Business Continuity Plan, in each case, together with a report setting out changes as compared to the contents of the then-approved plans, each of which will be in form and substance reasonably satisfactory to DOE;

(q)    such other information as DOE may reasonably request; and

(r)    (A) a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Guaranteed Loan (an "Annual Plan"), including a forecasted consolidated balance sheet cash flows of the Borrower and its Subsidiaries for the end of each calendar month of such Fiscal Year and (B) forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for each calendar month of each such Fiscal Year, together, in each case, with an explanation of the assumptions on which such forecasts are based, all in form satisfactory to DOE in its sole discretion.

(b)    Quarterly Certificate and Collateral Verification.

(s)    Quarterly Certificate.  With respect to each Fiscal Quarter of the Borrower, no later than the date on which the quarterly unaudited Financial Statements are delivered pursuant to Section 8.01(b) (Quarterly Financial Statements) (such date, a "Quarterly Reporting Date"), a quarterly certificate (each, a "Quarterly Certificate") of a Responsible Officer of the Borrower, substantially in the form attached as Exhibit F (Form of Quarterly Certificate) hereto and in form and substance satisfactory to DOE, setting forth the following and including all material calculations and assumptions used to generate the information provided therein:

(i)    a progress report as against the Sales Plan delivered under the Omnibus Annual Report, including the current backlog-to-sale ratio;

(ii)    a progress report, certified by the Compliance Consultant, regarding the implementation of the Accounting Compliance Plan, including compliance steps taken since the prior report, staffing approach, and status of progress against the metrics and timing milestones set forth therein;

(iii)     with respect to any Quarterly Certificate required to be delivered in respect of any Fiscal Quarter beginning prior to any Line Commercial Operation Date, each:

(i)    certification by the Borrower of the achievement of any Project Milestones with respect to the Project during the immediately preceding Fiscal Quarter, together with evidence, satisfactory to DOE, that such Project Milestones have been achieved (unless such information was subject to an Advance Request); it being understood that, in the event that the Borrower anticipates, for whatever reason, the failure to achieve any projected Project Milestones, a description of the reasons for such anticipated failure shall also be disclosed; and

(ii)    certification that the proceeds of the Advances for such Fiscal Quarter were used to reimburse the Borrower for Eligible Project Costs incurred and paid or were used by the Borrower to pay for such Eligible Project Costs incurred and invoiced;

(iv)      after each Line Commercial Operation Date, operating reports, in form and substance satisfactory to DOE, regarding the operating performance and maintenance of the relevant Line and the Project generally (including description of operating performance and maintenance of the Project and updates to key personnel), governmental and environmental compliance reports; and

(v)    the aggregate amount of Cost of Goods Sold in the twelve (12) month period ended on the last day of such Fiscal Quarter.

(t)    Quarterly Collateral Verification. At the time of delivery of quarterly financial statements with respect to the preceding fiscal quarter pursuant to this Section 8.02(b) (Quarterly Certificate and Collateral Verification), each Borrower Entity shall deliver to the Collateral Agent and DOE, a certificate of an authorized officer (i) either confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the applicable First Advance Date or the date of the most recent certificate delivered pursuant to this Section 8.02(b) (Quarterly Certificate and Collateral Verification) or identifying such changes that have occurred during the prior fiscal quarter, and (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the Perfection Certificate or pursuant to Section 8.02(g) (Intellectual Property Notice) to the extent necessary to protect and perfect the security interests under the Security Documents for a period of not less than eighteen (18) months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

(c)    Labor Reporting~~; Community Benefits Plan and Justice40 Initiative Reporting Requirements~~.  The Borrower shall deliver to DOE:

(u)    no later than on each Quarterly Reporting Date occurring on or prior to the Project Completion Date and on the Project Completion Date, a construction workforce report in the form of Exhibit H (Form of Construction Workforce Report);

(v)    no later than: (A) on or prior to the Commercial Operations Date, on each of: (1) the Substantial Completion Date; (2) each Quarterly Reporting Date occurring on or after the Substantial Completion Date and on or prior to the Commercial Operations Date; and (3) the Commercial Operations Date; and (y) after the Commercial Operations Date, not later than ninety (90) days after the end of each Fiscal Quarter of the Borrower, an operations and maintenance workforce report in the form of Exhibit I (Form of Operations and Maintenance Workforce Report); and

~~(iii) no later than ninety (90) days after the end of each Fiscal Year of the Borrower, a Community Benefits Plan and Justice40 Annual Report in the form of Exhibit J (Form of Community Benefits Plan and Justice40 Annual Report) (each, a "Community Benefits Plan and Justice40 Annual Report"); and~~

~~(iv)~~ such other information as DOE may request.

(d)    Monthly Certificate.  After the end of each month:

(w)      within fifteen (15) Business Days, a monthly report, accompanied by an Officer's Certificate of the Borrower substantially in the form of Exhibit G (Form of Monthly Certificate), which report shall include (A) reporting on the operating performance and maintenance of the Project and (B) calculations of application of prepayments, if any, to the Guaranteed Loan and the Cerberus Loan, Ratably, in accordance with the form therein;

(x)    within five (5) Business Days, prior to the Project Completion Date, a Construction Progress Report, accompanied by an Officer's Certificate of the Borrower substantially in the form of Exhibit K (Form of Monthly Construction Progress Report), setting forth updates to the Project Milestone Schedule, Integrated Schedule and Spending Plan and key personnel;

(y)    within thirty (30) days, the consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such month and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures from the Annual Plan and CapEx Budget for the current Fiscal Year, all in reasonable detail and in form and substance satisfactory to DOE in its sole discretion, together with a certificate from the applicable Responsible Officer with respect thereto, provided, however, that such monthly financial statements (i) required by this Section 8.02(d) (Monthly Certificate) for any month ended prior to October 31, 2024 shall not be required to be prepared in accordance with GAAP and (ii) for any month-end that is also the end of a Fiscal Quarter, shall be delivered together with such Fiscal Quarter reporting under clause (b) above; and

(z)    addressing such other matters as DOE may request.

(e)    Weekly Report. The Borrower shall deliver to DOE, on or prior to each Wednesday of each calendar week following the Execution Date:

(iii)     a variance report (I) showing actual cash receipts and disbursements for the four (4) week period ending the week prior to the reporting date and (II) providing an explanation for all material variances to the 13-Week Forecast;

(iv)      an updated 13-Week Forecast for the current week and the immediately following consecutive twelve (12) weeks, set forth on a monthly basis, in form acceptable to DOE in its sole and absolute discretion;

(v)    a report showing the amount of cash payments by the Borrower to third parties during the one (1) calendar month period prior to the reporting date; and

(vi)      a report in respect of such week setting out in reasonable detail progress made with respect to the 13-Week Forecast and (if applicable) the reason for any delays or cost overruns, and expenditure under the 13-Week Forecast, together with an explanation for any deviations therefrom.

(f)    Environmental Report.

(aa)     Prior to the Project Completion Date, within twenty (20) Business Days after each Fiscal Quarter of each of such each Fiscal Year; and from and after the Project Completion Date, within twenty (20) Business Days after each of June 30 and December 31 of each

Fiscal Year, the Borrower shall deliver to DOE a report on the Project's compliance with all applicable Environmental Laws during the applicable reporting period in form and substance satisfactory to DOE acting reasonably, which report shall:  (A) summarize: the Project's compliance with applicable Environmental Laws and the environmental requirements set forth in this Agreement during such Fiscal Year including, for the avoidance of doubt, a document that lists all Required Approvals required under applicable Environmental Laws, identifies any changes to such Required Approvals, and tracks the associated reporting requirements under applicable Environmental Laws for construction and operation of the Project, any changes to such Required Approvals, any changes to the status of the information confirmed by the Borrower pursuant to the representations set forth in Section 6.24 (Environmental Laws) or project changes that are beyond the scope of the Categorical Exclusion set forth in Section 5.01(ii) (Compliance with NEPA) or the NEPA review set forth in Section 5.03(t) (Compliance with NEPA; Environmental Reports), any Environmental Claims or notices delivered to DOE by the Borrower during the applicable reporting period, and information reasonably requested by DOE; and (B) contain, or be supplemented with, any information reasonably requested by DOE.  The reports completed for the reporting period ending on December 31 of each Fiscal Year shall include a section specific to the reporting period, including an annual summary of all the reports completed for the Fiscal Year.

(bb)    Not less frequently than once each Fiscal Year, the Borrower shall conduct, or cause the Operator to conduct, a Safety Audit.  Each such Safety Audit shall result in the preparation of a Safety Report with respect thereto which shall be delivered to DOE within twenty (20) Business Days following December 31 of each Fiscal Year following the Execution Date.  The Borrower shall provide for the prompt correction of any deficiencies identified in such safety audit and for the operation and maintenance of the Project in accordance with any recommendations set forth therein.

(cc)     An environmental report, including: (A) a current Phase I Environmental Site Assessment or Phase II Environmental Site Assessment (if applicable), in form and substance satisfactory to DOE, covering the Real Property within ~~each~~the Turtle Creek Project Site and Building 270, whenever required under the Financing Documents; and (B) any and all Phase I Environmental Site Assessment or Phase II Environmental Site Assessments relating to the Real Property within each Project Site and Building 270 when prepared for the Borrower or any third party (so long as the Borrower has the right to obtain any such Phase I Environmental Site Assessment or Phase II Environmental Site Assessment prepared for a third party).

(g)    Intellectual Property Notice. Together with each Compliance Certificate required to be delivered under Section 8.01(c) (Compliance Certificates), written notice of (i) the registration of any copyright, patent or trademark, or the filing of any application for any of the foregoing, including any subsequent ownership right of any Borrower Entity or any of its Subsidiaries in or to any registered copyright, patent or registered trademark or application for any of the foregoing not shown in the Financing Documents, and (ii) any Borrower Entity’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of any Borrower Entity’s or any of its Subsidiaries’ Intellectual Property.

(h)    Annual Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, (i) a report outlining all material insurance coverage maintained as of the date of such report by the Borrower and its Subsidiaries and (ii) a summary from a Responsible Officer of the Borrower (which may be delivered via electronic mail) of all material insurance coverage planned to be maintained by the Borrower and its Subsidiaries in the immediately succeeding Fiscal Year, each report in form and substance satisfactory to DOE in its sole discretion. Progress Report.  On or before the fifth (5th) Business Day of each calendar month, a report in respect of such month setting out in reasonable detail progress made with respect to the transactions contemplated by the CapEx Budget and (if applicable) the reason for any delays or cost overruns, and expenditure under the CapEx Budget, together with an explanation for any deviations therefrom.

(i)    Tax Returns.  Upon DOE’s request, copies of each U.S. federal income tax return and any other material tax return filed by or on behalf of any Borrower entity.

(j)    Permitted Tax Credit Transaction.  (i) Not less than ten (10) Business Days (or such shorter period as may be agreed by DOE) prior to the entry into any Permitted Tax Credit Transaction, notice of any such contemplated Permitted Tax Credit Transaction, together with all term sheets, presentations, draft documents, diligence materials and project documents as and when provided or otherwise made available to such Borrower Entity or Subsidiary, together with pro forma financial statements and forecasts (including calculations verifying compliance with the covenants hereunder after giving effect to any such Permitted Tax Credit Transaction), and (ii) promptly upon the occurrence thereof,  copies of any reports and material notices relating to any Permitted Tax Credit Transaction.

Section 7.03    Notices.

(a)    Promptly, but in any event within three (3) Business Days, after any Borrower Entity obtains Knowledge thereof or information pertaining thereto, the Borrower shall furnish or cause to be furnished to DOE and (and FFB, if requested by FFB or DOE on behalf of FFB), at the Borrower's expense, by an Acceptable Delivery Method, with a reproduction of the signatures where required, written notice of the following items:

(dd)    any event that constitutes a Default or Event of Default, specifying the nature thereof, together with a certificate of a Responsible Officer of the Borrower indicating the steps the Borrower has taken or proposes to take to remedy the same;

(ee)     the occurrence of any Mandatory Prepayment Event;

(ff)    any management letter or other material communications received by any Borrower Entity from the Independent Auditor in relation to its financial, accounting and other systems, management or accounts or the Project; provided that the three (3) Business Day time period set forth in the lead-in to this Section 8.03 (Notices) shall not apply to this clause (iii) and such letter or communications shall be provided promptly to DOE (and FFB, if requested by FFB or DOE on behalf of FFB);

(gg)    any letters, notices or other communication (including email) under or in connection with the Cerberus Loan, the Convertible Notes, the Project IP Agreements or any other Major Project Document, except as are purely administrative in nature;

(hh)    any event or change in circumstance that impacts in any material respect or reasonably could impact, the then-current Base Case Financial Model or Annual Plan, including any calculation or assumption set out therein, together with a proposed update to such Base Case Financial Model; provided that such proposed update shall be agreed and approved by DOE in accordance with Section 5.01(k) (Base Case Financial Model);

(ii)    any change to the board of directors of any Borrower Entity;

(jj)    any change in the information provided prior to the Execution Date that would result in a change to the list of KYC Parties;

(kk)    any rejected shipment of or warranty or liquidated damages claims for Products from the Project;

(ll)    any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including to the extent that it could result in a Material Adverse Effect:

(i)    breach or non-performance of, or any default under, a contractual Obligation of any Borrower Entity;

(ii)    any dispute, litigation, investigation, proceeding or suspension between any Borrower Entity and any Governmental Authority;

(iii)     the commencement of, or any material development in, any litigation or proceeding affecting any Borrower Entity, including pursuant to any applicable Environmental Laws; or

(iv)      any actual or proposed termination, rescission, discharge (otherwise than by performance), amendment, supplement, modification, waiver or indulgence or breach of any Project Document, Governmental Approval or Required Approval that could reasonably be expected to have a Material Adverse Effect;

(mm)    the occurrence of any ERISA Event; provided that the three (3) day time period set forth in the lead-in to this Section 8.03 (Notices) shall not apply to this clause (x) and DOE (and FFB, if requested by FFB or DOE on behalf of FFB) shall be promptly notified of such event;

(nn)    any written formal or informal environmental notices, orders, decisions, directives or determinations submitted by any Governmental Authority to any Borrower Entity, including any violations of Environmental Law identified in writing by such Governmental Authority together with a report setting out remedial action or proposed remedial action taken with respect thereto;

(oo)    any accident related to the Project having a material and adverse impact on the environment or on human health (including any such accident resulting in serious injury or loss of life), including any discovery of the presence of Hazardous Substances at the Project Sites or Building 270, or Release or threatened Release or threatened Release on, under, at or through the Project Sites or Building 270 required to be reported to any federal, state or local Governmental Authority under any applicable Environmental Law;

(pp)    any Adverse Proceeding pending or threatened against or affecting any Borrower Entity, any of their respective property or any other third party that could reasonably be expected to impact the Project:

(v)    that could be expected to have a Material Adverse Effect;

(vi)      that seeks damages in excess of two million five hundred thousand Dollars ($2,500,000);

(vii)    that seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

(viii)    that arises in respect of any Indebtedness that, in each case, has an aggregate principal amount of at least two million five hundred thousand Dollars ($2,500,000);

(ix)      where any Governmental Authority alleges substantial criminal misconduct by any Borrower Entity or its Affiliates; or

(x)    if related to the Project, where any Governmental Authority alleges any criminal misconduct by any of them, and any material developments with respect to any of the foregoing;

(qq)    any actual or proposed termination, revocation, rescission, cancellation, withdrawal, suspension, discharge (otherwise than by performance), amendment, supplement, modification, waiver or breach of:

(xi)      any Major Project Document or Required Approval; or

(xii)    any other Project Document or other Governmental Approval if such action in respect of such other Project Document or other Governmental Approval could reasonably be expected to materially and adversely affect the Borrower or the Project;

(rr)    any information that representations made with respect to Debarment Regulations were erroneous when made or have become erroneous by reason of changed circumstances;

(ss)      the occurrence of any Emergency; and

(tt)    any Disposition of Collateral (not including the liquidation of obsolete inventory to third parties on an arm’s-length basis) that is the subject of any Security Document, or the incurrence of any contractual obligations with respect to any Disposition of Collateral the subject of any Security Document permitted under this Agreement if the aggregate cash and non-cash consideration (including assumption of Indebtedness) in connection with such Disposition is (or could reasonably be expected to become) one million Dollars ($1,000,000) or more, which notice shall identify the related purchaser(s), the anticipated closing date of such Disposition and the aggregate cash and non-cash consideration (including assumption of Indebtedness) to be paid in connection with such Disposition.

Section 7.04    Notice Regarding Corporate Structure.  The Borrower will furnish to the Collateral Agent and DOE, at least thirty (30) days prior to such change (or such shorter period as agreed in writing by DOE in its sole discretion), written notice of any change in any (i) Borrower Entity’s corporate name, (ii) Borrower Entity’s jurisdiction of organization, (iii) Borrower Entity’s identity or corporate structure, or (iv) Borrower Entity’s Federal Taxpayer Identification Number or state organizational identification number.  The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless it has made (or caused to be made) all filings under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral Agent at all times following such change to have a valid, legal and perfected security interest as contemplated in the Security Documents.  Each

Borrower Entity also agrees promptly to notify the Collateral Agent and DOE if any material portion of the Collateral is damaged or destroyed.

Section 7.05    Other Information. At its own expense, the Borrower shall furnish or cause to be furnished to DOE (and to FFB, if requested by FFB or DOE on behalf of FFB) by an Acceptable Delivery Method with a reproduction of the signatures where required, the following items:

(a)    Project Documents.  Without limiting Article IX (Negative Covenants), as soon as available, but in no event later than ten (10) Business Days after the execution thereof, the Borrower shall furnish copies of any Project Document obtained or entered into by the Borrower after the Execution Date, and with respect to any Major Project Document, unless otherwise instructed by DOE, the Borrower shall deliver to DOE, concurrently with delivery of such copy (provided that, notwithstanding anything to the contrary, the below deliverables will not be required for Frontier Supply Agreements entered into consistent with Section 9.01(c)(v) of this Agreement):

(uu)    ~~To~~to the extent requested by DOE, a customary legal opinion (addressed to the Secured Parties) from counsel qualified in the jurisdiction of organization of each counterparty thereto, and, if different, in the jurisdiction whose law governs such Major Project Document, in form and substance satisfactory to DOE; and

(vv)    a fully executed Direct Agreement with the Major Project Participant thereunder, in form and substance satisfactory to DOE and the Collateral Agent, and subject only to countersignature by the Collateral Agent (provided that, with respect to the Frontier Transaction Documents, a Direct Agreement will not be required with respect to the Frontier Operating Agreement and Frontier Subscription Agreement).

(b)    Additional Audit Reports.  As soon as available, but, in any event, within thirty (30) Business Days after the receipt thereof by any Borrower Entity, copies of all other material annual or interim reports submitted to such Borrower Entity by the Independent Auditor.

(c)    Information Pertaining to Banks Providing Acceptable Letters of Credit.  As soon as available, but, in any event, no later than one (1) Business Day after the Borrower obtains Knowledge of any adverse change in the credit rating of any bank issuing any Acceptable Letter of Credit delivered pursuant to any Financing Document.

(d)    Other Information.

(ww)    Within five (5) Business Days after their becoming available or being requested, as applicable, (A) copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by any Borrower Entity to its security holders acting in such capacity or by any Subsidiary of a Borrower Entity to its security holders other than such Borrower Entity, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Borrower Entity or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (iii) all press releases and other statements made available generally by any Borrower Entity or any of its Subsidiaries to the public concerning material developments in the business of such Borrower Entity or any of its Subsidiaries, and (B) such other information, documents and data with respect to any Borrower Entity or any of its Subsidiaries as from time to time may be reasonably requested by DOE.

(xx)    Within ninety (90) days of Project Completion, an appraisal of the orderly liquidation value of the Collateral by an appraiser acceptable to DOE.

(e)    Convertible Notes Refinancing Plan. No later than January 31, 2026, the Borrower shall provide DOE the Convertible Notes Refinancing Plan.

Section 7.06    Adverse Proceedings; Defense of Claims.  The Borrower shall provide DOE with rights to review, with appropriate restrictions to protect waiver of any relevant privileges, including any attorney-client privilege, controlled by the Borrower, drafts of any submissions that any Borrower Entity has prepared for filing in any court or with any regulatory body in connection with proceedings to which any Borrower Entity is or is seeking to become a party.

Section 7.07    Remediation Plan.  In the event that any of the following should occur:

(a)    any failure of the Borrower to meet the Project Milestone Schedule;

(b)    any draw on the Debt Service Reserve Account by the Borrower that is not replenished within thirty (30) days;

(c)    any failure of the Project to satisfy mechanical, technical and operational specifications resulting in material, chronic underperformance of the Project as against production assumptions set out in the Base Case Financial Model;

(d)    any failure to comply with the financial covenants set out in Section 7.23 (Financial Covenants); or

(e)    any failure to meet or maintain the required balance in the Guaranteed Loan Accrual Account,

then, in each case, the Borrower shall:

(yy)    deliver a remediation plan within thirty (30) days from the occurrence of such event, in form and substance satisfactory to DOE, setting forth proposed steps to be taken by the Borrower Entities;

(zz)     to address such event in a manner acceptable to DOE and periodically thereafter, deliver reports setting out Borrower's execution of the remediation plan and compliance with the terms thereof; and

(aaa)    make relevant representatives and outside advisors available to meet and confer with DOE, the Independent Engineer, and its other outside advisors (including legal and financial advisors) on the contents of the remediation plan.

The delivery and/or DOE’s acceptance, of any remediation plan submitted pursuant to this Section 8.07 (Remediation Plan) shall not constitute a waiver of any Default or Event of Default.

Article VIII

Negative Covenants

The Borrower hereby agrees that until the Release Date, it shall cause that:

Section 8.01    Restrictions on Operations.

(a)    Ordinary Course of Conduct; No Other Business.  No Borrower Entity shall:

(a)    engage in any business other than the acquisition, ownership, design, development, construction, financing, implementation, completion, operation and maintenance of the Project and activities directly related thereto in accordance with and as contemplated by the Transaction Documents and incidental thereto, together with pre-existing business of the Borrower Entities as of the date hereof;

(b)    undertake any action that could reasonably be expected to lead to a material alteration of the nature of its business or the nature or scope of the Project (including any expansion thereof);

(c)    change its name or take any other action that might adversely affect the Liens created by the Security Documents; or

(d)    fail to maintain its existence and its right to carry on its business.

(b)    Other Transactions.  No Borrower Entity shall, directly or indirectly:

(e)    enter into any contracts or other agreements providing it with material rights against, or material obligations toward, any Person other than rights and obligations under the Financing Documents and Project Documents permitted hereunder and any transactions expressly contemplated hereby and thereby;

(f)    enter into any Additional Project Document (other than Cerberus Financing Documents not prohibited by the Intercreditor Agreement) that would constitute a Major Project Document without the prior written consent of DOE;

(g)    enter into any transaction or series of related transactions with any Person other than in the Ordinary Course of Business and on an arm's-length basis, except as permitted in accordance with clause (d) (Commissions) below and Section 9.21 (Transactions with Affiliates); or

(h)    establish any sole and exclusive purchasing or sales agency, or enter into any transaction, whereby the Borrower might pay more than the fair market value for products or services of others.

(c)    Amendment of and Notices under Transaction Documents.  No Borrower Entity shall, except with the prior written consent of DOE:

(i)    agree, directly or indirectly, to any amendment, modification, termination, supplement, consent or waiver, or waive any right to consent to any material amendment, modification, termination, supplement or waiver of any right with respect to, or assign any of the respective duties or obligations under:

(i)    any Major Project Document (except for, in the case of any Construction Contract, any change orders or other modifications that reflect or implement Approved Construction Changes or, in the case of the Cerberus Financing Documents or the Permitted Tax Credit Transaction Documents, as expressly provided under clauses (E) or (I) below (as applicable)), the then-applicable Project Budgets and Plans or the Sales Plan;

(ii)    any Project Document (other than any Major Project Document) unless such amendment, modification, termination, supplement or waiver is an Approved Construction Change or such amendment, modification, termination, supplement or waiver could not reasonably be expected to:

(i)    delay the occurrence of each Line Commercial Operation Date beyond the corresponding Line Commercial Operation Longstop Date; or

(ii)    otherwise have a Material Adverse Effect;

(iii)     any Governmental Approval or other Required Approval, the effect of which could reasonably be expected to have a Material Adverse Effect;

(iv)      any Financing Documents;

(v)    the Cerberus Financing Documents to the extent prohibited by the Intercreditor Agreement;

(vi)      any Convertible Notes;

(vii)    the Trinity Loan;

(viii)    the Atlas Side Letter; or

(ix)      Permitted Tax Credit Transaction Documents, in each case, if the effect of such amendment, restatement, supplement, consent, waiver, termination or other modification could reasonably be expected to be adverse in any material respect to the interests of DOE;

(j)    certify, consent to or otherwise permit through a Change Order or otherwise, "Final Completion" (as defined in the Construction Contracts), or any equivalent term, to occur under the Construction Contracts;

(k)    enter into any agreement other than any Financing Document or the Cerberus Financing Documents or any Permitted Indebtedness that would restrict its ability to amend or otherwise modify any of the Transaction Documents; ~~and~~

(l)    give or withhold any material consent or approval, or exercise any option or take or decline to take any other material action under the provisions of the Major Project Documents other than actions permitted under clause (i) above, actions that are reasonably required to carry out the Project in accordance with the Project Milestone Schedule, and actions reasonably required to comply with the Borrower's affirmative obligations under this Agreement, including under Sections 7.06 (Diligent Construction of Project; Approved Construction Changes), 7.07 (Contractual Remedies), 7.09 (Performance of Obligations), 7.13 (Compliance with Program Requirements), 7.15 (Accounts; Cash Deposits); 7.17 (Know Your Customer Information), 7.18 (Davis-Bacon Act), and 7.28 (Operating Plan; Operations)~~.~~; or

enter into or permit to exist any Frontier Supply Agreement other than in the Ordinary Course of Business and on an arm's-length basis consistent with market terms for similar transactions, as determined by DOE; provided that if such Frontier Supply Agreement is entered into on terms consistent with the requirements of the FPCCRA or the Frontier Guidelines, as applicable, such Frontier Supply Agreement will be deemed to be on an arm’s length basis and consistent with market terms for similar transactions.

(d)    Commissions.  No Borrower Entity shall pay:

(m)      any commission or fee to any other Borrower Entity for furnishing guarantees, counter-guarantees or other credit support for any Contractual Obligations undertaken by such Borrower Entity in connection with the Project (other than as set forth in the following clause (ii) below); or

(n)    any fee to any other Borrower Entity with respect to or in connection with the development, construction, financing or operation of the Project, including salaries, bonuses, commissions, management fees, consulting fees, and technical assistance fees; provided that this provision shall not preclude such Borrower Entity from: (A) paying salaries and bonuses to its employees or employees of any other Borrower Entity; (B) making payments to other Borrower Entity in accordance with Major Project Documents, in each case consistent with the then-applicable Project Budgets and Plans, as the case may be.

(e)    Compromise or Settlement of Disputes.  The Borrower shall not agree or otherwise consent to settle or compromise:

(o)    any single Adverse Proceeding in excess of two million five hundred thousand Dollars ($2,500,000); or

(p)    any material dispute under any Project Document,

in each case without the prior written consent of DOE.

(f)    Accounts.  The Borrower shall not establish or maintain any bank accounts other than the Project Accounts and the Borrower Operating Accounts.

(g)    Assignment.  Other than the assignment of the Project Documents and Governmental Approvals (x) to the Collateral Agent as security for the benefit of the Secured Parties or (y) as provided in the Cerberus Financing Documents, no Borrower Entity shall assign or otherwise transfer its rights under any of the Transaction Documents or Required Approvals applicable to any Person.

(h)    Powers of Attorney.  No Borrower Entity shall grant any power of attorney or similar power to any Person, except:

(q)    to its officers, directors or employees in the Ordinary Course of Business; or

(r)    in connection with Permitted Liens and Permitted Indebtedness.

Section 8.02    Liens.  No Borrower Entity shall, nor shall it agree to, create, assume or otherwise permit to exist any Lien upon any of the Collateral or any of its other property, whether now owned or hereafter acquired, or in any proceeds or income therefrom, other than Permitted Liens.

Section 8.03    Merger; Disposition; Transfer or Abandonment.  No Borrower Entity shall, nor shall it agree to:

(a)    enter into any transaction of merger, consolidation, liquidation, winding up or dissolution;

(b)    carry out any Disposition of all or any part of its ownership interests in the Project or any other part of its business or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now or hereafter acquired other than Permitted Dispositions;

(c)    acquire by purchase or otherwise the business, property or fixed assets of any Person, other than purchases or other acquisitions of inventory, property or materials or spare parts or Capital Expenditures, either: (i) in the Ordinary Course of Business in accordance with the applicable Construction Budget or Annual Plan; or (ii) constituting Emergency O&M Expenses as required in connection with an Emergency;

(d)    transfer or release (other than as permitted by clause (b) above) the Collateral, or other similar actions; and

(e)    abandon, or suspend, or agree (directly or indirectly) to abandon or suspend or make any public statements regarding its intention to abandon or suspend the development, construction or operation of the Project, or take any action that could be deemed an "abandonment" or "suspension," or transfer of the Project to any Person or notify any Major Project Participant of its intent to terminate, or agree (directly or indirectly) to the termination of, any Major Project Document (other than with respect to any Permitted Creditor Document to the extent such termination is otherwise expressly permitted hereunder) or the construction or operation of the Project.

Section 8.04    Restricted Payments.

(a)    Restricted Payments.  No Borrower Entity shall, nor shall it permit any of its Subsidiaries, through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment except that:

(s)    the Borrower or any Subsidiary may make Restricted Payments (x) pursuant to the terms of the Cerberus Financing Documents to the extent permitted or required (as the case may be) under Sections 3.05(c) (Prepayments), 9.15(a)(i) (Indebtedness) or 9.23 (Certain Payments) and (y) in respect of the Cerberus Equity Instruments;

(t)    any Subsidiary of the Borrower may declare and pay dividends or make other distributions to the Borrower or any Guarantor, and the Borrower may declare and make dividend payments or other distributions payable solely in its Equity Interests (other than Disqualified Capital Stock);

(u)    the Borrower may convert any of its convertible securities into other securities (other than Disqualified Capital Stock) pursuant to the terms of such convertible securities or otherwise in exchange thereof; provided that no payment of any other consideration (including with limitation any cash or Cash Equivalents) is made in connection therewith;

(v)    so long as no Default or Event of Default shall have occurred and be continuing or shall result therefrom, the Borrower may make cash interest payments pursuant to the terms of the Koch Convertible Notes solely to the extent expressly permitted by Section 9.23 (Certain Payments);

(w)      so long as no Event of Default shall have occurred and be continuing, the Borrower may make the Specified Deferred Payments pursuant to the Atlas Side Letter solely to the extent expressly permitted by Section 9.23 (Certain Payments);

(x)    so long as no Default or Event of Default shall have occurred and be continuing or shall result therefrom, the Borrower may refinance, extend or replace any of the Convertible Notes consistent with the terms of clause (o) of the definition of Permitted Indebtedness and any settlement or termination thereof otherwise in accordance with the Refinancing Plan; ~~and~~

so long as no Default or Event of Default shall have occurred and be continuing or shall result therefrom, the Borrower shall be permitted to make scheduled payments of principal and interest pursuant to the terms of, and payments of cash in lieu of fractional shares upon conversion of, any Specified Refinancing Indebtedness; and

~~(vii)~~ so long as no Default or Event of Default shall have occurred and be continuing or shall result therefrom, the Borrower may make Restricted Payments otherwise expressly permitted under Section 9.23 (Certain Payments).

(b)    Return of Funds.  If any Borrower Entity receives a Restricted Payment from the Borrower to which it is not entitled because such Restricted Payment was not made in accordance with clause (a) above, then such Borrower Entity shall hold such Restricted Payment (or an amount equal thereto) as depository for the benefit of the Secured Parties and deliver the same to DOE (or otherwise as DOE may direct) upon written demand therefor by DOE or the Collateral Agent acting at the instruction of DOE.

Section 8.05    Use of Proceeds.  The Borrower shall not use the proceeds of any Advance for any purpose other than as specified in Section 2.03(f) (Disbursement of Proceeds).

Section 8.06    Organizational Documents; Fiscal Year; Account Policies; Reporting Practices.  The Borrower shall not, except with the prior written consent of DOE, amend or modify or permit to be amended or modified:

(a)    the Organizational Documents of any Borrower Entity, except such amendments that would not have any adverse effect on the rights of the Secured Parties;

(b)    its Fiscal Year;

(c)    accounting policies or reporting practices other than as required by the Designated Standard; or

(d)    its, or its subsidiaries' legal form or its capital structure (including to provide for the issuance of any equity, options, warrants or other rights with respect thereto).

Section 8.07    Approved Construction Changes; Project Milestone Schedule; Budgets.  The Borrower shall not:

(a)    except with the prior written consent of DOE or as otherwise required or permitted hereunder, change, reallocate, amend, modify, or supplement or permit or consent, directly or indirectly, to any changes, reallocations, amendments, modifications, or supplements (including consent to any plans) (each, a "Construction Change") of any provisions of the then-applicable Project Budgets and Plans or the Base Case Financial Model;

(b)    except as permitted under clause (a) above, make any material modifications to the then-applicable Project Milestone Schedule, except: (i) as expressly contemplated herein; or (ii) otherwise with the prior written consent of DOE; or

(c)    except as expressly contemplated herein and permitted in accordance with the terms hereof (including under clause (a) above), make any modification without the prior written consent of DOE to the then-applicable Project Budgets and Plans or the Base Case Financial Model.

Section 8.08    Hedging Agreements.  No Borrower Entity shall enter into any Hedging Agreements except Permitted Hedging Agreements.

Section 8.09    Margin Regulations.  No Borrower Entity shall directly or indirectly apply any part of the proceeds of any Advance or other revenues to the purchasing or carrying of any margin stock within the meaning of Regulation T, U or X of the Board, or any regulations, interpretations or rulings thereunder, or for any purpose that violates any regulation of the Board.

Section 8.10    ERISA.  The Borrower shall not, and shall cause its ERISA Affiliates not to:

(a)    take any action that would result in the occurrence of an ERISA Event to the extent that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, the occurrence of such ERISA Event could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect;

(b)    allow, or permit any of its ERISA Affiliates to allow, the aggregate amount of Unfunded Pension Liabilities among all Employee Benefit Plans (taking into account only Employee Benefit Plans with positive Unfunded Pension Liabilities) at any time to exist where such amount could have a Material Adverse Effect; or

(c)    fail, or permit any of its ERISA Affiliates to fail, to comply with ERISA or the related provisions of the Code, if any such non-compliance, singly or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

Section 8.11    Investment Company Act.  The Borrower shall not take any action that would result in the Borrower being required to register as an "investment company" under the Investment Company Act or that would result in it being controlled by any Person that is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

Section 8.12    OFAC.  No Borrower Entity shall:

(a)    (i) become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001)); (ii) engage in any dealings or transactions prohibited by Section 2 of such Executive Order, or be otherwise associated with any such person in any manner violative of Section 2; or (iii) otherwise become the subject or target of any Sanctions;

(b)    directly or indirectly use the proceeds of any Advance, or lend, contribute or otherwise make available such proceeds to any Person: (i) to fund any activities, dealings, or business of or with any Prohibited Person or in any Prohibited Jurisdiction; or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Guaranteed Loan); or

(c)    repay any portion of the Guaranteed Loan with any funds: (i) obtained or derived, directly or knowingly indirectly, from any business or dealings with any Prohibited Person; or (ii) constituting the proceeds of a violation of any International Compliance Directive.

Section 8.13    Debarment Regulations.

(a)    Unless authorized by DOE, no Borrower Entity shall knowingly enter into any transactions in connection with the construction, operation or maintenance of the Project with any Person who is debarred, suspended, declared ineligible or voluntarily excluded from participation in procurement or non-procurement transactions with any United States federal government department or agency pursuant to any of the Debarment Regulations.

(b)    No Borrower Entity shall fail to comply with any and all Debarment Regulations in a manner that results in the Borrower being debarred, suspended, declared ineligible or voluntarily excluded from participation in procurement or non-procurement transactions with any United States federal government department or agency pursuant to any of such Debarment Regulations.

Section 8.14    Prohibited Person.  No Borrower Entity shall become (whether through a transfer or otherwise) a Prohibited Person.

Section 8.15    Restrictions on Indebtedness and Certain Capital Transactions.

(a)    Indebtedness.  No Borrower Entity shall, or shall agree to, directly or indirectly:

(y)    incur, create, guarantee, assume, permit to exist or otherwise become liable for any Indebtedness, except for Permitted Indebtedness; ~~and~~

(z)    without the prior written consent of DOE, incur any Indebtedness to third parties in order to sell (including pursuant to any contract) Product~~.~~; or

(A) incur, create, guarantee, assume, permit to exist or otherwise become liable for any Indebtedness for or on behalf of, or for the benefit of, Frontier or any of its Subsidiaries, or for any cross-default, funding obligations or similar credit support with respect to such Indebtedness of Frontier or any of its Subsidiaries, or (B) provide any Person with any claim, subrogation right or other right or remedy against or other recourse to any Borrower Entity for obligations and/or liabilities of Frontier or any of its Subsidiaries, in each case, except as expressly contemplated under the Frontier Transaction Documents or pursuant to commercial arrangements (other than Indebtedness for Borrowed Money) entered into in the Ordinary Course of Business with terms that are no less favorable to the applicable Borrower Entity than those that might be obtained in a comparable arm’s length transaction (including, but not limited to, pursuant to agreements entered into by the Borrower Entity to provide development, design, engineering, procurement, construction, startup and commissioning, battery installation, testing, repair, management, maintenance, asset management, operation, or similar services to Frontier or an affiliate thereof).

(b)    Capital Expenditures.  No Borrower Entity shall make any Capital Expenditure in any year except for Permitted Capital Expenditures.

(c)    Investments.  No Borrower Entity shall make any Investments except for Permitted Investments.

(d)    Leases.  No Borrower Entity shall enter into any Lease of any property or equipment of any kind (including by sale-leaseback or otherwise), except for Permitted Leases in an amount not in excess of the amount budgeted therefor in the Construction Budget or the Annual Plan, as applicable, or as permitted pursuant to Section 9.15(a)(i) (Indebtedness).

(e)    [Reserved].

(f)    Subsidiaries.  No Borrower Entity shall own, acquire, form, create, or incorporate any non-wholly-owned Subsidiary, except in the case of any Foreign Subsidiary to qualify directors if required by Applicable Law.

Section 8.16    No Other Federal Funding.  The Borrower shall not use any other Federal Funding to pay any Pre-Completion Costs or to repay the Guaranteed Loan after the Execution Date; provided that the Borrower's receipt of Section 45X Credits and application of such Section 45X Credits or any monetization thereof to repay the Guaranteed Loan or pay any other expenses of the Borrower in accordance with the terms of the Financing Documents shall not be deemed to violate this Section 9.16 (No Other Federal Funding).

Section 8.17    Intellectual Property.

(a)    The Borrower shall not (and shall cause each Borrower Entity and each other Major Project Participant to not) assign or otherwise transfer any right, title or interest in any Project IP:

(aa)     except in accordance with: (A) the Intercreditor Agreement; and (B) Project IP Agreements;

(bb)    to any Prohibited Person;

(cc)     without providing advance written notice of such assignment or transfer to the Secured Parties;

(dd)    except as permitted under Section 9.03(b) (Merger; Disposition; Transfer or Abandonment); and

(ee)     without requiring such assignee or transferee to:

(i)    comply with Section 7.02(g) (Source Code Escrow);

(ii)    as applicable: (1) for all Project IP licensed to the Borrower under a Project IP Agreement, comply with the terms and conditions of such Project IP Agreement; and (2) for all Project IP owned by the Borrower, grant to the Borrower the right to freely use and sublicense, for no additional consideration, rights in the Project IP to: (x) develop, design, engineer, procure, construct, start up, commission, operate and maintain the Project; (y) complete the activities designated to be completed for each Line, or to achieve Project Completion; or (z) exercise the Borrower's rights and perform its obligations under the Major Project Documents, as applicable at the relevant time;

(iii)     demonstrate the technical experience and financial ability to maintain and develop the Project IP as required for the Project; and

(iv)      grant to the Secured Parties the Secured Parties' License, where such license shall also be enforceable upon any bankruptcy or insolvency action involving such assignee or transferee.

(b)    The Borrower shall not (and shall cause each of its Affiliates not to) abandon, fail to maintain, or create, assume or otherwise permit to exist any Lien upon any Project IP, whether now owned or hereafter acquired, or in any proceeds or income therefrom, other than Permitted Liens.

Section 8.18    Program Requirements.  The Borrower shall not take any action, or fail to take any action, that would:

(a)    change the scope of the Project in any manner that would require any additional review under NEPA; or

(b)    cause the Project not to be an Eligible Project.

Section 8.19    Restrictions on Subsidiary Distributions.  Except as provided herein or in any Permitted Liens or Permitted Indebtedness, no Borrower Entity shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by the Borrower or any other Subsidiary of the Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to the Borrower or any other Subsidiary of the Borrower, (c) make loans or advances to the Borrower or any other Subsidiary of the Borrower, or (d) transfer, lease or license any of its property or assets to the Borrower or any other Subsidiary of the Borrower other than (i) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the Ordinary Course of Business, (ii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests expressly permitted under this Agreement and (iii) restrictions in any Cerberus Financing Documents or any Permitted Tax Credit Transaction Documents.

Section 8.20    Disposal of Subsidiary Interests.  Except for the Liens granted to the Collateral Agent pursuant to the Security Documents, Permitted Liens or as otherwise permitted pursuant to Section 6.10 (Security Interests; Liens), no Borrower Entity shall, nor shall it permit any of its Subsidiaries to, directly or indirectly sell, assign, pledge or otherwise encumber or Dispose of any Equity Interests of any of its Subsidiaries, except to qualify directors if required by Applicable Law.

Section 8.21    Transactions with Affiliates. No Borrower Entity shall, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, the rendering of any service or the payment of any management, advisory or similar fees) with any Affiliate of any Borrower Entity (each such transaction, an "Affiliate Transaction"); provided that any Borrower

Entity may enter into or permit to exist any such Affiliate Transaction if (a) the terms of such transaction are not less favorable to such Borrower Entity than those that might be obtained in a comparable arm’s length transaction at the time from a Person who is not such a holder or Affiliate and such transaction is entered into in the Ordinary Course of Business, (b) such transaction is a Restricted Payment permitted by Section 9.04 (Restricted Payments) hereunder, or (c) such transaction is listed on Schedule F (Affiliate Transactions) attached hereto or (d) such transaction is between or among the Borrower Entities. The Borrower shall promptly disclose in writing each transaction with any Affiliate of any Borrower Entity to DOE.

Section 8.22    Uncertificated Securities. No Borrower Entity shall allow any Collateral consisting of uncertificated securities to be certificated without the Collateral Agent’s prior written consent.

Section 8.23    Certain Payments.

(a)    No Borrower Entity shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Secured Obligations (to the extent permitted hereunder), (ii) ordinary course Indebtedness consisting of credit card debt or netting, overdraft, and other cash management obligations, in each case, to the extent permitted to be incurred under Section 9.15 (Restrictions on Indebtedness and Certain Capital Transactions), (iii) intercompany Indebtedness permitted to be incurred under Section 9.15 (Restrictions on Indebtedness and Certain Capital Transactions), (iv) so long as no Event of Default shall have occurred and be continuing, the Specified Deferred Payments pursuant to the Atlas Side Letter, (v) so long as no Default or Event of Default shall have occurred and be continuing or shall result therefrom, and so long as the Borrower shall have Consolidated EBITDA for the most recent four (4) Fiscal Quarters for which the Borrower shall have delivered financial statements of not less than zero ($0) (as demonstrated by the Compliance Certificate delivered in connection therewith), the Borrower may elect to pay interest under the Koch Convertible Notes in cash in accordance with the terms thereof, (vi) so long as no Default or Event of Default shall have occurred and be continuing or shall result therefrom, ~~on or after June 21, 2025,~~ the Borrower may redeem, repay or repurchase the Koch Convertible Notes in an amount not to exceed 100% of the principal amount thereof plus accrued and unpaid interest in each case solely with the (A) net cash proceeds received by the Borrower from ~~the~~a substantially concurrent issuance and sale of the Borrower’s common stock and/or (B) the net cash proceeds received from, and Specified Refinancing Indebtedness issued in connection with, a Specified Refinancing Transaction, (vii) the Cerberus Financing Documents to the extent not prohibited by the Intercreditor Agreement and (viii) any redemption, repurchase, refinancing or prepayment (other than voluntary payment of interest or voluntary prepayment of principal (except with respect to refinancing in full)) permitted under Section 9.04 (Restricted Payments) or 9.15 (Restrictions on Indebtedness and Certain Capital Transactions) and, as applicable, in compliance with the Intercreditor Agreement or the Convertible Note Refinancing Plan; provided that the restriction set forth in this Section 9.23 (Certain Payments) will not apply if the Borrower Entities are in compliance with Section 7.23 (Financial Covenants) and Additional Equity Contributions are utilized to purchase, redeem, defease or prepay such Indebtedness.

(b)    Notwithstanding the foregoing or anything to the contrary herein, no Borrower Entity shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make any payment of any consent fee or payment of a similar nature to any holder (or any its Affiliates) of any Indebtedness in connection with any consent, amendment, waiver or other modification of any kind in respect of such Indebtedness (except as otherwise expressly permitted by this Agreement).

Section 8.24    Permitted Activities of Intermediate Holdco. Intermediate Holdco shall not (a) incur, directly or indirectly, any Indebtedness whatsoever other than (i) the Indebtedness under this Agreement and the other Security Documents and (ii) to the extent constituting Indebtedness, any obligations arising under any Cerberus Financing Documents or any Permitted Tax Credit Transaction Documents, (b) own or acquire any material assets (other than the Equity Interests of its Subsidiaries, any assets incidental thereto, cash and Cash Equivalents), (c) engage in any material operations or business (other than activities incidental to being a holding company or necessary to maintain its legal existence (including the ability to incur fees, costs and expenses related to such maintenance)), (d) cease to directly own all of the Equity Interests of its Subsidiaries as of the Execution Date or (e) notwithstanding anything to the contrary in this Agreement, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any other Person.

Section 8.25    No Planned Group Employee Terminations. No Borrower Entity shall, nor shall it permit any of its Subsidiaries to implement any mass layoffs, plant closings, or any other planned group terminations of such entity’s employees, regardless of whether such actions trigger any notice obligations to such employees under the federal or any state WARN Act, or otherwise under any employment agreement.

Section 8.26    Capital Expenditures. No Borrower Entity shall make Capital Expenditures in any month (taken together with all other Capital Expenditures made for the period from and including June 1, 2024 through the end of such month), in excess of the amounts set forth in (i) until the Lines 3 and 4 Commencement Date, Schedule R Part A and (ii) after the Lines 3 and 4 Commencement Date, Schedule R Part B.

Article IX

Events of Default and Remedies

Section 9.01    Events of Default.  The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a)    Borrower Failure to Make Payment Under Financing Documents.  Any Borrower Entity shall fail to pay, in accordance with the terms of this Agreement, the FFB Documents or any other Financing Documents (whether at scheduled maturity, as a required prepayment, by acceleration or otherwise):

(a)    any principal amount of the Advances or any interest otherwise due and payable in respect of the Guaranteed Loan or any Reimbursement Obligation on or before the date such amount is due; or

(b)    any fee, charge or other amount due under any Financing Document on or before the date such amount is due,

and, solely in the case of amounts described in this clause (ii) other than any amount due and payable in respect of the Guaranteed Loan at scheduled maturity, such failure to pay shall continue unremedied for a period of three (3) Business Days after the date on which such amount was due.

(b)    Misstatements; Omissions.  Any representation or warranty confirmed or made in any Transaction Document by or on behalf of any Borrower Entity or any Major Project Participant or in any certificate, Financial Statement or other document provided by or on behalf of any such Person to any Secured Party or any Secured Party Advisor in connection with the transactions contemplated by the Transaction Documents shall be found to have been incorrect, false or misleading in any respect when confirmed, made or deemed to have been made.

(c)    Borrower Entity Breaches Under the Financing Documents Without Cure Period.

(c)    Any Borrower Entity fails, as of any relevant date of determination, to perform or observe any of its obligations under any term, covenant or agreement set forth in Section 7.01 (Maintenance of Existence; Property; Etc.); 7.02 (Intellectual Property); 7.03 (Insurance); 7.10 (Use of Proceeds); 7.13 (Compliance with Program Requirements); 7.15 (Accounts; Cash Deposits); 7.17 (Know Your Customer Information); 7.18 (Davis-Bacon Act); 7.19

(Lobbying Restriction); 7.20 (Cargo Preference Act); 7.24 (Public Announcements); 7.26 (Prohibited Persons); or 7.27 (International Compliance Directives); or Article IX (Negative Covenants); provided that Borrower's failure to comply with Section 7.23 (Financial Covenants) shall not constitute an Event of Default unless the Borrower: (x) fails to provide the remediation plan required pursuant to Section 8.07 (Remediation Plan); or (y) fails at any time to comply with such remediation plan as required pursuant thereto.

(d)    Any Borrower Entity fails, as of any relevant date of determination, to perform or observe any of its obligations under any term, covenant or agreement set forth in any Security Document.

(d)    Other Breaches Under Financing Documents.  Any Borrower Entity or any Major Project Participant shall fail to perform or observe any covenant, or any other term or obligation under this Agreement or any other Financing Document (other than those described in clauses (a) to (c) above), in each case, where such failure to perform or observe has not been remedied within the relevant cure period, if any, specified for such covenant, term or obligation in such Financing Document, or if no cure period is specified, thirty (30) days following such failure.

(e)    Breach or Default Under Major Project Documents

(e)    The receipt by a Borrower Entity of written notice from a counterparty asserting a default by such Borrower Entity under any Major Project Document where such alleged default, if accurate, would permit such counterparty to terminate such Major Project Document except for any allegation subject to a good faith dispute or if any Borrower Entity shall fail to perform or observe any covenant or any other term or obligation under any Major Project Document to which it is a party, and such breach or default shall continue unremedied beyond any applicable cure period set forth therein, or if no cure period is specified, thirty (30) days following such failure.

(f)    Any Major Project Participant shall fail to perform or observe any material covenant or any other material term or obligation under any Major Project Document to which it is a party, and: (x) such breach or default shall continue unremedied beyond any applicable cure period set forth therein, or if no cure period is specified, thirty (30) days following such failure or (y) such Major Project Participant (and Project Document) is not replaced within sixty (60) days with an agreement with terms and conditions not less favorable to the applicable Borrower Entity than the existing Major Project Document in all material respects, or such other terms as are approved by DOE in its reasonable discretion, if such Borrower Entity notifies DOE of its intent to replace such Major Project Document prior to the expiration of the applicable cure period.

(f)    The termination of any Major Project Document (other than upon the expiration thereof in accordance with its terms or as otherwise permitted under this Agreement) or any amendment to a Major Project Document that is prohibited by Section 9.01(c) (Amendment of and Notices under Transaction Documents).

(g)    Borrower Entity Default Under Other Indebtedness.  (i) Any Borrower Entity shall default in the payment of any principal, interest or other amount due under any agreement or instrument evidencing, or under which such Borrower Entity has outstanding at any time, any Indebtedness for Borrowed Money (including Indebtedness under any Permitted Creditor Document) of any one or more of the Borrower Entities having an outstanding principal amount of two million five hundred thousand Dollars ($2,500,000) or more ("Material Indebtedness") and for a period beyond any applicable grace period, or (ii) any other breach or default, by any Borrower Entity or any of its Subsidiaries, with respect to any other term of, or the occurrence of any other event under, (1) one or more items of Material Indebtedness or more or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Material

Indebtedness, in each case beyond the grace or cure period, if any, provided therefor, if the effect of such breach, default or other event is to cause, or to permit the holder or holders of that Material Indebtedness (or a trustee on behalf of such holder or holders), with or without the passage of time, to cause, all or any portion of such Material Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that neither the conversion of Convertible Notes or Specified Refinancing Indebtedness in accordance with their terms ~~shall not~~, nor the occurrence of any event that allows for such a conversion, shall constitute an Event of Default under this clause (g)(ii) to the extent that (x) the Borrower is expressly permitted to settle such conversions solely with the issuance of its common stock and (y) any payment of cash or Cash Equivalents upon settlement thereof is expressly permitted by this Agreement.

(h)    Unenforceability, Termination, Repudiation or Transfer of Any Transaction Documents.  Any Financing Document, any Major Project Document (excluding any Permitted Creditor Document) or any Project Documents (to the extent it is not a Major Project Document, solely to the extent that such event results in a Material Adverse Effect) at any time and for any reason:

(g)    is or becomes invalid, illegal, void or unenforceable or any party thereto has repudiated or disavowed or taken any action to challenge the validity or enforceability of such agreement;

(h)    except as otherwise expressly permitted hereunder, ceases to be in full force and effect except at the stated termination date thereof, or shall be assigned or otherwise transferred or terminated by any party thereto prior to the repayment in full of all Secured Obligations (other than with the prior written consent of DOE); or

(i)    is suspended, revoked or terminated (other than upon expiration in accordance with its terms when fully performed);

and, solely in the case of any Major Project Document or Project Document as applicable, is not replaced within sixty (60) days with an agreement with terms and conditions not less favorable to the applicable Borrower Entity than the existing Major Project Document in all material respects, or such other terms as are approved by DOE in its reasonable discretion, if such Borrower Entity notifies DOE of its intent to replace such Major Project Document prior to the expiration of the applicable cure period.

(i)    Security Interests.  Any of the Security Documents shall fail in any respect to provide the Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby (including the priority intended to be created thereby) or such Lien shall fail to have the priority contemplated therefor in such Security Documents, or any such Security Document or Lien shall cease to be in full force and effect, or the validity thereof or the applicability thereof to the Advances, the Secured Obligations or any other obligations purported to be secured or guaranteed thereby or any part thereof, shall be disaffirmed by or on behalf of any Borrower Entity or any other Person party thereto (other than the Secured Parties).

(j)    Governmental Approvals and Required Approvals.  Any Borrower Entity or any Major Project Participant shall fail to obtain, renew, maintain or comply with any Required Approval or any such Required Approval shall be rescinded, terminated, suspended, modified, withdrawn or withheld or shall be determined to be invalid or shall cease to be in full force and effect; or any proceedings shall be commenced by or before any Governmental Authority for the purpose of rescinding, terminating, suspending, modifying, withdrawing or withholding any such Required Approval.

(k)    Bankruptcy; Insolvency; Dissolution

(j)    Involuntary Bankruptcy; Etc. The commencement of an Insolvency Proceeding against any Borrower Entity or any Major Project Participant and such proceeding continues undismissed for sixty (60) days.

(k)    Voluntary Bankruptcy; Appointment of Receiver Etc. (A) The institution by any Borrower Entity or any Major Project Participant of any Insolvency Proceeding, or the admission by it in writing of its inability to pay its Indebtedness generally as it becomes due or its general failure to pay its Indebtedness as it becomes due, or any Borrower Entity shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due or any other event has occurred that under any Applicable Law would have an effect analogous to any of those events listed above, or any action is taken by any such Person for the purpose of effecting any of the foregoing, or (B) the board of directors (or similar governing body) of any Borrower Entity (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 10.01(k) (Bankruptcy; Insolvency; Dissolution).

(l)    Dissolution.  The dissolution of any Borrower Entity or any Major Project Participant, and such Major Project Participant is not replaced within sixty (60) days with a replacement participant approved by DOE in its discretion.

(l)    Attachment.  An attachment or analogous process is levied or enforced upon or issued against any of the assets of any Borrower Entity is in excess of two million five hundred thousand Dollars ($2,500,000) or has or could reasonably be expected to have a Material Adverse Effect.

(m)      Judgments.  One (1) or more Governmental Judgments shall be entered: (i) against any Borrower Entity and such Governmental Judgments have not been vacated, discharged or stayed or bonded pending appeal for any period of thirty (30) days, and the aggregate amount of all such Governmental Judgments outstanding at any time (except to the extent any applicable insurer(s) have acknowledged liability therefor) exceeds two million five hundred thousand Dollars ($2,500,000); or (ii) such Governmental Judgment is in the form of an injunction or similar form of relief that is not satisfied or discharged requiring suspension or abandonment of operation of the Project.

(n)    Construction and Operation.  Any of the following occurs:

(m)      any Line Commercial Operation Date shall not have occurred by the corresponding Line Commercial Operation Longstop Date; provided that, in the case of Line 3 and Line 4, if the Borrower has delivered to DOE a Line Non-Completion Notice in respect of such Line ~~prior to the First Advance Date of the Tranche for such Line~~, any failure to complete such Line and any breach of any covenant in relation to such Line shall not constitute an Event of Default hereunder;

(n)    the Project Completion Date shall not have occurred by the Project Completion Longstop Date;

(o)    the Project shall fail to satisfy certain mechanical, technical and operational specifications resulting in material, chronic underperformance of the Project as against production assumptions set out in the Base Case Financial Model;

(p)    at any time prior to the Project Completion, DOE (in consultation with the Independent Engineer) determines that the remaining Pre-Completion Costs exceed the total funding available to the Borrower under the Financing Documents, and the Borrower fails within one hundred and twenty (120) consecutive days after receiving written notice thereof from DOE to arrange for the provision of the requisite funds (through Additional Equity Contribution) on terms and conditions and from parties reasonably acceptable to DOE;

(q)    the Borrower shall: (i) cease to have the right to possess or use the Project; (ii) cease to have the right to possess or use any material portion of the Project Sites or any rights granted to it under any of the Project Documents; or (iii) lose a material right of way, easement or other right of use or access to land necessary for the Project;

(r)    prior to the Project Completion Date, construction of the Project shall be suspended for a period of thirty (30) consecutive days or forty-five (45) days in the aggregate in any twelve (12) month period, in each case other than (A) in accordance with the Construction Plan, (B) as a result of scheduled holidays or other scheduled closures of labor and operations in accordance with Prudent Industry Practice, or (C) as a result of an Event of Force Majeure;

(s)    from and after the Project Completion Date, the Project ceases to operate for a period of thirty (30) consecutive days or forty-five (45) days in the aggregate in any twelve (12) month period, in each case other than (A) in accordance with the Construction Plan, Maintenance Plan or Operating Plan, as applicable, (B) as a result of scheduled holidays or other scheduled closures of labor and operations in accordance with Prudent Industry Practice, or (C) as a result of an Event of Force Majeure; or

(t)    the Borrower shall abandon, or agree in writing to abandon, or make any public statements regarding its intention to abandon, the Project, or take any action that could be deemed an "abandonment".

(o)    Environmental Matters.  (i) Any Adverse Proceeding finding a violation of any Environmental Law or asserting any Environmental Claim has been threatened in writing or instituted, or (ii) any Governmental Judgment imposing a penalty, monetary damages, remediation requirements or restrictions of construction or operations of the Project is issued relating to any violation of Environmental Law, violation of the terms or conditions or any Required Approval issued under any Environmental Law or restricting the use of any such Required Approval in any material respect, and such Adverse Proceeding or Governmental Judgment is not: (x) dismissed within sixty (60) days of institution, including as a result of satisfaction of any judgment or settlement of any claim that does not otherwise result in an Event of Default hereunder; or (y) diligently contested or appealed by the applicable Borrower Entity in accordance with Permitted Contest Conditions subject to a period of one hundred and eighty (180) days from commencement of any such contest or appeal; provided that to benefit from the cure periods described above, in either case, the Borrower shall have timely notified DOE of the Adverse Proceeding or Governmental Judgment and consulted in good faith with DOE with respect to its intended response.

(p)    Event of Loss.  All or any material portion of the Project is destroyed or becomes permanently inoperative as a result of a material Event of Loss, and is not covered by insurance, or not repaired or restored with Loss Proceeds within any time periods required under Section 7.04 (Event of Loss).

(q)    Force Majeure.  An Event of Force Majeure shall occur and continue for a period of at least one hundred and eighty (180) consecutive days.

(r)    Changes in Ownership.  Any Change of Control or Transfer other than a Permitted Equity Transfer shall have occurred.

(s)    ERISA Events.  (i) An ERISA Event shall have occurred that, individually or when aggregated with any other then existing ERISA Event, results in or could reasonably be expected to result in liability to any Borrower Entity or ERISA Affiliate in excess of two million five hundred thousand Dollars ($2,500,000) or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 430(k) of the Internal Revenue Code or under Section 303(k) or Title IV of ERISA.

(t)    Certain Governmental Actions.  Any Governmental Authority shall: (i) lawfully condemn or assume custody of all of the property or assets (or a substantial part thereof) of any Borrower Entity; or (ii) take lawful action to displace the management of any Borrower Entity.

(u)    Compliance with Laws; International Compliance Directives and Anti-Money Laundering Laws.

(u)    The making of any Advances or the use of the proceeds thereof shall violate or cause any Person, including any Secured Party, to violate any International Compliance Directives or Anti-Money Laundering Laws or other applicable Anti-Corruption Laws.

(v)    Any violation by any Borrower Entity or any Major Project Participant of any International Compliance Directives or Anti-Money Laundering Laws or other corporate governance, anti-bribery and Anti-Corruption Laws.

(v)    Project Inputs Tax Credit Qualification. The Borrower shall fail to qualify for or receive the Section 45X Tax Credits in accordance with the Execution Date Base Case Financial Model (or if expressly approved by DOE for such purpose, the Base Case Financial Model delivered with the most recently preceding First Advance), including loss of eligibility through future publishing of any final, proposed, or temporary regulations, notices, revenue rulings, and revenue procedures by the U.S. Department of Treasury or the Internal Revenue Service in connection with the advanced manufacturing production credit.

(w)      Material Adverse Effect.  Any event or condition that has had or could reasonably be expected to have a Material Adverse Effect shall occur and be continuing.

(x)    Subordination Agreement. At any time after the execution and delivery thereof:

(w)      any subordination agreement (or subordination provisions incorporated in any Subordinated Indebtedness) or any other intercreditor agreement, or any provisions thereof, ceases to be valid and enforceable against any holder of Indebtedness intended to be subordinated to the Secured Obligations or secured by a Lien intended to be subordinated to the Lien of the Collateral Agent or any holder of such Indebtedness shall so assert in writing; and

(x)    the failure of any party thereto (other than DOE) to comply in any material respect with the terms of any subordination agreement (or subordination provisions incorporated in any Subordinated Indebtedness) or any other intercreditor agreement.

(y)    Delisting.  The common stock of the Borrower is no longer listed on an internationally recognized stock exchange in the United States.

For the avoidance of doubt, each clause of this Section 10.01 (Events of Default) shall operate independently, and the occurrence of any such event shall constitute an Event of Default.

Section 9.02    Remedies; Waivers.

(a)    Upon the occurrence of and during the continuance of an Event of Default, DOE or the Collateral Agent may exercise any one (1) or more of the rights and remedies set forth below:

(y)    declare all or any portion of the indebtedness and obligations of every type or description owed by any Borrower Entity to DOE and FFB under this Agreement and each other Financing Document to be immediately due and payable, and the same shall thereupon be immediately due and payable;

(z)    exercise any rights and remedies available under the Financing Documents, including DOE's right to prevent access to or prevent the operation by any Borrower Entity of the Project or any of the Collateral, subject to the terms of the Intercreditor Agreement;

(aa)     take whatever action at law or in equity as may appear necessary or desirable in its judgment to collect the amounts then due and thereafter to become due under the Financing Documents or to enforce performance of any obligation of any Borrower Entity under the Financing Documents;

(bb)    (A) refuse, and the Secured Parties shall not be obligated, to make any further Advances; and (B) reduce the Guaranteed Loan Commitment Amount to zero Dollars ($0);

(cc)     take those actions necessary to perfect and maintain the Liens of the Security Documents pursuant to which assets have been pledged as collateral for the repayment under the Financing Documents;

(dd)    set off and apply such amounts to the satisfaction of the Secured Obligations under all of the Financing Documents, including any moneys of the Borrower Entities on deposit with any Secured Party;

(ee)     without limiting or being limited by any of the foregoing, draw upon any Acceptable Letter of Credit issued pursuant to any Financing Document in accordance with its terms, and apply such funds to the payment of the Secured Obligations; and/or

(ff)    the Collateral Agent is granted a license or right to use, license, or sublicense, without liability for royalties or any other charge, each Borrower Entity’s Intellectual Property, whether owned by the Borrower Entity or licensed to the Borrower Entity in preparing for the sale, advertising for sale, and selling any Collateral and otherwise exercising all rights and remediates available to the Collateral Agent, DOE, and the other Secured Parties.

(b)    Upon the occurrence of an Event of Default referred to in Section 10.01(k) (Bankruptcy; Insolvency; Dissolution): (i) all Guaranteed Loan Commitment Amounts shall automatically be reduced to zero Dollars ($0); and (ii) each Advance made under the FFB Note, together with interest accrued thereon and all other amounts due under the FFB Note, this Agreement and the other Financing Documents, shall immediately mature and become due and payable, without any other presentment, demand, diligence, protest, notice of acceleration, or other notice of any kind, all of which the Borrower hereby expressly waives on behalf of itself and each other Borrower Entity.

(c)    Unless otherwise expressly provided, no remedy herein conferred upon or reserved is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under the Financing Documents or existing at law or in equity.  No delay or failure to exercise any right or power accruing under any Financing Document upon the occurrence and during the continuance of any Event of Default or otherwise shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

(d)    In order to entitle DOE to exercise any remedy reserved to DOE in this Agreement, it shall not be necessary to give any notice, other than such notice as may be required in this Agreement, any other Financing Document or under Applicable Law.

(e)    If any proceeding has been commenced to enforce any right or remedy under this Agreement, and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to DOE or FFB, then in every such case, subject to any determination in such proceeding: (i) the parties hereto shall be restored to their respective former positions hereunder; and (ii) thereafter, all rights and remedies of DOE or FFB, as the case may be, shall continue as though no such proceeding had been instituted.

(f)    DOE shall have the right, to be exercised (or not) in its complete discretion, to waive any covenant, Default or Event of Default by a writing setting forth the terms, conditions and extent of such waiver signed by DOE and delivered to the other parties hereto.  Any such waiver may be effected only in writing duly executed by DOE, and no other course of conduct shall constitute a waiver of any provision hereof.  Unless such writing expressly provides to the contrary, any waiver so granted shall extend only to the specific event or occurrence so waived and not to any other similar event or occurrence that occurs subsequent to the date of such waiver.

(g)    Upon the occurrence and during the continuation of any Default, the Borrower shall deliver no later than thirty (30) calendar days from the occurrence of such Default a remediation plan setting forth proposed steps to be taken by the Borrower Entities to cure such Default or otherwise address such Default in a manner acceptable to DOE and periodically thereafter, the Borrower shall deliver reports setting out the Borrower's execution of the remediation plan and compliance with the terms thereof.  The Borrower Entities shall make relevant company representatives and outside advisors available to meet and confer with DOE, the Independent Engineer, and its other outside advisors (including legal and financial advisors) on the contents of the remediation plan.

(h)    In the event that the Borrower fails to procure or maintain (or cause to be procured and maintained) the Required Insurance, DOE may (but shall not be obligated to) procure the Required Insurance and pay the premiums in connection therewith.  All amounts so paid by DOE shall become an additional FFB Note Obligation owed by the Borrower to DOE, and the Borrower shall forthwith pay any such amounts to DOE, together with interest on such amounts at the Late Charge Rate from the date so paid.

Section 9.03    Accelerated Advances.  Upon the delivery of a notice of acceleration, the accelerated amount due and payable under the FFB Note shall be the Prepayment Price (as defined in and determined pursuant to the FFB Note) under the FFB Note.

Article X

Miscellaneous

Section 10.01      Waiver and Amendment.

(a)    No failure or delay by DOE or the other Secured Parties in exercising any right, power or remedy shall operate as a waiver thereof or otherwise impair any rights, powers or remedies of the Secured Parties.  No single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof or the exercise of any other legal right, power or remedy.

(b)    The rights, powers or remedies provided for herein are cumulative and are not exclusive of any other rights, powers or remedies provided by law or in any other Transaction Document.  The assertion or employment of any right, power or remedy hereunder, or otherwise, shall not prevent the concurrent assertion of any other right, power or remedy.

(c)    Except as otherwise provided herein, neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing and executed by the Borrower and DOE.

(d)    Any amendment to or waiver of this Agreement or any other Transaction Document or any provision hereof or thereof that constitutes a "modification" (as defined in Section 502(9) of FCRA) that increases the amount of the Credit Subsidy Cost (as calculated in accordance with FCRA and OMB Circulars A-11 and A-129) shall, at DOE's discretion, be conditioned upon: (i) payment of any increase to the Credit Subsidy Cost by the Borrower; or (ii) the availability to DOE of funds appropriated by the U.S. Congress to meet any such increase.

Section 10.02      Right of Set-Off.  In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Secured Party is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other Indebtedness at any time held or owing by such Secured Party (including by any branches and agencies of such Secured Party wherever located) to or for the credit or the account of the Borrower against and on account of the Secured Obligations and liabilities of the Borrower to such Secured Party under this Agreement or any other Financing Document.  Each of DOE, FFB and each subsequent holder of the FFB Note or any portion thereof shall promptly notify the Borrower after any such set-off and application made by it; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.03      Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Financing Documents and in any document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith (including any Advance Request) shall survive the execution and delivery of this Agreement and the making of the Advances under the FFB Documents.

Section 10.04      Notices.  Except to the extent otherwise expressly provided herein or as required by Applicable Law, any communications, including any notices, between or among the parties to the Financing Documents shall be provided using the addresses listed in Schedule I (Notices), and shall be in writing and shall be considered as properly given: (a) if delivered in person; (b) if sent by overnight delivery service for domestic delivery or international courier for international delivery; (c) in the event overnight delivery service or international courier service is not readily available, if mailed by first class mail (or airmail for international delivery), postage prepaid, registered or certified with return receipt requested; (d) if sent by  telecopy with transmission verified; or (e) if transmitted by electronic mail, to the electronic mail address set forth in Schedule I (Notices).  Notice so given shall be effective upon delivery to the addressee, except that communication or notice so transmitted by telecopy or other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Business Day and, if not, on the following Business Day) on which it is validly transmitted if transmitted before 5:00 p.m. (District of Columbia time), recipient's time, and if transmitted after that time, on the next following Business Day.  Any party has the right to change its address for notice under any of the Financing Documents to any other location by giving prior written notice to each of the other parties in the manner set forth hereinabove.

Section 10.05      Severability.  In case any one (1) or more of the provisions contained in any Financing Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall engage the parties to the Financing Documents to enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

Section 10.06      Judgment Currency.  The Borrower shall, to the fullest extent permitted under Applicable Law, indemnify DOE and FFB against any loss incurred by DOE or FFB, as the case may be, as a result of any judgment or order being given or made for any amount due to DOE or FFB hereunder or under any other Financing Document and such judgment or order being expressed and to be paid in a currency (the "Judgment Currency") other than Dollars (the "Currency of Denomination") and as a result of any variation between: (a) the rate of exchange at which amounts in the Currency of Denomination are converted into Judgment Currency for the purpose of such judgment or order; and (b) the rate of exchange at which DOE or FFB would have been able to purchase the Currency of Denomination with the amount of the Judgment Currency actually received by DOE or FFB, as the case may be, had DOE or FFB, as the case may be, utilized the amount of Judgment Currency so received to purchase the Currency of Denomination as promptly as practicable upon receipt thereof.  The foregoing indemnity shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.  The term "rate of exchange" shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant Currency of Denomination that are documented and reasonable in light of market conditions at the time of such conversion.

Section 10.07      Indemnification.  In addition to any and all rights of reimbursement, indemnification, subrogation or any other rights pursuant to this Agreement or under law or in equity, the Borrower shall pay, and shall protect, indemnify and hold harmless DOE, FFB, each other governmental agency and instrumentality of the United States, each other holder of the FFB Note or any portion thereof, each Secured Party, and each of their respective officers, directors, employees, representatives, attorneys and agents (each, an "Indemnified Party"), on an after-tax basis, from and against (and shall reimburse each Indemnified Party as the same are incurred) any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements incurred by any of them (each, an "Indemnified Liability"), to which such Indemnified Party may become subject arising out of or relating to any or all of the following: (i) the execution or delivery of this Agreement, the Term Sheet, any Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby; (ii) the enforcement or preservation of any rights under this Agreement, any Transaction Document or any agreement or instrument prepared in connection herewith or therewith; (iii) any Guaranteed Loan or the use or proposed use of the proceeds thereof; (iv) any actual or alleged presence or Release of Hazardous Substance, on, under or originating from any property owned, occupied or operated by the Borrower or any of its Affiliates in connection with the Project, or any environmental liability related in any way to the Borrower or any of its Affiliates and their respective owned, occupied, or operated properties arising out of or relating to the Project; or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by the Borrower or any of its Affiliates or otherwise, and regardless of whether any Indemnified Party is a party thereto, such clauses (i) through (v) above including, to the extent permitted by Applicable Law, the fees, disbursements and other charges of counsel and third-party consultants to such Indemnified Party incurred in connection with any investigation, litigation or other proceeding or in connection with enforcing the provisions of this Section 11.07 (Indemnification); provided that the Borrower shall not have any obligation under this Section 11.07 (Indemnification) to any Indemnified Party with respect to Indemnified Liabilities to the extent they arise from the gross negligence or willful misconduct of such Indemnified Party as determined by a court of competent jurisdiction in a final, non-appealable judgement.  Any claims under this Section 11.07 (Indemnification) in respect of any Indemnified Liabilities are referred to herein, collectively, as "Indemnity Claims".

(a)    All sums paid and costs incurred by any Indemnified Party with respect to any matter indemnified hereunder shall: (i) be immediately due and payable upon demand; (ii) be added to the Secured Obligations; and (iii) be secured by the Security Documents.  Each such Indemnified Party shall promptly notify the Borrower in a timely manner of any such amounts payable by the Borrower hereunder, provided that any failure to provide such notice shall not affect the Borrower's obligations under this Section 11.07 (Indemnification).

(b)    Each Indemnified Party within ten (10) Business Days after the receipt by it of notice of the commencement of any action for which indemnity may be sought by it, or by any Person controlling it, from the Borrower on account of the agreements contained in this Section 11.07

(Indemnification), shall notify the Borrower in writing of the commencement thereof, but the failure of such Indemnified Party to so notify the Borrower of any such action shall not release the Borrower from any liability that it may have to such Indemnified Party.

(c)    To the extent that the undertaking in the preceding clauses of this Section 11.07 (Indemnification) may be unenforceable because it is violative of any law or public policy, and to provide for just and equitable contribution in the event of any such unenforceability (other than due to application of this Section 11.07 (Indemnification)), the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of such undertakings.

(d)    The provisions of this Section 11.07 (Indemnification) shall survive the Release Date, the foreclosure under the Security Documents and satisfaction or discharge of the Secured Obligations and shall be in addition to any other rights and remedies of any Indemnified Party.

(e)    Any amounts payable by the Borrower pursuant to this Section 11.07 (Indemnification) shall be payable within the later to occur of: (i) ten (10) Business Days after the Borrower receives an invoice for such amounts from any applicable Indemnified Party; and (ii) five (5) Business Days prior to the date on which such Indemnified Party expects to pay such costs on account of which the Borrower's indemnity hereunder is payable, and if not paid by such applicable date shall bear interest at the Late Charge Rate from and after such applicable date until paid in full.

(f)    The Borrower shall be entitled, at its expense, to participate in the defense of any Indemnity Claim; provided that such Indemnified Party shall have the right to retain its own counsel, at the Borrower's expense, and such participation by the Borrower in the defense thereof shall not release the Borrower of any liability that it may have to the applicable Indemnified Party.  Any Indemnified Party against whom any Indemnity Claim is made shall be entitled, after consultation with the Borrower and upon consultation with legal counsel wherein such Indemnified Party is advised that such Indemnity Claim is meritorious, to compromise or settle any such Indemnity Claim.  Any such compromise or settlement shall be binding upon the Borrower for purposes of this Section 11.07 (Indemnification).

(g)    Upon payment of any Indemnity Claim by the Borrower pursuant to this Section 11.07 (Indemnification), the Borrower, without any further action, shall be subrogated to any and all claims that the applicable Indemnified Party may have relating thereto, and such Indemnified Party shall at the request and expense of the Borrower cooperate with the Borrower and give at the request and expense of the Borrower such further assurances as are necessary or advisable to enable the Borrower vigorously to pursue such claims.

(h)    Notwithstanding any other provision of this Section 11.07 (Indemnification), the Borrower shall not be entitled to: (i) notice; (ii) participation in the defense of; (iii) consent rights with respect to any compromise or settlement or (iv) subrogation rights, in each case except as otherwise provided for pursuant to this Section 11.07 (Indemnification) with respect to any action, suit or proceeding against the Borrower any other Borrower Entity.

(i)    No Indemnified Party shall be obligated to pursue first any recovery under any other indemnity or reimbursement obligation before seeking recovery under the indemnification and reimbursement obligations of the Borrower under this Agreement.

Section 10.08      Limitation on Liability.  No claim shall be made by the Borrower or any of its Affiliates against any Secured Party or any of their Affiliates, directors, employees, attorneys or agents, including the Secured Party Advisors, for any special, indirect, consequential or punitive damages (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Financing Documents or any act or omission or event occurring in connection therewith; and the Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 10.09      Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

(a)    The Borrower may not assign or otherwise transfer (whether by operation of law or otherwise) any of its rights or obligations under this Agreement or under any other Financing Document without the prior written consent of DOE and, in the case of any FFB Document, FFB.

(b)    FFB may assign any or all of its rights, benefits and obligations under the Financing Documents and with respect to the Collateral in accordance with the provisions of the FFB Documents.

Section 10.10      [Reserved].

Section 10.11      Further Assurances and Corrective Instruments.

(a)    The Borrower shall execute and deliver, or cause to be executed and delivered, to DOE such additional documents or other instruments and shall take or cause to be taken such additional actions as DOE may require or reasonably request in writing to: (i) cause the Financing Documents to be properly executed, binding and enforceable in all relevant jurisdictions; (ii) perfect and maintain the priority of the Secured Parties' security interest in all Collateral; (iii) enable the Secured Parties to preserve, protect, exercise and enforce all other rights, remedies or interests granted or purported to be granted under the Financing Documents; and (iv) otherwise carry out the purposes of the Transaction Documents.

(b)    The Borrower may submit to DOE written requests for the parties to enter into, execute, acknowledge and deliver amendments or supplements hereto; it being understood that DOE shall be permitted to approve or reject all such requests in its discretion.

Section 10.12      Reinstatement.  Where any discharge is made in whole or in part, or any arrangement is made on the faith of, any payment, security or other Disposition which is avoided or must be repaid, whether upon the insolvency or bankruptcy of the Borrower or otherwise. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Borrower's obligations hereunder, or any part thereof, is, pursuant to Applicable Laws, rescinded or reduced in amount, or must otherwise be restored or returned by any Secured Party.  In the event that any payment or any part thereof is so rescinded, reduced, restored or returned, such obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 10.13      Governing Law; Waiver of Jury Trial.

(a)    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE FEDERAL LAW OF THE UNITED STATES.  TO THE EXTENT THAT FEDERAL LAW DOES NOT SPECIFY THE APPROPRIATE RULE OF DECISION FOR A PARTICULAR MATTER AT ISSUE, IT IS THE INTENTION AND AGREEMENT OF THE PARTIES TO THIS AGREEMENT THAT THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES (EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW)) SHALL BE ADOPTED AS THE GOVERNING FEDERAL RULE OF DECISION.

(b)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT,

COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE BORROWER.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS.

Section 10.14      Submission to Jurisdiction; Etc.  By execution and delivery of this Agreement, the Borrower irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding against it arising out of or in connection with this Agreement or any other Financing Document, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of: (i) the courts of the United States for the District of Columbia; (ii) the courts of the United States in and for the Southern District of New York sitting in New York County; (iii) any other federal court of competent jurisdiction in any other jurisdiction where it or any of its property may be found; (iv) the courts of the State of New York in New York County; (v) the courts of the District of Columbia and (vi) appellate courts from any of the foregoing;

(b)    consents that any such action or proceeding may be brought in or removed to such courts, and waives any objection, or right to stay or dismiss any action or proceeding, that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees to irrevocably designate and appoint an agent satisfactory to DOE for service of process in New York under this Agreement and any other Financing Document governed by the laws of the State of New York, with respect to any action or proceeding in New York, as its authorized agent to receive, accept and confirm receipt of, on its behalf, service of process in any such proceeding.  The Borrower agrees that service of process, writ, judgment or other notice of legal process upon said agent shall be deemed and held in every respect to be effective personal service upon it.  The Borrower shall maintain such appointment (or that of a successor satisfactory to DOE) continuously in effect at all times while the Borrower is obligated under this Agreement;

(d)    agrees that nothing herein shall: (i) affect the right of any Secured Party to effect service of process in any other manner permitted by law; or (ii) limit the right of any Secured Party to commence proceedings against or otherwise sue the Borrower or any other Person in any other court of competent jurisdiction nor shall the commencement of proceedings in any one (1) or more jurisdictions preclude the commencement of proceedings in any other jurisdiction (whether concurrently or not) if, and to the extent, permitted by the Applicable Laws; and

(e)    agrees that judgment against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment or otherwise as provided by law, a certified or exemplified copy of which judgment shall be conclusive evidence of the fact and amount of the Borrower's obligation.

Section 10.15      Entire Agreement.  This Agreement, including any agreement, document or instrument attached to this Agreement or referred to herein, integrates all the terms and conditions mentioned herein or incidental to this Agreement and supersedes all prior oral negotiations, agreements and understandings of the parties to this Agreement in respect to the subject matter of this Agreement made prior to the date hereof.

Section 10.16      Benefits of Agreement.  Nothing in this Agreement or any other Financing Document, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors and permitted assigns hereunder or thereunder, any benefit or any legal or equitable right or remedy under this Agreement.  FFB is an intended third party beneficiary, with enforceable rights and remedies under this Agreement, in respect of those provisions in Article II (Funding), Article III (Payments;

Prepayments), Article IV (Payment Obligations; Reimbursement), Article V (Conditions Precedent) Article VI (Representations and Warranties), and Article XI (Miscellaneous), and Section 8.01(Financial Statements), Section 8.02 (Reports), Section 8.03 (Notices), and Section 10.02 (Remedies; Waivers) that refer to rights of or payments to FFB; provided that in the event of any conflict between any provision of this Agreement and the FFB Note or the FFB Note Purchase Agreement, as between FFB and the Borrower, the terms of the FFB Note and the FFB Note Purchase Agreement shall govern.

Section 10.17      Headings.  Paragraph headings have been inserted in the Financing Documents as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of the Financing Documents and shall not be used in the interpretation of any provision of the Financing Documents.

Section 10.18      Counterparts; Electronic Signatures.

(a)    This Agreement may be executed in one (1) or more duplicate counterparts and when executed by all of the parties shall constitute a single binding agreement.  Each party hereto agrees to deliver a manually executed original promptly following electronic submission.

(b)    Delivery of an executed signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  Except to the extent Applicable Law would prohibit the same, make the same unenforceable or affirmatively requires a manually executed counterpart signature: (i) the delivery of an executed counterpart of a signature page of this Agreement by fax, emailed .pdf or any other electronic means approved by DOE in writing (which may be via email) that reproduces an image of the actual executed signature page shall be as effective as the delivery of a manually executed counterpart of this Agreement; and (ii) if agreed by DOE in writing (which may be via email) with respect to this Agreement, the delivery of an executed counterpart of a signature page of this Agreement by electronic means that types in the signatory to a document as a "conformed signature" from an email address approved by DOE in writing (which may be via email) shall be as effective as the delivery of a manually executed counterpart of this Agreement.  In furtherance of the foregoing, the words "execution", "signed", "signature", "delivery" and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  As used herein, "Electronic Signature" has the meaning assigned to it by 15 USC §7006, as it may be amended from time to time.

Section 10.19      No Partnership; Etc.  The Secured Parties and the Borrower intend that the relationship between them shall be solely that of creditor and debtor.  Nothing contained in this Agreement or in any other Financing Document shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by, between or among the Secured Parties and the Borrower or any other Person.  The Secured Parties shall not be in any way responsible or liable for the indebtedness, losses, obligations or duties of the Borrower or any other Person with respect to the Project or otherwise.  All obligations to pay Real Property or other taxes, assessments, insurance premiums and all other fees and expenses in connection with or arising from the ownership, operation or occupancy of the Project or any other assets and to perform all obligations under the agreements and contracts relating to the Project or any other assets shall be the sole responsibility of the Borrower.

Section 10.20      Independence of Covenants.  All covenants hereunder and under the other Financing Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.21      Marshaling.  Neither DOE nor FFB nor any other Secured Party shall be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Secured Obligations.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURES FOLLOW]

Signatories

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, all as of the day and year first above mentioned.

EOS ENERGY ENTERPRISES, INC.,

a Delaware corporation,
as Borrower
By: Name: Title:

[Signature Page to Loan Arrangement and Reimbursement Agreement]

U.S. DEPARTMENT OF ENERGY,
an agency of the Federal Government of the United States of America, in its own capacity and in its capacity as Guarantor

By: Name: Title:

Definitions

"13-Week Forecast" means a 13-week cash flow forecast of receipts and disbursements and Guaranteed Loans for the period from the Execution Date or such other period as required pursuant to Section 8.02(a)(i) (Omnibus Annual Reports), setting forth projected cash flows, Guaranteed Loans and disbursements, based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made.

"Acceptable Bank" means a bank or financial institution or branch office thereof in New York, New York organized under or licensed as a branch under the laws of the United States or any state thereof, which has a rating for its long-term unsecured and unguaranteed Indebtedness of "A-"/Stable outlook or higher by S&P or Fitch or A3 or higher by Moody's, using the lowest rating of the aforementioned three (3) rating firms.

"Acceptable Delivery Method" means, with respect to any certificate, document or other item required to be delivered by an Acceptable Delivery Method hereunder:

(a)    transmission, by an Authorized Transmitter, of such certificate, document or other item in Electronic Format, together with the Transmission Code;

(b)    delivery of a manually executed original of such certificate, document or other item;

(c)    for any certificate, document or other item requested by FFB or DOE on behalf of FFB, to FFB by email to FFB_Admin@treasury.gov; or

(d)    such other delivery method as the Borrower and DOE shall mutually agree.

"Acceptable Insurer" means:

(a)    any insurance company or international reinsurance company: (i) authorized to do business in Pennsylvania if required by law or regulation; and (ii) with a rating for its long-term unsecured and non-credit-enhanced debt obligations of: (A) A or higher by S&P or Fitch; (B) A2 or higher by Moody's; (C) A- or better by AM Best's Insurance Guide and Key Ratings and a financial size category of VII or higher; or (D) a comparable rating from an internationally recognized credit rating agency; or

(b)    any other insurance company acceptable to DOE.

"Acceptable Letter of Credit" means an unconditional, irrevocable standby letter of credit, in form and substance satisfactory to the Collateral Agent (acting on the instructions of DOE) issued by an Acceptable Bank, payable in New York in Dollars, in form and substance satisfactory to DOE and meeting the following requirements:

(a)    the initial expiration date thereof shall be at least twelve (12) months beyond the date of issuance, and shall automatically renew upon its expiration (which renewal period shall be at least twelve (12) months) unless, at least sixty (60) days prior to any such expiration, the issuer shall provide the Collateral Agent and DOE with a notice of non-renewal of such letter of credit;

(b)    upon receipt of any non-renewal notice, or twenty (20) Business Days after the issuer ceases to be an Acceptable Bank, the Collateral Agent shall be entitled to draw the entire face amount of such letter of credit (unless the Collateral Agent shall have received a replacement Acceptable Letter of Credit in accordance with the terms of the relevant Financing Document(s) or amounts have been deposited in the applicable Project Account such that the amount on deposit therein, when aggregated with the face amount available to be drawn under any other applicable Acceptable Letter of Credit then outstanding is equal to or greater than the amount required to be on deposit in the relevant Project Account pursuant to the Financing Documents);

(c)    the Collateral Agent shall be named sole beneficiary under such letter of credit and entitled to draw amounts thereunder pursuant to its terms;

(d)    with respect to any Acceptable Letter of Credit delivered in connection with any Project Account, such letter of credit shall be drawable in all cases in which the Accounts Agreement provides for a transfer of funds from such Project Account;

(e)    there shall be no conditions to any drawing thereunder other than the submission of a drawing request substantially in the form attached to such letter of credit;

(f)    no agreement, instrument or document executed in connection with any Acceptable Letter of Credit shall: (i) obligate the Borrower or any Secured Party to make any reimbursement or any other payment to the issuer thereof or otherwise with respect to such Acceptable Letter of Credit; or (ii) provide the issuer thereof or any other Person with any claim, subrogation right or other right or remedy against or other recourse to the Borrower, any Secured Party or against any Collateral or other Property of any thereof, whether for costs of issuance or maintenance, reimbursement of amounts drawn under such Acceptable Letter of Credit or otherwise; and

(g)    such letter of credit shall be subject to International Standby Practices 1998, International Chamber of Commerce Publication No. 590, as amended, modified or supplemented and in effect from time to time and as to any matter not governed thereby, governed by and construed in accordance with the laws of the State of New York.

"Account Bank" means Citibank, N.A., acting through its Agency and Trust Division in its capacity as account bank, or any successor account bank appointed from to time to time pursuant to the Accounts Agreement.

"Accounting Compliance Plan" has the meaning given to such term in Section 5.01(z)(ii) (Accounting Controls).

"Accounts Agreement" means the Collateral Agency and Accounts Agreement entered into as of the Execution Date by and among the Borrower, DOE, the Collateral Agent and the Account Bank.

"Additional Equity Contributions" means any cash proceeds received in connection with any issuance of Cerberus Equity Instruments, any Cerberus Revolving Loan and any other cash contributions received in connection with issuance of Equity Interests by the Borrower, other than Base Equity Contributions and Cost Overrun Equity Contributions.

"Additional Project Document" means any contract entered into by any Borrower Entity subsequent to the Execution Date that is necessary for or material to the construction and operation of the Project.

"Advance" means, with respect to any Tranche, an advance of funds by FFB to the Borrower under the FFB Note as may be requested by the Borrower from time to time during the applicable Availability Period.

"Advance Date" means the date on which FFB makes any Advance to the Borrower.

"Advance Request" has the meaning given to such term in Section 2.03(a) (Advance Requests).

"Advance Request Approval Notice" means the written notice from DOE located at the end of an Advance Request advising FFB that such Advance Request has been approved by or on behalf of DOE.

"Adverse Proceeding" means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration at law or in equity, or before or by any Governmental Authority, domestic or foreign or other regulatory body or any arbitrator.

"Advisory or Consulting Agreements" means, collectively, (a) the Engagement Letter and the Master Consulting and Advisory Services Agreement, each dated as of June 21, 2024, by and among Borrower and Cerberus Operations and Advisory Company, LLC, together with any statement of work, schedules or other similar documents issued in connection therewith and (b) Master Services Agreement, dated as of June 21, 2024, by and among Borrower and Cerberus Technology Services, LLC, together with any statement of work, schedules or other similar documents issued in connection therewith, each, as amended, supplemented or otherwise modified in a manner consistent with a similar arm’s length transaction.

"Affiliate" means, as applied to any Person: (a) any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; and (b) in addition, in the case of any Person that is an individual, each member of such Person's immediate family, any trusts or other entities established for the benefit of such Person or any member of such Person's immediate family and any other Person controlled by any of the foregoing.  For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power: (i) to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person; or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything to the contrary contained herein, neither Cerberus, any Permitted Holder nor any of their respective Affiliates shall be deemed to be an Affiliate of any Borrower Entity.

"Affiliate Transaction" has the meaning given to such term in Section 9.21 (Transactions with Affiliates).

"Agent" has the meaning given to such term in the Accounts Agreement.

"Agent Fees" has the meaning given to such term in the Accounts Agreement.

"Aggregate Capitalized Interest" means, with respect to any requested Advance and all Advances previously made, the aggregate amount of interest that has been capitalized and will be capitalized on all Advances then made to the Borrower under the FFB Note outstanding (including, for the avoidance of doubt, such requested Advance) as determined in accordance with the FFB Note.

"Agreed-Upon Procedures Report" means a report, in substantially the form of the document titled "Agreed-Upon Procedures Report," prepared by the Independent Auditor, as such form may be revised from time to time by the Borrower and the Independent Auditor with the consent of DOE, which consent shall not be unreasonably withheld.

"Agreement" has the meaning given to such term in the preamble hereto.

"ALTA" means the American Land Title Association headquartered in Washington D.C.

"Annual Certificate" has the meaning given to such term in Section 8.02(a) (Omnibus Annual Reports).

"Annual Reporting Date" has the meaning given to such term in Section 8.02(a) (Omnibus Annual Reports).

"Anti-Corruption Laws" means all laws concerning or relating to anti-bribery, anti-corruption and anti-kickback matters in the public or private sector, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar laws.

"Anti-Money Laundering Laws" means the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act, the Anti-Money Laundering Act of 2020, the Money Laundering Control Act, the rules and regulations thereunder, applicable Executive Orders and any similar Applicable Laws relating to money laundering, terrorist financing, or financial recordkeeping and recording requirements administered or enforced by any United States of America governmental agency, or any other jurisdiction in which the Borrower operates or conducts business.

"Applicable Law" means, with respect to any Person, any constitution, statute, law, rule, regulation, code, ordinance, treaty, judgment, order or any published directive, guideline, requirement or other governmental rule or restriction which has the force of law, by or from a court, arbitrator or other Governmental Authority having jurisdiction over such Person or any of its properties, whether in effect as of the date of this Agreement or as of any date hereafter.

"Applicable Regulations" means the final regulations with respect to Title XVII, at 10 CFR Part 609, and any other applicable regulations from time to time promulgated to implement Title XVII.

"Application" has the meaning given to such term in the preliminary statements.

"Approved Construction Changes" means:

(a)    any Construction Change that: (i) has been submitted in writing by the Borrower to DOE (including an explanation in reasonable detail of the reasons for such Construction Change); and (ii) has received a written approval from DOE;

(b)    any allocation of Budgeted Contingencies to Project Costs set forth in the Construction Budget; and

(c)    Construction Changes that are in the Ordinary Course of Business and do not exceed one million Dollars ($1,000,000) in the aggregate during any one month period.

"ARCO Agreement" means that certain design-build contract, dated as of March 23, 2026 in relation to the Project by and between Hi-Power, LLC and ARCO DB Companies, Inc.

"Asset Sale" means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license, sub-license or other Disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Borrower Entity’s or any Subsidiary’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Equity Interests owned by any Borrower Entity or Subsidiary, and excluding inventory sold or leased in the Ordinary Course of Business or the Convertible Notes and the Cerberus Equity Instruments.  For purposes of clarification, “Asset Sale” shall include (a) any license or sub-license (as licensor or sub-licensor) of Intellectual Property (other than non-exclusive licenses or sub-licenses granted in the Ordinary Course of Business), (b) the sale or other Disposition for value of any contracts, (c) the early termination or modification of any contract resulting in the receipt by any Borrower Entity or Subsidiary of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification), and (d) any sale of merchant accounts (or any rights thereto (including, without limitation, any rights to any residual payment stream with respect thereto)) by any Borrower Entity or Subsidiary. For the avoidance of doubt, Asset Sale shall not include any sale of inventory or tax credits by any Borrower Entity or Subsidiary, including, without limitation, any batteries produced and sold in the Ordinary Course of Business.

"Asset Sale Reinvestment" has the meaning given to such term in Section 3.05(c)(i)(E) (Mandatory Prepayments).

"Atlas Lenders" means the lenders from time to time party to that certain Atlas Loan, together with ACP Post Oak Credit I, LLC, as administrative and collateral agent thereunder, and any successor or assignee lender.

"Atlas Loan" means the loan extended under that certain Senior Secured Term Loan Credit Agreement dated as of July 29, 2022, by and between the Borrower and the Atlas Lenders.

"Atlas Side Letter" means that certain Insurance Letter Agreement dated as of June 21, 2024 by and among the Borrower and the Atlas Lenders.

"Authorized Transmitter" means, with respect to delivery of documentation: (a) by any Borrower Entity to DOE, the list of individuals designated as Authorized Transmitters set forth in the relevant certificate delivered pursuant to Sections 5.01(h) (Organizational Documents), 5.01(d) (Transaction Documents) and 5.04(l) (Independent Engineers Certificate), as applicable, delivered by such Borrower Entity to DOE prior to the Execution Date, as updated or modified, with the consent of DOE, from time to time; and (b) to FFB, each of the individuals listed on the Certificate Specifying Authorized Borrower Officials.

"Availability Period" means with respect to each Tranche, the period commencing on the date all conditions precedent set forth in Section 5.03 (Conditions Precedent to Each First Advance Date) and Section 5.04 (Advance Approval Conditions Precedent) herein shall have been satisfied or waived in full with respect to such Tranche until and including the earliest of:

(a)    the Availability Period End Date for such Tranche;

(b)    the First Advance Longstop Date for such Tranche if the First Advance Date for such Tranche has not occurred on or before such date;

(c)    the date that the Maximum Tranche Commitment Amount for such Tranche is fully disbursed;

(d)    the date on which Final Construction Completion occurs for the Line funded by such Tranche;

(e)    December 31, 2027; and

(f)    the date of termination of obligations to disburse any undisbursed amounts of the Guaranteed Loan following the occurrence of any Event of Default.

"Availability Period End Date" means:

(a)    with respect to Tranche 1, June 30, 2026;

(b)    with respect to Tranche 2, June 30, 2027;

(c)    with respect to Tranche 3, December 31, 2027; and

(d)    with respect to Tranche 4, December 31, 2027.

"Bankruptcy Code" means Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq, as amended.

"Base Case Financial Model" means a mechanically sound financial model prepared by the Borrower in good faith, showing financial projections and underlying assumptions, in Excel form and otherwise in accordance with the Transaction Documents and Applicable Law, that are set forth on a monthly basis, to a date falling no sooner than twelve (12) months after the Maturity Date, which projections: (a) are consistent with the then-applicable Project Budgets and Plans, reflective of binding and proposed Sales Agreements in accordance with the Sales Plan and the minimum required Sales Agreement in accordance with this Agreement, and (b) reflect current and anticipated performance levels of the Project and pricing assumptions based on the then-current market environment in form and substance acceptable to DOE.  References to "Base Case Financial Model" refer to the Execution Date Base Case Financial Model or any updated Base Case Financial Model approved by DOE in accordance with the Financing Documents.

"Base Equity Contributions" means, for any Tranche, the deposit of immediately available funds in Dollars, related to an issuance of Equity Interests in the Borrower or proceeds of the Cerberus Term Loans, in discharge of a corresponding amount of the Base Funding Amount.

"Base Funding Amount" means an amount equal to the "Cash Balance" as shown in the Execution Date Base Case Financial Model as of the date on which the Tranche 1 First Advance Date is to occur (adjusting the Execution Date Base Case Financial Model to account for the actual Tranche 1 First Advance Date), immediately before receipt of proceeds of such Advance.

"Board" means the Board of Governors of the Federal Reserve System of the United States (or any successor).

"Booked Orders" means legally binding purchase agreements for the purchase of Products, whether pursuant to a purchase order, master supply agreement or other legally-binding Sales Agreement, provided and to the extent that the purchase agreement includes (i) reasonable clarity as to the quantity, pricing and delivery timetable for the Products being purchased and (ii) a substantive penalty or non-refundable deposit or milestone payments in the event of any customer termination for convenience or volume commitment reduction.

"Borrower" has the meaning given to such term in the preamble hereto.

"Borrower Advance Date Certificate" means a Borrower Advance Date Certificate in the form of Exhibit V (Form of Borrower Advance Date Certificate).

"Borrower Entity" means each of:

(a)    the Borrower;

(b)    each party set out in Schedule L (Borrower Entities) and identified therein as a "Borrower Entity"; and

(c)    each other Subsidiary of the Borrower (whether formed now or in the future);

provided that no Immaterial Foreign Subsidiary shall be a Borrower Entity.

"Borrower Operating Accounts" means the bank accounts of the Borrower Entities listed in Schedule N (Borrower Operating Accounts).

"Borrower Project Accounts Control Agreement" has the meaning given to such term in the Accounts Agreement.

"Broker's Letter of Undertaking" means each letter delivered or to be delivered by the Borrower's insurance broker to DOE, substantially in the form set out in Annex A (Form of Broker's Letter of Undertaking) to Schedule C (Insurance) or any other form acceptable to DOE.

"Budgeted Contingency" means the line item for "Budgeted Contingency" included in the Construction Budget.

"Building 200" means the building located at 200 Braddock Avenue at the Turtle Creek Project Site.

"Building 270" means the building located at 270 Braddock Avenue at the Turtle Creek Project Site.

"Building 700" means the building located at 700 Braddock Avenue at the Turtle Creek Project Site.

"Business Continuity Plan" means a detailed plan of the Borrower's systems and strategies in place to prevent or rapidly recover from a significant disruption to operations or other material events, to include such matters as: (a) succession plans for key management positions at the Borrower Entities; (b) resiliency and redundancy plans for information technology and intellectual property; and (c) emergency management plans and procedures.

"Business Day" means any day on which FFB and the Federal Reserve Bank of New York are both open for business.

"CapEx Budget" means the budget in the form of the CapEx Budget attached hereto as Exhibit U, as such budget may be replaced from time to time upon written mutual agreement by the Borrower and the Collateral Agent in their respective sole discretion.

"Capital Expenditures" means all expenditures that should be capitalized in accordance with the Designated Standards.

"Capital Lease" means, for any Person, any lease of (or other agreement conveying the right to use) any property of such Person that would be required, in accordance with the Designated Standards, to be capitalized and accounted for as a capital lease on a balance sheet of such Person.

"Capital Lease Obligations" means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under the Designated Standard, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with the Designated Standard.

"Cash Equivalents" means any of the following, to the extent owned by the Borrower or any Borrower Entity, as applicable, free and clear of all Liens (other than Permitted Liens):

(a)    direct obligations of the United States (including obligations issued or held in book-entry form on the books of the United States Department of the Treasury) or obligations, the timely payment of principal and interest of which is fully guaranteed by the United States maturing not more than one hundred and eighty (180) days from the date of the creation thereof;

(b)    obligations, debentures, notes or other evidence of Indebtedness issued or guaranteed by any agency or instrumentality of the United States maturing not more than one hundred and eighty (180) days from the date of the creation thereof;

(c)    interest-bearing demand or time deposits (including certificates of deposit) that are held in banks with a general obligation rating of not less than "A-" by S&P or the equivalent rating by Moody's, or if not so rated, secured at all times, in the manner and to the extent provided by law, by Collateral described in clause (a) or (b) of this definition, of a market value of no less than the amount of moneys so invested maturing not more than one hundred and eighty (180) days from the date of the creation thereof;

(d)    commercial paper rated (on the date of acquisition thereof) at least "A-1" or "P-1" or equivalent by S&P or Moody's, respectively (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating commercial paper), maturing not more than ninety (90) days from the date of creation thereof;

(e)    money market funds, so long as such funds are rated "Aaa" by Moody's and "AAA" by S&P; and

(f)    any Advances, loans or extensions of credit or any stock, bonds, notes, debentures or other securities as DOE may from time to time approve.

"Cash Flow Available for Debt Service" means for any period, the sum determined in accordance with the Borrower's Designated Standard for such period of Project revenue (excluding non-cash items and other extraordinary revenues, but including business interruption insurance received during such period for an event that occurred during such period) received during such period, minus (a) cash operating and maintenance expenses; (b) taxes paid with cash; (c) Capital Expenditures; and (d) required periodic decommissioning or restoration contributions paid or payable as required under the Financing Documents.

"Categorical Exclusion" means an action that DOE has determined does not significantly affect the quality of the human environment, pursuant to 40 CFR 1501.4.

"Cerberus" means Cerberus Capital Management, L.P. and its Affiliates, and/or certain funds, accounts or clients managed, advised or sub-advised by Cerberus Capital Management, L.P. or its Affiliates (in each case, together with their respective successors and assigns, as the context may require.

"Cerberus Collateral Agent" means CCM Denali Debt Holdings, LP.

"Cerberus Credit Agreement" means the Credit and Guaranty Agreement, dated as of June 21, 2024, by and among the Borrower, Guarantors (as defined in the Cerberus Credit Agreement) and Cerberus Collateral Agent as administrative agent and the collateral agent, as amended, restated, amended and restated, supplemented, refinanced or otherwise modified from time to time in accordance with the Intercreditor Agreement.

"Cerberus Equity Instruments" has the meaning given to the term "Equity Instruments" as defined in the Cerberus Credit Agreement.

"Cerberus Financing Documents" has the meaning given to the term "Credit Documents" in the Cerberus Credit Agreement, as amended, restated, amended and restated, supplemented, refinanced or otherwise modified from time to time in accordance with the Intercreditor Agreement.

"Cerberus Loan" means each Cerberus Revolving Loan and Cerberus Term Loan, collectively.

"Cerberus Revolving Loan" has the meaning given to the term "Revolving Loan" in the Cerberus Credit Agreement.

"Cerberus Term Loan" means has the meaning given to the term "Term Loan" in the Cerberus Credit Agreement.

"Certificate Specifying Authorized Borrower Officials" has the meaning given to such term in the FFB Note Purchase Agreement.

"CFIUS" means the Committee on Foreign Investment in the United States.

"CFIUS Notified Transaction" has the meaning given to such term in Section 5.01(f) (CFIUS).

"Change of Control" means: (a) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) other than a Permitted Holder of beneficial ownership of more than twenty five percent (25%) of the aggregate outstanding voting or economic power of the Equity Interests of Borrower; (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of Borrower (or its direct or indirect ultimate parent holding company) was approved by a vote of at least a majority of the directors of Borrower then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the board of directors of Borrower; (c) Borrower shall cease to own and control, beneficially and of record, directly or indirectly, one hundred percent (100%) of the issued and outstanding Equity Interests of each of its Subsidiaries, except where such failure occurs as a result of a transaction or circumstance expressly permitted by the Financing Documents; or (d) a "change of control", "fundamental change" or any comparable term or provision under or with respect to (i) any of the Equity Interests of any Borrower Entity or any of its Subsidiaries or (ii) Indebtedness of any Borrower Entity or any of its Subsidiaries the commitments or principal amount of which exceeds one million Dollars ($1,000,000); provided, that any transaction or series of transactions under the Cerberus Financing Documents that results in a “change of control”, “fundamental change” or any comparable term or provision shall not give rise to a Change of Control under this clause (d) solely as a result of such transaction or series of transactions.

"Change Order" means any change order or variation order, amendment, supplement or modification in respect of any Construction Contract.

"Closing Certificate" has the meaning given to such term in Section 5.01(i) (Execution Date Certificates).

"Code" means the United States Internal Revenue Code of 1986, as amended from time to time.

"Collateral" means all real and personal property and all IP Collateral of all Borrower Entities, in each case, which is subject, from time to time, to any Lien granted, or purported or intended to have been granted, pursuant to any Security Document.

"Collateral Agent" means Citibank, N.A., acting through its Agency and Trust Division in its capacity as collateral agent for the benefit of the Secured Parties (or any successor collateral agent appointed from time to time) pursuant to the Accounts Agreement.

"Commercial Operations Date" means the date "Commercial Operations” as such term is defined under Schedule B (Project Milestone Schedule) is achieved.

~~"Community Benefits Plan" means a plan, in form and substance satisfactory to DOE, that consider each of the elements set forth in Section (V)(B) of the Community Benefits Plan and Justice40 Initiative Guidance and contemplates a stakeholder engagement process satisfying the terms described in Section (VI) of the Community Benefits Plan and Justice40 Initiative Guidance.~~

~~"Community Benefits Plan and Justice40 Annual Report" has the meaning given to such term in Section 8.02(c)(iii) (Labor Reporting; Community Benefits Plan and Justice40 Initiative Reporting Requirements).~~

~~"Community Benefits Plan and Justice40 Initiative Guidance" means the General Guidance for DOE Community Benefits Plans, including the General Guidance for Justice40 Implementation by the Department of Energy to the Justice40 Initiative established pursuant to Executive Order 14008, Tackling the Climate Crisis at Home and Abroad, issued on January 27, 2021, as amended, modified or supplemented from time to time, and such other requirements for Community Benefits Plan, as defined in such guidance, as may be published by DOE, or notified in writing by DOE to the Borrower, from time to time.~~

"Compliance Certificate" has the meaning given to such term in Section 8.01(c) (Compliance Certificates).

"Compliance Consultant" has the meaning given to such term in Section 5.01(z)(i) (Accounting Controls).

"Comptroller General" means Comptroller General of the United States.

"Consolidated EBITDA" means, for any period, an amount determined for the Borrower and its Subsidiaries on a consolidated basis equal to:

(a)	Consolidated Net Income,

plus

(b)	the sum, without duplication and to the extent included in the calculation of Consolidated Net Income for such period, of the following:

(i)    Consolidated Interest Expense,

(ii)    provisions for taxes based on income, profits or capital, including federal, state, franchise, excise, property and similar taxes and foreign withholding taxes paid or accrued, including any penalties and interest with respect thereto, and state taxes in lieu of business fees and payroll taxes,

(iii)     total depreciation expense,

(iv)      total amortization expense,

(v)    non-cash expenses reducing Consolidated Net Income that do not represent a cash item in such period or any future period, including, without limitation, any non-cash expense relating to the vesting of warrants and any stock option and other equity-based compensation expenses (including restricted stock awards),

(vi)      non-recurring expenses reducing Consolidated Net Income that have been approved in writing by the DOE in its reasonable discretion,

(vii)    losses arising from the settlement of any Hedging Transactions entered into pursuant to a Permitted Hedging Agreement or attributable to the movement in mark-to-market valuation of the same minus

(c)	the sum, without duplication and to the extent included in the calculation of Consolidated Net Income for such period, of the following:

(i)    interest income,

(ii)    non-cash income or gains that do not represent a cash item in such period or any future period, and

(iii)     gains arising from the settlement of any Hedging Transactions entered into pursuant to a Permitted Hedging Agreement or attributable to the movement in mark-to-market valuation of the same.

"Consolidated Interest Expense" means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest (including any Aggregate Capitalized Interest)) of the Borrower and its wholly-owned Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness, including all commissions, discounts and other fees and charges owed with respect to letters of credit.

"Consolidated Net Income" means, for any period, (a) the net income (or loss) of the Borrower and its Subsidiaries, including, for the avoidance of doubt, any net income generated from the sales and services provided by the Borrower or any of its Affiliates to Frontier or its Subsidiaries (provided that for purposes of including the value of any Section 45X Tax Credits, only net cash amounts received during such period from the monetization of any such Section 45X Tax Credits pursuant to a Permitted Tax Credit Transaction shall be included in this definition of Consolidated Net Income) on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (to the extent included in net income (or loss) for such period) (b) the sum of (i) the income (or loss) of any Person (other than a wholly-owned Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest except to the extent that any such income is actually received in cash by the Borrower or such Subsidiary by reason of dividends or similar distributions during such period, plus (ii) the income of any Subsidiary of the Borrower (other than a Borrower Entity) to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus (iii) any gains or losses attributable to Dispositions (to the extent expressly permitted hereunder) or returned surplus assets of any Pension Plan.

"Consolidated Revenue" means, for any period, the revenue of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

"Construction Budget" means the initial Construction Budget, as updated, amended or supplemented from time to time pursuant to the terms hereof.

"Construction Change" has the meaning given to such term in Section 9.07(a) (Approved Construction Changes; Project Milestone Schedule; Budgets).

"Construction Contract" means each of:

(a)    that certain construction contract between Hi-Power, LLC and Landau Building Company dated February 3, 2022;

(b)    the Engineering Contracts;

(c)    the Construction Management Contracts;

(d)    the Equipment Supply Contracts;

(e)    any other contracts, agreements and other documents, including all material sub-contracts and all related guarantees or other credit support instruments, necessary or appropriate for Project Construction;

(f)    to the extent applicable, one (1) or more construction interface contracts executed by material contractors governing the interface of construction activities on the Project Sites and corresponding risk/liability allocation; and

(g)    any other document designated as a Construction Contract by the Borrower and DOE.

"Construction Contractor" means any party to any Construction Contract, excluding the Borrower.

"Construction Management Contract" means a construction management agreement to be entered into between the Construction Management Contractor and the Borrower pursuant to which the Construction Management Contractor agrees to provide construction management services to the Borrower to coordinate all construction activities in accordance with the terms of the Construction Contracts, Required Approvals, Applicable Law and Prudent Industry Practice.

"Construction Management Contractor" means any party to any Construction Management Contract, excluding the Borrower.

"Construction Plan" means a plan (written and graphic) to be provided by the Borrower in form and substance satisfactory to DOE, for performance of the design, construction, installation and other work and services of the development of the Project.

"Construction Progress Report" means a monthly summary construction report, certified by the Borrower and the Independent Engineer as correct and not misleading in any material respect, which shall include:

(a)    a detailed assessment of the Project's performance in comparison with the Construction Budget and Project Milestone Schedule, in each case, then in effect for such period, including:

(i)    basic data relating to construction of the Project;

(ii)    a description and explanation of any Event of Loss, Adverse Proceedings or other material disputes between the Borrower and any Person; and

(iii)     any material non-compliance with any Required Approval then in effect;

(b)    an updated Project Milestone Schedule and an updated Construction Budget, reflecting any Approved Construction Changes (or certification that no changes or updates are then required);

(c)    a statement that each Line is on schedule to achieve: (i) the Line Commercial Operation Date by the Scheduled Line Commercial Operation Date for such Line; and (ii) the Project Completion Date by the Scheduled Project Completion Date; and

(d)    a statement that the aggregate amount expended for each Punch List Item does not exceed the aggregate amount budgeted for such cost in the Construction Budget, except for Approved Construction Changes.

"Contest Claim" means any Tax or any Lien or other claim or payment of any nature.

"Contingent Obligations" means, as to any Person, any obligation of such Person with respect to any Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, as a guarantee or otherwise:

(a)    for the purchase, payment or discharge of any such primary obligation;

(b)    to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, including the obligation to make, take or pay or similar payments;

(c)    to advance or supply funds;

(d)    to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor;

(e)    to purchase property, securities or services primarily for the purpose of assuring the holder of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or

(f)    otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof, including with respect to letter of credit obligations, swap agreements, foreign exchange contracts and other similar agreements (including agreements relating to derivative instruments), provided that: (i) the term "Contingent Obligation" shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business; and (ii) the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Control" means the power, directly or indirectly, to direct or cause the direction of the management or business or policies of a Person (whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise); and the words "Controlling," "Controlled," and similar constructions shall have corresponding meanings.

"Controlled Affiliate" means, as applied to any Person, any Affiliate that is Controlled by such Person.

"Convertible Note Maturity Date" means, with respect to any Convertible Note or any Specified Refinancing Indebtedness, the earliest of the maturity date (or equivalent term) and the date on which any such Convertible Note or Specified Refinancing Indebtedness, as applicable, may be redeemed, repurchased, converted, or exchanged in satisfaction of the obligations thereof, in each case, other than any such date that the Borrower (at its option) is expressly permitted to satisfy its obligations thereunder solely by the issuance of the Borrower’s common stock.

"Convertible Notes" means: (a) the convertible promissory notes issued by the Borrower pursuant to that certain Indenture, dated as of April 7, 2022, by and between the Borrower, as issuer, and Wilmington Trust, National Association, as trustee; (b) the convertible promissory notes issued by the Borrower pursuant to that certain Indenture, dated as of May 25, 2023, by and between the Borrower, as issuer, and Wilmington Trust, National Association, as trustee; (c) the convertible promissory notes made by the Borrower in favor of Wood River Capital, LLC, and issued pursuant to the Koch Indenture, such Koch Indenture as contemplated by the terms of that certain Investment Agreement dated as of July 6, 2021 between the Borrower and Spring Creek Capital, LLC, an affiliate of Wood River Capital, LLC, both wholly-owned, indirect subsidiaries of Koch Industries, Inc., as such convertible promissory notes may be reissued, divided and increased, any increases limited to the addition of interest "paid in kind" under the terms of the Koch Indenture (as may be refinanced or replaced in accordance with this Agreement, excluding any notes issued in connection with a Specified Refinancing Transaction, collectively, the "Koch Convertible Notes"); and (d) convertible promissory notes made by the Borrower in favor of Great American Insurance Company, Denman Street LLC, John B. Barding Irrevocable Children’s Trust, Ardsley Partners Renewable Energy Fund, L.P., CCI SPV III, LP and AE Convert, LLC, and issued pursuant to the AFG Indenture, such AFG Indenture as contemplated by the terms of that certain Investment Agreement dated as of January 18, 2023 between the Borrower and the purchasers party thereto, as such convertible promissory notes may be reissued, divided and increased, any increases limited to the addition of interest "paid in kind" under the AFG Indenture, in each case, refinanced or replaced in accordance with this Agreement.

“Convertible Notes Refinancing Plan” means a plan to be provided by the Borrower in form and substance satisfactory to DOE, which will demonstrate the Borrower’s plan, assumptions and conduct, in a manner consistent with this Agreement, to refinance, extend or replace the Convertible Notes by the dates and in the manner set forth therein.

"Copyrights" means any and all: (a) copyright rights in any work subject to copyright laws of the United States or any other jurisdiction, whether as author, assignee, transferee or otherwise, including Mask Works (as defined under 17 U.S.C. § 901 of the U.S. Copyright Act) (in each case, whether registered or unregistered); (b) registrations and applications for registration of any such copyrights, including registrations, extensions, renewals recordings, supplemental registrations and pending applications for registration in the United States Copyright Office or any foreign equivalent office; and (c) other Copyrights as described in any IP Security Agreement (if applicable).

"COSO" means the Committee of Sponsoring Organizations of the Treadway Commission.

"Cost of Goods Sold" has the meaning given to such term in the Accounts Agreement.

"Cost Overrun Equity Contributions" means, as of any Advance Date, the deposit of immediately available funds in Dollars, related to a subscription of Equity Interests in the Borrower, in an amount equal to all Cost Overruns incurred or expected to be incurred as of such Advance Date (whether or not in connection with the Line being constructed under the Relevant Tranche).

"Cost Overrun" means, for any period, the aggregate actual Pre-Completion Costs in excess of Scheduled Pre-Completion Costs for such period (after giving effect to reallocations of line items and Budgeted Contingencies in the Construction Budget and, solely to the extent and for such periods as set forth in the Financing Documents, application of the Debt Service Reserve Account) excluding any costs incurred and paid for prior to the start date of the Construction Budget, including: (a) any liquidated damages payable by the Borrower under any Project Document during such period; (b) all debt service and other costs and expenses under the Financing Documents for such period; (c) O&M Expense Shortfalls for such period; and (d) all other costs, expenses and liabilities incurred during such period, as a result of any delay in achieving

Project Completion, in each case net of any revenues generated and received during such period in excess of the amount of revenues projected in the Base Case Financial Model for such period.

"CPA Goods" means any equipment, materials or commodities procured, contracted or obtained for the Project, the cost of which has been or is projected to be paid or reimbursed with proceeds of any Advance, and that may be transported by ocean vessel.

"Credit Subsidy Cost" means the "cost of a loan guarantee," as defined in Section 502(5)(C) of FCRA, as amended.

"Currency of Denomination" has the meaning given to such term in Section 11.06 (Judgment Currency).

"Customer Warranty/LDs Account" has the meaning given to such term in the Accounts Agreement.

"Data Protection Laws" means any and all foreign or domestic (including U.S. federal, state and local) Applicable Laws relating to the privacy, security, notification of breaches, Processing of any data or information that identifies or can be used to identify an individual, household or device, whether directly or indirectly, in each case, in any manner applicable to any Borrower Entity or any of its Subsidiaries.

"Davis-Bacon Act" means Subchapter IV of Chapter 31 of Part A of Subtitle II of Title 40 of the United States Code, including and as implemented by the regulations set forth in Parts 1, 3 and 5 of title 29 of the Code of Federal Regulations.

"Davis-Bacon Act Covered Contract" means any contract, agreement or other arrangement for the construction, alteration or repair (within the meaning of Section 276a of the Davis-Bacon Act and 29 C.F.R. 5.2) of all or any portion of the Project.

"Davis-Bacon Act Requirements" means the requirement that all laborers and mechanics employed by contractors and subcontractors in the performance of construction work financed in whole or in part by the Guaranteed Loan shall be paid wages at rates not less than those prevailing on projects of a character similar in the locality as determined by the Secretary of Labor in accordance with the Davis-Bacon Act, and all regulations related thereto, including those set forth in 29 CFR 5.5, and all notice, reporting and other obligations related thereto as required by DOE, including the obligations under Section 7.18 (Davis-Bacon Act) and the inclusion of the provisions in Exhibit B (Davis-Bacon Act Contract Provisions) and the appropriate wage determination(s) of the Secretary of Labor in each Davis-Bacon Act Covered Contract.

"DBA Compliance Matter" means any deviation from compliance with the applicable Davis-Bacon Act Requirements.

"DBA Compliance Matter Contractor" means the DBA Contract Party that is party to the Davis-Bacon Act Covered Contract giving rise to the DBA Compliance Matter.

"DBA Contract Party" means any contractor, subcontractor (including any lower tier subcontractor) or other Person (other than any Borrower Entity) that is party to a Davis-Bacon Act Covered Contract.

"Debarment Regulations" means all of the following: (a) Subpart 9.4 (Debarment, Suspension, and Ineligibility) of the Federal Acquisition Regulations, 48 C.F.R. 9.400 – 9.409; and (b) the Government-wide Debarment and Suspension (Non-Procurement) regulations (Common Rule), 2 C.F.R. 200.214 implementing Executive Orders 12549 and 12689, and 2 C.F.R. Part 180, as supplemented by 2 C.F.R. Part 901.

"Debt Service" means, with respect to any period, the sum of: (a) principal, interest, fees and other amounts paid or to be paid under the Financing Documents; and (b) all other payments made or to be made with respect to other Indebtedness for Borrowed Money of the Borrower.

"Debt Service Reserve Account" has the meaning given to such term in the Accounts Agreement.

"Debt Service Reserve Required Balance" has the meaning given to such term in the Accounts Agreement.

"Debt Sizing Parameters" has the meaning as set out in Section 2.06(a) (Determination of Advance Amounts).

"Default" means any condition, event or circumstance that, with the giving of notice, the lapse of time or both, would become an Event of Default.

"Designated Standard" means:

(a)    with respect to the Borrower, GAAP or IFRS (provided that unless such standards are GAAP, any Financial Statements prepared in accordance therewith shall include a reconciliation to GAAP, certified by the Independent Auditor); and

(b)    with respect to any Person other than the Borrower, any of GAAP, IFRS or other applicable and appropriate generally accepted accounting principles to which such Person is subject and that may be applicable thereto from time to time.

"Direct Agreement" means each direct agreement entered into between a Major Project Participant and the Collateral Agent in respect of each Major Project Document.

"Disclosed Adverse Proceedings" means (a) any Adverse Proceeding disclosed in writing to DOE from time to time and (b) each of the following Adverse Proceedings disclosed in writing to DOE: (i) Houck v. Eos Energy Enterprises Inc. et al, Docket No. 2:23-cv-04113 (D.N.J. Aug 01, 2023); and (ii) Richard Delman v. Bryant R. Riley, Docket No. 2023-0293 (Del. Ch. Mar 08, 2023) and, in each case, which DOE has determined (in its discretion) will not prevent the conditions precedent to the Execution Date or the making of an Advance, as applicable, from being satisfied.

"Disclosure Form to Report Lobbying" has the meaning given to such term in Section 5.01(hh) (Lobbying Certification).

"Disposition"  means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license, sub-license or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Borrower Entity’s or any Subsidiary’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Equity Interests owned by any Borrower Entity or Subsidiary, and excluding inventory sold or leased in the Ordinary Course of Business.  For purposes of clarification, "Disposition" shall include (a) any license or sub-license (as licensor or sub-licensor) of Intellectual Property (other than non-exclusive licenses or sub-licenses granted in the ordinary course of business), (b) the sale or other disposition for value of any contracts, (c) the early termination or modification of any contract resulting in the receipt by any Borrower Entity or Subsidiary of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification), and (d) any sale of merchant accounts (or any rights thereto (including, without limitation, any rights to any residual payment stream with respect thereto)) by any Borrower Entity or Subsidiary;

provided that the term "Disposition" shall not include the creation or existence of any Permitted Lien, so long as no ownership is transferred to any party pursuant thereto. The terms "Dispose" and "Disposed of" shall have correlative meanings.

"Disqualified Capital Stock" means any Equity Interests issued by any Person that (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become subject to redemption or repurchase by such Person at the option of the holder thereof, in whole or in part or (c) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests described in this definition, on or prior to, in the case of clause (a), (b) or (c) above, the date that is ninety-one (91) days after the Maturity Date; provided that the Cerberus Equity Instruments shall not constitute Disqualified Capital Stock.

"DOE" has the meaning given to such term in the preamble hereto.

"DOE Default Interest Rate" has the meaning given to such term in Section 4.01(d) (Reimbursement and Other Payment Obligations).

"DOE Extraordinary Expenses" means, in connection with any technical, financial, legal or other difficulty experienced by the Project (e.g. engineering failure or financial workouts) that requires DOE to incur time or expenses (including third party expenses) beyond standard monitoring and administration of the Financing Documents, in accordance with Section 1702(h) of Title XVII, the amounts that DOE determines are required to: (a) reimburse DOE's additional internal administrative costs (including any costs to determine whether an amendment or modification would be required that could constitute a "modification" (as defined in Section 502(9) of FCRA)); and (b) any related fees and expenses of the Secured Party Advisors to the extent not paid directly by on or behalf of the Borrower.

"DOE Guarantee" means the guarantee issued by DOE in favor of FFB pursuant to the FFB Note Purchase Agreement.

"DOE Guarantee Payment" has the meaning given to such term in Section 4.01(c)(i) (Reimbursement and Other Payment Obligations).

"DOE Representative" means one or more employee(s) and representative(s) of DOE identified to the Borrower as its point of contact, as such employee(s) may be replaced from time to time by DOE’s notice to the Borrower.

"DOL" means the United States Department of Labor.

"Dollars" or "USD" or "$" means the lawful currency of the United States.

"Domestic Subsidiary" means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

"DPA" means the Defense Production Act of 1950, as amended by the Foreign Investment Risk Review Modernization Act of 2018.

"Drawstop Notice" has the meaning given to such term in Section 2.03(d) (Drawstop Notices).

~~"Duquesne Project Site" means the Real Property on which Line 3 and Line 4 are or are intended to be situated, as further described in Schedule G (Project Site), as the same may be updated pursuant to Section 6.15(c) (Project Sites).~~

"ECF Percentage" means, with respect to the prepayment (if any) required by Section 3.05(c)(i)(F) (Mandatory Prepayments) for any Fiscal Year of the Borrower, a percentage equal to (a) with respect to the a mount of Excess Cash Flow (if any) that is equal to or less than one hundred million Dollars ($100,000,000) but greater than zero ($0) for such Fiscal Year, one hundred percent (100%) of such Excess Cash Flow, (b) with respect to the amount of Excess Cash Flow (if any) that is greater than one hundred million Dollars ($100,000,000) and equal to or less than two hundred million Dollars ($200,000,000) for such Fiscal Year, seventy-five percent (75%) of such Excess Cash Flow; (c) with respect to the amount of Excess Cash Flow (if any) that is greater than two hundred million Dollars ($200,000,000) and equal to or less than four hundred million Dollars ($400,000,000) for such Fiscal Year, fifty percent (50%) of such Excess Cash Flow; and (d) with respect to all amounts of Excess Cash Flow (if any) greater than four hundred million Dollars ($400,000,000) for such Fiscal Year, twenty-five percent (25%) of such Excess Cash Flow.

"Electronic Certified Payroll System" means any electronic certified payroll reporting software that is compliant with the certified payroll requirements outlined in 29 CFR 5.5(a)(3)(ii).

"Electronic Format" means an unalterable electronic format (including Portable Document Format (.pdf)) with a reproduction of signatures where required or such other format as shall be mutually agreed between the Borrower and DOE.

"Electronic Signature" has the meaning given to such term in Section 11.18(b) (Counterparts; Electronic Signatures).

"Eligibility Effective Date" means December 15, 2021.

"Eligible Applicant" has the meaning given to such term in the Applicable Regulations.

"Eligible Project" has the meaning given to such term in the Applicable Regulations.

"Eligible Project Cost Reimbursement Amounts" means, with respect to any Tranche, proceeds of an Advance under such Tranche reimbursed to the Borrower for Eligible Project Costs for the Relevant Line that have been previously incurred and paid by the Borrower, as evidenced by acceptable invoices.

"Eligible Project Costs" means Project Costs that satisfy each of the following conditions: (a) DOE has determined the Project Costs to be "eligible costs" in accordance with Sections 609.2 and 609.10 of the Applicable Regulations; (b) the Project Costs have not been paid and are not expected to be paid any time after the First Advance Date with: (i) any federal grants, assistance, or loans (excluding the Guaranteed Loan); or (ii) other funds guaranteed by the Federal Government; (c) the Project Costs are identified in the Construction Budget; (d) the Project Costs do not constitute Cost Overruns; and (e) the Project Costs were incurred after the Eligibility Effective Date.

"Emergency" means an unforeseeable event, circumstance or condition (including as a result of an Event of Loss) that, in the good faith judgment of the Borrower (and subsequently confirmed by the Independent Engineer using information and facts that were available to the Borrower at the time that the applicable mitigation measures were implemented), necessitates the taking of immediate measures to prevent or mitigate: (a) a life threatening situation, safety, environmental or regulatory non-compliance concern, including breach of any Applicable Law; or (b) an event or circumstance not known or reasonably foreseeable prior to the preparation of the Annual Plan.

"Emergency O&M Expenses" means those amounts required to be expended in order to prevent or mitigate an Emergency; provided that such expenditures are either: (a) payable under an insurance policy; (b) payable by insurance or a warranty provided under any Project Document; or (c) in an amount that does not exceed two million five hundred thousand Dollars ($2,500,000) in any twelve (12) month period.

"Employee Benefit Plan" means, collectively: (a) all "employee benefit plans" (as defined in Section 3(3) of ERISA) including any Multiemployer Plans which are or at any time have been maintained or sponsored by any Borrower Entity or ERISA Affiliate or to which any Borrower Entity or ERISA Affiliate has ever made, or been obligated to make, contributions or with respect to which any Borrower Entity or ERISA Affiliate has incurred or is likely to incur any liability or obligation; (b) all Pension Plans; and (c) all Qualified Plans.

"Engineering Contract" means:

(a)    that certain contract by Hi-Power and RPA Associates dated January 26, 2022; and

(b)    each other contract between a Borrower Entity and an engineer and/or designer for engineering and/or design services in connection with the Project or any part thereof.

"Environmental Claim" means any and all obligations, liabilities, losses, abatements, administrative, regulatory or judicial actions, suits, demands, decrees, claims, liens, judgments, notices of non-compliance or violation, investigations, proceedings, clean-up, removal or remedial actions or orders, or damages (foreseeable and unforeseeable, including consequential and punitive damages) or penalties relating in any way to any Environmental Law or any Governmental Approval issued under any such Environmental Law, including: (a) any and all Indemnity Claims by any Governmental Authority for enforcement, clean-up, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law; and (b) any and all Indemnity Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances, the violation or alleged violation of any Environmental Law or the violation or alleged violation of any Governmental Approval issued thereunder, or arising from alleged injury or threat of injury to human health, safety or the environment.

"Environmental Consultant" means such Person as may be appointed from time to time by DOE to act as environmental consultant in connection with the Project.

"Environmental Laws" means any and all foreign, Federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Applicable Law (including common law) regulating, relating or imposing liability or standards of conduct concerning: (a) protection of human health or safety (as it relates to exposure to Hazardous Substances), the environment or natural resources; or (b) the presence, Release or threatened Release, generation, use, management, handling, transportation, treatment, storage, or disposal of Hazardous Substances, in the case of each of clauses (a) and (b), as now or may at any time hereafter be in effect.

"Equipment" shall have the meaning given to such term in the Security Agreement.

"Equipment Supply Contracts" means each supply contract relating to the supply of any goods to the Project and having a contract or purchase price, as the case may be, whether initially or thereafter by virtue of any change order, less than five million Dollars ($5,000,000).

"Equity Contributions" means the Base Equity Contributions, Cost Overrun Equity Contributions or Additional Equity Contributions, as applicable.

"Equity Interests" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests, including partnership interests, limited liability interests and trust beneficial interests, in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing and all rights (including, but not limited to, voting rights) and interests with respect to or derived from such equity interest;

provided that any Indebtedness with conversion rights into capital stock of any Person shall not be deemed to be Equity Interests.

"Equity Owner" means, with respect to any Person, another Person holding Equity Interests in such first Person.

"ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"ERISA Affiliate" means any person, trade or business (whether or not incorporated) that would be deemed at any relevant time to be: (a) a single employer with a Borrower Entity under Section 414(b), (c), (m) or (o) of the Code; or (b) under common control with a Borrower Entity under Section 4001 of ERISA.

"ERISA Event" means:

(a)    a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event.  Notwithstanding the foregoing, the existence of a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Pension Plan shall be a reportable event for the purposes of this clause (a) regardless of the issuance of any waiver;

(b)    a withdrawal by any Borrower Entity or ERISA Affiliate from a Pension Plan or the termination of any Pension Plan resulting in liability under Section 4063 or 4064 of ERISA;

(c)    the withdrawal of any Borrower Entity or ERISA Affiliate in a complete or partial withdrawal (within the meaning of Sections 4201, 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability with respect to such withdrawal, or the receipt by any Borrower Entity or ERISA Affiliate of notice from any Multiemployer Plan that it is insolvent within the meaning of Section 4245 of ERISA;

(d)    the filing of a notice of intent to terminate any Pension Plan, or the treatment of a plan amendment as a termination, or the termination of any Pension Plan under Section 4041 or 4042 of ERISA, or the termination of any Multiemployer Plan under Section 4041A of ERISA; or the commencement of proceedings by the PBGC to terminate, or to appoint a trustee to administer, a Pension Plan or Multiemployer Plan;

(e)    the present value of all non-forfeitable accrued benefits under any Pension Plan (using the actuarial assumptions utilized by the PBGC upon termination of an employee pension benefit plan subject to Title IV of ERISA) (in the opinion of DOE) materially exceeding the fair market value of the Pension Plan's assets allocable to such benefits, all determined as of the most recent valuation date for each such Pension Plan;

(f)    the imposition of liability on any Borrower Entity or ERISA Affiliate pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;

(g)    the failure by the Borrower or an ERISA Affiliate to make any required contribution under Section 412 or 430 of the Code to an Employee Benefit Plan, the failure to meet the minimum funding standard of Section 302 of ERISA or Section 412 of the Code with respect to any Pension Plan (whether or not waived), the failure to make by its due date a required installment under Section 303(j) of ERISA or

Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan under Section 304 of ERISA or Section 431 of the Code;

(h)    an event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan;

(i)    the imposition of any liability under Title I or Title IV of ERISA (other than PBGC premiums due but not delinquent under Section 4007 of ERISA) upon any Borrower Entity or ERISA Affiliate;

(j)    an application for a funding waiver under Section 302(c) of ERISA or Section 412(c) of the Code with respect to any Pension Plan;

(k)    the imposition of any lien on any of the rights, properties or assets of any Borrower Entity or ERISA Affiliate, or the posting of a bond or other security by such entities, in either case pursuant to Title I or IV of ERISA or to Section 412, 430, or 436 of the Code;

(l)    the making of any amendment to any Pension Plan that could directly result in the imposition of a lien or the posting of a bond or other security;

(m)      the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA);

(n)    the determination that an Employee Benefit Plan's qualification or tax-exempt status under Section 401(a) of the Code has been or could be revoked;

(o)    a determination that any Employee Benefit Plan is, or is expected to be, in "at risk" status (within the meaning of Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code);

(p)    the receipt by any Borrower Entity or ERISA Affiliate of any notice of the imposition of withdrawal liability or of a determination that a Multiemployer Plan is, or is expected to be, in "endangered" or "critical" status within the meaning of Section 305 of ERISA or Section 432 of the Code; or

(q)    the occurrence of any Foreign Plan Event.

"Event of Default" has the meaning given to such term in Section 10.01 (Events of Default).

"Event of Force Majeure" means an event or circumstance beyond the reasonable control of, and not the result of the fault or negligence of, the Borrower, and that could not have been prevented by the exercise of reasonable diligence by the Borrower, including any act of God, fire, flood, severe weather, epidemic, equipment failure, failure or delay in issuance of Governmental Approvals (but which Governmental Approval the Borrower must be using commercially reasonable efforts to obtain) or other acts or inaction of Governmental Authorities (but which act or inaction the Borrower must be using commercially reasonable efforts to contest or reverse), change in Applicable Law, default by suppliers or contractors, quarantine restriction, explosion, sabotage, strike or other material labor disruption, act of war, act or threat of terrorism or riot or civil commotion.

"Event of Loss" means any condemnation, expropriation or taking (including by any Governmental Authority) of any portion of the Project or Collateral, or any other event that causes any portion of the Project or the Collateral to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, including through a failure of title (or defect therein) or any damage, destruction or loss of such property.

"Excess Advance Amount" means, on any date of determination with respect to any Advance under the FFB Note, an amount equal to the total proceeds of such Advance that were: (a) applied by the Borrower to reimburse itself for applicable Project Costs incurred and paid but which did not constitute Eligible Project Costs relating to the FFB Note for which such Advance was sought; or (b) not applied by the Borrower to pay Eligible Project Costs incurred and invoiced relating to the FFB Note for which such Advance was sought.

"Excess Cash Flow" means, with respect to any Fiscal Year of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP the result of, if positive:

(a)    Consolidated EBITDA,

minus

(b)    the sum, without duplication, of the following:

(i)    all cash Consolidated Interest Expenses (including, without limitation, all fees and expenses) added back in the calculation of Consolidated EBITDA during such period;

(ii)    all principal payments of Indebtedness of the Borrower or any of its Subsidiaries during such period (other than any voluntary prepayments of the Guaranteed Loans hereunder and any voluntary prepayments of the Cerberus Loan under the Cerberus Credit Agreement), in each case of the foregoing, to the extent permitted hereunder and not financed by the issuance of Indebtedness or Equity Interests not otherwise permitted hereunder; and

(iii)     the amount of taxes paid in cash by the Borrower or its Subsidiaries and added back in the calculation of Consolidated EBITDA during such period.  Notwithstanding the foregoing, Excess Cash Flow shall not be less than zero Dollars ($0).

"Excess Guaranteed Loan Amount" means, with respect to each Tranche, the amount by which the aggregate principal amount of all Advances made under the FFB Note applicable to such Tranche exceeds the applicable Maximum Tranche Commitment Amount or the aggregate amount of Advances otherwise is inconsistent with the Debt Sizing Parameters.

"Execution Date" means the date on which all of the conditions precedent set out in Section 5.01 (Conditions Precedent to the Execution Date) have been satisfied or waived and the Guaranteed Loan is fully executed and delivered by all parties thereto.

"Execution Date Base Case Financial Model" has the meaning given to such term in Section 5.01(k) (Base Case Financial Model).

"Extraordinary Amount" means any cash or other amounts or receipts received by, or paid to, on behalf of or on account of the Borrower or, to the extent received in connection with the Project, any Borrower Entity or any of its Subsidiaries, not in the Ordinary Course of Business (and not consisting of proceeds and other amounts required to be applied as a mandatory prepayment under Section 3.05(c)(i)(B) (Mandatory Prepayments), Section 3.05(c)(i)(C) (Mandatory Prepayments), Section 3.05(c)(i)(D) (Mandatory Prepayments), Section 3.05(c)(i)(E) (Mandatory Prepayments), Section 3.05(c)(i)(F) (Mandatory Prepayments), Section 3.05(c)(i)(K) (Mandatory Prepayments) and Section 3.05(c)(vi) (Mandatory Prepayments)), including: (a) indemnification payments; (b) any cash or other receipts in the nature of indemnification payments under or in respect of any acquisition documentation or any related documentation; (c) any judgment or settlement proceeds, or other consideration of any kind received in connection with any cause of action or proceeding or any legal or equitable claim after payment of all out of pocket fees and expenses actually paid or payable by any Borrower Entity or any of its Subsidiaries in connection with such judgments, settlements, or other proceedings resolution; (d) pension plan reversions; (e) any purchase price adjustment received in connection with any purchase agreement (excluding, however, any working capital adjustments made pursuant to such purchase agreement), and (f) cash received by or paid to or for the account of any Borrower Entity or any of its Subsidiaries in respect of cash receipts with respect to indemnity payments, payments from escrowed amounts, litigation proceeds, and other extraordinary receipts; provided that (a) cash received in the form of a grant extended by a Governmental Authority or proceeds received from any issuance of Equity Interests in connection with any transaction permitted by Section 9.23 (Certain Payments) and/or (b) cash received from the Specified Refinancing Transaction, shall not constitute "Extraordinary Amount".

"Facility Fee" means one million six hundred sixty-four thousand nine hundred eighty-two Dollars ($1,664,982).

"FCRA" means the Federal Credit Reform Act of 1990, P.L. 101-508, 104 Stat. 1388-609 (1990), as amended by P.L. 105-33, 111 Stat. 692 (1997).

"Federal Funding" means any funds obtained from the United States or any agency or instrumentality thereof, including funding under any other loan program, but excluding allowable Federal tax benefits.

"First Priority Lien" means a legal claim or right against a property that takes precedence over all other liens or claims, and in the event of a default or foreclosure, the holder of the first priority lien is entitled to be paid before any other creditor or lienholder.

"FFB" means the Federal Financing Bank, an instrumentality of the United States government created by the Federal Financing Bank Act of 1973 that is under the general supervision of the Secretary of Treasury.

"FFB Borrower's Instruments" means the "Borrower's Instruments" as defined in Section 3.2 of the FFB Note Purchase Agreement.

"FFB Document" means each of:

(a)    the FFB Program Financing Agreement;

(b)    the FFB Note Purchase Agreement;

(c)    the DOE Guarantee;

(d)    the FFB Note;

(e)    the FFB Borrower's Instruments;

(f)    the FFB Secretary's Instruments; and

(g)    any other documents, certificates and instruments required in connection with the foregoing.

"FFB Note" means each promissory note to be issued by the Borrower in favor of FFB in accordance with other FFB Documents to induce FFB to advance funds thereunder to the Borrower, as such promissory note may be amended, supplemented, substituted and restated from time to time in accordance with its terms.

"FFB Note Installment" has the meaning given to such term in Section 3.02(b) (Payments).

"FFB Note Obligations" means, collectively, the unpaid principal of and interest on Advances made under the FFB Note, the FFB Note Reimbursement Obligations and all other obligations and liabilities of the Borrower (including interest accruing at the then applicable rate provided in the FFB Documents after maturity of the relevant Advances and Reimbursement Obligations and Post-Petition Interest) to DOE or FFB or any subsequent holder or holders of the FFB Note (on any portion thereof), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of or in connection with this Agreement, the FFB Note, the FFB Note Purchase Agreement, the FFB Program Financing Agreement, the Security Documents, or any other document made, delivered or given in connection with any of the foregoing, in each case, whether on account of principal, interest, charges, expenses, fees, attorneys' or other Secured Party Advisors' fees and disbursements, reimbursement obligations, prepayment premiums, indemnities, costs or otherwise (including all fees and Advances made with respect to the FFB Note of DOE or FFB or any subsequent holder or holders of the FFB Note (or any portion thereof) that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

"FFB Note Purchase Agreement" means the FFB Note Purchase Agreement entered into between the Borrower, the Secretary of Energy and FFB prior to the Execution Date.

"FFB Note Reimbursement Obligations" means any Reimbursement Obligations of the Borrower to DOE arising under, out of, pursuant to or in connection with the FFB Note.

"FFB Program Financing Agreement" means the Program Financing Agreement, dated as of September 16, 2009, between FFB and the Secretary of Energy.

"FFB Secretary's Instruments" means the "Secretary's Instruments" as defined in Section 3.3 of the FFB Note Purchase Agreement.

"Final Construction Completion" has the meaning given to such term in Schedule B (Project Milestone Schedule).

"Financial Advisor" means Greengate LLC or such other advisor appointed by DOE.

"Financial Officer" means, with respect to any Person, the general manager, any director, the chief financial officer, the controller, the treasurer or any assistant treasurer, any vice president of finance or any assistant vice president of finance or any other vice president or assistant vice president with significant responsibility for the financial affairs of such Person.

"Financial Statements" means, with respect to any Person, for any period, the balance sheet of such Person as at the end of such period and the related statements of income, stockholders' equity and cash flows for such period and for the period from the beginning of the then-current Fiscal Year to the end of such period, together with all notes thereto, with comparable figures for the corresponding period of the previous Fiscal Year, each prepared (except where otherwise noted herein) in accordance with the Designated Standard.

"Financing Document" means each of:

(a)    this Agreement;

(b)    each FFB Document;

(c)    each Security Document;

(d)    the Intercreditor Agreement;

(e)    each Acceptable Letter of Credit, if any, delivered pursuant to any Financing Document;

(f)    each agreement between any Secured Party and any holder of Equity Interests in the Borrower or any Borrower Entity regarding certain obligations, conditions, representations or covenants in relation to the Borrower, such Borrower Entity or the Project, as applicable; and

(g)    each other certificate, document, instrument or agreement executed and delivered by any Borrower Entity for the benefit of any Secured Party in connection with any of the foregoing.

"Financing Document Amounts" means any amounts payable or allegedly payable by the Borrower to FFB under any provision of any Financing Document, other than Section 4.01 (Reimbursement and Other Payment Obligations).

"First Advance" means, with respect to each Tranche, the first Advance of the Guaranteed Loan advance under such Tranche occurring on the relevant First Advance Date.

"First Advance Date" means, with respect to each Tranche, the date on which the first Advance of the Guaranteed Loan under such Tranche has been made in accordance with this Agreement.

"First Advance Longstop Date" means, with respect to:

(a)    Tranche 1, September 15, 2025;

(b)    Tranche 2, September 15, 2026;

(c)    Tranche 3, December 15, 2026; and

(d)    Tranche 4, December 15, 2026.

"First Interest Payment Date" means March 15, 2028.

"First Principal Payment Date" means March 15, 2028.

"First Priority" means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien:

(a)    has been validly created and perfected under all Applicable Law;

(b)    is the only Lien to which such Collateral is subject, other than any Permitted Lien; and

(c)    is the most senior Lien on such Collateral other than Permitted Liens.

"Fiscal Quarter" means the three (3)-month periods ending on March 31, June 30, September 30 and December 31 of each Fiscal Year.

"Fiscal Year" means, with respect to:

(a)    the Borrower, the period beginning on January 1 and ending on December 31; and

(b)    any other Person, such Person's financial year.

"Fitch" means Fitch Ratings Ltd.

"Foreign Collateral Documents" means any pledge, security or other collateral agreement pursuant to which the Equity Interests issued by, or the assets owned by, a Foreign Subsidiary are made subject to a Lien in favor of DOE or the Collateral Agent for the benefit of DOE and is governed by the laws of the jurisdiction in which such Foreign Subsidiary is formed or where their assets are located, all of which shall be in form and substance satisfactory to DOE in its sole discretion.

"Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

"Foreign Collateral Documents" means any pledge, security or other collateral agreement pursuant to which the Equity Interests issued by, or the assets owned by, a Foreign Subsidiary are made subject to a Lien in favor of the Collateral Agent for the benefit of DOE and is governed by the laws of the jurisdiction in which such Foreign Subsidiary is formed or where their assets are located, all of which shall be in form and substance satisfactory to the Collateral Agent in its sole discretion.

"Foreign Plan" means any employee benefit plan, program, policy, arrangement or agreement not subject to ERISA or Section 4975 of the Code, including any defined benefit pension plan maintained, contributed to or sponsored by the Borrower or any of its Subsidiaries for the benefit of employees employed outside the United States, other than any such plan, program, policy, arrangement or agreement that is funded through a trust or funding vehicle maintained exclusively by a Governmental Authority.

"Foreign Plan Event" means, with respect to any Foreign Plan:

(a)    the existence of unfunded liabilities in excess of the amount permitted under any Applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority;

(b)    the failure to make the required contributions or payments, under any Applicable Law, on or before the due date for such contributions or payments;

(c)    the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan, or alleging the insolvency of any such Foreign Plan;

(d)    the incurrence of liability by the Borrower or any of its Subsidiaries under Applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein; or

(e)    the occurrence of any transaction that is prohibited under any Applicable Law and that would reasonably be expected to result in the incurrence of any liability to the Borrower or any of its Subsidiaries, or the imposition on the Borrower or any of its Subsidiaries of any fine, excise tax or penalty resulting from any non-compliance with any Applicable Law.

"Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

"Form of Advance Request" has the meaning given to such term in Section 2.03(a) (Advance Requests).

"FPCCRA" means that certain Purchase Commitment and Capacity Reservation Agreement, dated as of May 11, 2026, by and between Frontier, as buyer, and Eos Energy Storage LLC, as seller, as amended from time to time in accordance with the terms hereof.

"Frontier" means Frontier Power USA Parent, LLC, a Delaware limited liability company, or any replacement or successor thereof.

"Frontier Guidelines" means the Frontier Commercial Framework Guidelines by and between Frontier, as buyer, and Eos Energy Storage LLC, as seller, in form and substance acceptable to DOE, as amended from time to time in accordance with the terms hereof.

"Frontier Operating Agreement" means that certain Amended and Restated Limited Liability Company Agreement of Frontier, entered into in form and substance acceptable to DOE, as amended from time to time in accordance with the terms hereof.

"Frontier Subscription Agreement" means that certain contribution agreement executed by the Borrower in favor of Frontier in form and substance acceptable to DOE, as amended from time to time in accordance with the terms hereof.

"Frontier Supply Agreement" means each master supply agreement, purchase order, long term services agreement and/or related documentation and agreements entered into from time to time in connection with the Frontier Transaction, consistent with the Frontier Guidelines.

"Frontier Transaction" means the transactions contemplated under the Operating Agreement of Frontier.

"Frontier Transaction Document" means each of (a) the Frontier Operating Agreement; (b) the Frontier Subscription Agreement; (c) the FPCCRA; (d) the Frontier Guidelines, and (e) each Frontier Supply Agreement.

"Fund Parties" means, with respect to an investment fund, such fund's general partner, managing member, investment manager and/or fund administrator, as applicable.

"GAAP" means generally accepted accounting principles in the United States as in effect from time to time.

"Governmental Approval" means any approval, consent, authorization, license, permit, order, certificate, qualification, waiver, exemption, or variance or any other action of a similar nature, of or by a Governmental Authority, including any of the foregoing that are or may be deemed given or withheld by failure to act within a specified time period.

"Governmental Authority" means any federal, state, county, municipal, or regional authority or any other entity of a similar nature, exercising any executive, legislative, judicial, regulatory or administrative function of government.

"Governmental Judgment" means, with respect to any Person, any judgment, order, decision or decree or any action of a similar nature, of or by a Governmental Authority having jurisdiction over such Person or any of its properties.

"Guarantee" means, as to any Person, obligations, contingent or otherwise (including a Contingent Obligation), guaranteeing or having the economic effect of guaranteeing any Indebtedness of another Person in any manner, whether directly or indirectly, and including any obligation:

(a)    to purchase or pay any Indebtedness or to purchase or provide security for the payment of any Indebtedness;

(b)    to purchase or lease property, securities or services for the purpose of assuring the payment of any Indebtedness;

(c)    to maintain working capital, equity capital or any other financial statement condition or liquidity of any other Person; or

(d)    in respect of any letter of credit, letter of guaranty or bond issued to support any obligation or Indebtedness,

except that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business.

"Guaranteed Loan" has the meaning given to such term in Section 2.01(a) (Purchase of the FFB Note).

"Guaranteed Loan Commitment Amount" has the meaning given to "Maximum Principal Amount" in each FFB Note, as such amount may be adjusted from time to time in accordance with this Agreement, with the understanding that FFB’s commitment to make Advances to the Borrower pursuant to the terms of the FFB Note Purchase Agreement shall not exceed an aggregate amount of two hundred seventy-seven million, four hundred ninety-seven thousand Dollars ($277,497,000).

"Guarantor" means each Subsidiary of the Borrower that is a party to this Agreement (as an original signatory or by joinder) or that otherwise executes and delivers a Guarantee.

"Hazardous Substance" means any substances, chemicals, materials or wastes defined, listed, classified or regulated as hazardous, toxic or a pollutant or contaminant in, or for which standards are imposed by any Governmental Authority or under, any applicable Environmental Laws, including: (a) any petroleum or petroleum by-products (including gasoline, crude oil or any fraction thereof), flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, per and polyfluoroalkyl substances, and polychlorinated biphenyls, noise, odor and vibration; and (b) any other chemical, material or substance of which the import, storage, transport, use, Release or disposal of, or exposure to, is prohibited, limited or otherwise regulated under any Environmental Law.

"Hedging Agreement" means any agreement or instrument (including a cap, swap, collar, option, forward purchase agreement or other similar derivative instrument) relating to the hedging of any interest under any Indebtedness, including any foreign currency trading or other speculative transactions.

"Hedging Transaction" of any Person means (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of a Hedging Agreement, including any such obligations or liabilities under any Hedging Agreement.

"Hedging Plan" means a plan to be provided by the Borrower in form and substance satisfactory to DOE which may include hedging strategies and parameters of the Borrower to protect against market movements in commodity prices and currency exchange risk with respect to the Project, but not for speculative purposes.

"Historical Financial Statements" means, as of the Execution Date, the audited Financial Statements of the Borrower Entities for the Fiscal Year ending 2023, and the unaudited quarterly Financial Statements for the preceding four (4) quarters ending the most recent Fiscal Quarter in which audited Financial Statements of the Borrower Entities were filed with the Securities and Exchange Commission.

"IFRS" means the International Financial Reporting Standards, adopted by the International Accounting Standards Board, as in effect from time to time.

"Immaterial Foreign Subsidiary" means each of (a) Eos Energy Storage India Private Limited, (b) Eos Energy Storage S.R.L. and (c) any other Foreign Subsidiary approved in writing by DOE as an “Immaterial Foreign Subsidiary”; provided that the nature of such Foreign Subsidiaries’ business and the scope of their assets shall not change materially from what they were on the Execution Date.

"Indebtedness" means, with respect to any Person, without duplication:

(a)    all obligations of such Person for borrowed money or with respect to deposits or advances of any kind;

(b)    all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c)    all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(d)    all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the Ordinary Course of Business and obligations in respect of the funding of plans under ERISA);

(e)    all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(f)    all Guarantees by such Person;

(g)    all Capital Lease Obligations of such Person;

(h)    all obligations, contingent or otherwise (including Contingent Obligations), of such Person as an account party in respect of letters of credit and letters of guaranty or as a purchaser counterparty to a put agreement or such other similar agreement relating to the purchase of preferred stock of any of its Subsidiaries;

(i)    all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances; and

(j)    all obligations of such Person to redeem or purchase its preferred stock that are classified as indebtedness under the Designated Standard,

provided that the Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

"Indebtedness for Borrowed Money" means, as to any Person, without duplication: (a) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services (other than any deferral: (i) in connection with the provision of credit in the Ordinary Course of Business by any trade creditor or utility; or (ii) of any amounts payable under the Project Documents); or (b) the aggregate amount required to be capitalized under any Capital Lease under which such Person is the lessee.

"Indemnified Liability" has the meaning given to such term in Section 11.07 (Indemnification).

"Indemnified Party" has the meaning given to such term in Section 11.07 (Indemnification).

"Indemnity Claims" has the meaning given to such term in Section 11.07 (Indemnification).

"Independent Auditor" means Deloitte & Touche LLP or such other firm of independent certified public accountants of nationally recognized standing as may be appointed by the Borrower from time to time with the prior written approval of DOE.

"Independent Engineer" means Sargent & Lundy, L.L.C., or such other Person appointed from time to time by DOE to act as technical advisor engineer in connection with the Project.

"Insolvency Proceeding" means any one (1) or more of the following under any Applicable Law, in any jurisdiction and whether voluntary or involuntary:

(a)    any bankruptcy, insolvency, liquidation, company reorganization, restructuring, controlled management, suspension of payments or scheme of arrangement with respect to the Borrower or any Borrower Entity, including the Bankruptcy Code;

(b)    any appointment of a provisional or interim liquidator, receiver, trustee, administrative receiver or other custodian for all or any substantial part of the property of the Borrower or any Borrower Entity;

(c)    any notification, resolution or petition for winding up or similar proceeding with respect to any Borrower Entity; or

(d)    any issuance of a warrant or attachment, execution or similar process against all or any substantial part of the property of any Borrower Entity.

"Insurance/Condemnation Reinvestment" has the meaning given to such term in Section 3.05(c)(i)(B) (Mandatory Prepayments).

"Insurance Consultant" means Willis Towers Watson, or such other Person appointed from time to time by DOE to act as insurance consultant in connection with the Project.

"Integrated Schedule and Spending Plan" has the meaning given to such term in Section 5.01(l)(ii) (Milestone Schedules).

"Intellectual Property" means any and all rights, priorities and privileges with respect to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including any and all of the following, as they exist anywhere in the world, whether registered or unregistered and including all registrations, issuances and applications therefor (whether or not any such applications are modified, withdrawn, abandoned or resubmitted) and all extensions and renewals thereof:

(a)    Patents;

(b)    Trademarks;

(c)    Copyrights;

(d)    Software;

(e)    trade secrets and other confidential or proprietary information, including know-how, inventions, processes, procedures, algorithms, Source Code, databases, concepts, ideas, research or development information, techniques, technical information and data, specifications, methods, discoveries, modifications, extensions, and customer and supplier lists, in each case, whether or not reduced to a written or other tangible form (collectively, "Trade Secrets");

(f)    domain names, registrations and Internet addresses;

(g)    design registrations, and rights in databases and data compilations; and

(h)    all other intellectual property or industrial property rights and all rights corresponding thereto throughout the world.

"Intended Prepayment Date" means the date identified in the Prepayment Election Notice as the particular date on which the Borrower intends to make the prepayment specified therein, which date must be a Business Day and shall not be on a Payment Date or the last day of any Fiscal Quarter.

"Intercreditor Agreement" means the Intercreditor Agreement by and between the Secured Parties and Cerberus, to be entered into on or prior to the Execution Date, in form and substance satisfactory to DOE.

"Intermediate Holdco" means Eos Energy Enterprises Intermediate Holdings, LLC, a Delaware limited liability company.

"International Compliance Directives" means all:

(a)    Anti-Corruption Laws; and

(b)    Sanctions.

"Investment" means, for any Person:

(a)    the acquisition (whether for cash, property, services or securities or otherwise) or holding of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of or in any other Person;

(b)    the making of any deposit with, or advance, loan or any other extension of credit to, any other Person or any guarantee of, or other Contingent Obligation with respect to, any Indebtedness or other liability of any other Person and (without duplication) any amount committed to be deposited, advanced, lent or extended to, or guaranteed on behalf of, any other Person; and

(c)    the acquisition of any similar property, right or interest of or in any other Person.

"Investment Company Act" means the United States Investment Company Act of 1940.

"IP Collateral" means all: (a) existing and after-acquired rights, title and interests of the Borrower in or to Intellectual Property, including all of the Borrower's rights, title and interests in or to the Project IP, the Project IP Agreements and other licensing agreements or similar arrangements in and to Patents, Copyrights, Trademarks, Trade Secrets or Software; (b) rights to sue or otherwise recover for past, present and future infringements or other violations of the foregoing; and (c) income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect to any of the foregoing, including damages and payments for such infringements and other violations.

"IP Security Agreement" means:

(a)    each security agreement entered into as of the Execution Date between a Borrower Entity that owns or has rights to Project IP, in favor of the Collateral Agent for the benefit of the Secured Parties; and

(b)    each other intellectual property security agreement necessary or appropriate to create or perfect the Secured Parties' Lien in the Intellectual Property owned by, or registered copyrights exclusively licensed to, the Borrower and applied for, registered or issued in the United States.

"Issuance Proceeds" means any proceeds from any incurrence or issuance of any Indebtedness (other than Permitted Indebtedness), net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to any Person that is not an Affiliate of any Borrower Entity, including reasonable legal fees and expenses.

"IT Systems" has the meaning given to such term in Section 6.41 (Information Technology; Cyber Security).

"Judgment Currency" has the meaning given to such term in Section 11.06 (Judgment Currency).

"Knowledge" means, with respect to:

(a)    any Borrower Entity, the actual knowledge of any Principal Persons of the Borrower or such Borrower Entity or any knowledge that should have been obtained by any Principal Person of the Borrower or such Borrower Entity upon reasonable investigation and inquiry; and

(b)    any other Person, the actual knowledge of any such Person or any knowledge that should have been obtained by such Person upon reasonable investigation and inquiry.

"KYC Parties" has the meaning given to such term in Section 5.01(b)(ii) (KYC Requirements).

"Late Charge" has the meaning given to such term in the FFB Note.

"Late Charge Rate" has the meaning given to such term in the FFB Note.

"Lease" means any agreement that would be characterized in the Designated Standards as an operating lease.

"Lender Force Majeure Event" means any act, event or circumstance that is beyond the control of any Secured Party or such party's respective agents, including any act or provision of any present or future law or regulation of any Governmental Authority (other than FFB or DOE, unless DOE or FFB, as the case may be, is issuing such regulation in compliance with Applicable Law), any act of God, fire, flood, severe weather, epidemic, quarantine restriction, explosion, sabotage, strike or other material labor disruption, act of war, act of terrorism, riot, civil commotion, lapse of the statutory authority of the United States Department of the Treasury to raise cash through the issuance of Treasury debt instruments, the unavailability of the Federal Reserve Bank wire, disruption or failure of the Treasury Financial Communications System or other wire or communication facility, closure of the federal government, unforeseen or unscheduled closure or evacuation of such Secured Party's office or any other similar event.

"Lien" means, with respect to any asset:

(a)    any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, license, charge or security interest in, on or of such asset;

(b)    the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; and

(c)    in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

"Line" has the meaning given to such term in Section 2.01 (Loan Tranches).

"Line 1" has the meaning given to such term in Section 2.01(b)(i) (Loan Tranches).

"Line 2" has the meaning given to such term in Section 2.01(b)(ii) (Loan Tranches).

"Line 3" has the meaning given to such term in Section 2.01(b)(iii) (Loan Tranches).

"Line 4" has the meaning given to such term in Section 2.01(b)(iv) (Loan Tranches).

~~"Lines 3 and 4 Commencement Date" means the date that is the earlier of (x) the date on which the Borrower delivers a notice to DOE certifying that it has commenced expending funds for Project Costs for Line 3 and/or Line 4 or (y) the First Advance Date of Tranche 3.~~

"Line Commercial Operation" means, with respect to any Line, the satisfaction of each of the conditions precedent set forth in Part II of Schedule ~~J~~B (Project Schedule and Technical Definitions), as determined by DOE in its sole discretion.

"Line Commercial Operation Date" means, with respect to each Line, the date on which Line Commercial Operation for such Line occurs as confirmed by DOE.

"Line Commercial Operation Longstop Date" means with respect to:

(a)    Line 2, January 1, 2027;

(b)    Line 3 (solely to the extent the Lines 3 and 4 Commencement Date has occurred with respect thereto), September 1, 2027; and

(c)    Line 4 (solely to the extent the Lines 3 and 4 Commencement Date has occurred with respect thereto), September 30, 2028.

"Line Non-Completion Notice" means a written notice from the Borrower to DOE of the Borrower’s decision not to construct or complete Line 3, Line 4 or both.

"Lines 3 and 4 Commencement Date" ~~has the meaning given to such term in Section 7.23(a) (Financial Covenants).~~means the date that is the earlier of (x) the date on which the Borrower delivers a notice to DOE certifying that it has commenced expending funds for Project Costs for Line 3 and/or Line 4 or (y) the First Advance Date of Tranche 3.

"Liquidity" means, on any date of determination, the sum of all cash and Cash Equivalents (other than any Restricted Cash) owned by any Borrower Entity and held in a Borrower Operating Account. "Loss Proceeds" means all proceeds (other than any proceeds of business interruption insurance and proceeds covering liability of the Borrower to third parties but including proceeds under any casualty insurance policies) resulting from an Event of Loss, minus (without duplication) (a) any actual and reasonable costs incurred by any Borrower Entity or any of its Subsidiaries in connection with the adjustment or settlement of any claims of such Borrower Entity or such Subsidiary in respect thereof, (b) any bona fide direct costs incurred in connection with any sale of such assets pursuant to Section 7.04 (Event of Loss) to the extent paid or payable to any Person that is not an Affiliate of any Borrower Entity, including income or gains taxes payable as a result of any gain recognized in connection therewith and (C) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Guaranteed Loan) that is secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such casualty or taking.

"Maintenance Fee" means a maintenance fee in respect of DOE's administrative expenses in servicing and monitoring the Project and the Financing Documents during the construction, start-up, commissioning and operation of the Project in an amount per year equal to three hundred fifty thousand Dollars ($350,000) over the term of the Guaranteed Loan.

"Maintenance Plan" means a maintenance plan in form and substance satisfactory to DOE of the Project's maintenance schedule, plan and budget.

"Major Construction Contract" means each Construction Contract having a contract or purchase price, as the case may be, whether initially or thereafter by virtue of any change order, equal to or in excess of ten percent (10%) of the Project Costs.

"Major Engineering Contract" means each Construction Contract relating to the design and engineering of the Project and having a contract or purchase price, as the case may be, whether initially or thereafter by virtue of any change order, equal to or in excess of five million Dollars ($5,000,000).

"Major Operating Contract" means each Operating Contract having a contract or purchase price, as the case may be, whether initially or thereafter by virtue of any change order, equal to or in excess of five million Dollars ($5,000,000).

"Major Project Document" means each of:

(a)    each Major Engineering Contract;

(b)    each Major Construction Contract;

(c)    each Major Supply Contract;

(d)    each Major Operating Contract;

(e)    each Major Vendor Agreement;

(f)    each Real Property Document;

(g)    each Permitted Creditor Document;

(h)    each Permitted Tax Credit Transaction Document;

(i)    each Frontier Transaction Document;

(j)    ~~(i)~~ each Additional Project Document, if any, under which: (A) aggregate consideration payable by or to Borrower or any of its Subsidiaries to or by a specific Person or such Person’s Affiliates, of (x) prior to the date that is the two (2) year anniversary from the “Closing Date” under and as defined in the Cerberus Credit Agreement, Ten Million Dollars ($10,000,000) or more in any calendar year, and (y) on or after the date that is the two (2) year anniversary from the “Closing Date” under and as defined in the Cerberus Credit Agreement, Twenty Five Million Dollars ($25,000,000) or more in any calendar year; or (B) the breach, non-performance, cancellation or early termination of which has, or could reasonably be expected to, materially and adversely affect the Borrower or the Project;

(k)    ~~(j)~~ any other Project Document if, but only if, the Borrower and DOE agree that such document shall be treated as a "Major Project Document"; and

(l)    ~~(k)~~ any material support instrument provided in connection with any of the preceding.

"Major Project Participants" means each party (other than the Borrower) to any Major Project Document (except the Permitted Creditor Documents).

"Major Supply Contract" means each supply contract relating to the supply of any goods to the Project and having a contract or purchase price, as the case may be, whether initially or thereafter by virtue of any change order, equal to or in excess of five million Dollars ($5,000,000).

"Major Vendor Agreement" each contract with any vendor relating to the Project and having a contract or purchase price, as the case may be, whether initially or thereafter by virtue of any change order, equal to or in excess of five million Dollars ($5,000,000).

"Mandatory Prepayment" means the prepayment of any outstanding Guaranteed Loan, in whole or in part, pursuant to Section 3.05(c) (Mandatory Prepayments).

"Mandatory Prepayment Amounts" has the meaning given to such term in Section 3.05(c) (Mandatory Prepayments).

"Mandatory Prepayment Event" has the meaning given to such term in Section 3.05(c) (Mandatory Prepayments).

"Mandatory Prepayment Proceeds" has the meaning given to such term in Section 3.05(d)(Mandatory Prepayments).

"Market Consultant" means NERA Economic Consulting, or such other Person appointed from time to time by DOE to act as market insurance consultant in connection with the Project.

"Material Adverse Effect" means, as determined by DOE as of any date, a material and adverse effect on:

(a)    the business, operations, assets, property or condition (financial or otherwise) of any Borrower Entity;

(b)    the Project or either of the Project Sites;

(c)    the ability of any Borrower Entity to perform and comply with its payment obligations or any of its material obligations in a timely manner under any Transaction Document to which it is a party;

(d)    the validity or enforceability of any provision under any Transaction Document;

(e)    the validity, priority, perfection or enforceability of the Secured Parties' security interests in and liens on the Collateral or the ability of any Secured Party to exercise its rights and obligations in respect of the Collateral; or

(f)    any material right, remedy or benefit available to or conferred upon DOE or any other Secured Party under any Transaction Document.

"Material Indebtedness" means any Indebtedness (other than Indebtedness under the Security Documents) of any one or more of the Borrower and its Subsidiaries having an outstanding principal amount of two million five hundred thousand Dollars ($2,500,000) or more.

"Maturity Date" means June 15, 2034.

"Maximum Capitalized Interest Amount" has the meaning given to such term in the FFB Note.

"Maximum Guaranteed Loan Amount" has the meaning given to such term in Section 2.01(a) (Purchase of the FFB Note).

"Maximum Principal Amount" means the amount set forth under the heading "Maximum Principal Amount" on the FFB Note.

"Maximum Tranche Commitment Amount" has the meaning given to such term in Section 2.01(b) (Loan Tranches).

"Moody's" means Moody's Investors Service, Inc.

"Mortgage" means ~~the Multiple Indebtedness Mortgage, Pledge~~(a) with respect to the Turtle Creek Project Site, the Open-End Leasehold Mortgage, Security Agreement, Fixture Filing and Assignment of Leases and Rents~~, and~~ dated February 10, 2026 and made by Hi-Power, LLC in favor of the Collateral Agent on behalf of the Secured Parties and (b) with respect to the Thorn Hill Project Site, Open-End Leasehold Mortgage, Security Agreement ~~by each applicable~~, Fixture Filing and Assignment Of Leases and Rents dated April 8, 2026 by the Borrower ~~Entity~~ in favor of the Collateral Agent on behalf of the Secured Parties.

"Mortgaged Leases" means that: (a) certain Lease Agreement dated as of January 18, 2022, by and between Regional Industrial Development Corporation of Southwestern Pennsylvania, as Landlord ("Turtle Creek Landlord"), and Hi-Power, LLC, as tenant, as amended on December 9, 2024, April 14, 2025 and January 22, 2026 (b) certain Lease Agreement dated as of April 18, 2023, by and between Regional Industrial Development Corporation of Southwestern Pennsylvania, as Landlord, and Hi-Power, LLC, as tenant, as amended on December 9, 2024 and January 22, 2026; (c) ~~a~~the lease ~~or similar agreement~~ in respect of the ~~Duquesne~~Thorn Hill Project Site ~~to be entered into on or prior to the First Advance Date~~dated as of October 20, 2025 by and between the Borrower and McKnight Thornhill, LP ("Thorn Hill Landlord"); and (d) to extent required, the new lease agreement or amendment to the Lease Agreement for additional expansion premises, delivered pursuant to Section 5.03(i)(i)(A) (Real Estate), in each case, as amended, supplemented or otherwise modified from time to time.

"Multiemployer Plan" means a "multiemployer plan" (within the meaning of Section 3(37) of ERISA) that is subject to Title IV of ERISA which any Borrower Entity or ERISA Affiliate contributes to or participates in, or with respect to which any Borrower Entity or ERISA Affiliate has or in the past has had any liability or other obligation (whether accrued, absolute, contingent or otherwise).

"NEPA" means the National Environmental Policy Act, 42 U.S.C. 4321 et seq. and all regulations and publicly available determinations promulgated thereunder, as either amended or modified from time to time.

"Net Amount" means, (a) with respect to an Asset Sale, means an amount equal to: (i) cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received, but excluding proceeds from business interruption insurance) received by any Borrower Entity or any of its Subsidiaries from such Asset Sale, minus (without duplication) (ii) any bona fide direct costs incurred in connection with such Asset Sale to the extent paid or payable to any Person that is not an Affiliate of any Borrower Entity, including (A) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (B) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Guaranteed Loans) that is secured by a Lien on the Equity Interests or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (C) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by any Borrower Entity or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered the Net Amount; (b) (i) any cash payments or proceeds received by any Borrower Entity or any of its Subsidiaries or the Collateral Agent as lender loss payee (A) under any casualty insurance policies in respect of any covered loss thereunder, or (B) as a result of the taking of any assets of any Borrower Entity or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (without duplication) (ii) (A) any actual and reasonable costs incurred by any Borrower Entity or any of its Subsidiaries in connection with the adjustment or settlement of any claims of such Borrower Entity or such Subsidiary in respect thereof, (B) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (b)(i)(B) of this definition to the extent paid or payable to any Person that is not an Affiliate of any Borrower Entity, including income or gains taxes payable as a result of any gain recognized in connection therewith and (C) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Guaranteed Loan and the Cerberus Loan) that is secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such casualty or taking; (c) Issuance Proceeds; ~~and~~ (d) Extraordinary Amount~~.~~ and (e) with respect to any Specified Refinancing Transaction, the Cash proceeds thereof, net of all customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred by Borrower in connection therewith.

"Non-Appealable" means, with respect to any judgment or Required Approval, unless otherwise agreed by DOE: (a) such judgment or Required Approval is not subject to any pending or threatened appeal, intervention or similar proceeding or any unsatisfied condition which may result in the modification or revocation, recission, suspension thereof; and (b) all applicable appeal periods have expired (except for any Required Approval which does not have any limit on an appeal period under Applicable Law).

"O&M Expense Shortfalls" means, for any period, aggregate O&M Expenses during such period in excess of the amount budgeted in the Annual Plan for such period or not covered by revenues as projected in the Annual Plan or Base Case Financial Model for such period.

"O&M Expenses" means calculated, all amounts paid (or projected to be paid) by the Borrower for the administration, management and operation and maintenance of the Project.

"OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury.

"Officer's Certificate" has the meaning given to such term in Exhibit P (Form of Officer's Certificate).

"OMB" means the Office of Management and Budget of the Executive Office of the President of the United States.

"Omnibus Annual Report" has the meaning given to such term in Section 8.02(a) (Omnibus Annual Reports).

"Operating Contract" means each equipment, services, supply and other contracts related to the operation, maintenance and management of the Project.

"Operating Forecast" means a periodic forecast prepared by the Borrower (on an annual and month-by-month basis) in connection with the operation of the Project and which shall:

(a)    be the Borrower's good faith projections at such time taking into account all facts and circumstances then existing and assumptions believed by the Borrower to be reasonable on the date made, complete, fair and accurate estimates of all Operating Revenues reasonably expected to be received and all O&M Expenses (by category) reasonably expected to be incurred;

(b)    reflect Debt Service due during each period, and pro forma Cash Flow Available for Debt Service projections for each period;

(c)    include such other information as may be reasonably requested by DOE or the Independent Engineer; and

(d)    be prepared on a basis consistent from period to period and consistent with the Operating Plan, in sufficient detail to permit meaningful comparisons, and shall include a statement of the assumptions on which it is based.

"Operating Plan" means the periodic operating plan for the Project prepared by the Borrower in connection with the operation of the Project and included in the Annual Plan, and that shall:

(a)    describe the Project's operating plan for the relevant period;

(b)    summarize any changes in the Maintenance Plan for the relevant period, including the Project's program for spare parts, inventory management and supply management;

(c)    summarize any changes in the Project's capital plan for the relevant period;

(d)    include such other information as may be reasonably requested by DOE or the Independent Engineer;

(e)    be prepared on a basis consistent from period to period, and consistent with the Operating Forecast, in sufficient detail to permit meaningful comparisons; and

(f)    include a statement of the assumptions on which it is based.

"Operating Revenues" means all cash receipts (or projected receipts) of the Borrower, including revenues from:

(a)    the sales under the Sales Agreements;

(b)    proceeds from business interruption and delay in start-up insurance policies;

(c)    delay liquidated damages payable under any Construction Contract or any other Project Document; and

(d)    interest and other income earned and received on the Project Accounts or the Borrower Operating Accounts,

provided that Operating Revenues shall not include proceeds (i) from casualty and Event of Loss insurance; or (ii) that are subject to a Mandatory Prepayment pursuant to Section 3.05(c) (Mandatory Prepayments).

"Operator" means the Borrower Entities or any replacement or successor operator of the Project or any portion thereof appointed by the Borrower.

"Opinion of Borrower's Counsel re: Borrower’s Instruments" has the meaning given to such term in the FFB Note Purchase Agreement.

"Ordinary Course of Business" means, in respect of any transaction involving any Person, the ordinary course of such Person's business, as conducted by any such Person in accordance with past practice (or as contemplated by such Person's business plan) and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Financing Document.

"Organizational Documents" means, with respect to:

(a)    any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended;

(b)    any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended;

(c)    any general partnership and its partnership agreement, as amended; and

(d)    any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.

"Overdue Amount" means any amount owing under the FFB Note that is not paid when and as due.

"Patents" means any and all: (a) patents, certificates of invention, and other patent or similar industrial property rights, all registrations and recordings thereof, and all applications for patents of the United States or any other jurisdiction, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any foreign equivalent office; (b) reissues, reexaminations, continuations, divisionals, continuations-in-part, renewals, interferences or extensions thereof, and the inventions or designs disclosed or claimed therein (including the right to make, use, offer to sell, sell and/or import such inventions or designs); and (c) other Patents as described in any IP Security Agreement (if applicable).

"Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Pub. L. 107-56).

"Payment Date" means each March 15, June 15, September 15, and December 15, or, in each case, if such day is not a Business Day, the next Business Day, commencing on March 15, 2028.

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"Pension Plan" means an "employee benefit plan" (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan that is or was:

(a)    at any time maintained or sponsored by any Borrower Entity or ERISA Affiliate or to which any Borrower Entity or ERISA Affiliate has ever made, or was obligated to make, contributions or has or could have any liability; and

(b)    subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

"Perfection Certificate" means a certificate in form satisfactory to the Collateral Agent and DOE that provides information with respect to the personal or mixed property of each Borrower Entity and each of its Subsidiaries.

"Permitted Capital Expenditures" means:

(a)    any Capital Expenditure contemplated by the CapEx Budget or the then-approved Annual Plan;

(b)    any Capital Expenditures with respect to Insurance/Condemnation Reinvestment in accordance with Section 3.05(c)(i)(B) (Mandatory Prepayments); or

(c)    any Capital Expenditures that do not constitute Project Costs in an aggregate in any Fiscal Year not in excess of one million Dollars ($1,000,000).

"Permitted Contest Conditions" means a contest, pursued in good faith, challenging the enforceability, validity, interpretation, amount or application of any Applicable Law, Contest Claim, or other matter (legal, contractual or other) by appropriate proceedings timely instituted if: (a) the applicable Borrower Entity diligently pursues such contest; (b) the applicable Borrower Entity establishes adequate reserves with respect to the contested claim to the extent required by the Designated Standard; and (c) such contest: (i) could not reasonably be expected to have a Material Adverse Effect; (ii) does not involve any material risk or danger of any criminal or unindemnified civil liability being incurred by any Secured Party; and (iii) does not involve the risk of foreclosure, sale, forfeiture or loss of, or imposition of a Lien (other than a Permitted Lien) on the Project, any Line, the Project Sites or any other Collateral or the impairment of the use, operation or maintenance of the Project, any Line or the Project Sites.

"Permitted Creditor Document" means each of the Cerberus Financing Documents, the Atlas Side Letter, the Convertible Notes and each other document executed in connection therewith or any amendment, refinancing, replacement or other modification thereof otherwise, in each case, in accordance with this Agreement.

"Permitted Disposition" means:

(a)    any transaction permitted under the Transaction Documents, including any Disposition of Product under the Sales Agreements;

(b)    any Disposition of any equipment or property of the Borrower that is:

(i)    obsolete;

(ii)    no longer used or useful in the operation of the Project; or

(iii)     replaced by other equipment of equal value and utility,

provided that in each case: (A) such Dispositions are valued at not more than three million Dollars ($3,000,000) on an aggregate basis in any twelve (12) month period; (B) the Borrower has received consideration in an amount equal to the value that would have been obtained in an arm's length transaction with an unaffiliated third party (unless such assets have only scrap value); and (C) the proceeds thereof are applied in accordance with Section 3.05(c)(i)(D) (Mandatory Prepayments); and

(c)    any Disposition of Permitted Investments in accordance with the Accounts Agreement.

"Permitted Equity Transfer" means (a) the issuance of Equity Interests to Cerberus as permitted in Section 6.24 of the Cerberus Credit Agreement and in accordance with the terms of the Cerberus Credit Agreement, (b) any Transfer to a Qualified Transferee, (c) any Transfer permitted under this Agreement resulting in a Transferee holding, directly or indirectly, on an aggregate basis together with all Controlled Affiliates, less than ten percent (10%) of the direct or indirect voting rights or Equity Interests in any Borrower Entity and (d) any other Transfer resulting in a Transferee (other than a Qualified Transferee) holding, directly or indirectly, on an aggregate basis together with all Controlled Affiliates, ten percent (10%) or more of direct or indirect voting rights or Equity Interests in any Borrower Entity; provided that, in the case of this clause (d), the following conditions have been satisfied, as certified by a Responsible Officer of the Borrower:

(a)    the Transferee is not a Prohibited Person;

(b)    the Transfer does not and is not reasonably be expected to: (i) result in a Default or Event of Default; (ii) violate any law applicable to the ownership, operation or maintenance of the Project; or (iii) adversely affect the Borrower's regulatory status;

(c)    the Transferee is, and the proposed Transfer is consummated in compliance with all Applicable Laws, including Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions;

(d)    the relevant Transferor has certified that such Transfer does not constitute a "covered transaction" as defined under the DPA or any of its implementing rules or regulations, or otherwise for purposes of review by CFIUS;

(e)    none of the Transferor, the Transferee or the relevant Borrower Entity is required to obtain any Required Approvals or other consents or approvals of third parties for such Transfer (other than those that have been validly issued and obtained and are in full force and effect and are not the subject of an appeal or judicial or other review by any Governmental Authority);

(f)    the Transfer does not give rise to any waiver or consent right under any Project Document, nor any termination, amendment or modification (including any modification of any rate or pricing terms) thereof (except any such waiver, consent, termination, amendment or modification that has been obtained and if DOE consent is required, such consent has been obtained in accordance with this Agreement); and

(g)    not less than ten (10) days prior to the proposed date of Transfer, the Transferee has provided all requested documentation and other information related to, and has otherwise satisfied, the "know your customer" due diligence requirements of each Secured Party to its sole satisfaction pursuant to its policies, including policies relating to, inter alia, national security, foreign assistance, foreign policy, and the prevention and deterrence of corruption, fraud, collusion, coercion, money laundering activities, and terrorist financing.

"Permitted Holder" has the meaning given to the term "Permitted Holder" in the Cerberus Credit Agreement.

"Permitted Hedging Agreement" means a Hedging Agreement entered into in accordance with the Hedging Plan.

"Permitted Indebtedness" means:

(a)    Indebtedness incurred under the Financing Documents;

(b)    Indebtedness in respect of amounts due to trade creditors and accrued expenses, in each case arising in the Ordinary Course of Business, to the extent such amounts and expenses are not unpaid more than ninety (90) days past the due date therefor or are being contested in accordance with Permitted Contest Conditions;

(c)    Indebtedness comprised of purchase money obligations or leases for discrete items of property and equipment not comprising an integral part of the Project, the amount of which does not exceed the cost of the equipment so financed in an aggregate amount not to exceed two hundred fifty thousand Dollars ($250,000);

(d)    Permitted Shareholder Subordinated Loans;

(e)    Indebtedness in connection with any automated clearinghouse transfer of funds in the Ordinary Course of Business;

(f)    Indebtedness in respect of any bankers' acceptances, letters of credit, warehouse receipts or similar facilities, in each case, incurred in the Ordinary Course of Business;

(g)    unsecured Indebtedness incurred for general corporate purposes in an aggregate amount outstanding at any one time not to exceed one million Dollars ($1,000,000);

(h)    to the extent constituting Indebtedness, indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course or other cash management services in the Ordinary Course of Business;

(i)    Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(j)    contingent liabilities incurred in the Ordinary Course of Business, including the acquisition or sale or other Dispositions of goods, services, supplies, merchandise or other assets in the normal course of business, the endorsement of negotiable instruments received in the normal course of business and indemnities provided under any of the Project Documents;

(k)    to the extent constituting Indebtedness, (1) obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, indemnification obligations, obligations to pay insurance premiums, take-or-pay obligations contained in supply agreements and similar obligations incurred in the Ordinary Course of Business and (2) obligations in respect of any worker’s compensation claims, health, disability or other employee benefits, guaranties, performance, surety, statutory, appeal or similar obligations incurred in the Ordinary Course of Business;

(l)    Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Borrower in the Ordinary Course of Business;

(m)      Indebtedness consisting of a Permitted Tax Credit Transaction;

(n)    Indebtedness incurred under the Cerberus Financing Documents and extensions, refinancing or replacements thereof as permitted by the Intercreditor Agreement;

(o)    Indebtedness existing on the Execution Date and described on Schedule O (Existing Indebtedness) and extensions, refinancing or replacements thereof; provided that (i) such extension, refinancing or replacement does not increase the principal amount of such Indebtedness (except in an amount equal to any reasonable prepayment premiums, fees, expenses or any other similar amounts that are customarily payable in respect of such Indebtedness), (ii) such extension, refinancing or replacement does not increase the interest rate of such Indebtedness, (iii) extensions, refinancing or replacement is unsecured, (iv) no Borrower Entity that is not originally obligated with respect to repayment of the corresponding Indebtedness is obligated with respect to such extension, refinancing or replacement, (v) such extension, refinancing or replacement does not result in a shortening of the average weighted maturity of the corresponding Indebtedness, and (vi) the terms of such extension, refinancing or replacement other than reasonable and customary fees are not less favorable, when taken as a whole, to the obligor thereunder than the original terms of the corresponding Indebtedness; provided, further, notwithstanding the foregoing, no extension, refinancing or replacement of such Indebtedness shall be permitted if such extension, refinancing or replacement could reasonably be expected to be adverse to the interests of DOE without prior written consent of DOE; provided, however, that notwithstanding anything to the contrary under this clause (o), so long as the Convertible Notes remain unsecured, any refinancing, extension or replacement of Convertible Notes pursuant to any Convertible Note Refinancing Plan that is consistent with customary or prevailing market standards or terms for transactions of a similar type at the time of the negotiation or consummation of such transactions shall be permitted.

(p)    Indebtedness incurred in the Ordinary Course of Business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or cash management services not to exceed, in the aggregate at any time outstanding, five hundred thousand Dollars ($500,000);

(q)    Hedging Transactions entered into pursuant to a Permitted Hedging Agreement; ~~and~~

(r)    unsecured intercompany Indebtedness by a Borrower Entity in any of its wholly-owned Domestic Subsidiaries that are Guarantors; provided that all such Indebtedness owed by a Borrower Entity shall be subordinated in right of payment to the payment in full of the Obligations in form and substance satisfactory to DOE~~.~~; and

(s)    Specified Refinancing Indebtedness.

"Permitted Investments" means any of the following, to the extent owned by the Borrower free and clear of all Liens (other than Liens created under the Security Documents):

(a)    direct obligations of the United States (including obligations issued or held in book-entry form on the books of the United States Department of the Treasury) or obligations, the timely payment of principal and interest of which is fully guaranteed by the United States maturing not more than one hundred and eighty (180) days from the date of the creation thereof;

(b)    obligations, debentures, notes or other evidence of Indebtedness issued or guaranteed by any agency or instrumentality of the United States maturing not more than one hundred and eighty (180) days from the date of the creation thereof;

(c)    interest-bearing demand or time deposits (including certificates of deposit) that are held in banks with a general obligation rating of not less than "A-" by S&P or the equivalent rating by Moody's, or if not so rated, secured at all times, in the manner and to the extent provided by law, by Collateral described in clause (a) or (b) of this definition, of a market value of no less than the amount of moneys so invested maturing not more than one hundred and eighty (180) days from the date of the creation thereof;

(d)    commercial paper rated (on the date of acquisition thereof) at least "A-1" or "P-1" or equivalent by S&P or Moody's, respectively (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating commercial paper), maturing not more than ninety (90) days from the date of creation thereof;

(e)    money market funds, so long as such funds are rated "Aaa" by Moody's and "AAA" by S&P;

(f)    any Advances, loans or extensions of credit or any stock, bonds, notes, debentures or other securities as DOE may from time to time approve;

(g)    Investments owned by any Borrower Entity or any of its Subsidiaries on the Execution Date and described on Schedule P (Existing Investments);

(h)    Investments made after the Execution Date by a Borrower Entity in any of its wholly-owned Domestic Subsidiaries that are Guarantors or in the Borrower;

(i)    Investments (i) in any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) consisting of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Borrower Entities and their Subsidiaries;

(j)    Investments made by a Borrower Entity in Eos Energy Storage India Private Limited or Eos Energy Storage S.R.L. to fund operating expenses incurred in the ordinary course of business, provided that such Investments shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate in any calendar year; ~~and~~

(k)    Investments made by a Borrower Entity in Frontier or an affiliate thereof or pursuant to a Frontier Transaction Document, in each case, consistent with the terms of the Frontier Transaction Documents; and

(l)    ~~(k)~~ ordinary course trade credit extended by the Borrower Entities or their Subsidiaries to their respective customers in connection with the sale of inventory in the Ordinary Course of Business.

Notwithstanding the foregoing, in no event shall any Borrower Entity make any Investment which results in or facilitates in any manner any (i) Restricted Payment not otherwise permitted under the terms of Section 9.04(a) (Restricted Payments) or (ii) any material deviation from the CapEx Budget.

"Permitted Leases" means leases of office space, office equipment or motor vehicles with respect to which the aggregate lease payments do not exceed one million Dollars ($1,000,000) per Fiscal Year.

"Permitted Liens" means:

(a)    any Liens securing the Secured Obligations;

(b)    Liens securing Indebtedness incurred under and in accordance with the Cerberus Financing Documents or the Trinity Loan;

(c)    Liens for any tax, assessment or other governmental charge that is not yet due or is being diligently contested in accordance with the Permitted Contest Conditions and by appropriate proceedings timely instituted, so long as: (i) such tax, assessment or other governmental charge is not more than sixty (60) days delinquent; and (ii) a bond, adequate reserves or other security acceptable to DOE has been posted or provided in such manner and amount as to assure DOE that any taxes, assessments or other charges determined to be due will promptly be paid in full when such contest is determined;

(d)    zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Project Sites that do not and will not materially impair the development, construction, operation, or use by (or for the benefit of) the Borrower for the Project;

(e)    Liens (not securing Indebtedness) of depository institutions and securities intermediaries (including rights of set-off or similar rights) with respect to deposit accounts or securities accounts;

(f)    Liens securing: (i) judgments for the payment of money that do not constitute an Event of Default; or (ii) appeals and the other surety bonds related thereto;

(g)    Liens on deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business;

(h)    non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business;

(i)    statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the Ordinary Course of Business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) days) are being contested in good faith by appropriate proceedings, so long as reserves or other appropriate provisions, if any, as shall be required by Designated Standards shall have been made for any such contested amounts;

(j)    Liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as (x) no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof and (y) the aggregate amount secured by such Liens does not exceed Five Hundred Thousand Dollars ($500,000);

(k)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods so long as Liens are not more than sixty (60) days delinquent;

(l)    Liens securing the Permitted Indebtedness owing to Wells Fargo Bank, N.A. listed on Schedule 6.1; and

(m)      Liens securing Permitted Indebtedness (i) set forth in clause (m) in the definition of “Permitted Indebtedness” (so long as such Liens are limited to the Production Tax Credits sold or monetized in connection with such Permitted Tax Credit Transaction), (ii) set forth in clause (q) of the definition of “Permitted Indebtedness” (so long as such Liens are limited to cash collateral and not in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate), (iii) in respect of letters of credit (so long as such Liens are limited to cash collateral and not in excess of one hundred and five percent (105%) of the face amount of such letters of credit) or (iv) set forth in clause (c) of the definition of “Permitted Indebtedness” (so long as such Liens are solely secured by assets financed thereby).

provided that, notwithstanding the foregoing, Permitted Liens shall not include any Lien on any Equity Interests of the Borrower (other than any Lien in favor of the Secured Parties).

"Permitted Shareholder Subordinated Loans" means any subordinated loans made by, or on behalf of, any Equity Owner in the Borrower to the Borrower in lieu of purchasing Equity Interests, on the terms and conditions acceptable to DOE.

"Permitted Tax Credit Transaction" shall mean any transfer, Disposition, financing transaction or series of financing transactions pursuant to which the Borrower or any Subsidiary may sell, convey or otherwise transfer, grant a security interest in, or otherwise monetizes its rights to Section 45X Tax Credit; provided that (a) such transaction is on terms satisfactory to DOE in its sole discretion (it being understood that any such transaction (x) with a purchase price of not less than ninety cents ($0.90) per Dollar of Section 45X Tax Credits and (y) otherwise on terms and conditions not less favorable in any material respect to DOE or the interests of any agent or lender than those set forth in the Banyan PTC Purchase Agreement (as defined under the Cerberus Credit Agreement), shall be satisfactory for purposes of the foregoing), (b) the proceeds thereof shall be applied solely (x) to finance Capital Expenditures in accordance with the Annual Plan or (y) in the case of a sale of Section 45X Tax Credits to a third party that is not an Affiliate and not in connection with a securitization or other financing transaction, (1) to invest in long-term assets that are used or useful in the business, (2) to repay or repurchase Indebtedness of the Borrower Entities to the extent otherwise permitted under Section 9.23 (Certain Payments), or (3) to finance operating expenses of the Borrower Entities in the ordinary course of business, and (c) at the time of and immediately after giving effect to such Permitted Tax Credit Transaction (including the application of the proceeds thereof), no Default or Event of Default shall have occurred and all Borrower Entities shall be in pro forma compliance with all terms of the Financing Documents.

"Permitted Tax Credit Transaction Documents" means, collectively, all agreements, instruments, certificates, undertakings, notes, exhibits, notices, schedules and other documents relating to or entered into in connection with a Permitted Tax Credit Transaction or the matters contemplated therein, in each case, in form and substance satisfactory to DOE in its sole discretion.

"Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, trust company, unincorporated organization or Governmental Authority.

"Personal Data" means any information or data that either: (a) relates to an identified or identifiable natural person, or that is reasonably capable of being used to identify, contact, or precisely locate a natural person, household, or a particular computing system or device, including without limitation, a natural person’s name, street address, telephone number, email address, financial account number, government-issued identifier, social security number or tax identification number, biometric identifier or biometric information, banking information relating to any natural person, or passport number, client or account identifier, or credit card number, or any Internet protocol address or any other unique identifier, device or machine identifier, photograph, or credentials for accessing any accounts; or (b) is defined as "personally identifiable information", "personal information", "personal data", or other similar terms, by any applicable Privacy and Information Security Requirements.

"Personal Information" means any data or information that is subject to: (a) Data Protection Laws; or (b) any contractual obligations, or privacy notices or policies, binding on the Borrower relating to the Processing of any data or information that identifies or can be used to identify an individual, household or device, whether directly or indirectly.

"Phase I Environmental Site Assessment" means a Phase I Environmental Site Assessment for a Project Site or Building 270 dated not more than one hundred and eighty (180) days prior to the Execution Date and satisfactory to DOE, prepared in accordance with the Standards for Phase I Environmental Site Assessments published by the American Society for Testing and Materials (ASTM), ASTM E1527-21, Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, and accompanied by a reliance letter satisfactory in scope and content and addressed to DOE.

"Phase II Environmental Site Assessment" means a Phase II Environmental Site Assessment for a Project Site or Building 270, as applicable, satisfactory to DOE, prepared in accordance with the Standards for Phase II Environmental Site Assessments published by the American Society for Testing and Materials (ASTM), ASTM E1903-19, Standard Practice for Environmental Site Assessments: Phase II Environmental Site Assessment Process, and accompanied by a reliance letter satisfactory in scope and content and addressed to DOE.

"Pipeline" means projects and/or prospective sales for which the Borrower has submitted technical proposals or non-binding quotes, including letters of intent or firm commitments from customers. Pipeline shall not include lead generation projects or Booked Orders.

"Post-Petition Interest" means all interest (or entitlement to fees or expenses or other charges) accruing or that would have accrued after the commencement of any Insolvency Proceeding, irrespective of whether a claim for post-filing or petition interest (or entitlement to fees or expenses or other charges) is allowed in any such Insolvency Proceeding.

"Practice" means to practice Intellectual Property in any way, including to use, reproduce, distribute, modify, improve, make, display, perform, create derivative works of, access and utilize.

"Pre-Completion Costs" means all Project Costs, O&M Expenses and Capital Expenditures incurred or expected to be incurred by the Borrower in connection with the financing, acquisition, permitting, development, design, engineering, procurement, construction, construction management, testing, startup, shakedown, operation and maintenance of each Line through the Project Completion Date, including any Cost Overruns.

"Prepayment Election Notice" has the meaning given to such term in the FFB Note.

"Prepayment Price" has the meaning given to such term in the FFB Note.

"Principal Persons" means any executive officer, director, or other Person with primary management or supervisory responsibilities with respect to any Borrower Entity or other Major Project Participant.

"Privacy and Information Security Requirements" means (i) all laws relating to the Processing of Personal Data, data privacy or information security, and (ii) the Payment Card Information Data Security Standards.

"Process" means any operation or set of operations that are performed on data or on sets of data, whether or not by automated means, including creation, receipt, maintenance, access, acquisition, use, disclosure, transmission, storage, retention, processing, destruction, modification or transfer (including cross-border transfer), and the words "Processing" and similar constructions shall have corresponding meanings.

"Product" means the Eos Znyth 3 battery units produced by the Project.

"Program Requirements" means all of the following:

(a)    Title XVII;

(b)    the Applicable Regulations; and

(c)    all other Applicable Laws and regulations.

"Prohibited Jurisdiction" means any country, territory or jurisdiction that:

(a)    at any time, is itself the target of comprehensive country-wide or territory-wide Sanctions (including, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the region called Donetsk People's Republic and the region called Luhansk People's Republic), including any general export, import, financial or investment embargo under Sanctions;

(b)    has been designated by the Secretary of Treasury under Section 311 or 312 of the Patriot Act, as warranting special measures due to money laundering concerns; or

(c)    has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization of which the U.S. is a member, such as the Financial Action Task Force on Money Laundering, and with which designation the U.S. representative to the group or organization continues to concur.

"Prohibited Person" means any Person:

(a)    named, identified, or described on the list of "Specially Designated Nationals and Blocked Persons" (Appendix A to 31 CFR chapter V) as published by OFAC at its official website, http://www.treas.gov/offices/enforcement/ofac/sdn/, or at any replacement website or other replacement official publication of such list;

(b)    named, identified or described on any other blocked persons list, denied persons list, designated nationals list, entity list, debarred party list, unverified list, sanctions list or other list of designated individuals or entities with whom U.S. persons are in any way prohibited from conducting business, published or maintained by any agency or instrumentality of the United States, including lists published or maintained by OFAC, the U.S. Department of Commerce, and the U.S. Department of State;

(c)    constituting a "foreign entity of concern", as defined in the Inflation Reduction Act of 2022 (P.L. 117-169);

(d)    organized, resident, domiciled, or located in a Prohibited Jurisdiction;

(e)    that is or constitutes the government of, or any Person owned or controlled by the government of, a Prohibited Jurisdiction;

(f)    of which fifty percent (50%) or more is owned or controlled by, or acting for or on behalf of, any persons described in clauses (a) to (e) above;

(g)    owned or controlled by, or acting on behalf of, any Person that is subject to or the target of any Sanctions;

(h)    that is otherwise subject to or a target of Sanctions;

(i)    that is debarred, suspended, proposed for debarment with a final determination still pending or declared ineligible or voluntarily excluded (as such terms are defined in any of the Debarment Regulations) from contracting with the U.S. government, any U.S. department or agency or instrumentality thereof or otherwise participating in procurement or non-procurement transactions with any U.S. government or any department or agency or instrumentality thereof pursuant to any of the Debarment Regulations;

(j)    that has been indicted, convicted or has had a Governmental Judgment rendered against it for any of the offenses listed in any of the Debarment Regulations;

(k)    that is subject to a "statutory disqualification", as defined in Section 3(a)(39) of the Securities Exchange Act of 1934, as amended; or

(l)    whose direct or indirect owners of ten percent (10%) or more of its Equity Interests, by value or vote, include any Prohibited Person listed above.

"Project" means the development design, engineering, procurement, equipping, construction, startup and commissioning, testing, repair, management, maintenance and operation of four (4) large-scale production lines for the manufacturing of Eos Znyth 3 battery units in manufacturing facilities located at the Turtle Creek Project Site (for Line 1 ~~and Line 2~~) and the ~~Duquesne~~Thorn Hill Project Site (for Line 2, and to the extent Line 3 and Line 4 are built, Line 3 and Line 4); provided that (i) if the Borrower fails to meet the conditions precedent to the First Advance ~~Date~~ for Tranche 3 or Tranche 4 by the applicable Availability Period End Date for such Tranches, or (ii) from and after delivery by the Borrower of a Line Non-Completion Notice, in respect of Line 3 or Line 4 (or both), which notice must occur prior to the First Advance Date of the applicable Tranche or Tranches, in each case, such Line or Lines will no longer be deemed a part of the Project.

"Project Accounts" has the meaning given to such term in the Accounts Agreement.

"Project Budgets and Plans" means each of the Construction Budget, the Annual Plan, the Construction Plan, the Operating Plan, the Maintenance Plan, the Project Milestone Schedule and the Integrated Schedule and Spending Plan, each as then in effect.

"Project Completion" has the meaning given to such term in Schedule B (Project Milestone Schedule).

"Project Completion Date" means the date on which Project Completion occurs as confirmed by DOE.

"Project Completion Date Certificate" means a certificate executed by a Responsible Officer of the Borrower, substantially in the form attached as Exhibit Q (Form of Project Completion Date Certificate) hereto and otherwise in form and substance satisfactory to DOE.

"Project Completion Longstop Date" means September 30, 2028.

"Project Construction" means the acquisition, permitting, development, design, engineering, procurement, construction, construction management, testing, start up and commissioning of the Project from commencement of the Project by the Borrower through the Project Completion Date.

"Project Costs" means all costs incurred or expected to be incurred in connection with Project Construction through the Project Completion Date, including:

(a)    amounts payable under the Construction Contracts;

(b)    interest, fees and expenses payable under the Financing Documents prior to the end of the applicable Availability Period;

(c)    principal payments of the Guaranteed Loan occurring prior to the Project Completion Date, if any;

(d)    costs to acquire title or use rights to the Project Sites, necessary easements and other Real Property interests;

(e)    costs and expenses of legal, engineering, accounting, construction management and other advisors or Secured Party Advisors incurred in connection with the Project;

(f)    fees, commissions and expenses payable to the Secured Parties in connection with the Project;

(g)    development costs to the extent permitted to be paid under the Financing Documents;

(h)    construction insurance premiums for Required Insurance obtained prior to the Line Commercial Operation Date;

(i)    the Borrower's labor costs and general and administrative costs prior to the Project Completion Date;

(j)    costs incurred under the Project Documents and in the Base Case Financial Model;

(k)    funding of Liquidity to comply with the Liquidity covenant set forth in Section 7.23(c) (Minimum Liquidity);

(l)    initial funding of the Debt Service Reserve Account in accordance with the Accounts Agreement; and

(m)      such other costs or expenses approved by DOE,

but excluding any costs related to technical product development, marketing, product qualification with potential customers, customer development and engagement with respect to the Lines.

"Project Document" means each agreement necessary or appropriate for the Project, including:

(a)    each Engineering Contract;

(b)    each Construction Contract;

(c)    each Supply Agreement;

(d)    each Vendor Contract;

(e)    each Operating Contract;

(f)    each Sales Agreement;

(g)    each Real Property Document;

(h)    each Project IP Agreement;

(i)    each Additional Project Document; and

(j)    any material support instrument provided in connection with any of the preceding.

"Project IP" means all Intellectual Property that is: (a) used in, material or necessary for the development, design, engineering, procurement, construction, starting up, commissioning, ownership, operation or maintenance of the Project; (b) necessary to complete the activities designated to be completed for each Line, or to achieve Project Completion; or (c) necessary to exercise the Borrower's rights and perform its obligations under the Major Project Documents, as applicable, at the relevant time, but excluding any Software that: (i) has not been modified or customized for the Borrower; (ii) is readily commercially available; and (iii) is licensed under standard terms and conditions.

"Project IP Agreement" means each agreement or license granting or document evidencing the Borrower's exclusive ownership of all Project IP (including assignment agreements) or rights to use all Project IP.

"Project Milestones" has the meaning given to such term in Section 5.01(l)(i) (Milestone Schedules).

"Project Milestone Schedule" has the meaning given to such term in Section 5.01(l)(i) (Milestone Schedules).

"Project Participant" means any party to any Project Document or any party to a Financing Document other than the Secured Parties.

"Project Sites" means the Turtle Creek Project Site and ~~to~~ the ~~extent Lines 3 and 4 are being built, the Duquesne~~Thorn Hill Project Site.

"Project Source Code" means Source Code that constitutes Project IP owned by, or (subject to the applicable third party license terms) licensed to, any Borrower Entity.

"Property" means any present or future right or interest in, to or under any assets, equipment, facilities, contracts, leaseholds, business, receivables, revenues, accounts, or other property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible (including Intellectual Property).

"Prudent Industry Practice" means those practices, methods, equipment, specifications, and standards of safety and performance as are commonly accepted in the battery manufacturing industry as good, safe, prudent and commercial practices in connection with the design, construction, operation, maintenance, repair and use of the Project.

"Punch List Items" means items listed on the construction punch list that are certified in writing by the Borrower and agreed by DOE (in consultation with the Independent Engineer).

"Qualified Investment Fund" means an investment fund in relation to which:

(a)    such fund and each of its Fund Parties have provided all requested documentation and other information related to, and has otherwise satisfied, the "know your customer" due diligence requirements of each Secured Party pursuant to its policies; and

(b)    the relevant Fund Parties have certified in writing, to the satisfaction of DOE, that:

(i)    due diligence on the fund's limited partners, members, or shareholders has been performed in accordance with the fund's anti-money laundering and "know your customer" policies that are consistent with applicable legislation, regulations, or industry guidelines;

(ii)    the Fund Parties have developed and will maintain due diligence policies and procedures for prospective members or shareholders in accordance with the fund's anti-money laundering and "know your customer" policies that are consistent with applicable legislation, regulations, or industry guidelines;

(iii)     the Fund Parties being reviewed are not a Prohibited Person; and

(iv)      no ultimate beneficial owner in such Fund Party, together with its Controlled Affiliates, owns in the aggregate ten percent (10%) or more of the direct or indirect equity interests in the Borrower.

"Qualified Plan" means an "employee benefit plan" (as defined in Section 3(3) of ERISA) that is intended to be tax-qualified under Section 401(a) of the Code and which is or at any time was maintained or sponsored by any Borrower Entity or ERISA Affiliate or to which any Borrower Entity or ERISA Affiliate has ever made, or been obligated to make, contributions or with respect to which any Borrower Entity or ERISA Affiliate has incurred or is likely to incur any liability or obligation.

"Qualified Public Company Shareholder" means each Person that holds, directly or indirectly, shares in a company, which shares are not restricted or closely held, but are freely available to the public for trading on any national securities exchange approved by or registered with the competent securities regulator of the relevant country.

"Qualified Transferee" means any Transferee that holds, directly or indirectly, any Equity Interests or ownership interest, as a Qualified Public Company Shareholder or through a Qualified Investment Fund.

"Qualifying Customers" means a customer to a Sales Agreement having reasonable financial capacity to support its obligations thereunder, as determined by DOE.

"Quality Control Plan" means the document to be provided by the Borrower in form and substance reasonably satisfactory to DOE (in consultation with the Independent Engineer) and designated as the "Quality Control Plan" which:

(a)    links manufacturing process steps to key inspection and control activities;

(b)    controls process variables to ensure that the Product meets both the Borrower's internal quality specifications and any quality specifications required by the Sales Agreements; and

(c)    includes standards, methods, processes, testing locations (if not performed at the Project Sites) and identified control activities to ensure that the Product meets its required quality specifications.

"Quarterly Certificate" has the meaning given to such term in  Section 8.02(b)(i) (Quarterly Certificate).

"Quarterly Reporting Date" has the meaning given to such term in Section 8.02(b)(i) (Quarterly Certificate).

"Ratably" means ratably in accordance with the then-outstanding principal amount owed in respect of the Guaranteed Loan and the Cerberus Loan, respectively; provided that Excess Obligations (as defined in the Intercreditor Agreement) will be excluded for the purposes of such calculation.

"Real Property" means, with respect to any Person, all right, title and interest of such Person in and to any and all parcels of real property owned, leased or encumbered by such Person, together with all improvements and appurtenant fixtures, equipment, easements and other property and rights incidental to the ownership, lease or operation thereof, including the Project Sites.

"Real Property Document" means each of:

(a)    the Mortgaged Leases; and

(b)    each other document evidencing the Borrower's ownership leasehold interest or other right and entitlement to use Real Property.

"Reimbursement Amounts" has the meaning given to such term in Section 4.01(c)(i) (Reimbursement and Other Payment Obligations).

"Reimbursement Obligation" means the obligation of the Borrower to reimburse DOE pursuant to Article IV (Payment Obligations; Reimbursement).

"Release" means, with respect to Hazardous Substances, any disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, placing, or migrating into, through or upon the natural or manmade environment (including any land, water or air and the abandonment or discarding of barrels, containers, and other closed receptacles containing Hazardous Substances), and "Released" shall have a corresponding meaning.

"Release Date" means the date on which all of the Secured Obligations (other than inchoate indemnity obligations) have been paid in full and the Guaranteed Loan Commitment Amount has been reduced to zero (0).

"Relevant Line" means, with respect to:

(a)    Tranche 1, Line 1;

(b)    Tranche 2, Line 2;

(c)    Tranche 3, Line 3; and

(d)    Tranche 4, Line 4.

"Relevant Tranche" means, with respect to:

(a)    Line 1, Tranche 1;

(b)    Line 2, Tranche 2;

(c)    Line 3, Tranche 3; and

(d)    Line 4, Tranche 4.

"Requested Advance Date" means, for any Advance Request, the date requested by the Borrower for FFB to make an Advance under the FFB Note.

"Required Approvals" means all Governmental Approvals and other consents and approvals of third parties necessary or required under Applicable Law or any contractual obligation for:

(a)    the due execution, delivery recordation, filing or performance by any Borrower Entity or Major Project Participant of any Transaction Document to which such Person is a party and in the case of the Borrower, any FFB Document, in each case, to which it is, or is intended to be, a party;

(b)    the issuance of the FFB Note and the borrowings under the FFB Documents, the use of the proceeds thereof and the Reimbursement Obligations;

(c)    the grant of all Liens granted pursuant to the Security Documents;

(d)    the perfection or maintenance of all Liens created under the Security Documents (including the First Priority nature thereof);

(e)    the exercise by any Secured Party of its rights under any of the Financing Documents or the remedies in respect of the Collateral pursuant to the Security Documents;

(f)    the development, construction, operation or maintenance of the Project; or

(g)    the Borrower's ownership of the Project.

"Required Approvals Schedules" means the schedule attached hereto as Schedule K (Required Approvals Schedule), as updated or otherwise supplemented pursuant to Section 5.04(r) (Required Approvals); (a) setting out in Part A all Required Approvals required for the commencement and completion of construction or which otherwise have been obtained prior to the Execution Date; and (b) setting out in Part B a schedule of obtaining all Required Approvals not yet received as of the Execution Date.

"Required Insurance" means each of the contracts of insurance taken out or maintained (or required to be taken out or maintained) by each Borrower Entity and Major Project Participant in accordance with Schedule C (Insurance).

"Responsible Officer" means:

(a)    with respect to any Person:

(i)    that is a corporation, the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, any Person holding equivalent positions in such corporations, or any other Financial Officer of such Person;

(ii)    that is a partnership, each general partner of such Person or the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, any Person holding equivalent positions in such corporations, or any other Financial Officer of a general partner of such Person; or

(iii)     that is a limited liability company, the manager, managing partner or duly appointed officer of such Person, the individuals authorized to represent such Person pursuant to the Organizational Documents of such Person, or the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, or any Person holding equivalent positions in such corporations, or any other Financial Officer of the manager or managing member of such Person; and

(b)    with respect to any Borrower Entity, only those individuals holding any of the foregoing positions whose names appear on the relevant certificate of incumbency delivered pursuant to Section 5.01(i) (Execution Date Certificates), in each case, as such certificate of incumbency may be amended from time to time to identify the individuals then holding such offices and the capacity in which they are acting.

"Restricted Cash" means, at any time, the cash and Cash Equivalents of the Borrower and its Subsidiaries to the extent (a) classified (or required to be classified) as restricted cash or restricted cash or Cash Equivalents on the balance sheet of the Borrower and its Subsidiaries in accordance with GAAP, (b) such cash or Cash Equivalents are subject to any Lien (other than (x) Liens in favor of the Collateral Agent for the benefit of the Secured Parties (including, for the avoidance of doubt, the Liens in respect of the Cerberus Financing Documents permitted under clause (b) in "Permitted Liens") and (y) Liens permitted pursuant to clause (e) in "Permitted Liens"), (c) to the extent such cash or Cash Equivalents is held any Borrower Entity in escrow, trust or other fiduciary capacity for or on behalf of a client, borrower or customer of any Borrower Entity or any of its Affiliates.

"Restricted License" means any material license or other material agreement with respect to which any Borrower Entity or any Subsidiary is the licensee or licensor (a) that prohibits or otherwise restricts such Borrower Entity or such Subsidiary from granting a security interest in the interest of such Borrower Entity or such Subsidiary in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Collateral Agent’s right to sell any Collateral; provided that Restricted Licenses shall not include off-the-shelf software and services, open source code, application programming interfaces (APIs) and/or other Intellectual Property that are made commercially available under shrink wrap or clickwrap licenses, online terms of service or use, or similar agreements that are not licensed, distributed or sold to customers, nor otherwise incorporated or embedded in any products.

"Restricted Payment" means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Equity Interests of any Borrower Entity or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Interests to the holders of that class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Equity Interests of any Borrower Entity or any of its Subsidiaries now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Borrower Entity or any of its Subsidiaries now or hereafter outstanding; (d) any payment or prepayment with respect to any earnout obligation or other deferred or contingent obligation of any Borrower Entity or any of its Subsidiaries incurred or crated in connection with any acquisition; (e) any payment of any management, consulting, advisory, transaction or similar fees payable to any holder of Equity Interests of any Borrower Entity or any of its Affiliates other than fees payable to affiliates of any Permitted Holder under any Advisory or Consulting Agreement and the Agency Fee (as defined in the Cerberus Financing Documents) payable to Cerberus under the Cerberus Financing Documents; (f) any payment or prepayment of principal of, premium, if any, or interest, fees or other amounts on or with respect to, and any redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Indebtedness, any Indebtedness secured on a junior basis to the Secured Obligations or any unsecured Indebtedness (including, without limitation, the Convertible Notes, and any payment or cash, Cash Equivalents or other property other than in shares of common stock of the Borrower in connection with the settlement of any conversion thereof in accordance with the terms thereof); (g) any required payment or prepayment of interest under the Cerberus Credit Agreement (other than interest "paid in kind" thereunder); (h) reduce its Share Capital (other than as required by the Designated Standards); (i) any payment (including with respect to any development, management or operation fee) to any Affiliate (other than another Borrower Entity or any Subsidiary thereof) of Borrower except for payments pursuant to any Major Project Document existing on the

Execution Date or entered into in accordance with the terms of this Agreement; and (j) set aside any funds for any of the foregoing.

"Safety Audit" means a safety audit of the Project in a manner satisfactory to DOE that focuses on compliance with the regulations implementing the Occupational Safety and Health Act, and addresses the following general occupational safety and health compliance items: management commitment and employee involvement; worksite analysis; hazard prevention and control; training for employees, supervisors, and managers; incident reporting and information posting.

"Safety Report" means a written report, in form satisfactory to DOE, with respect to an annual Safety Audit that sets forth: (i) any deficiencies identified as a result of such Safety Audit; (ii) any recommendations for the operation and maintenance of the Project; (iii) compliance with the regulations implementing the Occupational Safety and Health Act; and (iv) any other items reasonably requested by DOE.

"Sales Agreement" means any sales agreement, customer contract, service agreement or other customer agreement (including, to the extent applicable, letters of intent, firm contracts and active proposals, which shall be considered non-binding for purposes of this Agreement) entered into by or on behalf of the Borrower and customer/offtaker for the Products.

"Sales Plan" means a plan setting out the Borrower's strategy for sales and contracting for the Project, as such plan is updated from time to time by the Borrower in accordance with this Agreement.

"Sanctions" means (a) any economic, financial, and trade sanctions laws and export controls, Applicable Laws, regulations, embargoes or restrictive measures administered or enforced by the United States government, including OFAC, the U.S. Department of State, and the U.S. Department of Commerce; (b) any U.S. Executive Orders imposing economic or financial sanctions on any individuals, entities, countries or regimes; and (c) any multilateral economic or trade sanctions in which the United States participates.

"SAM" means the System for Award Management electronic database administered by the United States General Services Administration, found at www.sam.gov.

"Scheduled Line Commercial Operation Date" means, with respect to:

(a)    Line 2, ~~May 1~~November 30, 2026;

(b)    Line 3 (to the extent being built), January 1, 2027; and

(c)    Line 4 (to the extent being built), January 1, 2028.

"Scheduled Pre-Completion Costs" means Pre-Completion Costs (including Budgeted Contingencies) set forth in the initial Construction Budget and Annual Plan delivered as of the Execution Date (as the same may be supplemented or amended from time to time with approval of DOE for the express purpose of updating the then-applicable "Scheduled Pre-Completion Costs").

"Secretary of Energy" means as of any date, the then-current secretary of the U.S. Department of Energy or, in their absence, the person discharging their duties or exercising their prerogatives in accordance with Applicable Law.

"Secretary of Labor" means as of any date, the then-current secretary of the U.S. Department of Labor or, in their absence, the person discharging their duties or exercising their prerogatives in accordance with Applicable Law.

"Secretary of Treasury" means as of any date, the then-current secretary of the U.S. Department of Treasury or, in their absence, the person discharging their duties or exercising their prerogatives in accordance with Applicable Law.

"Section 45X Tax Credits" means federal advanced manufacturing production credits under Section 45X of the Code.

"Secured Obligations" means, at any time, all FFB Note Obligations and all other amounts owed to DOE or any other Secured Party under the Financing Documents, including accrued interest thereon, fees, Secured Party Expenses, penalties and indemnity obligations.

"Secured Parties' License" means the right for the Secured Parties to use and otherwise Practice and to assign or sublicense, in each case, for no additional consideration, the Borrower's rights in and to Project IP under a Project IP Agreement (effective as of the Execution Date or, if acquired later, upon such acquisition date, but enforceable: (a) during the continuance of an Event of Default; (b) upon an enforcement and transfer of ownership in the Borrower; or (c) upon any bankruptcy or insolvency action involving the Borrower).

"Secured Party" means each of:

(a)    DOE;

(b)    FFB;

(c)    any Agent; and

(d)    any other holder of any Secured Obligations outstanding at any time.

"Secured Party Advisor" means each of:

(a)    the Independent Engineer;

(b)    the Insurance Consultant;

(c)    the Market Consultant;

(d)    the Environmental Consultant;

(e)    Allen & Overy, LLP, as New York legal counsel to DOE;

(f)    GRB Law, as Pennsylvania legal counsel to DOE; and

(g)    each other advisor, legal counsel or consultant retained by DOE from time to time in connection with the Guaranteed Loan, the Project or the Transaction Documents.

"Secured Party Expenses" means any out-of-pocket costs, expenses and other amounts paid or incurred by any Secured Party from time to time in connection with the due diligence of the Borrower, the other Borrower Entities or the Project and the preparation, execution, recording and performance of this Agreement, the other Transaction Documents and any other documents and instruments related to this Agreement or thereto (including legal opinions), including any of the following:

(a)    recordation and other costs, fees and charges in connection with the execution, delivery, filing, registration, or performance of the Transaction Documents or the perfection of the security interests in the Collateral;

(b)    fees, charges, and expenses of any Secured Party Advisors;

(c)    commissions, charges, costs and expenses for the conversion of currencies;

(d)    other fees, charges, expenses and other amounts from time to time due to any Secured Party under or in connection with the Financing Documents, including Agent Fees;

(e)    fees and expense of the legal counsel, consultants and advisors of any Secured Party with respect to any of the foregoing; and

(f)    DOE Extraordinary Expenses.

"Securities Intermediary" means a "securities intermediary" (as such term is defined in the UCC).

"Security Agreement" means the Security Agreement entered into as of the Execution Date between the Borrower in favor of the Collateral Agent for the benefit of the Secured Parties.

"Security Document" means each of:

(a)    the Accounts Agreement;

(b)    the Security Agreement;

(c)    each Direct Agreement;

(d)    the IP Security Agreement;

(e)    the Mortgage;

(f)    the Borrower Project Accounts Control Agreement;

(g)    all subordination, attornment and non-disturbance agreements with landlords and sub-landlords;

(h)    each other security document, agreement or instrument hereafter delivered to any Secured Party from time to time granting, or purporting to grant, a Lien on any property, rights and assets of any Person to secure any of the Secured Obligations; and

(i)    such other documents, certificates, filings (including UCC-1 financing statements and fixture filings) and instruments that may be required by the Secured Parties in connection with the foregoing.

"Sensitive Information" means: (a) any information that is subject to Data Protection Laws; (b) any Trade Secrets or other information in which the Borrower Entities have confidential Intellectual Property rights (including any relevant Project IP owned by the Borrower Entities); and (c) any information with respect to which the Borrower Entities have contractual non-disclosure obligations.

"Share Capital" means, with respect to any Person, any and all shares, interests, quotas, participations or ownership or partnership interests or rights in or other equivalents of or in (however designated, whether voting or non-voting, ordinary or preferred) the equity or capital of such Person, now or hereafter outstanding, and any and all rights, warrants or options exchangeable for or convertible into any thereof.

"Similar Law Plan" has the meaning given to such term in Section 6.27(h) (ERISA).

"Software" means any and all: (a) computer programs and software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or any other form; (b) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, firmware, development tools, configurations, interfaces, platforms and applications; (c) data, databases and compilations; and (d) documentation supporting or related to any of the foregoing (including training materials).  Software shall include "software" as such term is defined in the UCC and computer programs that may be construed as included in the definition of "goods" in the UCC, including any licensed rights to Software, and all media that may contain Software or recorded data of any kind.

"Source Code" means, with respect to any Software, the human-readable form of such Software.

"Specified Accounts" means the Debt Service Reserve Account and Customer Warranty/LDs Account.

"Specified Deferred Payments" means, collectively, those certain deferred payments to be made by the Borrower to the specified credit support providers described therein as expressly set forth in Section 1 and Section 2 of the Atlas Side Letter.

"Specified Refinancing Indebtedness" means any Indebtedness issued in connection with the Specified Refinancing Transaction; provided, that such Indebtedness shall (a) mature not less than the date that is five (5) years from the issuance date thereof, (b) not require any prepayments to be made prior to such maturity date other than in connection with a “fundamental change” or other similar event), (c) be unsecured, (d) not include any guarantees, restrictive covenants (other than a customary merger covenant) or any other credit support, (e) permit the Borrower to settle conversions entirely in shares of its Capital Stock (other than Disqualified Capital Stock) and cash in lieu of fractional shares, and (f) be subject to terms and conditions that are customary for issuances of convertible notes by a public company pursuant to Rule 144A under the Securities Act as of May 28, 2025.

"Specified Refinancing Transaction" means a transaction or series of transactions that (i) results in Borrower receiving net cash proceeds from the issuance and sale of common stock of Borrower and/or convertible notes of Borrower on terms and conditions satisfactory to DOE in its sole discretion, (ii) results in not less than $50,000,000 of the net cash proceeds referred to in the foregoing clause (i) being applied to repay the obligations under the Cerberus Credit Agreement in accordance with Section 2.10(c)(ii) thereof, (iii) occurs on or prior to July 26, 2025 and (iv) results in the Koch Convertible Notes being repurchased, tendered, redeemed, exchanged or otherwise refinanced or retired in full, in exchange for a combination of cash and Specified Refinancing Indebtedness (issued at par) in an aggregate amount not to exceed the principal amount thereof plus accrued and unpaid interest thereon; provided that the cash component of such consideration shall not exceed $115,000,000; provided further that, for the avoidance of doubt, any purchase of Specified Refinancing Indebtedness by Wood River Capital, LLC, a wholly-owned, indirect subsidiary of Koch Industries, Inc., and the repurchase by Borrower of an equal aggregate principal amount of Koch Convertible Notes in one or more transactions, shall be considered an exchange for Specified Refinancing Indebtedness (issued at par) for the purposes of clause (iii).

"S&P" means S&P Global Ratings, a division of S&P Global Inc.

"Subordinated Indebtedness" means any Indebtedness of any Borrower Entity or any of its Subsidiaries which has been expressly subordinated to the Secured Obligations in a manner and form satisfactory to DOE in its sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

"Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with the Designated Standard as of such date, as well as any other corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one (1) or more of the other Subsidiaries of that Person or a combination thereof.

"Substantial Completion" has the meaning given to such term in Schedule B (Project Milestone Schedule).

"Substantial Completion Date" means the date on which Substantial Completion occurs as confirmed by DOE.

"Tax Certificate" has the meaning given to such term in Section 5.01(i)(ii) (Execution Date Certificates).

"Taxes" means all taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, penalties or additions thereto imposed in respect thereof.

"Term Sheet" means the Summary Terms and Conditions for Loan Guarantee under U.S. Department of Title XVII Loan Program, dated August 31, 2023.

"Thorn Hill Project Site" means the Real Property described in Schedule G (Project Sites) as the Thorn Hill Project Site, as the same may be updated pursuant to Section 6.15(c) (Project Sites).

"Title Company" means one (1) or more title companies satisfactory to DOE, satisfying DOE's requirements with respect to co-insurance or reinsurance.

"Title Pro Forma" has the meaning given to such term in Section 5.01(p).

"Title XVII" has the meaning given to such term in the preliminary statements.

"Trademarks" means any and all: (a) trademarks, trade names, business names, trade styles, service marks, trade dress, designs, fictitious business names, logos and other source or business identifiers (in each case, whether registered or unregistered); (b) registrations and applications for registration in the United States Patent and Trademark Office or any similar offices in any State of the United States or any political subdivision thereof or any other jurisdiction, and recordation renewals and extensions thereof; and (c) other Trademarks as described in any IP Security Agreement (if applicable), and in each case, together with all goodwill associated therewith and any other Trademarks as defined in the IP Security Agreement.

"Trade Secrets" has the meaning given to such term in the definition of "Intellectual Property".

"Tranche" has the meaning given to such term in Section 2.01(b) (Loan Tranches).

"Tranche 1" has the meaning given to such term in Section 2.01(b)(i) (Loan Tranches).

"Tranche 1 First Advance Date" means the First Advance Date in connection with Advances funded under Tranche 1.

"Tranche 2" has the meaning given to such term in Section 2.01(b)(ii) (Loan Tranches).

"Tranche 3" has the meaning given to such term in Section 2.01(b)(iii) (Loan Tranches).

"Tranche 4" has the meaning given to such term in Section 2.01(b)(iv) (Loan Tranches).

"Transaction Document" means each Financing Document and each Major Project Document.

"Transfer" means, with respect to any Equity Interest, any direct or indirect issuance, sale, assignment, exchange, conveyance or other transfer thereof, whether by agreement, operation of law or otherwise (and the verb "Transfer" and the nouns "Transferor" and "Transferee" shall be construed accordingly).

"Transmission Code" means the code delivered by DOE to each of the Authorized Transmitters of the Borrower.

"Treasury" means the U.S. Department of Treasury.

"Treasury Financial Communications System" means a secure, automated system used by the U.S. Department of the Treasury to facilitate the electronic transfer of funds and financial information.

"Trinity Loan" means indebtedness incurred pursuant to or in connection with that certain master equipment financing agreement, dated September 30, 2021, entered into by and between Hi-Power and Trinity Capital Inc., a company incorporated under the laws of the State of Maryland, including the guaranty by the Borrower related to such indebtedness.

“Turtle Creek Project Site” means the Real Property on which Line 1 ~~and Line 2 are~~is situated, as further described in Schedule G (Project Sites), including Building 700 and Building 200, as the same may be updated pursuant to Section 6.15(c) (Project Sites).

"UCC" means the Uniform Commercial Code as adopted and in effect in the State of New York.

"Unfunded Pension Liabilities" means the excess of an Employee Benefit Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that plan's assets, determined in accordance with the assumptions used for funding the Employee Benefit Plan pursuant to Section 412 of the Code for the applicable plan year.

"United States" and "U.S." mean the United States of America.

"Vendor Contract" means each contract pursuant to which the Borrower procures equipment and technical services from third party vendors (excluding Construction Contracts) as required by the Borrower to design, engineer, procure, startup, commission, operate and maintain the Project, including any grants of third party Intellectual Property therein or ancillary thereto that do not constitute Project IP Agreements.

Schedule Q

Minimum Consolidated Revenue and EBITDA

Part A-1

Minimum Consolidated EBITDA

Lines 1 and 2

Four Fiscal Quarters Ending[1]	Minimum Consolidated EBITDA
3/31/2027	($21,500,000.00)[2]
6/30/2027	$0.00[3]
9/30/2027	($5,600,000.00)[4]
12/31/2027	($500,000.00)
3/31/2028	$45,300,000.00
6/30/2028	$51,800,000.00
9/30/2028	$99,000,000.00
12/31/2028	$165,600,000.00
3/31/2029	$169,100,000.00
6/30/2029	$183,000,000.00
9/30/2029	$188,500,000.00
12/31/2029	$168,100,000.00
3/31/2030	$181,300,000.00
6/30/2030	$178,800,000.00
9/30/2030	$171,600,000.00
12/31/2030	$159,300,000.00
3/31/2031	$148,700,000.00
6/30/2031	$141,800,000.00
9/30/2031	$133,400,000.00
12/31/2031	$125,100,000.00
3/31/2032	$116,700,000.00
6/30/2032	$108,200,000.00
9/30/2032	$101,300,000.00
12/31/2032	$94,400,000.00
3/31/2033	$86,800,000.00
6/30/2033	$77,500,000.00
9/30/2033	$68,200,000.00
12/31/2033	$59,000,000.00
3/31/2034	$60,100,000.00

1 Unless otherwise indicated herein.

2 Based on the last fiscal quarter ending.

3 Based on the last two fiscal quarters ending.

4 Based on the last three fiscal quarters ending.

Part A-2

Minimum Consolidated EBITDA

Lines 1 through 4

Four Fiscal Quarters Ending[5]	Minimum Consolidated EBITDA
3/31/2027	$43,300,000.00[6]
6/30/2027	$127,200,000.00[7]
9/30/2027	$186,800,000.00[8]
12/31/2027	$254,200,000.00
3/31/2028	$298,700,000.00
6/30/2028	$309,100,000.00
9/30/2028	$357,600,000.00
12/31/2028	$428,300,000.00
3/31/2029	$437,300,000.00
6/30/2029	$455,100,000.00
9/30/2029	$464,700,000.00
12/31/2029	$447,300,000.00
3/31/2030	$453,300,000.00
6/30/2030	$444,500,000.00
9/30/2030	$431,200,000.00
12/31/2030	$413,100,000.00
3/31/2031	$396,000,000.00
6/30/2031	$383,000,000.00
9/30/2031	$368,500,000.00
12/31/2031	$354,200,000.00
3/31/2032	$339,600,000.00
6/30/2032	$324,700,000.00
9/30/2032	$311,600,000.00
12/31/2032	$298,600,000.00
3/31/2033	$282,200,000.00
6/30/2033	$263,700,000.00
9/30/2033	$245,200,000.00
12/31/2033	$225,500,000.00
3/31/2034	$228,300,000.00

5 Unless otherwise indicated herein.

6 Based on the last fiscal quarter ending.

7 Based on the last two fiscal quarters ending.

8 Based on the last three fiscal quarters ending.

Part B-1

Minimum Consolidated Revenue

Lines 1 and 2

Four Fiscal Quarters Ending[9]	Minimum Consolidated Revenue
3/31/2027	$142,600,000.00[10]
6/30/2027	$321,200,000.00[11]
9/30/2027	$470,900,000.00[12]
12/31/2027	$627,500,000.00
3/31/2028	$664,700,000.00
6/30/2028	$670,900,000.00
9/30/2028	$715,600,000.00
12/31/2028	$783,000,000.00
3/31/2029	$784,100,000.00
6/30/2029	$795,400,000.00
9/30/2029	$798,700,000.00
12/31/2029	$774,800,000.00
3/31/2030	$795,400,000.00
6/30/2030	$799,700,000.00
9/30/2030	$799,300,000.00
12/31/2030	$793,400,000.00
3/31/2031	$789,300,000.00
6/30/2031	$789,600,000.00
9/30/2031	$789,800,000.00
12/31/2031	$790,000,000.00
3/31/2032	$790,100,000.00
6/30/2032	$790,300,000.00
9/30/2032	$790,400,000.00
12/31/2032	$790,500,000.00
3/31/2033	$790,600,000.00
6/30/2033	$790,600,000.00
9/30/2033	$790,700,000.00
12/31/2033	$790,700,000.00
3/31/2034	$790,800,000.00

9 Unless otherwise indicated herein.

10 Based on the last fiscal quarter ending.

11 Based on the last two fiscal quarters ending.

12 Based on the last three fiscal quarters ending.

Part B-2

Minimum Consolidated Revenue

Lines 1 through 4

Four Fiscal Quarters Ending[13]	Minimum Consolidated Revenue
3/31/2027	$321,500,000.00[14]
6/30/2027	$692,500,000.00[15]
9/30/2027	$1,031,500,000.00[16]
12/31/2027	$1,374,600,000.00
3/31/2028	$1,422,200,000.00
6/30/2028	$1,430,900,000.00
9/30/2028	$1,479,000,000.00
12/31/2028	$1,552,600,000.00
3/31/2029	$1,560,000,000.00
6/30/2029	$1,575,200,000.00
9/30/2029	$1,582,200,000.00
12/31/2029	$1,559,400,000.00
3/31/2030	$1,580,800,000.00
6/30/2030	$1,586,100,000.00
9/30/2030	$1,586,300,000.00
12/31/2030	$1,581,000,000.00
3/31/2031	$1,577,400,000.00
6/30/2031	$1,578,100,000.00
9/30/2031	$1,578,700,000.00
12/31/2031	$1,579,200,000.00
3/31/2032	$1,579,600,000.00
6/30/2032	$1,580,000,000.00
9/30/2032	$1,580,300,000.00
12/31/2032	$1,580,600,000.00
3/31/2033	$1,580,800,000.00
6/30/2033	$1,581,000,000.00
9/30/2033	$1,581,200,000.00
12/31/2033	$1,581,300,000.00
3/31/2034	$1,581,400,000.00

13 Unless otherwise indicated herein.

14 Based on the last fiscal quarter ending.

15 Based on the last two fiscal quarters ending.

16 Based on the last three fiscal quarters ending.

Schedule R

Capex Required Amount

Part A

Lines 1 and 2

Period	Capex Required Amount
6/30/2024	$2,700,000.00
7/31/2024	$6,140,000.00
8/31/2024	$6,800,000.00
9/30/2024	$13,390,000.00
10/31/2024	$21,060,000.00
11/30/2024	$30,020,000.00
12/31/2024	$38,190,000.00
1/31/2025	$48,540,000.00
2/28/2025	$66,540,000.00
3/31/2025	$85,450,000.00
4/30/2025	$98,070,000.00
5/31/2025	$104,460,000.00
6/30/2025	$109,540,000.00
7/31/2025	$115,690,000.00
8/31/2025	$122,290,000.00
9/30/2025	$131,000,000.00
10/31/2025	$134,000,000.00
11/30/2025	$142,820,000.00
12/31/2025	$147,460,000.00

1/31/2026	$151,650,000.00
2/28/2026	$154,860,000.00
3/31/2026	$156,950,000.00
4/30/2026	$157,950,000.00
5/31/2026	$158,170,000.00
6/30/2026	$158,700,000.00
7/31/2026	$158,920,000.00
8/31/2026	$159,140,000.00
9/30/2026	$159,360,000.00
10/31/2026	$159,580,000.00
11/30/2026	$159,810,000.00
12/31/2026	$160,030,000.00
1/31/2027	$160,250,000.00
2/28/2027	$160,470,000.00
3/31/2027	$160,690,000.00
4/30/2027	$160,920,000.00
5/31/2027	$161,140,000.00
6/30/2027	$161,360,000.00
7/31/2027	$161,580,000.00
8/31/2027	$161,800,000.00
9/30/2027	$162,030,000.00
10/31/2027	$162,250,000.00
11/30/2027	$162,470,000.00
12/31/2027	$162,690,000.00
1/31/2028	$162,910,000.00

2/29/2028	$163,140,000.00
3/31/2028	$163,360,000.00
4/30/2028	$163,580,000.00
5/31/2028	$163,800,000.00
6/30/2028	$164,020,000.00
7/31/2028	$164,250,000.00
8/31/2028	$164,470,000.00
9/30/2028	$164,690,000.00
10/31/2028	$164,910,000.00
11/30/2028	$165,130,000.00
12/31/2028	$165,360,000.00
For each Fiscal Quarter thereafter until the Maturity Date	$165,360,000.00

Part B

Lines 1 through 4

Period	Capex Required Amount
6/30/2024	$2,700,000.00
7/31/2024	$6,140,000.00
8/31/2024	$6,800,000.00
9/30/2024	$13,390,000.00
10/31/2024	$21,060,000.00
11/30/2024	$30,020,000.00
12/31/2024	$38,190,000.00
1/31/2025	$48,540,000.00
2/28/2025	$66,540,000.00
3/31/2025	$85,450,000.00
4/30/2025	$98,070,000.00
5/31/2025	$104,460,000.00
6/30/2025	$109,540,000.00
7/31/2025	$115,690,000.00
8/31/2025	$122,290,000.00
9/30/2025	$133,440,000.00
10/31/2025	$138,940,000.00
11/30/2025	$151,290,000.00
12/31/2025	$162,090,000.00
1/31/2026	$170,900,000.00
2/28/2026	$179,400,000.00
3/31/2026	$190,240,000.00

4/30/2026	$203,240,000.00
5/31/2026	$208,750,000.00
6/30/2026	$219,490,000.00
7/31/2026	$227,060,000.00
8/31/2026	$230,560,000.00
9/30/2026	$237,340,000.00
10/31/2026	$247,120,000.00
11/30/2026	$256,240,000.00
12/31/2026	$260,370,000.00
1/31/2027	$271,350,000.00
2/28/2027	$277,450,000.00
3/31/2027	$284,290,000.00
4/30/2027	$287,580,000.00
5/31/2027	$293,310,000.00
6/30/2027	$294,150,000.00
7/31/2027	$297,370,000.00
8/31/2027	$298,070.000.00
9/30/2027	$298,290,000.00
10/31/2027	$298,510,000.00
11/30/2027	$298,730,000.00
12/31/2027	$298,960,000.00
1/31/2028	$299,180,000.00
2/29/2028	$299,400,000.00
3/31/2028	$299,620,000.00
4/30/2028	$299,840,000.00

5/31/2028	$300,070,000.00
6/30/2028	$300,290,000.00
7/31/2028	$300,510,000.00
8/31/2028	$300,730,000.00
9/30/2028	$300,950,000.00
10/31/2028	$301,180,000.00
11/30/2028	$301,400,000.00
12/31/2028	$301,620,000.00
For each Fiscal Quarter thereafter until the Maturity Date	$301,620,000.00

Annex B

Schedule G (Project Sites)

See attached.